Exhibit 10.1

Execution Version

$458,000,000

REVOLVING CREDIT AND TERM LOAN AGREEMENT

among

JAMUL INDIAN VILLAGE DEVELOPMENT CORPORATION,
as the Borrower,

JAMUL INDIAN VILLAGE OF CALIFORNIA,
as the Tribe,

and

THE LENDERS PARTY HERETO,
as Lenders,

CITIZENS BANK, N.A.,
as Swingline Lender and as Issuing Bank,

and

CITIZENS BANK, N.A.,
as Administrative Agent

dated as of October 20, 2016

*************************************************

CITIZENS BANK, N.A.,
as Joint Lead Arranger and Joint Bookrunner

FIFTH THIRD BANK,
as Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent

GOLDMAN SACHS BANK USA,
as Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent

i

Appendices, Exhibits, Schedules and Annexes

Appendix A	Principal Offices

Exhibit A-1-1	Form of Term B Note
Exhibit A-1-2	Form of Term C Note
Exhibit A-2	Form of Revolving Note
Exhibit A-3	Form of Swingline Note
Exhibit A-4	Form of Incremental Term Note
Exhibit B-1	Form of Funding Notice
Exhibit B-2	Form of Issuance/Amendment Notice
Exhibit B-3	Form of Conversion/Continuation Notice
Exhibit C-1	Form of Guaranty
Exhibit C-2	Form of Security Agreement
Exhibit C-3	Form of Collateral Account Control Agreement
Exhibit D	Form of Solvency Certificate
Exhibit E-1	Form of Compliance Certificate (delivered by the Borrower)
Exhibit E-2	Form of Compliance Certificate (delivered on behalf of the Borrower)
Exhibit F-1	Form of Assignment and Acceptance
Exhibit F-2	Form of Affiliated Lender Assignment and Acceptance
Exhibit G	Form of Non-Bank Certificate
Exhibit H	Form of Closing Certificate
Exhibit I	Insurance Requirements
Exhibit J	Form of Intercompany Subordinated Demand Promissory Note
Exhibit K	Form of Management Agreement
Exhibit L	Form of Administrative Questionnaire
Exhibit M	Form of Disbursement Agreement
Exhibit N	Form of Joinder Agreement
Exhibit O	Dutch Auction Procedures
Exhibit P	Form of Completion Guaranty
Exhibit Q	Form of Subordinated Loan Credit Agreement
Exhibit R	Form of Subordinated Loan Subordination Agreement

Schedule 1.01(a)	Specified Disqualified Term B Lenders
Schedule 1.01(b)	Specified Disqualified Term C Lenders
Schedule 3.01(c)	Officers of Executive Committee
Schedule 3.07(c)	Space Leases
Schedule 3.07(h)	Liens on Recourse Assets
Schedule 3.08	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.18	Insurance
Schedule 3.19(a)	UCC Filing Offices
Schedule 3.21	Owned and Leased Real Property
Schedule 3.25	Material Contracts
Schedule 3.26	Permits

Schedule 4.01(d)	Loan Documents
Schedule 4.01(u)	Gaming Licenses
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.06	Existing Investments
Annex I	Term B Loan Commitments
Annex II	Closing Date Term C Loan Commitments and Delayed Draw Term C Loan Commitments
Annex III	Revolving Commitments

This REVOLVING CREDIT AND TERM LOAN AGREEMENT, dated as of October 20, 2016 (this “Agreement”), is entered into among the JAMUL INDIAN VILLAGE DEVELOPMENT CORPORATION (the “Borrower”), a body corporate and politic existing as an instrumentality of the Tribe (as defined below) under the laws of the Tribe, the JAMUL INDIAN VILLAGE OF CALIFORNIA, a federally recognized Indian tribe (the “Tribe”), the banks, financial institutions and other entities from time to time party to this Agreement as lenders (each, individually, a “Lender” and collectively, the “Lenders”), CITIZENS BANK, N.A., as swingline lender (in such capacity, the “Swingline Lender”), as the Issuing Bank (as defined below) and as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

RECITALS

A.                                    The Borrower is developing a casino (the “Project”) consisting of gaming machines, table games, food and beverage venues, parking structures and other amenities on land held in trust for the Tribe, near Jamul, California.

B.                                    The Borrower has engaged one or more Regulated Banks to act as Joint Lead Arrangers, Joint Bookrunners or Co-Syndication Agents to arrange the financing evidenced by the Facilities; and the Administrative Agent and the Collateral Agent are Regulated Banks.

C.                                    Prior to the Closing Date, the Developer made PNG Advances to Tribe in the aggregate amount (including accrued interest thereon) of $341,864,386.85, which PNG Advances were assigned to the Borrower pursuant to the Borrower Assumption Agreement (as defined below).  On the Closing Date, $371,864,386.85 of Term Loan proceeds will be used to repay such PNG Advances and Golden Indebtedness.

D.                                    The Borrower desires that the Lenders extend the senior secured credit facilities contemplated hereby, the proceeds of which will be used, among other things, to pay project costs in connection with the development, construction and operation of the Project and for working capital, capital expenditure and general corporate purposes of the Loan Parties, all as further specified herein.

AGREEMENT

In consideration of the agreements set forth herein and in the other Loan Documents and in reliance upon the representations and warranties set forth herein and therein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01              Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Collateral” means, collectively, all of the Borrower’s Accounts and all amounts on deposit therein, “financial assets” and “investment property” (each as defined in the UCC) credited thereto or held therein or related thereto, any interest earned thereon, and any investments of such amounts made pursuant to the Control Agreements and any proceeds of the foregoing.  When the term “Collateral” is used in conjunction with a specified Account, said Account Collateral means the specified account and all amounts on deposit therein, “financial assets” and “investment property” (each as defined in the UCC) credited thereto or held therein or related thereto, any interest earned thereon, and any investments of such amounts made pursuant to the applicable Control Agreement, and any proceeds of the foregoing, except to the extent such proceeds are deposited into another Account pursuant to the terms of the Disbursement Agreement or the applicable Control Agreement.

“Accounting Changes” shall have the meaning given in Section 9.23.

“Accounts” shall have the meaning given to the term “Investment Accounts” in the Security Agreement.

“Action” shall have the meaning given in Section 9.11(a).

“Additional Rent” shall mean amounts payable by the Borrower under the Ground Lease for costs of developing, constructing, opening, operating, maintaining, or improving the Gaming Site, including costs related to insurance, taxes and other items customarily considered to be additional rent under a triple net lease.

“Additional Term C Loan Date” shall have the meaning given in Section 2.26(b).

“Additional Term C Loans” shall have the meaning given in Section 2.26(a).

“Additional Term Loans” shall mean the “Additional Term Loans” under and as defined in the Subordinated Loan Credit Agreement.

“Adjusted LIBO Rate” shall mean, with respect to any LIBOR Loan (or any determination made under clause (c) of the definition of Alternate Base Rate) for any Interest Period, an interest rate per annum equal to (a) with respect to any Revolving Loan, the LIBO Rate in effect for such Interest Period and (b) with respect to any Term Loan, the greater of (i) the LIBO Rate in effect for such Interest Period and (ii) 1.00%.

“Administrative Agent” shall have the meaning given in the preamble to this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire substantially in the form of Exhibit L or such other form as shall be approved by the Administrative Agent.

“Affected Lender” shall have the meaning given in Section 2.17(b).

“Affected Loan” shall have the meaning given in Section 2.17(b).

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, other than when used with respect to a Lender, an Approved Fund, an Agent or a Joint Lead Arranger, the term “Affiliate” shall also include any Person that directly or indirectly owns 10% or more of any class of Capital Stock of the Person specified.  For the avoidance of doubt, (a) each Governmental Component of the Tribe shall be deemed to be an Affiliate of the Tribe and each other Governmental Component of the Tribe and (b) none of PNG, the Manager, the Developer or any of their respective Subsidiaries or affiliates shall be deemed to be an Affiliate of the Borrower or the Tribe or their respective Subsidiaries or Governmental Components.

“Affiliated Lender” shall mean PNG or any of its Subsidiaries.

“Agent Parties” shall have the meaning given in Section 9.01(c)(ii).

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Disbursement Agent and the Co-Syndication Agents.

“Aggregate Amounts Due” shall have the meaning given in Section 2.16.

“Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to the sum of (a) the amount of such Lender’s Term B Loan Exposure, (b) the amount of such Lender’s Term C Loan Exposure, (c) the amount of such Lender’s Delayed Draw Term C Loan Exposure (exclusive of any portion thereof that has been terminated by funding or otherwise), (d) the amount of such Lender’s Incremental Term Loan Exposure, (e) the amount of such Lender’s Revolving Exposure and (f) the amount of such Lender’s Extended Term Loans.

“Agreement” shall have the meaning given in the preamble to this Agreement.

“All-In-Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, an Adjusted LIBO Rate or Alternate Base Rate floor or otherwise, in each case, incurred or payable by the Borrower generally to all lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); and provided, further, that “All-In-Yield” shall not include arrangement, structuring, commitment, underwriting or other similar fees (regardless of whether paid in whole or in part to any or all lenders) or other fees not paid generally to all lenders of such Indebtedness.

“Alternate Base Rate” shall mean, at any time, a rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50% and (c) except during any period of time during which a notice delivered to the Borrower under Section 2.17 shall remain in effect, Adjusted LIBO Rate for an Interest Period of one month plus 1.00%; provided that each change in the Alternate Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, Federal Funds Effective Rate or Adjusted LIBO Rate; provided, further, that the “Alternate Base Rate” (i) with respect to Term Loans, shall be no less than 2.00% per annum, and (ii) with respect to Revolving Loans and Swingline Loans, shall be no less than 1.00% per annum.

“Applicable Fee Rate” shall mean, at any time, in respect of the Revolving Commitments, 0.50% per annum.

“Applicable Margin” shall mean, (a) in the case of LIBOR Loans, a percentage per annum equal to (i) 9.83% with respect to Term B Loans, (ii) 8.50% with respect to Term C Loans and (iii) 9.50% with respect to Revolving Loans, and (b) in the case of ABR Loans, a percentage per annum equal to (i) 8.83% with respect to Term B Loans, (ii) 7.50% with respect to Term C Loans and (iii) 8.50% with respect to Revolving Loans and Swingline Loans.

“Applicable Premium” shall mean, with respect to any Term B Loan, on any date of determination prior to the twenty-one month anniversary of the Closing Date, the aggregate amount of interest which would have accrued on the principal amount of such Term B Loans being so prepaid (including as a result of acceleration of the maturity of the Term B Loans pursuant to Section 7.01) for the period from and including the date of such prepayment to and including the date that is the twenty-one month anniversary of the Closing Date, calculated using the Adjusted LIBO Rate for an Interest Period of three (3) months plus the Applicable Margin as of the date of such prepayment.

“Approved Fund” shall mean any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity (including an investment advisor) or an Affiliate of any entity that administers, advises or manages a Lender.

“Arbitration Ordinance” shall mean the Jamul Indian Village Arbitration Ordinance, Ordinance No. 2015-32, as adopted by the General Council on November 15, 2015.

“Asset Sale” shall mean the sale, lease, sale and leaseback, conveyance, transfer, issuance or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any Subsidiary to any Person (other than (i) if by a Loan Party, to another Loan Party, (ii) if by any other Subsidiary, to a Loan Party or another Subsidiary or (iii) to a Person that becomes a Loan Party in connection with such transaction) of (a) any Capital Stock of any Subsidiary of the Borrower (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any other Subsidiary, including Capital Stock of any Person that is not a Subsidiary of the Borrower (other than (i) inventory, obsolete, surplus, worn out assets or assets no longer useful in the business, scrap, Cash (including amounts paid out as patron winnings) and Cash Equivalents, in each case, disposed of in the ordinary course of business; (ii) the making of any Investment or Restricted Junior Payment not prohibited by this Agreement; (iii) the disposition of assets as a result of a Recovery Event (to the extent that any net proceeds thereof are characterized as Restoration Proceeds); (iv) a substantially contemporaneous exchange or trade-in of equipment or inventory by the Borrower or any other Subsidiary for other equipment or inventory so long as the Borrower or such other Subsidiary effecting such exchange or trade-in receives at least substantially equivalent value in exchange or as trade-in for the property so disposed of; (v) entry into operating leases or subleases in the ordinary course of business; (vi) inventory leased or licensed to another Person in the ordinary course of business; (vii) the incurrence of Permitted

Liens; and (viii) any transaction or series of related transactions in which the assets sold, leased, conveyed, transferred or otherwise disposed of have a value of not in excess of $5,000,000).

“Assignee” shall have the meaning given in Section 9.04(c).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.04(c)), and accepted by the Administrative Agent, substantially in the form of Exhibit F-1 (or, in the case of an assignment to an Affiliated Lender, Exhibit F-2), in each case, or such other form as shall be approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld).  To the extent approved by the Administrative Agent, an Assignment and Acceptance may be electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent.

“Assignor” shall have the meaning given in Section 9.04(c).

“Authorized Officer” shall mean, (a) as applied to the Tribe, the chairperson of the Executive Committee or clerk of the Tribe or any other authorized representative of the Tribe, (b) as applied to the Borrower, the chairperson of the Board of Directors or any other authorized representative of the Borrower, (c) as applied to any other Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer or any other authorized representative of such Person; provided that with respect to any such other authorized representative under clause (a), (b) or (c), the Administrative Agent receives (i) an incumbency certificate which identifies such individual and (ii) a copy of the resolution of the General Council, Board of Directors or other Person, as applicable, specifically identifying such authorized representative.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.

“Basic Rent” shall mean rent payable by the Borrower under the Ground Lease, other than Additional Rent.

“Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Board of Directors” shall mean the Board of Directors of the Borrower referred to in the Corporation Ordinance.

“Borrower” shall have the meaning given in the preamble to this Agreement.

“Borrower Assumption Agreement” shall mean that certain Assignment and Assumption Agreement, effective as of August 15, 2015, by and between the Tribe and the Borrower.

“Borrower Funds Account” shall have the meaning given in the Disbursement Agreement.

“Borrower Materials” shall have the meaning given in Section 9.01(c)(i).

“Borrowing” shall mean Loans of the same Series and Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Building Code” shall mean Resolution No. 2015-20, Resolution of the Jamul Indian Village, Building Codes, adopted by the General Council on May 11, 2015.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a LIBOR Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“California State Courts” shall have the meaning given to such term in Section 9.12(a).

“Caltrans Agreement” shall mean the Caltrans Highway Improvement Agreement and Escrow Agreement, dated as of January 24, 2011, between the California Department of Transportation and the Tribe.

“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP (which capitalized amount, for the avoidance of doubt, shall be the present value of the rent payments pursuant to the capital lease discounted at the implicit interest rate; provided that, for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Closing Date and any similar lease entered into by any

Person thereafter shall be treated as an operating lease and not a capital lease, and the obligations thereunder shall not constitute Capital Lease Obligations).

“Capital Replacement Reserve” shall mean amounts held in the Capital Replacement Reserve Account by the Borrower as a reserve intended to fund Consolidated Capital Expenditures.

“Capital Replacement Reserve Account” shall mean a bank account at which the Borrower has deposited Capital Replacement Reserves.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all classes of membership interests in a limited liability company, any and all classes of partnership interests in a partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.  For the avoidance of doubt, the Tribe’s ownership of the Borrower and the Guarantors shall be deemed to be Capital Stock, and convertible debt shall not be deemed to be Capital Stock.

“Carryover Amount” shall have the meaning given in Section 6.18(b).

“Cash” shall mean money, currency or a credit balance in any demand deposit account, in each case in Dollars.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, Cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean, for any Person: (a) marketable securities (i) issued by or directly and unconditionally guaranteed as to interest and principal by, the United States of America or (ii) issued by any agency of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after the date of acquisition by such Person; (b) marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or public instrumentality thereof or the District of Columbia, in each case maturing within one year after the date of acquisition by such Person and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) time deposits, certificates of deposit or bankers’ acceptances maturing within one year after acquisition and issued or accepted by a commercial bank or trust company that is (i) a Lender (or bank holding company of a Lender) or (ii) (A) organized under the laws of the United States of America or any state thereof or the District of Columbia or that is the principal banking Subsidiary of a bank holding company organized under the laws of the United States of America or any state thereof or the District of Columbia and (B) has combined capital and surplus of at least $250,000,000 (as of the date of acquisition); (e) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) or (b) above entered into with a bank meeting the qualifications described in clause (d) above (determined as of the date of acquisition); and (f) shares of any money market mutual fund that has substantially all of its assets invested continuously in the types of investments referred to above (determined as of the date of acquisition).

“Cash Management Account” shall have the meaning given in the Disbursement Agreement.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“CGCC” shall mean the California Gambling Control Commission.

“Change of Control” shall mean the occurrence of an event or series of events resulting in any of the following:

(a)                                 the Borrower ceasing to be a wholly-owned enterprise, corporation, unit, instrumentality, authority or subdivision of the Tribe, directly or indirectly;

(b)                                 the Borrower ceasing to have the exclusive legal right to operate the Project and all Class II Gaming and Class III Gaming of the Tribe (other than internet gaming with respect to which the customers or patrons are located outside of the Gaming Site); or

(c)                                  (x) the termination of the Management Agreement or (y) the manager of the day to day operations of the Project is no longer PNG or an entity Controlled by PNG; provided, however, that the foregoing shall not be deemed to be a “Change of Control” if (i) within ninety (90) days of the occurrence of the foregoing, the Borrower or the Tribe hires a Qualified Management Team for the management of the Gaming Business and (ii) within one hundred eighty (180) days of the hiring of such Qualified Management Team, the Borrower or the Tribe submits a Qualified Replacement Management Agreement to the NIGC for approval thereof; or

(d)                                 a “change of control” or any comparable term under, and as defined in, the Subordinated Loan Credit Agreement (if then in effect) or any other Indebtedness of the Borrower in excess of $35,000,000 shall have occurred.

“Change in Law” shall mean (a) the adoption or taking into effect of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and

Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning given in Section 9.09.

“Class” shall mean (a) with respect to Lenders, each of the following classes of Lenders: (i) Lenders having Term B Loan Exposure, (ii) Lenders having Term C Loan Exposure, (iii) Lenders having Delayed Draw Term C Loan Commitments, (iv) Lenders having Incremental Term Loan Exposure of a particular Series, (v) Lenders having Revolving Exposure and (vi) Lenders having Extended Term Loans of a particular Series; (b) with respect to Loans, each of the following classes of Loans: (i) Term B Loans, (ii) Term C Loans, (iii) each Series of Incremental Term Loans, (iv) each Series of Extended Term Loans, (v) Revolving Loans and (vi) Swingline Loans; (c) with respect to Commitments, each of the following classes of Commitments: (i) Revolving Commitments, (ii) Term B Loan Commitments, (iii) Term C Loan Commitments, (iv) Delayed Draw Term C Loan Commitments and (v) each Series of Incremental Term Loan Commitments; and (d) with respect to Term C Loan Commitments, each of the following classes of Term C Loan Commitments: (i) Closing Date Term C Loan Commitments and (ii) Delayed Draw Term C Loan Commitments.

“Class II Gaming” shall mean class II gaming within the meaning of IGRA.

“Class III Gaming” shall mean class III gaming within the meaning of IGRA.

“Closing Certificate” shall mean a certificate substantially in the form of Exhibit H.

“Closing Date” shall mean the date of this Agreement.

“Closing Date Term C Loan Commitment” shall mean, with respect to any Lender, such Lender’s commitment to make Term C Loans under this Agreement on the Closing Date pursuant to Section 2.01(b), in the amount set forth on Annex II or in any Assignment and Acceptance pursuant to which such Lender assumed any Closing Date Term C Loan Commitments, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate principal amount of the Closing Date Term C Loan Commitments as of the Closing Date is $98,000,000.

“Closing Date Term C Loans” shall mean those Term C Loans funded to the Borrower on the Closing Date under the Closing Date Term C Loan Commitments.

“Co-Syndication Agent” shall mean each of Fifth Third Bank and Goldman Sachs Bank USA, in its capacity as co-syndication agent with respect to the Facilities and its permitted successors and assigns in such capacity.

“Collateral” shall mean all present and future Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created in favor of the Collateral Agent by any Security Document (it being understood that the Collateral shall not include any Excluded Assets).

“Collateral Account Control Agreement” shall mean the Collateral Account Control Agreement, substantially in the form of Exhibit C-3, dated as of the date hereof, among the Borrower, the Collateral Agent, the Disbursement Agent and Citizens Bank, N.A., as securities intermediary.

“Collateral Agent” shall mean Citizens Bank, N.A., in its capacity as collateral agent for the benefit of the Secured Parties, together with its permitted successors and assigns.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, Swingline Loan Commitment, Term B Loan Commitment, Term C Loan Commitment and Incremental Term Loan Commitment of any Series, and “Commitments” shall mean such commitments of all Lenders in the aggregate.

“Compact” shall mean the Tribal-State Compact between the Tribe and the State, as executed on October 8, 1999 by the State and October 5, 1999 by the Tribe, considered to have been approved by the Secretary of the Interior of the United States pursuant to 25 U.S.C. § 2710(d)(8)(C), notice of which was published in the Federal Register on May 16, 2000, as the same may be amended or restated or replaced from time to time, including by that tribal-state compact between the State and the Tribe with an execution date of on August 8, 2016, but only if and when approval or deemed approval thereof on behalf of the Secretary of Interior is published in the Federal Register.

“Completion Guaranty” shall mean the completion guaranty agreement, substantially in the form of Exhibit P, dated as of the date hereof, made by PNG in favor of the Administrative Agent for the benefit of the Secured Parties.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of (i) if delivered by the Borrower, Exhibit E-1 and (ii) if delivered by the Manager, any Affiliated Lender, any Term C Lender or Affiliate of the Manager, an Affiliated Lender or a Term C Lender, Exhibit E-2.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower, dated November 2015.

“Consent” shall have the meaning given in the Disbursement Agreement.

“Consented Courts” shall have the meaning given in Section 9.12(a).

“Consolidated Adjusted EBITDA” shall mean, for any period, Consolidated Net Income of the Borrower and its Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) Consolidated Income Tax Expense of or attributable to the Borrower and its Subsidiaries for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-Cash charges (excluding (x) any such non-Cash item to the extent it represents an accrual or reserve for potential Cash items in any future period which the Borrower elects not to add back in such period and (y) amortization of a prepaid Cash item that was paid in a prior period) for such period, (v) pre-opening expenses incurred during such period; provided that the amounts added back pursuant to this clause (v) for pre-opening expenses shall not exceed $1,000,000 in the aggregate during the term of this Agreement, (vi) any extraordinary, unusual or nonrecurring charges, losses or expenses incurred during such period (including any operating expenses attributable to the implementation of cost savings initiatives, severance and relocation costs); provided that (A) the amounts added back pursuant to this clause (vi) for litigation fees, costs, settlements, judgments and expenses shall not include any such items with respect to litigation relating to worker’s compensation, wrongful termination claims, personal injury claims or prize claims and with respect to any other litigation, shall not exceed $500,000 per Fiscal Year in the aggregate, (B) the amounts added back pursuant to this clause (vi) for costs, losses or settlements related to force majeure and casualty events shall be without duplication of any insurance proceeds received in connection therewith that are included in Consolidated Net Income and (C) the amounts added back pursuant to this clause (vi) other than for (1) litigation fees, costs, settlements, judgments and expenses, (2) costs, losses, settlements and other expenses related to force majeure and casualty events and (3) non-recurring severance costs for (x) the five (5) most senior level executives and (y) other employees terminated as part of a simultaneous layoff of employees outside of the ordinary course of business, shall not exceed $1,000,000 for any four Fiscal Quarter period, (vii) whether or not otherwise includable as separate items in the statement of such Consolidated Net Income for such period, losses for such period on sales of assets outside of the ordinary course of business, (viii) expenses relating to actual or contemplated asset sales, acquisitions, investments, incurrence and issuances of debt and issuances of equity, (ix) expenses relating to the accrual of obligations for casino reward programs, net of any Cash payments made in respect thereof, (x) the Management Fee for such period, (xi) all transaction fees, charges and other amounts related to the Transactions (including any financing fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), (xii) the amount of any losses resulting from mark-to-market accounting treatment under ASC 815 related to any derivative instruments, PNG Advances, Term Loans and Subordinated Loans and (xiii) any amounts, costs, expenses or charges funded from the Capital Replacement Reserve Account during such period to the extent such amounts would constitute Consolidated Capital Expenditures if paid directly by the Borrower or its Subsidiaries rather than with amounts deposited in the Capital Replacement Reserve Account (provided that, to the extent that all or any portion of the income of any Person is excluded from Consolidated Net Income pursuant to the definition thereof for all or any portion of such period, any amounts set forth in the preceding clauses (i) through (xiii) that are attributable to such Person shall not be included for purposes of this definition for such period or portion thereof), and minus (b) without duplication (i) to the extent included in determining such Consolidated Net Income, any interest income for such period (except to the extent deducted in determining Consolidated Interest Expense), (ii) all non-Cash items of income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for a potential Cash item in any prior period that was not previously added back to Consolidated Adjusted EBITDA pursuant to clause (a)(iv) above and any non-Cash items constituting an accrual), (iii) Cash payments in respect of non-Cash items added to Consolidated Net Income in a prior period representing an accrual or reserve for potential Cash items in a future period, to the extent so added pursuant to clause (a)(iv) above, (iv) to the extent included in Consolidated Net Income, all tax credits accrued during such period, all determined on a consolidated basis in accordance with GAAP, (v) to the extent not deducted in determining Consolidated Net Income, all Priority Payments for such period, (vi) the amount of any gains resulting from mark-to-market accounting treatment under ASC 815 related to any derivative instruments, PNG Advances, Term Loans and Subordinated Loans and (vii) to the extent not deducted in determining Consolidated Net Income, all Services Payments made or reimbursed by the Borrower or its Subsidiaries during such period; provided that, for purposes of calculating Consolidated Adjusted EBITDA for any period, (x) the Consolidated Adjusted EBITDA of any Person or line of business sold or otherwise disposed of by the Borrower or any of its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment or assumption by the buyer of any Indebtedness in connection therewith occurred as of the first day of such period), and (y) except with respect to the determination of Consolidated Adjusted EBITDA used in the calculation of Consolidated Excess Cash Flow, the Consolidated Adjusted EBITDA of any Person or line of business acquired by the Borrower or any of its Subsidiaries  during such period shall be included for such period (as if the consummation of such acquisition had and the repayment or assumption by the buyer of any Indebtedness in connection therewith occurred as of the first day of such period).

“Consolidated Capital Expenditures” shall mean, for any period, the aggregate of all expenditures of the Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Borrower and its Subsidiaries; provided that “Consolidated Capital Expenditures” shall exclude: (i) the amount of any Project Costs, (ii) amounts for replacements, substitutions, restorations, acquisitions or repairs of fixed assets, capital assets or equipment in each case to the extent made with insurance or condemnation proceeds resulting from a Recovery Event or with proceeds of an Asset Sale, (iii) the purchase price of property that is purchased substantially contemporaneously with the trade in of existing property or with insurance proceeds to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such property for the property being traded in at such time or the amount of such insurance proceeds, as the case may be, (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Subsidiary and that actually are paid for, or reimbursed to the Borrower or any Subsidiary thereof in Cash or Cash Equivalents, by a Person other than the Borrower or any Subsidiary thereof, (v) the book value of any asset owned by the Borrower or any Subsidiary prior to or during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, (vi) expenditures that constitute (x) acquisitions permitted under Section 6.06, including additions to plant, property or equipment acquired as part of a purchase of an ongoing business pursuant to such acquisition or (y) other Investments permitted under Section 6.06 constituting an acquisition of a Person, business unit or division or substantially all of a Person’s assets and (vii) amounts funded from the Capital Replacement Reserve Account.

“Consolidated Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period net of interest income for such period, to the extent payable in Cash, excluding: (a) any amount not paid in Cash, (b) arrangement, commitment or upfront fees and similar financing fees and expenses, original issue discount and redemption or prepayment premiums payable during or with respect to such period, (c) any Cash costs associated with breakage or termination in respect of Hedging Agreements payable during such period and costs and fees associated with obtaining Hedging Agreements and fees payable thereunder and (d) fees and expenses associated with the consummation of the Transactions.

“Consolidated Excess Cash Flow” shall mean, for any period, an amount (if positive) equal to: (a) the sum, without duplication, of the amounts for such period of, (i) Consolidated Adjusted EBITDA and (ii) to the extent received in Cash, any extraordinary income or gains, minus (b) the sum, without duplication, of the amounts for such period of (i) scheduled repayments of Loans and mandatory prepayments of Loans under Section 2.13(a) to the extent the Asset Sale or Recovery Event related to such prepayment increased Consolidated Adjusted EBITDA, (ii) repayments of Indebtedness other than the Loans (excluding repayments made pursuant to Section 6.04 (d) or (h)), (iii) Consolidated Capital Expenditures and deposits in the Capital Replacement Reserve Account (net of any Cash proceeds of capital contributions, Asset Sales or any Recovery Event, in each case, used for such Consolidated Capital Expenditures or deposits in the Capital Replacement Reserve Account and that would not be included in Consolidated Adjusted EBITDA), (iv) Consolidated Cash Interest Expense, (v) the aggregate amount of Project Costs paid by the Loan Parties during such period (excluding any such expenditures paid from (1) amounts on deposit in the Credit Facilities Loan Proceeds Account, the Credit Facilities Interest Reserve Account, the Borrower Funds Account, the Contingency Reserve Account, the Construction Disbursement Account or the Cash Management Account, (2) the proceeds of Indebtedness incurred in connection with such expenditures, (3) the proceeds of capital equity contributions received directly or indirectly from the Tribe or an Affiliate thereof and (4) the Capital Replacement Reserve), (vi) to the extent paid in Cash, any extraordinary, unusual or nonrecurring charges, losses or expenses added to Consolidated Adjusted EBITDA in accordance with clause (a)(vi) of the definition thereof, (vii) amounts paid to fund the Capital Replacement Reserve as required by the Management Agreement, (viii) to the extent paid in Cash, expenses related to actual or contemplated assets sales, acquisitions, investments, incurrence and issuances of debt, and issuances of equity and added to Consolidated Adjusted EBITDA in accordance with clause (viii) of the definition thereof, (ix) to the extent paid in Cash, all transaction fees, charges and other amounts related to the Transactions and added to Consolidated Adjusted EBITDA in accordance with clause (xi) of the definition thereof, (x) the Management Fee to the extent paid in cash during such period and, to the extent not deducted in calculating Consolidated Net Income, amounts paid in cash under Section 6.04(j), (xi) Consolidated Income Tax Expense of or attributable to the Borrower or its Subsidiaries for such period and (xii) all other amounts added to Consolidated Net Income under the definition of “Consolidated Adjusted EBITDA”, to the extent payable in Cash.

“Consolidated Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) (i) Consolidated Adjusted EBITDA minus (ii) the amount of all Maintenance Capital Expenditures, minus (iii) any federal, state, local and foreign income taxes, minus (iv) any dividends distributed, Indebtedness repaid or other payments made pursuant to Sections 6.04(b), (i) (to the extent not already deducted in arriving at Consolidated Adjusted EBITDA) and (j) (to the extent not deducted in the determination of Consolidated Adjusted EBITDA), in each case for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date for which financial statements have been provided under Section 5.01(b) or (c) (or such shorter period as determined in accordance with Section 6.07(a), in which case such adjustments as specified in Section 6.07(a) shall be applied), taken as one accounting period, to (b) Consolidated

Fixed Charges for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date for which financial statements have been provided under Section 5.01(b) or (c) (or such shorter period as determined in accordance with Section 6.07(a), in which case such adjustments as specified in Section 6.07(a) shall be applied), taken as one accounting period.  For purposes of determining Consolidated Adjusted EBITDA, Consolidated Fixed Charges, and the items listed in clauses (a)(ii) through (a)(iv) of the definition of “Consolidated Fixed Charge Coverage Ratio”, in each case when determining the Consolidated Fixed Charge Coverage Ratio as of the last day of the first, second and third full Fiscal Quarters following the Opening Date, each such item shall be determined for the period commencing with the first full Fiscal Quarter following the Opening Date through the last day of the Fiscal Quarter then being tested and multiplied by a factor of 4, 2 and 4/3, respectively.

“Consolidated Fixed Charges” shall mean, for any period, an amount equal to the sum of the following determined on a consolidated basis for such period, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Cash Interest Expense and (b) scheduled principal payments with respect to Consolidated Total Debt (based on the original amortization schedule with respect thereto, as the same may be amended, modified or supplemented from time to time; provided that there shall be no reduction in Consolidated Fixed Charges as a result of a reduction or elimination of a scheduled amortization payment to the extent resulting from a prepayment made during the thirty (30) day period immediately prior to the date such scheduled amortization payment would otherwise have been due).

“Consolidated Funded Debt” shall mean, as at any date of determination, the sum of (a) the aggregate outstanding principal amount of all Indebtedness of the Borrower and its Subsidiaries of the types described in clauses (a), (c), (d) and (f) (in the case of clause (f), to the extent such letter of credit is drawn and not reimbursed) of the definition of Indebtedness (including PNG Advances and Subordinated Loans), plus (b) the aggregate amount of Capital Lease Obligations of the Borrower and its Subsidiaries, plus (c) all Guarantees of the Borrower and its Subsidiaries with respect to outstanding Indebtedness of the types specified in subsection (a) above and of Capital Lease Obligations, in each case under this clause  (c) of Persons other than the Borrower or any Subsidiary.  Consolidated Funded debt shall be determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” shall mean, for any period, the sum of, without duplication, the tax expense (including federal, state, local and foreign income taxes) of the Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, total interest expense (including that portion attributable to Capital Lease Obligations in accordance with GAAP and capitalized interest) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including all commitment fees, commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing and net costs under interest rate Hedging Agreements and amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by such Person for such period.

“Consolidated Net Income” shall mean, for any period, (a) the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (b) the sum of (i) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which any other Person (other than the Borrower or any Subsidiary of the Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in Cash to the Borrower or any Subsidiary of the Borrower by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date (x) it becomes a Subsidiary or (y) is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or (z) that Person’s assets are acquired by the Borrower or any Subsidiary of the Borrower (except, with respect to clauses (y) or (z), to the extent such Person was a Subsidiary prior to such merger, consolidation or acquisition), (iii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after tax gains or losses attributable to Asset Sales or returned surplus assets of any Benefit Plan, (v) the amount of any Permitted Payments made during such period (to the extent not deducted in calculating consolidated net income (loss) for such period) and (vi) (to the extent not included in clauses (i) through (v) above) any extraordinary gains or extraordinary losses.

“Consolidated Net Revenues” shall mean, for any period, the gross revenues less promotional allowances of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Total Debt” shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (including Letter of Credit Usage) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Constitution” shall mean the Constitution of the Jamul Indian Village of San Diego County, Jamul, California, as duly adopted by the members of the Tribe on August 31, 1996, pursuant to an election held on August 31, 1996, authorized by the Deputy Commissioner of Indian Affairs and approved by the Deputy Commissioner of Indian Affairs on December 27, 1996.

“Construction Consultant” shall mean Professional Associates Construction Services, Inc. or any other Person designated from time to time by the Administrative Agent and the Disbursement Agent acting jointly to serve as construction consultant hereunder.

“Construction Disbursement Account” shall have the meaning given in the Disbursement Agreement.

“Contingency Reserve Account” shall have the meaning given in the Disbursement Agreement.

“Contractual Obligation” shall mean, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement (including any Material Contract, Project Document, PNG Document or Related

Document) or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreements” shall mean the Collateral Account Control Agreement and each Deposit Account Control Agreement, each Securities Account Control Agreement or other control agreement entered into in accordance with the Security Agreement from time to time by any Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Loan Document.

“Conversion/Continuation Date” shall mean the effective date of a conversion or continuation, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” shall mean a Conversion/Continuation Notice substantially in the form of Exhibit B-3.

“Converted Delayed Draw Term C Loan Commitments” shall have the meaning given in Section 2.01(f).

“Converted Subordinated Commitments” shall mean the “Delayed Draw Commitments” under and as defined in the Subordinated Loan Credit Agreement.

“Converted Term C Loans” shall have the meaning given in Section 2.01(f).

“Corporation Ordinance” shall mean Ordinance No. 2016-37 of the Tribe entitled “An Amendment and Restatement of the Jamul Indian Village Development Corporation Ordinance”, as adopted by Resolution No. 2016-38 of the General Council on July 17, 2016.

“Credit Date” shall mean the date of a Credit Extension, which date shall in all cases be a Business Day.

“Credit Event” shall have the meaning given in Section 4.02.

“Credit Extension” shall mean the making of a Loan or the issuance, amendment, extension or renewal of a Letter of Credit.

“Credit Facilities Interest Reserve Account” shall mean the “Debt Financing Cost Reserve Account” (as defined in the Disbursement Agreement).

“Credit Facilities Loan Proceeds Account” shall mean the “Loan Proceeds Account” (as defined in the Disbursement Agreement).

“Debt Financing Cost Reserve Date” shall have the meaning given in the Disbursement Agreement, as such date may be extended from time to time pursuant to the terms of the Disbursement Agreement.

“Debtor Relief Laws” shall mean Title 11 of the United States Code entitled “Bankruptcy,” or any successor statute, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both (as provided in Section 7.01) would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) has not been and cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each other Lender.

“Delayed Draw Term C Availability Period” shall mean the period beginning on the Closing Date and ending on the earliest to occur of (a) the reduction of the Delayed Draw Term C Loan Commitments to zero as a result of the funding of Term C Loans thereunder, (b) the termination or reduction to zero of the Delayed Draw Term C Loan Commitments pursuant to Section 2.12(b)(ii), (c) the conversion of all unfunded Delayed Draw Term C Loan Commitments into Converted Subordinated Commitments pursuant to Section 2.01(f), and (d) termination of this Agreement.

“Delayed Draw Term C Loan Commitment” shall mean, with respect to any Lender, such Lender’s commitment to make or otherwise fund a Term C Loan pursuant to Section 2.01(c), and “Delayed Draw Term C Loan Commitments” shall mean such commitments of all such Lenders in the aggregate.  The amount of each Lender’s Delayed Draw Term C Loan Commitment is set forth on Annex II or in any Assignment and Acceptance pursuant to which such Lender assumed any Delayed Draw Term C Loan Commitments, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Delayed Draw Term C Loan Commitments as of the Closing Date is $15,000,000.

“Delayed Draw Term C Loan Facility” shall mean the Delayed Draw Term C Loan Commitments.

“Deposit Account Control Agreement” shall have the meaning given in the Security Agreement.

“Developer” shall mean San Diego Gaming Ventures, LLC, a Delaware limited liability company.

“Development Agreement” shall mean the Development Agreement, dated as of April 3, 2013, between the Tribe and the Developer, as assigned to the Borrower by the Tribe pursuant to the Borrower Assumption Agreement, and as amended by the First Amendment to Development Agreement, dated as of June 24, 2016.

“Disbursement” shall have the meaning given in the Disbursement Agreement.

“Disbursement Agent” shall mean Citizens Bank, N.A. and its permitted successors and assigns in the capacity of disbursement agent under the Disbursement Agreement.

“Disbursement Agreement” shall mean the Disbursement Agreement substantially in the form of Exhibit M, dated as of the date hereof, among the Administrative Agent, the Collateral Agent, the Borrower and the Disbursement Agent.

“Disbursement Agreement Event of Default” shall mean an “Event of Default” under (and as defined in) the Disbursement Agreement.

“Disbursement Request” shall have the meaning given in the Disbursement Agreement.

“Disposition” shall have the meaning given in Section 6.08, and the term “Disposed” shall have the meaning correlative thereto.

“Dispute Resolution Agreement” shall mean the Dispute Resolution Agreement dated as of July 21, 2016, between the Tribe and the State relating to certain licensing requirements under Section 6.4.6 of the Compact.

“Disqualified Capital Stock” shall mean any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Capital Stock that is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the 91st day following the latest maturity date with respect to the Loans and Commitments then in effect, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above, in each case at any time on or prior to the date that is the 91st day following the latest maturity date in effect with respect to the Loans and Commitments then in effect, or (c) contains any repurchase obligation which may come into effect prior to the 91st day following the latest maturity date with respect to the Loans and Commitments in effect at the time of the issuance of such Capital Stock; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change of control or an asset sale occurring prior to the date that is the 91st day following the then-latest maturity date in effect with respect to the Loans and Commitments shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the Obligations or to the extent such redemption is not prohibited under this Agreement.

“Disqualified Lender” shall mean, on any date, (a) with respect only to (i) Revolving Loans, Revolving Commitments, Term B Loans, Term B Loan Commitments, Incremental Term Loans and Incremental Term Loan Commitments and (ii) Extended Term Loans resulting from the extension of any Term Loans referred to in clause (a)(i), any Specified Disqualified Term B Lender (it being understood that Specified Disqualified Term B Lenders shall not constitute Disqualified Lenders with respect to any other Class of Loans or Commitments) and (b) with respect only to (i) the Term C Loans, Term C Loan Commitments, Delayed Draw Term C Loan Commitments, Incremental Term Loans and Incremental Term Loan Commitments and (ii) Extended Term Loans resulting from the extension of any Term Loans referred to in clause (b)(i), any Specified Disqualified Term C Lender (it being understood that Specified Disqualified Term C Lenders shall not constitute Disqualified Lenders with respect to any other Class of Loans or Commitments).

“Dollars” or “$” shall mean lawful money of the United States of America.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA

Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Management Agreement” shall have the meaning given in Section 5.19(a).

“Eligible Assignee” shall mean (a) any Licensed Lender, (b) any Person that extends credit or buys loans or other debt securities as part of its business (or is an Affiliate of such a Person) that, in the case of an assignment (but not a participation) meets the requirements to be an assignee under Section 9.04 (subject to such consents, if any, as may be required under Section 9.04), (c) for purposes of Section 9.04(g) and assignments of Term C Loans, any Affiliated Lender and (d) for purposes of Section 9.04(h), the Borrower; provided that “Eligible Assignee” shall not include any Person that is (i) a natural Person, (ii) a Disqualified Lender (with respect to the applicable Class of Loans or Commitments), a Defaulting Lender, a Former Lender, any Subsidiary of a Defaulting Lender or a Former Lender, (iii) any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender, a Former Lender or a Subsidiary of a Defaulting Lender or a Former Lender, (iv) an Affiliated Lender (except for purposes of Section 9.04(g) and assignments of Term C Loans), (v) the Borrower, the Tribe or any of their respective Affiliates (except for purposes of Section 9.04(h)) or (vi) any Person that (A) has been denied an approval or a license, or otherwise found unsuitable, under applicable gaming laws, (B) has failed to obtain or has had suspended or revoked any required approval, license, finding of suitability or other authorization required under applicable gaming laws or by order of any gaming agency having jurisdiction over the Person, (C) has been convicted of a felony, or (D) has been convicted of a misdemeanor involving unlawful gambling or money laundering.  Additionally, no Person shall be an Eligible Assignee with respect to any unfunded Commitment unless such Person is a Regulated Bank, an Exempt Entity or a Licensed Lender.  It is agreed by each of the parties hereto that the Administrative Agent shall be under no duty to monitor or otherwise make any determinations with respect to the foregoing provisions of this definition, and neither the Administrative Agent nor any Lender (including any assigning Lender) shall be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person (including the Loan Parties) in connection with any compliance or non-compliance with the foregoing by any Person other than the Administrative Agent or such Lender, as applicable, and its controlled Affiliates.

“Engagement Letter” shall mean that certain Engagement Letter, dated as of November 4, 2015, by and among the Joint Lead Arrangers, the Borrower and the Tribe.

“Environment” shall mean any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

“Environmental Claim” shall mean any investigation, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive, by any Governmental Authority or any other Person, arising (a) in connection with any actual or alleged violation of any Environmental Law; (b) in connection with the presence of, Release, or threatened Release of, or exposure to, any Hazardous Material; or (c) in connection with any actual or alleged damage, injury, threat or harm to public health or safety (as it relates to environmental matters) or the Environment.

“Environmental Laws” shall mean all applicable Federal, state, local, Tribe and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees and judgments, in each case relating to protection of the Environment, public health and safety (as it relates to environmental matters) or the presence of, Release or threatened Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Ordinance” shall mean the Jamul Indian Village Environmental Policy Ordinance No. 2000-01 adopted by the General Council on October 21, 2000 as amended by Ordinance No. 2004-01 of the General Council on April 17, 2004 and the Jamul Indian Village Environmental Agency Ordinance No. 2001-01 adopted by the General Council on December 15, 2001.

“Environmental Permit” shall mean any Permit under any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Tax Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Benefit Plan (other than an event for which the thirty (30)-day notice period is waived by regulation); (b) a Benefit Plan is in “at risk” status under Section 430 of the Tax Code or Section 303 of ERISA; (c) the filing pursuant to Section 412(c) of the Tax Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan or the withdrawal or partial withdrawal of any Loan Party or any of its ERISA Affiliates from any Benefit Plan or Multiemployer Plan; (e) the receipt by any Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Benefit Plan or to appoint a trustee to administer any Benefit Plan; (f) the provision of security pursuant to Section 436(f) of the Tax Code in connection with the adoption of an amendment to a Benefit Plan; (g) the receipt by any Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in critical or endangered status under Section 432 of the Tax Code or Section 305 of ERISA; (h) the occurrence of a nonexempt “prohibited transaction” with respect to which any Loan Party is a “disqualified person” (within the meaning of Section 4975 of the Tax Code) and with respect to which such Loan Party is assessed an excise tax under Section 4975 of the Tax Code that could reasonably be expected to result in a material liability; (i) a Lien upon the property of a Loan Party shall arise under Section 430(k) of the Tax Code or Section 303(k) of ERISA in favor of a Benefit Plan; or (j) any other event or condition with respect to a Benefit Plan or Multiemployer Plan that could reasonably be expected to result in a Material Adverse Effect.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning given in Section 7.01.

“Excluded Assets” shall have the meaning given thereto in the Security Agreement.

“Excluded Financings Regulation” shall mean Amended Regulation GCR-2016003 of the Gaming Commission entitled “Excluded Financings Regulation of the Jamul Gaming Commission”, as adopted by the Gaming Commission on October 18, 2016.

“Excluded Information”  shall have the meaning provided in Section 9.04(i).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) its net income and franchise Taxes imposed in lieu of net income Taxes, in each case by the United States of America, or by the jurisdiction under the laws of which such recipient is organized (or any political subdivision thereof), or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or in which such Lender carries on business (other than as a result of such Lender having executed, delivered, become a party to, enforced or performed its obligations or received payments, or perfected a security interest, hereunder or under any Loan Document), (b) any branch profits taxes imposed by the

United States of America or by any other jurisdiction (or any political subdivision thereof) described in clause (a) above, (c) in the case of any Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20), any withholding tax (i) attributable to such Lender’s failure to comply with Section 2.19(d) or (ii) that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) except to the extent that at the time of designation of a new lending office (or assignment) any such Lender (or its assignor, if any) was entitled to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.19, and (d) any Taxes imposed under FATCA.

“Exempt Entity” shall mean any Person that is exempt from the licensing requirements under Section 6.4.6 of the Compact.

“Executive Committee” shall mean the Executive Committee of the Tribe referred to in the Constitution.

“Existing Revolving Loans” shall have the meaning provided in Section 2.25(b).

“Existing Revolving Series” shall have the meaning provided in Section 2.25(b).

“Existing Series” shall mean any Existing Term Loan Series or Existing Revolving Series.

“Existing Term Loan Series” shall have the meaning provided in Section 2.25(a).

“Extended Revolving Commitments” shall have the meaning provided in Section 2.25(b).

“Extended Revolving Loans” shall have the meaning provided in Section 2.25(b).

“Extended Term Loans” shall have the meaning provided in Section 2.25(a).

“Extended Term Loan Exposure” shall mean, with respect to any Extending Lender, as of any date of determination, the outstanding principal amount of the Extended Term Loans of such Extending Lender.

“Extending Lender” shall have the meaning provided in Section 2.25(c).

“Extension Amendment” shall have the meaning provided in Section 2.25(d).

“Extension Date” shall mean any date on which any Existing Term Loan Series or Existing Revolving Series is modified to extend the related scheduled maturity date(s) in accordance with Section 2.25 (with respect to the Lenders under such Existing Term Loan Series or Existing Revolving Series which agree to such modification).

“Extension Election” shall have the meaning provided in Section 2.25(c).

“Extension Request” shall mean any Term Loan Extension Request or Revolving Extension Request.

“Extension Series” shall mean all Extended Term Loans of the same Series or Extended Revolving Commitments of the same Series that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series).

“Facility” shall mean each of (a) the Term B Loan Facility, (b) the Term C Loan Facility, (c) the unfunded portion of the Delayed Draw Term C Loan Commitments, (d) any Incremental Term Loan Facility and (e) the Revolving Credit Facility.

“FATCA” shall mean Sections 1471 through 1474 of the Tax Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any intergovernmental agreement entered into with respect thereof, and any agreement entered into pursuant to Section 1471(b)(1) of the Tax Code.

“Federal Courts” shall have the meaning given in Section 9.12(a).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean all fees payable by the Borrower or any Affiliate of the Borrower to the Joint Lead Arrangers, the Agents, the Lenders or any other Person under or in connection with the Facilities, including, without limitation, all fees described in Section 2.10 and the Engagement Letter.

“Final Completion” shall have the meaning given in the Disbursement Agreement.

“Final Completion Date” shall have the meaning given in the Disbursement Agreement.

“Financial Officer” of any Person shall mean the chairperson of the board of directors, chief financial officer, principal accounting officer or treasurer of such Person or any other authorized representative of such Person with knowledge of the financial affairs of such Person designated as such by the Borrower to the Administrative Agent.

“Financial Officer Certification” shall mean, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in accordance with GAAP, subject, with respect to financial statements delivered for any month or Fiscal Quarter, to changes resulting from audit and normal year-end adjustments.

“Financial Plan” shall have the meaning given in Section 5.01(i).

“Fiscal Quarter” shall mean a fiscal quarter of any Fiscal Year.

“Fiscal Year” shall mean a fiscal year of the Loan Parties ending on December 31 of each calendar year.

“Foreign Lender” shall mean any Lender (or, if such Lender is a disregarded entity for United States federal income tax purposes, the Person treated, for United States federal income tax purposes, as the owner of the assets of such Lender) that is not organized under the laws of the United States of America, any State thereof, the District of Columbia or the Tribe.

“Former Lender” shall have the meaning given in Section 9.26(a).

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations, other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swingline Loans, other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and/or similar extensions of credit in the ordinary course.

“Funding Notice” shall mean a notice substantially in the form of Exhibit B-1.

“GAAP” shall mean generally accepted accounting principles as set forth in the authoritative pronouncements of the Governmental Accounting Standards Board or in the opinions and pronouncements of the American Institute of Certified Public Accountants or other such principles approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming Agency” shall mean, collectively, (a) the NIGC, (b) the Gaming Commission, (c) the CGCC, (d) the State of California Department of Justice Bureau of Gambling Control and (e) any other Governmental Authority that holds or exercises licensing or permit authority or other jurisdiction over gambling, gaming or casino activities conducted within the Tribe’s jurisdiction.

“Gaming Business” shall mean, collectively, (a) any Class II Gaming and Class III Gaming conducted by or on behalf of the Borrower, any Subsidiary, the Tribe or any Affiliate of any of the foregoing (excluding therefrom any internet gaming with respect to which the customers or patrons are located outside of the Gaming Site) and (b) except to the extent leased by the Borrower to a Person that is not an Affiliate of the Borrower or the Tribe, all dining, food service and preparation, recreation, retail, entertainment, lodging, hospitality, transportation, or other trade, business or commercial activities or non-gaming amenities conducted at the Gaming Facilities (but, for the avoidance of doubt, excluding any businesses located in a building or structure that is detached from the Gaming Facilities and that do not conduct, gaming, entertainment, lodging or hospitality activities).

“Gaming Commission” shall mean the Jamul Gaming Commission, an independent governmental subdivision of the Tribe, established by the Gaming Ordinance.

“Gaming Commission Letter” shall mean the letter dated October 18, 2016 from the Gaming Commission to the Borrower, the Joint Lead Arrangers and one Lender, CA Funding Opp III LLC, excluding such Persons (including such Persons or their Affiliates who provide certain cash management services or who act as counterparties to interest rate protection agreements with the Borrower) and Eligible Assignees (other than those holders of Financial Source  licenses (as defined in the Gaming Commission Letter)) from (a) all licensing requirements of the Compact, (b) all licensing and registration requirements of the Gaming Ordinance, and (c) all background review requirements of the Compact and the Gaming Ordinance.

“Gaming Facilities” shall mean, collectively, the Project, as well as any expansion, modification, or addition to the Project, and any other facilities on the Gaming Site where any Gaming Business is conducted.  “Gaming Facilities” shall not include any building located on or near the Gaming Site that is used solely for functions and events of the Tribe.

“Gaming Laws” shall mean IGRA, the Compact, the Gaming Ordinance and all other Laws applicable to the Gaming Business or pursuant to which any Gaming Agency holds or exercises licensing or permit authority or other jurisdiction over gambling, gaming, or casino activities conducted within the Tribe’s jurisdiction.

“Gaming License” shall mean every license, permit, franchise or other authorization from any Gaming Agency required on the date hereof or at any time thereafter to own, lease, operate or otherwise conduct the Class II Gaming or Class III Gaming activities of the Borrower or the Subsidiaries, including all licenses granted under applicable federal, tribal, state, foreign or local laws.  Notwithstanding the foregoing, “Gaming License” shall not include any licenses, permits, franchises or other authorizations required for the furnishment and provision of alcohol by the Gaming Business.

“Gaming Ordinance” shall mean Ordinance No. 2013-05 of the Tribe, entitled the “Jamul Indian Village Gaming Ordinance” adopted by General Council Resolution No. 2013-07 on April 2, 2013, and approved by the Chair of the NIGC on July 1, 2013, as amended by that First Amendment to Jamul Indian Village Amended Gaming Ordinance adopted by the General Council on December 31, 2015, and approved by the Chair of the NIGC on February 11, 2016.

“Gaming Regulatory Fees and Payments” shall mean fees or payments made by the Borrower or any Subsidiary to the Tribe for payment to the Gaming Commission or paid directly by the Borrower or any Subsidiary (or by the Manager or any of its Affiliates on behalf of the Borrower) to the Gaming Commission to compensate the Gaming Commission for its costs and expenses in connection with regulating the gaming conducted by the Borrower or any

Subsidiary, assessed by the Tribe upon the Borrower or any Subsidiary pursuant to applicable laws of the Tribe; provided that such fees and payments shall not be used by the Tribe or the Gaming Commission for any other purpose.

“Gaming Site” shall mean the approximately six (6) acres of land near Jamul, California held in trust by the United States government for the Tribe.

“General Contract” shall have the meaning given in the Disbursement Agreement.

“General Council” shall mean the General Council of the Tribe referred to in the Constitution, which is the governing body of the Tribe.

“GMP Loans” shall mean the “GMP Loans” under and as defined in the Subordinated Loan Credit Agreement.

“Golden” shall mean Golden Entertainment, Inc., a Minnesota corporation.

“Golden Indebtedness” shall mean Indebtedness of the Tribe owing to Lakes, which Indebtedness is evidenced by that certain Consolidated Restated Promissory Note dated April 24, 2014, made by the Tribe in favor of Lakes, which Indebtedness was assigned to the Developer pursuant to the Note Sale and Purchase Agreement.

“Governing Documents” shall mean, (a) as to any Person, the charter, articles or certificate of incorporation and bylaws (or equivalent or comparable constitutive documents with respect to any tribal jurisdiction), any certificate of limited partnership, any shareholders’ agreement, articles of organization or certificate of formation, limited liability company agreement, operating agreement, limited partnership agreement or other partnership agreement or other formation or constituent documents of such Person; (b) as to the Borrower, the documents establishing or setting forth the powers and authorities of the Borrower, including, without limitation, the Corporation Ordinance; and (c) as to the Tribe, the documents establishing or setting forth the powers and authority of the Tribe, including, without limitation, the Constitution.

“Governmental Acts” shall mean any act, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” shall mean the government of the United States of America or any other nation (including any tribal nation), any political subdivision thereof, whether federal, state, tribal or local, and any Governmental Component, agency, authority (including any Gaming Agency), instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, other than the Borrower and its Subsidiaries.

“Governmental Component” shall mean with respect to the Tribe or any other government, any corporation, board, enterprise, authority, division, branch, political subdivision, agency, instrumentality or governmental component directly or indirectly owned or controlled by the Tribe or such other government.  For the avoidance of doubt, the Borrower and its Subsidiaries are Governmental Components of the Tribe.

“Grantees” shall have the meaning given in Section 9.11(a)(i).

“Ground Lease” shall mean a valid and enforceable lease agreement (a) duly entered into between the Tribe, as lessor, and the Borrower, as lessee; (b) that has been approved by or on behalf of the Secretary of the Interior pursuant to 25 USC § 415(a) and 25 CFR Part 162, Subpart D or has been entered into in compliance with regulations or law of the Tribe approved by or on behalf of the Secretary of the Interior pursuant to 25 USC § 415(h); and (c) which (i) demises to the Borrower the entire area underlying the Gaming Facility, and all then or future existing improvements thereon and appurtenances thereto, (ii) has an initial term of not less than 20 years, (iii) imposes no payment obligations on the Borrower other than to pay Additional Rent and Basic Rent; (iv) requires Basic Rent to be paid in amounts that do not exceed the greater of (A) $1,000 per year and (B) amounts the payments of which do not violate Section 6.04, (iv) expressly allows the Borrower to engage in the Gaming Business on the Gaming Site, and the Borrower’s development, construction, operation, maintenance, improvement and replacement of the Project, all as determined by the Borrower in its sole discretion and (v) provides a covenant of quiet enjoyment in favor of the Borrower and the Project.

“Ground Lease Approval Date” shall mean the date on which the Ground Lease is approved by or on behalf of the Secretary of Interior, or approved by the Tribe in accordance with tribal leasing regulations adopted pursuant to 25 U.S.C. 415(h).

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor to induce the creation of which the guarantor has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, contingent or otherwise, of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or maintain solvency or net worth or (d) to otherwise assure or hold harmless the owner of such Indebtedness or other obligation against loss in respect thereof; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any obligation under a Guarantee of a guarantor shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such obligation shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guaranteed Obligations” shall have the meaning given in the Guaranty.

“Guarantor” shall mean each Subsidiary of the Borrower that has executed (whether by counterpart, joinder or otherwise) the Guaranty and the Security Agreement, either on the Closing Date or pursuant to Section 5.11.

“Guaranty” shall mean a Guaranty, substantially in the form of Exhibit C-1.

“Hard Costs” shall have the meaning given in the Disbursement Agreement.

“Hazardous Materials” shall mean any petroleum (including crude oil or fraction thereof) or petroleum products or byproducts, or any pollutant, contaminant, chemical, compound, or hazardous or toxic substances, materials or wastes defined, or regulated as such by, or pursuant to, any Environmental Law, including asbestos, or asbestos containing material, radon or other radioactive material, polychlorinated biphenyls and urea formaldehyde insulation.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, cap, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, however, that no phantom stock or similar plan providing for payments on account of services provided by current or former directors, officers, employees or consultants of any Loan Party shall be a Hedging Agreement.

“IGA Claims” shall mean claims, damages, liabilities and obligations owed to the IGA Parties or any of them in connection with or relating to the matters described in that certain Settlement Agreement, signed on or about March 23, 2000, among the Tribe, certain of the IGA Parties and the other parties thereto, regardless of whether such claims, damages, liabilities and obligations are made or arise under or in connection with the terms of such settlement agreement, any settlement or agreement in respect thereof, a judgment or arbitration award relating thereto or otherwise in connection therewith or in full or partial satisfaction of any claims thereunder.

“IGA Parties” shall mean, collectively,  Indian Gaming of America, Inc., a Nevada corporation, IGA Development Corporation, a Nevada corporation, Fredericks, Pelcyger, Hester, White, LLC, Fredericks, Peebles & Morgan LLP, Gary L. Karlsted, Calvin Marjamaa, Thomas W. Fredericks, Joseph Esser, Joseph P. Marinan, Pat Kruchten, Bruce Carr and their respective related parties and Affiliates.

“IGA Payments” shall mean payments in connection with or relating to the matters described in that certain Settlement Agreement, signed on or about March 23, 2000, among the Tribe, certain of the IGA Parties and the other parties thereto, regardless of whether such payments are made pursuant to the terms thereof, pursuant to any settlement in respect thereof, pursuant to a judgment or arbitration award relating thereto or otherwise in full or partial satisfaction thereof.

“IGRA” shall mean the federal Indian Gaming Regulatory Act of 1988, codified at 25 U.S.C. §§ 2701, et seq.

“In Balance” shall have the meaning given in the Disbursement Agreement.

“Increased Amount Date” shall have the meaning given in Section 2.24(b).

“Increased-Cost Lender” shall have the meaning given in Section 2.22.

“Incremental Facilities” shall have the meaning given in Section 2.24(a).

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or outstanding Incremental Term Loan.

“Incremental Term Loan” shall mean the term loans made pursuant to the Incremental Term Loan Commitments.

“Incremental Term Loan Commitments” shall have the meaning given in Section 2.24(a).

“Incremental Term Loan Exposure” shall mean, with respect to any Incremental Term Lender, as of any date of determination, the outstanding principal amount of the Incremental Term Loans and unfunded Incremental Term Loan Commitments of such Incremental Term Lender.

“Incremental Term Loan Facility” shall mean any incremental term loan facility related to a Series of Incremental Term Loans established under Section 2.24(a).

“Incremental Term Loan Maturity Date” shall mean, with respect to any Series of Incremental Term Loans, the date that Incremental Term Loans of such Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“Incremental Term Note” shall mean a promissory note substantially in the form of Exhibit A-4, with such changes as may be necessary or appropriate to evidence an Incremental Term Loan of the applicable Series.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness for borrowed money; (b) all Capital Lease Obligations; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA, such obligations with respect to earn-out payments and trade accounts payable incurred in the ordinary course of business and not due more than ninety (90) days after the date on which such trade account was created); (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person (provided that if the indebtedness secured thereby has not been assumed or is non-recourse, the amount of such indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the indebtedness secured); (f) the face amount of any acceptance, letter of credit or similar facility issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (g) all obligations of such Person in respect of Disqualified Capital Stock; (h) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession of such Property (provided that if the indebtedness is non-recourse, the amount of such indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such Property and the amount of such indebtedness)); (i) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any interest rate Hedging Agreement, whether entered into for hedging or speculative purposes; and (j) any Guarantee of such Person in respect of obligations of the kind referred to in clauses (a) through (i) above; provided that the term “Indebtedness” shall not include (x) deferred or prepaid revenue and (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller.  The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in, or other relationship with, such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  For purposes of calculating Indebtedness hereunder at any time, the amount of Indebtedness of the type referred to in clause (i) above of any Person shall be equal to the payment due thereunder (giving effect to any netting agreements), if any, by such Person if such Indebtedness were terminated on such date.   Notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event shall any casino “chips” or gaming winnings of customers constitute Indebtedness.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning given in Section 9.05(b).

“Information” shall have the meaning given in Section 9.21.

“Initial GMP Amount” shall mean the product of (a) $500,000 times (b) a fraction, the numerator of which is the number of days from and including the Project Opening Date to and including the last day of the month in which the Project Opening Date occurs, and the denominator of which is 31.

“Initial Period” shall have the meaning given in Section 6.18(a).

“Initial Priority Payment Amount” shall mean the product of (a) $333,333.34 times (b) a fraction, the numerator of which is the number of days from and including the Project Opening Date to and including the last day of the month in which the Project Opening Date occurs, and the denominator of which is 31.

“Initial Test Date” shall mean the last day of the second full Fiscal Quarter ending after the Opening Date.

“Initial Triggering FS Delivery Date” shall mean the date on which financial statements covering the first full Fiscal Quarter commenced after the Opening Date are delivered pursuant to Section 5.01(b) or (c).

“Installment” shall have the meaning given in Section 2.11(a)(i).

“Installment Date” shall mean, (a) with respect to any Term B Loan, the last Business Day of each March, June, September and December commencing on the first such date to occur that is the last day of the second full Fiscal Quarter commenced following the Opening Date until the Term B Loan Maturity Date, and on the Term B Loan Maturity Date, (b) with respect to any Term C Loan, the last Business Day of each March, June, September and December commencing on the first such date to occur that is the last day of the second full Fiscal Quarter commenced following the Opening Date until the Term C Loan Maturity Date, and on the Term C Loan Maturity Date and (c) with respect to any Incremental Term Loan, the last Business Day of each March, June, September and December commencing on the first such date to occur that is the last day of the first Fiscal Quarter commenced following the applicable Increased Amount Date until the Incremental Term Loan Maturity Date of the applicable Series of Incremental Term Loans, and on such Incremental Term Loan Maturity Date.

“Intellectual Property Collateral” shall mean Intellectual Property (as defined in the Security Agreement) constituting Collateral in accordance with the Security Documents.

“Intellectual Property Security Agreements” shall mean each intellectual property security agreement executed from time to time by any Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties in accordance with the Security Agreement in order to grant Liens to the Collateral Agent for the benefit of the Secured Parties over Intellectual Property to secure all or a portion of the Obligations.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including any Swingline Loan), the last Business Day of each March, June, September and December and (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to such Loan and, in the case of a LIBOR Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Loan.

“Interest Period” shall mean, in connection with a LIBOR Loan, an interest period of one, two, three or six months (or, if agreed by all of the relevant Lenders, twelve months or a period shorter than one month) as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (x) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (y) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d) of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Term Loans shall extend beyond the Term B Loan Maturity Date, the Term C Loan Maturity Date or the relevant Incremental Term Loan Maturity Date, as applicable; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Interim Tribal Land Assignment” means a valid temporary assignment of the Gaming Site from the Tribe, as assignor, to the Borrower, as assignee, (a) created under the Corporation

Ordinance; (b) that constitutes a “tribal land assignment” within the meaning of 25 CFR §§ 162.003 and 162.006; and (c) which (i) expressly allows the Borrower to engage in the Gaming Business on the Gaming Site, and the Borrower’s development, construction, operation, maintenance, improvement and replacement of the Project, all as determined by the Borrower in its sole discretion, (ii) is non-assignable and (iii) terminates on the earliest of (A) one year after the date of the Interim Tribal Land Assignment, (B) the thirtieth day after a written notice of termination is delivered by the Tribe to the Borrower and (C) the date on which the Ground Lease becomes effective.

“Investment” shall mean (a) any direct or indirect purchase or other acquisition by the Borrower or any other Loan Party of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (b) any direct or indirect purchase or other acquisition for value, by any Loan Party from any Person (other than a Loan Party), of any Capital Stock of such Person; (c) any direct or indirect loan, advance or capital contribution by the Borrower or any other Loan Party to any other Person (other than a Loan Party), including all indebtedness from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (d) any direct or indirect purchase of all or substantially all of the assets constituting the business of a division, branch or other unit of operations from any Person (other than a Loan Party). The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but net of all amounts received with respect to such Investment, whether consisting of principal, interest, dividends, distributions or otherwise.

“Investment Accounts” shall mean the Credit Facilities Loan Proceeds Account, the Borrower Funds Account, the Contingency Reserve Account, the Credit Facilities Interest Reserve Account and each other “Investment Account” as defined in the Security Agreement.

“Investment Property” shall have the meaning given in the UCC.

“ISP98” shall mean the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuance/Amendment Notice” shall mean a notice in the form of Exhibit B-2 or otherwise in a form mutually agreed upon by the Borrower and the Issuing Bank.

“Issuing Bank” shall mean Citizens Bank, N.A. and any of its Affiliates, as Issuing Bank hereunder, or any other Lender appointed by the Borrower to serve as Issuing Bank hereunder with the consent of such Lender (which consent may be withheld in such Lender’s sole discretion) and the Administrative Agent (which consent shall not be unreasonably withheld).

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit N or such other form as shall be mutually agreed by the Borrower and the Administrative Agent.

“Joint Lead Arranger” shall mean each of Citizens Bank, N.A., Fifth Third Bank and Goldman Sachs Bank USA, in its capacity as joint lead arranger and joint bookrunner with respect to the Facilities and its permitted successors and assigns in such capacity.

“Joint Venture” shall mean a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Key Construction and Design Contracts” shall have the meaning given in the Disbursement Agreement.

“Lakes” shall mean Lakes Jamul Development, LLC, a Minnesota limited liability company and a wholly owned subsidiary of Golden Entertainment, Inc., a Minnesota corporation.

“Laws” or “laws” shall mean, collectively, all applicable international, foreign, federal, tribal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Legal Requirements” shall mean, as to any Person, the Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Real Property (including Gaming Laws) or personal property or to which such Person or any of its property of any nature is subject by applicable law.

“Lenders” shall have the meaning given in the preamble to this Agreement; provided that, for the avoidance of doubt, the term “Lenders” shall include (a) any Person that delivers a Joinder Agreement or any Person that has become a party hereto pursuant to an Assignment and Acceptance and (b) the Revolving Lenders, the Term B Lenders, the Term C Lenders, the Incremental Term Lenders and the Extending Lenders and, unless the context indicates otherwise, the Issuing Bank and the Swingline Lender (in each case, other than any such Person that has ceased to be a Lender hereunder pursuant to an Assignment and Acceptance).

“Letter of Credit” shall mean a standby letter of credit issued or to be issued by Issuing Bank pursuant to Section 2.04.

“Letter of Credit Non-Reimbursed Drawings” shall mean at any time, the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2.04(d).

“Letter of Credit Obligations” shall mean as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Letter of Credit Non-Reimbursed Drawings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP98, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Sublimit” shall mean the lesser of (a) $2,500,000 and (b) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” shall mean, as at any date of determination, the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by or on behalf of the Borrower.

“LIBO Rate” shall mean, with respect to any LIBOR Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two (2) Business Days prior to the commencement of such Interest Period by reference to the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of such Interest Period; provided, further, that in respect to Revolving Loans and Swingline Loans, in no event shall the LIBO Rate be less than 0.00%.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan or Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Licensed Lender” shall mean any Lender that is licensed pursuant to the licensing requirements applicable to “Financial Sources” under the Compact and Gaming Ordinance.

“Lien” shall mean any lien, mortgage, pledge, collateral assignment, security interest, charge or encumbrance of any kind or any conditional sale or other title retention agreement (and any lease in the nature thereof).

“Line Item” shall have the meaning given in the Disbursement Agreement.

“Liquidity” shall mean, at any time, the aggregate amount of (1) the sum of (a) unfunded Revolving Commitments then in effect and (b) Unrestricted Cash and Cash Equivalents held by the Borrower (excluding amounts on deposit in the Credit Facilities Loan Proceeds Account, the Credit Facilities Interest Reserve Account, the Contingency Reserve Account, the Borrower Funds Account, the Construction Disbursement Account and the Cash Management Account), minus (2) the greater of (a) the amount of cage cash held by the Borrower and (b) $10,000,000.

“Loan” shall mean a Term B Loan, a Term C Loan, an Incremental Term Loan, a Revolving Loan or a Swingline Loan, as applicable.

“Loan Documents” shall mean this Agreement, the Disbursement Agreement, the Guaranty (if any), the Security Documents, the Notes, the Engagement Letter, any Extension Amendment, any Joinder Agreement, the Subordinated Intercompany Note, the Letters of Credit, the PNG Subordination Agreement, Subordinated Loan Subordination Agreement, the Completion Guaranty and any other document or certificate executed by any Loan Party or any other provider of credit support in respect of the Obligations, for the benefit of any Agent, any Lender or any other Secured Party in connection with this Agreement or any other Loan Document; provided, that, for the avoidance of doubt, the Loan Documents shall not include the Subordinated Loan Credit Documents (other than the Subordinated Loan Subordination Agreement).

“Loan Parties” shall mean the Borrower and each Guarantor.

“Maintenance Capital Expenditures” shall mean Consolidated Capital Expenditures and expenditures of amounts on deposit in the Capital Replacement Reserve Account for the maintenance, repair, restoration or refurbishment of fixed or capital assets of the Borrower or its Subsidiaries but excluding any Consolidated Capital Expenditures and expenditures of amounts on deposit in the Capital Replacement Reserve Account that add to or further improve (other than additions or improvements consisting of refurbishment and restoration) such property.

“Management Activities” shall have the meaning specified in Section 9.16.

“Management Agreement” shall mean, together, (a) the Management Agreement, dated as of September 26, 2016, by and between the Borrower and the Manager and (b) the Intellectual Property License, Branding and Marketing Agreement, dated as of April 3, 2013, between PNG and the Tribe, as assigned to the Borrower by the Tribe pursuant to the Borrower Assumption Agreement.

“Management Fee” shall mean all amounts to be paid by the Borrower or its Affiliates to the Manager or its Affiliates, including any license fees, pursuant to the Management Agreement other than (a) repayment of (i) the PNG Advances, Term C Loans or Subordinated Loans (and, in each case, interest thereon) and (ii) any other advances, loans or extensions of credit made by the Manager or its Affiliates to the Tribe, the Borrower or their respective Affiliates (and, in each case, interest thereon) and (b) payment of commitment fees in respect of the Delayed Draw Term C Loan Commitments pursuant to Section 2.10(b) and commitment fees in respect of the Converted Subordinated Commitments pursuant to Section 2.10(a) of the Subordinated Loan Credit Agreement.

“Manager” shall mean (a) San Diego Gaming Ventures, LLC, a Delaware limited liability company and a wholly owned Subsidiary of PNG, and (b) PNG or any other entity Controlled by PNG or a Qualified Gaming Company that acts as the manager of the day to day operations of the Project pursuant to the Management Agreement.

“Margin Stock” shall have the meaning given in Regulation U.

“Material Adverse Effect” shall mean any change, occurrence, event, circumstance or development that has had, or could reasonably be expected to have, a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Loan Parties, taken as a whole, or the Project, (b) the ability of the applicable Loan Parties to develop, construct or operate the Project in accordance with the Loan Documents, Gaming Licenses and Gaming Laws, (c) the legality, binding effect or enforceability against any Loan Party or the Tribe of the Loan Documents to which it is a party or the material rights and remedies of the Secured Parties under the Loan Documents, or (d) the ability of the Loan Parties (taken as a whole) to perform their payment Obligations under the Loan Documents (it being understood that any delay in construction and/or increase in cost of the Project in and of itself will not be deemed a Material Adverse Effect in the event that the Borrower reasonably expects the Opening Date to occur on or prior to the Scheduled Opening Date (as such date may be extended pursuant to the Disbursement Agreement)).

“Material Contract” shall mean any Key Construction and Design Contract.

“Material Indebtedness” shall mean Indebtedness (other than the Loans, Letters of Credit and Indebtedness permitted pursuant to Section 6.01(b)), or obligations in respect of one or more Hedging Agreements, of any one or more of the Loan Parties or the Tribe in an aggregate principal amount exceeding $25,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of such Persons in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the applicable Person would be required to pay if such Hedging Agreement were terminated at such time.

“Maximum Rate” shall have the meaning given in Section 9.09.

“Minimum Collateral Amount” shall mean, at any time, (a) with respect to Cash Collateral consisting of Cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount reasonably determined by the Administrative Agent and the Issuing Bank.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereof.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate has contributed within the past six years or is currently obligated to make contributions.

“Narrative Report” shall mean, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Cash Proceeds” shall mean:

(a)                                 with respect to any Asset Sale, the proceeds thereof in the form of Cash, Cash Equivalents or Investment Property (including any such proceeds subsequently received (as and when received) in respect of deferred payment of principal or otherwise in respect of non-Cash consideration initially received), net of:

(i)                                     selling expenses (including customary broker’s or banker’s fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes incurred by the Borrower or any Subsidiary in connection therewith and the Borrower’s good faith estimate of taxes paid or payable in connection with such sale, after taking into account any available tax credits or deductions and any tax sharing arrangements, in each case to the extent attributable to such sale);

(ii)                                  amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds);

(iii)                               the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Obligations) which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset);

(iv)                              reserves for withdrawal liability or severance estimated by the Borrower to be payable arising from such Asset Sale; and

(v)                                 amounts required to be paid to any Person (other than the Borrower and the other Loan Parties) owning a beneficial interest in the subject asset;

(b)                                 in the case of any Recovery Event, the aggregate amount of Cash proceeds of insurance, condemnation awards and other compensation (excluding proceeds constituting business interruption insurance or other similar compensation for loss of revenue, but including the proceeds of any disposition of Property pursuant to Section 6.08(i)) received by the Person whose Property was subject to such Recovery Event in respect of such Recovery Event, net of:

(i)                                     fees and expenses incurred by or on behalf of Borrower or any Subsidiary in connection with recovery thereof;

(ii)                                  repayments of Indebtedness (other than the Obligations) to the extent secured by a Lien on such Property that is not prohibited hereunder and that is not junior to the Lien thereon securing the Obligations and that is required to be repaid with such amounts; and

(iii)                               any taxes incurred in connection therewith and the Borrower’s good faith estimate of taxes paid or payable in respect of the amount so recovered, after taking into account any available tax credits or deductions and any tax sharing arrangements, in each case, to the extent attributable to such Recovery Event; and

(c)                                  with respect to any issuance or incurrence of Indebtedness, the Cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses (including, legal, accounting and banking fees and expenses) incurred by the Borrower or any other Loan Party in connection therewith.

“New York Federal Courts” shall have the meaning given in Section 9.12(a).

“New York State Courts” shall have the meaning given in Section 9.12(a).

“NIGC” shall mean the National Indian Gaming Commission, or any successor agency.

“Non-Consenting Lender” shall have the meaning given in Section 2.22.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Funding Term Lender” shall mean a Term Lender who is not a Regulated Bank, an Exempt Entity or a Licensed Lender and who has no unfunded Commitment or obligation to acquire an unfunded Commitment and who does not (a) make the initial funding, or have any obligation to make the initial funding, of all or any portion of a Loan or (b) acquire or have any obligation to acquire any participation in a Letter of Credit; provided that the term Non-Funding Term Lender may include an Eligible Assignee who is a Lender and purchases by assignment a Term Loan made or held by a Regulated Bank, an Exempt Entity or a Licensed Lender or held by a Non-Funding Term Lender.

“Note” shall mean a Term B Note, a Term C Note, an Incremental Term Note, a Revolving Note or a Swingline Note, as applicable.

“Note Sale and Purchase Agreement” shall mean the Note Sale and Purchase Agreement, entered into and effective as of December 9, 2015, by and between Lakes and the Developer.

“Obligations” shall mean all obligations of every nature of any Loan Party from time to time owed to any Secured Party under any Loan Document, Specified Hedging Agreement or Specified Cash Management Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to any Loan Party would have accrued on any Obligation, whether or not a claim is allowed against any Loan Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Specified Hedging Agreements and Specified Cash Management Agreements, fees, expenses, indemnification or otherwise; provided, that, for the avoidance of doubt, the “Obligations” shall not include the obligations of any Loan Party under the Subordinated Loan Credit Documents (other than the Subordinated Loan Subordination

Agreement) or in respect of the Subordinated Loans or Converted Subordinated Commitments thereunder.

“Och-Ziff Entity” shall mean any Person that is an Affiliate of Och-Ziff Real Estate Advisors LP or its affiliated investment advisers.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“On-Site Cash” shall mean cage cash held on-site at the Project.

“Opening Date” shall have the meaning given in the Disbursement Agreement.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made or the receipt or perfection of a security interest under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to a request by Borrower under Section 2.20 and other than Taxes imposed upon such assignment by the Tribe or any Affiliate thereof).

“Participant” shall have the meaning given in Section 9.04(b).

“Participant Register” shall have the meaning given in Section 9.04(b).

“Patriot Act” shall have the meaning given in Section 3.28.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“Permits” shall mean any and all franchises, licenses (including, without limitation, Gaming Licenses), certificates of occupancy, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, and other rights, privileges and approvals required under any Legal Requirement.  Notwithstanding the foregoing, “Permits” shall not include any of the foregoing required for the furnishment and provision of alcohol by the Gaming Business.

“Permitted Liens” shall mean each of the Liens permitted pursuant to Section 6.02.

“Permitted Payments” shall mean:

(a)                                 payments of allocated costs actually incurred by the Tribe or an Affiliate of the Tribe for utilities or other governmental services used by the Borrower or its Subsidiaries, including, without limitation, police, fire, road improvements, sewage and other municipal or similar services, such allocation to be determined in good faith by the Borrower;

(b)                                 payments to the Tribe for actual services, products or benefits rendered, performed or delivered to or for the benefit of the Borrower or its Subsidiaries, which are reasonably necessary or desirable in the operation of the Borrower, not to exceed the amount that would otherwise be paid for such services, products or benefits to a third party in an arm’s length transaction;

(c)                                  payments of any pro rata allocation of the Borrower’s or any of its Subsidiaries’ portion of actual third-party costs paid by the Tribe (or any Governmental Component of the Tribe) for the direct benefit of the Borrower or its Subsidiaries;

(d)                                 payment of allocated costs of employee benefits on market terms for employees of the Borrower or its Subsidiaries paid by the Tribe (or any Governmental Component of the Tribe), including allocated costs of third-party administration;

(e)                                  payments required to be made by the Tribe under the Compact;

(f)                                   payments required to be made by the Tribe to the NIGC under IGRA; and

(g)                                  payments made in respect of Permitted Taxes or Gaming Regulatory Fees and Payments.

If any Permitted Payment becomes due periodically at intervals which are greater than one month and do not exceed one year, the Borrower may elect to pay the amount of the Permitted Payment due during any such interval in installments, so long as the amount paid in any installment period does not exceed the proportionate share of such Permitted Payment allocable to such installment period, as reasonably determined by the Borrower.

“Permitted Refinancing Indebtedness” shall mean Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that (a) the principal amount of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness, plus the amount of unutilized commitments thereunder, plus the amount of any make-whole amounts, premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees (including upfront fees and original issue discount) and expenses, in each case associated with such refinancing, refunding, extension, renewal or replacement, (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and, other than in the case of revolving Indebtedness, a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Guarantees thereof remain so subordinated on terms no less favorable to the Lenders, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are, and/or the Borrower is, the only obligors on such refinancing, refunding extending, renewing or replacing Indebtedness; provided that any Loan Party shall be entitled to guarantee any such Indebtedness of any other Loan Party and (e) if such Refinanced Indebtedness consists of PNG Advances or Subordinated Loan Obligations, then the terms of such Permitted Refinancing

Indebtedness would be permitted by Section 6.13(e) or (f) if such refinancing were an amendment or modification of such Refinanced Indebtedness.

“Permitted Taxes” shall mean sales, use, room occupancy, leisure and related excise taxes (but in no event income taxes), fees or assessments imposed by the Tribe on the Borrower or the Gaming Facilities, its patrons or operations; provided, however, that the aggregate rate and scope of such taxes, fees or assessments imposed shall not be materially inconsistent with similar taxes, fees or assessments imposed by the State or any county of the State from time to time.

“Person” shall mean any individual, corporation, trust, business trust, joint venture, joint stock company, association, company, limited liability company, partnership, Governmental Authority or other entity of whatever nature.

“Plan” shall have the meaning given in Section 9.04(j)(ii).

“Plans and Specifications” shall have the meaning given in the Disbursement Agreement.

“Platform” shall have the meaning given in Section 9.01(c).

“PNG” shall mean Penn National Gaming, Inc., a Pennsylvania corporation.

“PNG Advances” shall mean all loans made to the Borrower by the Developer or any of its Affiliates pursuant to any PNG Note, the Development Agreement or any other PNG Document, including all interest thereon as provided in any PNG Note, the Development Agreement or the relevant PNG Document; provided, that, for the avoidance of doubt, the PNG Advances shall not include the Subordinated Loans, the Converted Subordinated Commitments or any of the “Loans” hereunder.

“PNG Documents” shall mean the Management Agreement, the Development Agreement, the PNG Notes and any instruments or agreements executed pursuant thereto or in connection therewith; provided, that, for the avoidance of doubt, the PNG Documents shall not include the Loan Documents or the Subordinated Loan Credit Documents.

“PNG Notes” shall mean, collectively, (a) the Omnibus Secured Promissory Note, dated as of February 1, 2013, as amended by the First Amendment to Omnibus Secured Promissory Note, dated as of April 1, 2014, the Second Amendment to Omnibus Secured Promissory Note, dated as of November 30, 2014, and the Third Amendment to Omnibus Secured Promissory Note, dated as of June 30, 2015, made by the Tribe in favor of the Developer and (b) any other notes, agreements, instruments or other documents pursuant to which the Manager, Developer or any of their respective Affiliates provide advances, loans or other extensions of credit to the Borrower or its Affiliates; provided, that, for the avoidance of doubt, the PNG Notes shall not include the Loan Documents or the Subordinated Loan Credit Documents.

“PNG Subordination Agreement” shall mean that certain Subordination Agreement, dated as of the date hereof, among the Developer, the Manager, the Borrower and the Collateral Agent.

“Prime Rate” shall mean, for any day, the prime rate published in The Wall Street Journal for such day as the “U.S. Prime Lending Rate”; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as reasonably determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates).

“Principal Office” shall mean, for each of the Administrative Agent and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix A, or such other office as such Person may from time to time designate in writing to the Borrower, the Administrative Agent and each applicable Lender.

“Priority Distributions” shall mean Restricted Junior Payments made to the Tribe which may consist of distributions by the Borrower to the Tribe; provided that Restricted Junior Payments made by the Borrower to the Tribe pursuant to Section 6.04(h) or (i) shall not reduce the amount of Restricted Junior Payments permitted under Section 6.04(f)(i).

“Priority Payments” shall mean Priority Distributions, in an aggregate amount during the term of this Agreement not to exceed at any date of determination the sum of (a) the number of fiscal months ending on or after the Closing Date and on or prior to the earlier of (i) the date of determination and (ii) the last day of the fiscal month preceding the fiscal month in which the Project Opening Date occurs, times $155,000 (provided that in no event shall the aggregate amount under this clause (a) exceed $930,000), plus (b) the Initial Priority Payment Amount, plus (c) the number of fiscal months commencing after the month in which the Project Opening Date occurs and on or prior to the date of determination times $333,333.34.  To the extent that in any month the Borrower does not make such payments, but the Manager makes such payments on behalf of the Borrower, then the Borrower may thereafter make such payments to the Manager to reimburse the Manager for such payments.

“Pro Forma Balance Sheet” shall mean the unaudited pro forma consolidated balance sheet of the Borrower as at September 30, 2016.

“Pro Rata Share” shall mean:

(a)                                 with respect to all payments, computations and other matters relating to a particular Class of Term B Loan Commitment of any Term B Lender, the percentage obtained by dividing (i) the Term B Loan Commitment of such Class held by that Term B Lender by (ii) the aggregate Term B Loan Commitments of such Class;

(b)                                 with respect to all payments, computations and other matters relating to the Term B Loan of any Term B Lender, the percentage obtained by dividing (i) the Term B Loan Exposure of that Term B Lender by (ii) the aggregate Term B Loan Exposure of all Term B Lenders;

(c)                                  with respect to all payments, computations and other matters relating to a particular Class of Term C Loan Commitment of any Term C Lender, the percentage obtained by dividing (i) the Term C Loan Commitment of such Class held by that Term C Lender by (ii) the aggregate Term C Loan Commitments of such Class;

(d)                                 with respect to all payments, computations and other matters relating to the Term C Loan of any Term C Lender, the percentage obtained by dividing (i) the Term C Loan Exposure of that Term C Lender by (ii) the aggregate Term C Loan Exposure of all Term C Lenders;

(e)                                  with respect to all payments, computations and other matters relating to the Incremental Term Loan Commitments or Incremental Term Loans of a particular Series of any Incremental Term Lender, the percentage obtained by dividing (i) the Incremental Term Loan Exposure of that Incremental Term Lender with respect to that Series by (ii) the aggregate Incremental Term Loan Exposure of all Incremental Term Lenders with respect to that Series;

(f)                                   with respect to all payments, computations and other matters relating to the Extended Term Loans of a particular Series of any Extending Lender, the percentage obtained by dividing (i) the Extended Term Loan Exposure of that Extending Lender with respect to that Series by (ii) the aggregate Extended Term Loan Exposure of all Extending Lenders with respect to that Series; and

(g)                                  with respect to all payments, computations and other matters relating to the Revolving Commitment of a particular Series of Revolving Commitments or Revolving Loans of a particular Series of Revolving Commitments of any Revolving Lender or any Letters of Credit or Swingline Loans issued or participations purchased therein by any Revolving Lender, the percentage obtained by dividing (i) the Revolving Exposure of that Revolving Lender with respect to such Series by (ii) the aggregate Revolving Exposure of all Revolving Lenders with respect to such Series.

For all other purposes with respect to each Lender, “Pro Rata Share” shall mean the percentage obtained by dividing (A) an amount equal to the Aggregate Exposure of that Lender by (B) an amount equal to the sum of the Aggregate Exposure of all Lenders.

“Proceedings” shall mean any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting any Loan Party or the Tribe or any Property of such Person.

“Project” shall have the meaning given in the recitals to this Agreement.

“Project Budget” shall have the meaning given in Section 4.01(s).

“Project Costs” shall have the meaning given in the Disbursement Agreement.

“Project Documents” shall have the meaning given in the Disbursement Agreement.

“Project Opening Date” shall mean the first date on which the Project is open to the public for any Class II Gaming or Class III Gaming, which date is October 10, 2016.

“Project Properties” shall mean, collectively, the properties upon which the Gaming Facilities, including the Project, are located.

“Project Schedule” shall have the meaning given in Section 4.01(t).

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Protected Assets” shall mean (a) any interests in real property or any other assets held in trust by the United States of America for the benefit of the Tribe, or owned by any Tribal Party and are subject to restrictions by the United States of America against recovery to such property, (b) any assets against which it would be a violation of federal law, state law or the Compact to enforce remedies, (c) any assets belonging to or held in trust for individual members of the Tribe, including assets credited to trust accounts for minors or legally incompetent persons, (d) assets credited to any special revenue funds which are subject to restrictions in connection with the Tribe’s administration of any state or federal grants or programs, (e) all assets of the Tribe or its Affiliates used for a ceremonial purpose or all assets of the Tribe and its Affiliates (other than the Borrower) used for performing an essential governmental purpose within the meaning of Tax Code § 7871, (f) the four acres of land owned in fee by the Tribe located near the Project’s location and (g) the proceeds of loans made by the Manager or any of its Affiliates to the Tribal Parties pursuant to Section 6.01(i)(x)(3) and Section 6.01(i)(x)(4).

“Public Lender” shall have the meaning given in Section 9.01(c)(i).

“Purchase Notice” shall mean a Solicited Discounted Purchase Notice, Discount Range Purchase Notice or Specified Discount Purchase Notice, as applicable (each, under, and as defined in, Exhibit O).

“Purchase Price” shall have the meaning given in Section 9.08(i)(iv).

“Qualified Gaming Company” shall mean a Person that (a) (i) together with its Subsidiaries: (A) derived at least $100,000,000 of Consolidated Adjusted EBITDA for its last four fiscal quarters from activities relating to the gaming business, other than Internet gaming; (B) has been licensed by the gaming authorities in at least one state of the United States to operate or manage a gaming business for at least two (2) years; (C) has not had any gaming license or approval in any jurisdiction of the United States terminated, revoked or suspended for more than ninety (90) days and (D) the principals of which have obtained any necessary regulatory approvals from the NIGC and the Gaming Commission or (ii) is a Subsidiary of a Person meeting the requirements of clause (i) above; and (b) becomes a party to a subordination agreement in substantially the same form as the PNG Subordination Agreement (or that is otherwise mutually agreeable to the Borrower, the Qualified Gaming Company and the Administrative Agent and for which the Administrative Agent has received a Subordination Declination Letter) as an assignee or transferee of or successor to the Manager.

“Qualified Management Team” shall mean, collectively, at least three individuals who (a) are employed by the Borrower and have the customary authority and responsibilities associated with positions of a chief executive officer, chief financial officer and general manager with respect to the Gaming Business, (b) have each held a comparable position for at least thirty-six (36) months in one or more casinos in the United States that are substantially the same as or exceed in size of gaming floor and amenities those of the Gaming Business and (c) are licensed, qualified and found suitable by all appropriate Gaming Agencies.

“Qualified Replacement Management Agreement” shall mean a replacement management agreement fully executed and delivered by the Borrower or the Tribe and by a Qualified Gaming Company for the management of the Gaming Business having such terms and conditions (including compensation to the manager thereunder), taken as a whole, that are not materially less favorable to the Borrower or the Secured Parties than the Management Agreement attached as Exhibit K hereto.

“Real Property” shall mean all real property owned, used or leased from time to time by any Loan Party.

“Recourse Assets” shall mean (a) all real and personal property in which the Borrower or any Guarantor has any right, title or interest, and (b) to the extent not included in clause (a), (i) all assets of the Tribe or any Affiliate of the Tribe used in a Gaming Business, (ii) all cash, Cash Equivalents, receivables and other assets generated by the businesses or assets referred to in clauses (a) and (b)(i) of this definition or constituting proceeds of the Indebtedness incurred pursuant to the Loan Documents or any other Indebtedness of the Loan Parties, and (iii) all proceeds, income and profits from any of the assets referred to in clauses (a) and (b) of this definition; provided, however, that “Recourse Assets” excludes (A) funds or other assets actually distributed to the Tribe in accordance with Section 6.04, (B) any Capital Stock in the Borrower or any of its Subsidiaries, (C) any surveillance equipment, computers or related equipment owned by the Gaming Commission and used in connection with its regulatory responsibilities and (D) any Protected Assets.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim (other than a settlement in respect of business interruption insurance) or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of the Borrower or any other Loan Party; provided that any such event or series of related events causing damage or destruction resulting in the payment of proceeds in an amount, or a taking of property having value, not in excess of $5,000,000 shall not be deemed a Recovery Event for purposes of this Agreement.

“Refinanced Indebtedness” shall have the meaning given in the definition of “Permitted Refinancing Indebtedness”.

“Register” shall have the meaning given in Section 2.06(b).

“Regulated Bank” shall mean a bank, savings and loan association, or other lending institution regulated under the laws of the United States or any state thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Date” shall have the meaning given in Section 2.04(d).

“Related Documents” shall mean, collectively, the Constitution, the Compact, the Gaming Ordinance, the Ground Lease, the Corporation Ordinance and the Resolutions.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates, successors and assigns and the respective partners, trustees, members, controlling persons, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates, successors and assigns.

“Release” shall mean any release, spill, seepage, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, dumping, escaping, leaching or migration into, onto or through the environment or within or upon any building, structure, facility or fixture.

“Replacement Lender” shall have the meaning given in Section 2.22.

“Required Class Lenders” shall have the meaning given in Section 9.08(b)(v).  For the avoidance of doubt, the Incremental Term Loans and Term C Loans, in each case, held by Lenders that are not Affiliated Lenders shall be included in any determination of Required Class Lenders of the applicable Class.

“Required ECF Percentage” shall mean, for any Fiscal Quarter (or Fiscal Year, as applicable), commencing with the first full Fiscal Quarter ending after the Opening Date (or period commencing with the first full Fiscal Quarter ending after the Opening Date through the end of such Fiscal Year, as applicable), (a) 75%, if the Total Net Leverage Ratio as of the last day of such Fiscal Quarter (or Fiscal Year, as applicable) is equal to or greater than 4.50:1.00; (b) 50%, if the Total Net Leverage Ratio is less than 4.50:1.00 but equal to or greater than 3.50:1.00 as of the last day of such Fiscal Quarter (or Fiscal Year, as applicable); (c) 25%, if the Total Net Leverage Ratio is less than 3.50:1.00 but equal to or greater than 2.50:1.00 as of the last day of such Fiscal Quarter (or Fiscal Year, as applicable); and (d) 0%, if the Total Net Leverage Ratio is less than 2.50:1.00 as of the last day of such Fiscal Quarter (or Fiscal Year, as applicable).

“Required Lenders” shall mean, at any time of determination, one or more Lenders (other than Defaulting Lenders) collectively having or holding Aggregate Exposure representing more than 50% of the Aggregate Exposure of all Lenders at such time.  The Aggregate Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.  For the avoidance of doubt, the Incremental Term Loans and Term C Loans, in each case, held by Lenders that are not Affiliated Lenders shall be included in any determination of Required Lenders.

“Required Revolving Facility Lenders” shall mean, at any time of determination, Lenders (other than Defaulting Lenders) holding more than 50% of the Revolving Exposure of all Lenders.  The Revolving Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Facility Lenders at any time.

“Resolutions” shall mean the Resolutions of the General Council authorizing the Loan Documents and the Resolutions of the Borrower authorizing the Loan Documents.

“Responsible Officer” shall mean (a) (i) as applied to the Tribe, the chairperson of the Executive Committee or clerk of the Tribe, (ii) as applied to the Borrower, the chairperson of the Board of Directors and (iii) as applied to any other Person, any executive officer of such Person and (b) any Financial Officer of the Tribe, Borrower or other Person, as applicable, and any other officer or similar official thereof responsible for the administration of the obligations of the Tribe, the Borrower or such other Person, as applicable, in respect of this Agreement.

“Restoration Proceeds” shall have the meaning given in Section 2.13(a)(ii).

“Restricted Junior Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of equity (including Capital Stock and preferred equity) of the Borrower, now or hereafter outstanding, except a dividend payable solely in shares of that class of equity to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of equity (including Capital Stock and preferred equity) of the Borrower, now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of equity (including Capital Stock and preferred equity) of the Borrower, now or hereafter outstanding; (d) management, oversight or similar fees payable to PNG or any Affiliate of any Loan Party (in each case other than to a Loan Party), including, for the avoidance of doubt, the Management Fees; (e) any transfer or deposit of funds into the Tribal Restricted Junior Payments Account; (f) any payment or prepayment of principal of, premium, if any, on, or any payment or prepayment of interest (including interest paid in kind) on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to the PNG Advances, the Subordinated Loans (and any Permitted Refinancing Indebtedness incurred in respect thereof) and any Indebtedness payable to any Affiliate of a Loan Party; and (g) any payment, prepayment, distribution or other transfer of any money or other property to, or deposit of funds for, directly or indirectly to or for the benefit of the IGA Parties (or any of them) on account of the IGA Payments.  The term “Restricted Junior Payment” shall, in any event, also include each of the following:

(a)                                 any payment, assignment, appropriation, allocation or transfer of any asset or property to or for the account or benefit of the Tribe, any Affiliate of the Tribe, any general or other fund of the Tribe, any member of the Tribe, or any relative of any member of the Tribe (other than to the Borrower or a Subsidiary), or any of their respective officers, directors or employees, including payments of dividends, fees, assessments, Taxes, principal, interest or other amounts;

(b)                                 any Investment (whether by means of loans, advances or otherwise) in or to or for the account or benefit of the Tribe or any of its Affiliates, any members of the Tribe or relatives of members of the Tribe or any of their respective officers, directors or employees (except Investments among any two or more of the Borrower and its Subsidiaries); and

(c)                                  any payment of Basic Rent or Additional Rent.

For the avoidance of doubt, Restricted Junior Payment shall not include any transfer of funds from the Tribal Restricted Junior Payments Account.

“Retained ECF Amount” shall mean, at any time, an amount not less than zero, equal to:

(a)                                 the aggregate amount of Consolidated Excess Cash Flow for all Fiscal Quarters commencing with the first full Fiscal Quarter after the Opening Date (not less than zero) and ended prior to such date and for which financial statements have been delivered pursuant to Section 5.01(b) or (c), minus the portion of such Consolidated Excess Cash Flow that has been (or is, or previously was, required to be) applied to prepay the Loans pursuant to Section 2.13(c), minus, without duplication, any voluntary prepayments or redemptions or repurchases of Loans that previously reduced the amount of the required prepayment pursuant to Section 2.13(c); plus

(b)                                 the aggregate amount of Investments received by the Loan Parties after the Opening Date from capital contributions by, or on behalf of, the Tribe or the issuance of Capital Stock (including upon conversion or exchange of a debt instrument into or for any Capital Stock (other than Disqualified Capital Stock)) received by the Borrower from or in exchange for the issuance of Capital Stock (other than Disqualified Capital Stock) after the Opening Date and on or prior to such date; plus

(c)                                  the aggregate amount of any returns, received since the Closing Date and on or prior to such date (including with respect to contracts related to such Investments and including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income, payments under contracts relating to such Indebtedness and similar amounts) by the Borrower or any Subsidiary in respect of any Investments made by the Borrower or a Subsidiary pursuant to Section 6.06(o) to the extent not included in Consolidated Net Income; minus

(d)                                 the aggregate amount, without duplication, of any (i) Investments made pursuant to Section 6.06(o) or 6.06(p), (ii) Restricted Junior Payments made pursuant to Section 6.04(h), (iii) prepayments of the Term Loans and the Subordinated Loans made pursuant to Section 2.12(d) and (iv) Consolidated Capital Expenditures and deposits to the Capital Replacement Reserve Account funded with the Retained ECF Amount pursuant to Section 6.18(b)(ii)(4) (in each case, in reliance on the then-outstanding Retained ECF Amount) made since the Closing Date and on or prior to such date.

“Revolving Commitment” shall mean the commitment of a Revolving Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and

Swingline Loans hereunder and “Revolving Commitments” shall mean such commitments of all Revolving Lenders in the aggregate; it being understood that a Revolving Lender’s Revolving Commitment shall include any Extended Revolving Commitments of such Revolving Lender.  The amount of each Revolving Lender’s Revolving Commitment is set forth on Annex III and/or in any Assignment and Acceptance to which such Revolving Lender assumed any Revolving Commitments, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Commitments as of the Closing Date is $5,000,000.

“Revolving Commitment Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” shall mean the earliest to occur of (a) the sixth anniversary of the Closing Date (or, with respect to any Extended Revolving Commitments, the maturity date of such Extended Revolving Commitments set forth in the applicable Extension Amendment), (b) the date the Revolving Commitments are permanently reduced to zero pursuant to Sections 2.12 through 2.14 and (c) the date of the termination of the Revolving Commitments pursuant to Section 7.01.

“Revolving Credit Facility” shall mean the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Exposure” shall mean, with respect to any Revolving Lender as of any date of determination, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of such Revolving Lender, (b) the aggregate amount of all participations by that Revolving Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (c) the aggregate amount of all participations by such Revolving Lender in any outstanding Swingline Loans and (d) the amount of such Revolving Lender’s Revolving Commitment (excluding any portion thereof that has been terminated or that has been funded and is outstanding as of such date and excluding the aggregate amount of all participations by that Revolving Lender in any outstanding Letters of Credit and Swingline Loans or any unreimbursed drawing under any Letter of Credit).

“Revolving Extension Request” shall have the meaning specified in Section 2.25(b).

“Revolving Lender” shall mean a Lender with a Revolving Commitment, an outstanding Revolving Loan or an outstanding participation in a Letter of Credit or Swingline Loan and shall include, unless the context indicates otherwise, the Issuing Bank and the Swingline Lender.

“Revolving Loan” shall mean a loan made by a Revolving Lender to the Borrower pursuant to Section 2.02.

“Revolving Note” shall mean a promissory note substantially in the form of Exhibit A-2.

“Roadway Improvement” shall have the meaning given in the Disbursement Agreement.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc., a New York corporation, or any successor thereof.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of a comprehensive sanctions program by the United States government, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom (at the time of the Closing Date, Cuba, Iran, North Korea, Sudan, the Crimea region of Ukraine, and Syria).

“Sanctioned Person” mean (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Scheduled Opening Date” shall have the meaning given in the Disbursement Agreement.

“Scheduled Maturity Date” shall mean the sixth anniversary of the Closing Date.

“Scheduled Substantial Completion Date” shall have the meaning given in the Disbursement Agreement.

“SEC” shall mean the Securities and Exchange Commission or any successor thereof.

“Secured Obligations” shall have the meaning given in the Security Agreement.

“Secured Parties” shall mean, the Joint Lead Arrangers, Agents, the Lenders, the Swingline Lender, the Issuing Bank, the Specified Hedging Counterparties and Specified Cash Management Counterparties and shall include, without limitation, all former Joint Lead Arrangers, Agents, Lenders, Swingline Lenders, Issuing Banks, Specified Hedging Counterparties and Specified Cash Management Counterparties (including each co-agent, sub-agent and attorney-in-fact appointed by the Agents from time to time pursuant to Article VIII) to the extent that any Obligations owing to such Persons were incurred while such Persons were a Joint Lead Arranger, Agent, Swingline Lender, Lender, Issuing Bank, Specified Hedging Counterparty or Specified Cash Management Counterparty (including co-agents, sub-agents and attorneys-in-fact appointed by the Agents from time to time pursuant to Article VIII) and such Obligations have not been paid or satisfied in full.  For the avoidance of doubt, the lenders under the Subordinated Loan Credit Agreement, in their capacities as such, shall not be Secured Parties hereunder.

“Secured Transactions Statute” shall mean the Tribe’s law governing secured transactions, enacted as the Jamul Indian Village Amended and Restated Secured Transactions Code, Ordinance No. 2015-31, as adopted by the General Council on November 15, 2015.

“Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account Control Agreement” shall have the meaning given in the Security Agreement.

“Security Agreement” shall mean the Security Agreement, substantially in the form of Exhibit C-2, dated as of the date hereof, among each Loan Party and the Collateral Agent.

“Security Documents” shall mean the Security Agreement, the Control Agreements, the Intellectual Property Security Agreements, the Consents and each of the other security agreements, pledges, consents and other instruments and documents executed and delivered pursuant to any of the foregoing, or pursuant to Section 5.11, 5.13 or 5.14 or that otherwise are intended or purport to grant and/or perfect Liens to or for the benefit of the Collateral Agent for the benefit of the Secured Parties to secure all or a portion of the Obligations.

“Senior Permitted Liens” shall mean each of the following:  Permitted Liens granted or permitted under Section 6.02(b), (c), (d), (e), (f), (g), (h), (i), (j), (l), (m), (n), (o), (q), (r), (t) or (v) as applicable.  Notwithstanding the foregoing, the foregoing Liens shall be deemed Senior Permitted Liens only to the extent given priority over the Lien created under the Loan Documents pursuant to applicable law or pursuant to documentation entered into by the Administrative Agent in accordance with Section 8.09(a).

“Senior Secured Net Leverage Ratio” shall mean, on any date, the ratio of (a) (i) Consolidated Funded Debt that is secured by Liens on property or assets of the Borrower or its Subsidiaries as of such date, minus (ii) the aggregate amount of Unrestricted Cash (other than any such Cash constituting cage cash or other amounts required to be held pursuant to applicable Gaming Laws), not to exceed $10,000,000, to (b) Consolidated Adjusted EBITDA for (1) except in the case of determining the Term C Loan Conversion Amount, the period of four consecutive Fiscal Quarters most recently ended on or prior to such date, or if less, the period commencing on the first day of the first full Fiscal Quarter after the Opening Date and ending on the last day of the Fiscal Quarter ending on such date, in each case, taken as one accounting period; provided that for purposes of determining Consolidated Adjusted EBITDA when determining the Senior Secured Net Leverage Ratio for the first, second and third full Fiscal Quarters following the Opening Date, each such amount shall be determined for the period commencing with the first day of the first full Fiscal Quarter following the Opening Date through the last day of the Fiscal Quarter then being tested and multiplied by a factor of 4, 2 and 4/3, respectively or (2) purposes of determining the Term C Loan Conversion Amount, the period from the Project Opening Date through the date that is 365 days after the Project Opening Date, taken as one accounting period.  For purposes of the definition of “Term C Loan Conversion Amount” only, all Delayed Draw Term C Loan Commitments in effect as of the Term C Loan Conversion Date shall be deemed to be fully drawn and outstanding as Consolidated Funded Debt.

“Series” shall mean a separate series of Loans.

“Services Payments” shall mean any annual payments made pursuant to that certain Service Agreement between the County of San Diego and the Tribe, dated January 21, 2016, or that certain Intergovernmental Agreement between the Tribe and the County of San Diego, dated May 17, 2016.

“Shared Immunity Person” shall have the meaning given in Section 9.11(a).

“Solvency Certificate” shall mean a Solvency Certificate of the Borrower substantially in the form of Exhibit D.

“Solvent” shall mean, with respect to any Person, that as of the date of determination, both (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets on a going concern basis (assuming that a third party would be permitted under applicable law to own and operate such assets); (ii) such Person’s capital is not unreasonably small in relation to its business (taking into account, where applicable, that the Borrower’s business prior to the Opening Date is expected to consist primarily of development and construction of the Project); and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances (subject to the qualifications set forth in the parentheticals to clauses (a)(i) and (a)(ii) above, to the extent applicable).  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Government Accounting Standards Interpretation No. 6).

“Specified Cash Management Agreement” shall mean any Cash Management Agreement entered into by (a) the Borrower or any other Loan Party and (b) any Person that is an Agent, a Joint Lead Arranger, a Lender or an Affiliate of an Agent, a Joint Lead Arranger or a Lender, in each case, at the time of entering into such Cash Management Agreement (even if such Person subsequently ceases to be an Agent, a Joint Lead Arranger, a Lender or an Affiliate of an Agent, a Joint Lead Arranger or a Lender) (each a “Specified Cash Management Counterparty”); provided that (i) the designation of any Cash Management Agreement as a Specified Cash Management Agreement shall not alone create in favor of a Specified Cash Management Counterparty any rights in connection with the management or release of any Collateral or Obligations under the Loan Documents, and (ii) as a condition to any Cash Management Agreement being designated as a Specified Cash Management Agreement, the applicable Specified Cash Management Counterparty(ies) shall have appointed the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and agreed to be bound by the provisions of Article VIII in favor of the Agents as if it were a Lender, including Section 8.03 and Section 8.07, and shall have been deemed to have made the representations and warranties set forth in Section 8.06 in favor of the Agents.

“Specified Cash Management Counterparty” shall have the meaning given in the definition of Specified Cash Management Agreement.

“Specified Disqualified Term B Lender” shall mean, on any date, any Person identified on Schedule 1.01(a) on the Closing Date.

“Specified Disqualified Term C Lender” shall mean, on any date, any Person identified on Schedule 1.01(b) on the Closing Date.

“Specified Hedging Agreement” shall mean any Hedging Agreement entered into by (a) the Borrower or any other Loan Party and (b) any Person that is an Agent, a Joint Lead Arranger, a Lender or an Affiliate of an Agent, a Joint Lead Arranger or a Lender, in each case, at the time of entering into such Hedging Agreement (even if such Person subsequently ceases to be an Agent, a Joint Lead Arranger, a Lender or an Affiliate of an Agent, a Joint Lead Arranger or a Lender) (each a “Specified Hedging Counterparty”); provided that (i) the designation of any Hedging Agreement as a Specified Hedging Agreement shall not alone create in favor of a Specified Hedging Counterparty any rights in connection with the management or release of any Collateral or Obligations under the Loan Documents, and (ii) as a condition to any Hedging Agreement being designated as a Specified Hedging Agreement, the applicable Specified Hedging Counterparty(ies) shall have appointed the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and agreed to be bound by the provisions of Article VIII in favor of the Agents as if it were a Lender, including Section 8.03 and Section 8.07, and shall have been deemed to have made the representations and warranties set forth in Section 8.06 in favor of the Agents.

“Specified Hedging Counterparty” shall have the meaning given in the definition of Specified Hedging Agreement.

“Specified Prepayment” shall have the meaning given in Section 2.12(c).

“State” shall mean the State of California.

“Subordinated Intercompany Note” shall mean an Intercompany Subordinated Demand Promissory Note, substantially in the form of Exhibit J, among each of the Loan Parties.

“Subordinated Loan Credit Agreement” shall mean the Subordinated Loan Agreement in substantially the form of Exhibit Q, dated as of the Closing Date, by and among the Tribe, the Borrower, and the lenders from time to time party thereto.

“Subordinated Loan Credit Documents” shall mean the “Loan Documents” under and as defined in the Subordinated Loan Credit Agreement.

“Subordinated Loan Obligations” shall mean the “Obligations” as defined in the Subordinated Loan Credit Agreement.

“Subordinated Loan Subordination Agreement” shall mean the Subordination Agreement in substantially the form of Exhibit R, to be entered into by and among the Collateral Agent, the Borrower and the administrative agent under the Subordinated Loan Credit Agreement.

“Subordinated Loans” shall mean the “Loans” under and as defined in the Subordinated Loan Credit Agreement (including, for the avoidance of doubt, any Subordinated Term Loans and any GMP Loans), including any interest capitalized or paid in kind with respect to the Subordinated Term Loans.

“Subordinated Term Loans” shall mean the “Term Loans” under and as defined in the Subordinated Loan Credit Agreement, including any interest capitalized or paid in kind with respect to the such “Term Loans”.

“Subordination Agreements” means, together, the PNG Subordination Agreement and the Subordinated Loan Subordination Agreement.

“Subordination Declination Letter” shall mean, with respect to a subordination agreement delivered in accordance with clause (b) of the definition of Qualified Gaming Company, a written opinion from the general counsel of the NIGC to the effect that within the meaning of IGRA such subordination agreement (a) is not a management contract and (b) does not grant a proprietary interest in any gaming conducted by or on behalf of the Borrower or the Tribe.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person Controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.  Unless otherwise stated, any reference to a “Subsidiary” in this Agreement or any other Loan Document shall mean a Subsidiary of the Borrower.

“Substantial Completion” shall have the meaning given in the Disbursement Agreement.

“Substantial Completion Date” shall have the meaning given in the Disbursement Agreement.

“Substitute Lender” shall have the meaning given in Section 9.26(a).

“Supplemental Payment Amounts” shall mean PNG Advances or GMP Loans to the Borrower or the Tribe in an aggregate principal amount from and after the Project Opening Date not to exceed at any date of determination (a) the Initial GMP Amount, plus (b) the product of (i)

the number of fiscal months commencing after the month in which the Project Opening Date occurs and on or prior to the date of determination times (ii) $500,000; provided that, for any fiscal month, the Supplemental Payment Amount shall not exceed the positive difference (if any) between $500,000 less the aggregate amount of Restricted Junior Payments made to the Tribe pursuant to Sections 6.04(f)(i) and 6.04(h) in any such fiscal month.

“Swingline Lender” shall have the meaning given in the preamble to this Agreement.

“Swingline Loan” shall mean a Loan made pursuant to Section 2.03.

“Swingline Loan Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans pursuant to Section 2.03.  The Swingline Loan Commitment is part of, and not in addition to, the Revolving Commitments.

“Swingline Note” shall mean a promissory note made by the Borrower to the Swingline Lender, substantially in the form of Exhibit A-3.

“Swingline Sublimit” shall mean the lesser of (a) $2,500,000 and (b) the aggregate unused amount of the Revolving Commitments then in effect.

“Tax” shall mean any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature (including interest, penalties and additions thereto) and whatever called, by any Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

“Tax Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations issued thereunder.

“Term B Lender” shall mean a Lender with an outstanding Term B Loan Commitment or an outstanding Term B Loan.

“Term B Loan” shall mean Term B Loans funded to the Borrower on the Closing Date under the Term B Loan Commitments, other than any such Term Loan that is converted to an Extended Term Loan pursuant to Section 2.25.

“Term B Loan Account Proceeds” shall mean, collectively, the Credit Facilities Loan Proceeds Account Collateral, the Contingency Reserve Account Collateral, the Credit Facilities Interest Reserve Account Collateral, the Cash Management Account Collateral and the Construction Disbursement Account Collateral, in each case, to the extent that the amounts therein and “financial assets” and “investment property” (each as defined in the UCC) credited thereto or held therein or related thereto constitute proceeds of the Term B Loans and any interest thereon and investment earnings with respect thereto.

“Term B Loan Commitment” shall mean, with respect to any Lender, such Lender’s commitment to make or otherwise fund a Term B Loan on the Closing Date pursuant to Section 2.01(a), in the amount set forth on Annex I or in any Assignment and Acceptance pursuant to which such Lender assumed any Term B Loan Commitments, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate principal amount of the Term B Loan Commitments as of the Closing Date is $340,000,000.

“Term B Loan Exposure” shall mean, with respect to any Term B Lender, as of any date of determination, the sum of (a) the outstanding principal amount of the Term B Loans of such Term B Lender plus (b) such Lender’s Term B Loan Commitment (exclusive of any portion thereof that has been terminated by funding or otherwise).

“Term B Loan Facility” shall mean the Term B Loan Commitments and the Term B Loans made thereunder.

“Term B Loan Maturity Date” shall mean the earlier of (a) the Scheduled Maturity Date and (b) the date that all Term B Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term B Note” shall mean a promissory note substantially in the form of Exhibit A-1-1.

“Term C Lender” shall mean a Lender with an outstanding Term C Loan Commitment or an outstanding Term C Loan.

“Term C Loan” shall mean any Closing Date Term C Loan and any term loan funded pursuant to the Delayed Draw Term C Loan Commitments and any Additional Term C Loans, in each case, other than any such Term Loan that is converted to an Extended Term Loan pursuant to Section 2.25 or that is converted to a Subordinated Term Loan pursuant to the Term C Loan Conversion.

“Term C Loan Commitment” shall mean, with respect to any Lender, such Lender’s Closing Date Term C Loan Commitment or such Lender’s Delayed Draw Term C Loan Commitment, and “Term C Loan Commitments” shall mean such commitments of all Lenders.

“Term C Loan Conversion” shall have the meaning given in Section 2.01(f)(i).

“Term C Loan Conversion Amount” shall mean, as of the Term C Loan Conversion Date, (i) if the Senior Secured Net Leverage Ratio on the first anniversary of the Project Opening Date (calculated assuming that the Delayed Draw Term C Loan Commitments had been fully drawn), for the 365-day period ending on such date, is less than or equal to 5.00:1.00, $0 and (ii) if the Senior Secured Net Leverage Ratio on the first anniversary of the Project Opening Date (calculated assuming that the Delayed Draw Term C Loan Commitments had been fully drawn), for the 365-day period ending on such date, is greater than 5.00:1.00, such principal amount of Term C Loans and Delayed Draw Term C Loan Commitments (but no more than the sum of the aggregate principal amount of Term C Loans outstanding at such time and the aggregate principal amount of Delayed Draw Term C Loan Commitments in effect at such time) such that, upon the conversion thereof to Subordinated Term Loans and/or Converted Subordinated Commitments, as applicable, the Senior Secured Net Leverage Ratio, determined on a pro forma basis (after giving effect to such conversion and assuming that the Delayed Draw Term C Loan Commitments had been fully drawn) as of the first anniversary of the Project Opening Date, for the 365-day period ending on such date, would be equal to 5.00:1.00 (or if upon conversion of all Delayed Draw Term C Loan Commitments and Term C Loans to Converted Subordinated

Commitments and Subordinated Term Loans, as applicable, the Senior Secured Net Leverage Ratio as so determined would be greater than 5.00:1.00, then the Term C Loan Conversion Amount shall be an amount equal to the aggregate principal amount of Delayed Draw Term C Loan Commitments in effect and Term C Loans outstanding at such time), in each case as set forth in the applicable Compliance Certificate.  Notwithstanding the foregoing, if the Borrower fails to deliver a properly completed and executed Compliance Certificate on or before the date that is thirty (30) days after the date required by Section 5.01(s) for the period from the first anniversary of the Project Opening Date through the date that is 365 days following the Project Opening Date, for the 365-day period ending on such date, the Term C Loan Conversion Amount shall be an amount equal to the sum of the full outstanding principal amount of the Term C Loan and the full amount of the Delayed Draw Term C Loan Commitments in effect on the Term C Loan Conversion Date.

“Term C Loan Conversion Date” shall have the meaning given in Section 2.01(f)(i).

“Term C Loan Exposure” shall mean, with respect to any Term C Lender, as of any date of determination, the sum of (a) the outstanding principal amount of the Term C Loans of such Term C Lender plus (b) such Lender’s Closing Date Term C Loan Commitment (exclusive of any portion thereof that has been terminated by funding or otherwise).

“Term C Loan Facility” shall mean the Term C Loan Commitments and the Term C Loans made thereunder.

“Term C Loan Maturity Date” shall mean the earlier of (a) the Scheduled Maturity Date and (b) the date that all Term C Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term C Note” shall mean a promissory note substantially in the form of Exhibit A-1-2.

“Term Lender” shall mean a Term B Lender, a Term C Lender, an Incremental Term Lender or an Extending Lender of an Extended Term Loan.

“Term Loan” shall mean a Term B Loan, a Term C Loan, an Incremental Term Loan or an Extended Term Loan.

“Term Loan Commitment” shall mean the Term B Loan Commitment, the Term C Loan Commitment or the Incremental Term Loan Commitment of a Lender, and “Term Loan Commitments” shall mean such commitments of all Lenders.

“Term Loan Extension Request” shall have the meaning given in Section 2.25(a).

“Terminated Lender” shall have the meaning given in Section 2.22.

“Total Net Leverage Ratio” shall mean, on any date, the ratio of (a) (i) Consolidated Funded Debt on such date, minus (ii) the aggregate amount of Unrestricted Cash (other than any such Cash constituting cage cash or other amounts required to be held pursuant to applicable Gaming Laws), not to exceed $10,000,000, to (b) Consolidated Adjusted EBITDA, in each case, for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date, taken as one accounting period or, if less, the period commencing on the first day of the first full Fiscal Quarter after the Opening Date and ending on the last day of the Fiscal Quarter ending on such date; provided that for purposes of determining Consolidated Adjusted EBITDA when determining the Total Net Leverage Ratio for the first, second and third full Fiscal Quarters following the Opening Date, each such amount shall be determined for the period commencing with the first full Fiscal Quarter following the Opening Date through the last day of the Fiscal Quarter then being tested and multiplied by a factor of 4, 2 and 4/3, respectively.

“Total Utilization of Revolving Commitments” shall mean, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing the Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (b) the aggregate principal amount of all outstanding Swingline Loans and (c) the Letter of Credit Usage; provided that, for purposes of the calculation of commitment fees pursuant to Section 2.10(c)(i), the aggregate principal amount of all outstanding Swingline Loans shall not be included in “Total Utilization of Revolving Commitments”.

“Trade Date” shall have the meaning specified in Section 9.04(j).

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties and the Tribe of the Loan Documents, the Subordinated Loan Credit Documents and the Related Documents to which they are a party, (b) the borrowings hereunder and the issuance of Letters of Credit and the borrowings under the Subordinated Loan Credit Documents and the use of proceeds of each of the foregoing, (c) the granting of Liens pursuant to the Security Documents, (d) the transactions described in Section 3.13 and Section 3.13 of the Subordinated Loan Credit Agreement and (e) any other transactions entered into by the Tribe and the Loan Parties in connection with any of the foregoing and contemplated in the Loan Documents and/or the Subordinated Loan Credit Documents.

“Tribal Final Environmental Evaluation” shall mean the Tribal Final Environmental Evaluation, as certified pursuant to Resolution No. 2013-03 adopted by the General Council on January 23, 2013, as supplemented in January, 2015.

“Tribal Officer” shall have the meaning given to such term in Section 9.12(f).

“Tribal Party” shall have the meaning given to such term in Section 9.11(a).

“Tribal Provisions” shall mean the Tribe’s representations, warranties, covenants, obligations, duties, and undertakings in the Loan Documents, including the Tribe’s representations, warranties, covenants, obligations, duties, and undertakings in Section 3.01; Section 3.02; Section 3.03; Section 3.04; Section 3.06; Section 3.07; Section 3.09; Section 3.10; Section 3.14; Section 3.15; Section 3.17 (solely with respect to the Project Properties); Section 3.21; Section 3.25; Section 3.26; Section 3.29; Section 3.30; Section 3.31; Section 3.32; Section 3.33; Section 3.34; Section 3.35; Section 3.36; Section 3.37; Section 3.38; Section 3.39; Section 3.40; Section 3.41; Section 3.42(b); Section 5.01(d); Section 5.01(f)(ii); Section 5.01(g)(ii); Section 5.01(m)(ii); Section 5.01(o); Section 5.01(p); Section 5.09(b); Section 5.09(d); Section 5.15; Section 5.16; Section 5.19; Section 6.15; Section 6.16; Section 6.20;

Section 9.05(d); Section 9.11; Section 9.12; Section 9.13; Section 9.14; Section 9.15; Section 9.16; Section 9.17 and Section 9.32 (and the corresponding provisions of each other Loan Document).

“Tribal Restricted Junior Payments Account” shall mean such account as may be designated by the Borrower to the Administrative Agent from time to time as the Tribal Restricted Junior Payments Account.

“Tribe” shall have the meaning set forth in the preamble to this Agreement

“Type” shall mean, with respect to either Term Loans, Revolving Loans or Swingline Loans, whether such Loan is an ABR Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code, as in effect from time to time in any jurisdiction, including, without limitation the Secured Transactions Statute.

“Unrestricted Cash” shall mean Cash and Cash Equivalents of the Borrower and the other Loan Parties as of such date that is held in an account subject to a Control Agreement in favor of the Collateral Agent and is not restricted from being applied to repay the Obligations (provided that, for the avoidance of doubt, Cash and Cash Equivalents shall not be deemed restricted as a result of (x) being held in such an account subject to a Control Agreement in favor of the Collateral Agent or (y) otherwise being subject to the Lien securing the Obligations).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly owned Subsidiary” of any Person shall mean a Subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Capital Stock are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withdrawal Period” shall have the meaning given in Section 9.26(b).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02                                      Terms Generally.

The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require.  The word “or” is not exclusive.  Unless the context otherwise requires, the expressions “payment in full,” “paid in full” and any other similar terms or phrases when used with respect to the Obligations, the Secured Obligations, the Guaranteed Obligations or the Obligations in respect of any Class or Facility, shall mean the termination of all the Commitments (or all of the Commitment in respect of such Class or Facility, as the case may be), payment in full, in Cash, of all of the Obligations (or all of the Obligations in respect of such Class or Facility, as the case may be) (other than any unasserted contingent reimbursement or indemnity obligations and other than Letter of Credit Obligations that have been Cash Collateralized pursuant to the terms of this Agreement or with respect to which the applicable Issuing Bank has received a letter of credit backstopping such Letter of Credit in a manner reasonably acceptable to such Issuing Bank and the Administrative Agent), in the case of all of the Obligations, the Guaranteed Obligations, the Secured Obligations or the Obligations in respect of the Revolving Credit Facility, the cancellation or expiration of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized pursuant to the terms of this Agreement or otherwise backstopped as provided above) and in the case of all of the Obligations, the Guaranteed Obligations or the Secured Obligations, the termination of all Specified Hedging Agreements and Specified Cash Management Agreements (except to the extent otherwise agreed by the parties to such Specified Hedging Agreements and Specified Cash Management Agreements).  All references herein to Articles, Sections, Appendices, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits, Appendices and Schedules to, this Agreement unless the context shall otherwise require.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.  Unless expressly described to the contrary, references to (a) any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto and (ii) shall mean such document, instrument or agreement as amended, amended and restated, supplemented or otherwise modified (or reaffirmed by any reaffirmation or other agreement) from time to time and in effect at the time of determination (subject, in each case, to any restrictions on such amendments, restatements, supplements or modifications set forth herein) and (b) provisions of any statute, rule or regulation or other similar Governmental Act shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute, rule, regulation or Governmental Act.  Any defined terms used herein or in any other Loan Document having meanings given to such terms in any other Loan Document or any other agreement shall (a) continue to have the meanings given to such terms in such other Loan Document or other agreement notwithstanding any termination of such other Loan Document or other agreement and (b) mean the defined term as in effect in such other Loan Document or agreement on the Closing Date unless the Administrative Agent or, to the extent required by Section 9.08, the

Required Lenders or such other percentage of Lenders as is required by Section 9.08, are parties to the amendment of such other Loan Document or agreement.

SECTION 1.03                                      Classification of Loans.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”).

SECTION 1.04                                      Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by the Borrower to the Administrative Agent pursuant to Section 5.01 shall be prepared in accordance with GAAP as in effect at the time of such preparation.  Subject to the foregoing and Section 9.23, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the financial statements delivered by the Borrower pursuant to Sections 3.05, 4.01(h) and 5.01.  Notwithstanding anything to the contrary herein, unaudited financial statements, accounting determinations, calculations (including financial ratios) and computations hereunder shall be made without giving effect to “push down” accounting as described in FASB ASC 805.  For purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.  Anything in this Agreement to the contrary notwithstanding, any obligation of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP as in effect either on the Closing Date or at the time such lease is entered into shall not be treated as a capital lease.  If on any date prior to the date financial statements are delivered for the second full Fiscal Quarter following the Opening Date, the Borrower is required to be in compliance on a pro forma basis with the financial covenants in Section 6.07 in order to take, or omit to take, any action hereunder, such requirement shall be deemed to mean pro forma compliance with the financial covenant levels set forth in Section 6.07 for the second full Fiscal Quarter after the Opening Date.

SECTION 1.05                                      Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any instrument, document or agreement related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.06                                      Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.07                                      Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.08                                      Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments or other modifications, Funding Notices, Conversion/Continuation Notices, Letter of Credit Application, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

ARTICLE II

THE FACILITIES

SECTION 2.01                                      Term B Loans and Term C Loans.

(a)                                 Term B Loan Commitment.  Subject to the terms and conditions hereof, each Term B Lender severally agrees to make to the Borrower, and the Borrower may request, on the Closing Date, term loans in an aggregate principal amount of such Lender’s Term B Loan Commitment.  Notwithstanding any other provision of this Agreement, undrawn Term B Loan Commitments shall automatically terminate on the Closing Date upon the funding of Term B Loans pursuant to this Section 2.01(a).

(b)                                 Closing Date Term C Loan Commitment.  Subject to the terms and conditions hereof, each Term C Lender severally agrees to make to the Borrower, and the Borrower may request, on the Closing Date, term loans in an aggregate principal amount of such Lender’s Closing Date Term C Loan Commitment.  Notwithstanding any other provision of this Agreement, undrawn Closing Date Term C Loan Commitments shall automatically terminate on the Closing Date upon the funding of Term C Loans pursuant to this Section 2.01(b).

(c)                                  Delayed Draw Term C Loan Commitment.

(i)                                     On any Business Day during the Delayed Draw Term C Availability Period, subject to the terms and conditions hereof (including, without limitation, Section 4.02), each Term C Lender with a Delayed Draw Term C Loan Commitment severally agrees to make, on the date requested by the Borrower pursuant to a Funding Notice, a Term C Loan to the Borrower in a principal amount up to but not exceeding such Lender’s Delayed Draw Term C Loan Commitment.

(ii)                                  At any time during the Delayed Draw Term C Availability Period, subject to the satisfaction of the terms and conditions set forth herein, the Borrower may make a Borrowing under the Delayed Draw Term C Loan Commitments in the aggregate principal amount not to exceed (x) the amount to be then paid in connection with the Roadway Improvements with respect to which all necessary approvals, consents and Permits that are required by applicable Law are in full force and effect, plus (y) the amount of any payments to be then made to the California Department of Transportation to reimburse it for its costs, fees and expenses in connection with the Roadway Improvements, plus (z) the amount of any payments to be then made to the California Department of Transportation, Bureau of Indian Affairs and County of San Diego otherwise in satisfaction of the Borrower’s and the Tribe’s obligations in respect of the Roadway Improvements.

(iii)                               Notwithstanding any other provision of this Agreement, any outstanding Delayed Draw Term C Loan Commitments shall automatically terminate upon the Delayed Draw Term C Loan Facility being fully funded pursuant to this Section 2.01(c).

(iv)                              The initial Interest Period applicable to any Term C Loan made pursuant to the Delayed Draw Term C Loan Commitments shall begin on the funding date of such Term C Loan and end on the last day of an Interest Period applicable to the then-outstanding Term C Loans (and, if there are multiple Interest Periods applicable to the then-outstanding Term C Loans on such funding date, then such Term C Loan made pursuant to the Delayed Draw Term C Loan Commitments shall have multiple Interest Periods ending on the same days as such Interest Periods and with respect to amounts proportionate to the amounts of the then-outstanding Term C Loans applicable to such Interest Periods).

(v)                                 Once funded, the Loans made pursuant to this Section 2.01(c) shall be treated uniformly as Term C Loans.

(d)                                 Term B Loans and Term C Loans.  Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.11 through 2.14 and 2.25, (i) all amounts owed hereunder with respect to the Term B Loans shall be paid in full no later than the Term B Loan Maturity Date and (ii) all amounts owed hereunder with respect to the Closing Date Term C Loans and Delayed Draw Term C Loans shall be paid in full no later than the Term C Loan Maturity Date.

(e)                                  Borrowing Mechanics for Term B Loans and Term C Loans.  The Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than 12:00 p.m. (New York City time) at least one (1) Business Day prior to the requested date of any Borrowing under any Term B Loan Commitments or Term C Loan Commitments, in the case of ABR Loans, and at least three (3) Business Days prior to the requested date of any Borrowing under any Term B Loan Commitments or Term C Loan Commitments, in the case of LIBOR

Loans (in each case, or such later date and/or time as the Administrative Agent may agree), and in any case which requested date shall be a Business Day.  Except as otherwise provided herein, a Funding Notice for a Term B Loan or a Term C Loan shall be irrevocable and the Borrower shall be bound to make a Borrowing in accordance therewith.  Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each applicable Term B Lender or Term C Lender of the proposed Borrowing.  Each such applicable Term B Lender or Term C Lender shall be a Regulated Bank, an Exempt Entity or a Licensed Lender and shall make its Term B Loan or Term C Loan (as the case may be) available to the Administrative Agent not later than 1:00 p.m. (New York City time) on the Closing Date or requested date of funding, as applicable, by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office.  Upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent shall cause an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by the Administrative Agent from the Term Lenders to be credited as follows:

(i)                                     with respect to the Borrowing of the Term B Loans and Term C Loans on the Closing Date (A) $39,116,361.81 to the Credit Facilities Loan Proceeds Account, (B) $7,815,138.04 to the Credit Facilities Interest Reserve Account, (C) $0.00 to the Contingency Reserve Account, (D) $0.00 to the Cash Management Account, (E) $341,864,386.85 to repay PNG Advances in accordance with Section 6.04(c) and (F) $30,000,000 to repay Golden Indebtedness in accordance with Section 6.04(c); and

(ii)                                  with respect to any Borrowing under the Delayed Draw Term C Loan Commitments, to the account specified in the applicable Funding Notice.

(f)                                   Term C Loan Conversion.

(i)                                     On the fifth Business Day following the Administrative Agent’s receipt of the Compliance Certificate delivered pursuant to Section 5.01(e)(iii), (1) Delayed Draw Term C Loan Commitments in an aggregate principal amount equal to the lesser of (A) the entire unfunded amount of the Delayed Draw Term C Loan Commitments and (B) the Term C Loan Conversion Amount (and no Term C Loans or Delayed Draw Term C Loan Commitments shall be converted if the Term C Loan Conversion Amount is $0) shall be automatically (and without further action by any party) converted into delayed draw commitments under the Subordinated Loan Credit Agreement in respect of Subordinated Term Loans of like principal amount (such converted Delayed Draw Term C Loan Commitments, the “Converted Delayed Draw Term C Loan Commitments”) and (2) if the outstanding principal amount of the Delayed Draw Term C Loan Commitments is less than the Term C Loan Conversion Amount, Term C Loans in an amount equal to such shortfall shall be converted (such converted Term C Loans, the “Converted Term C Loans”) to Subordinated Term Loans of like principal amount (the date of such conversion, the “Term C Loan Conversion Date”; and such conversion transaction the “Term C Loan Conversion”).  The Term C Loan Conversion shall be applied on a pro rata basis, first, to the Delayed Draw Term C Loan Commitments of each Lender and, then, if Term C Loans are being converted, to the Term C Loans of each Term C Lender.  From and after the Term C Loan Conversion Date, the Converted Term C Loans (if any) and Converted Delayed Draw Term C Loan

Commitments (if any) shall no longer be “Closing Date Term C Loans,” “Delayed Draw Term C Loan Commitments,” “Term C Loans”, “Term Loans” or “Loans” hereunder, shall no longer be secured by the Collateral and shall not constitute part of the “Obligations” hereunder and under the other Loan Documents, but shall instead constitute “Loans” and “Delayed Draw Commitments” under the Converted Subordinated Loan Credit Agreement and “Subordinated Obligations” under the Subordinated Loan Subordination Agreement.  The Borrower shall pay all accrued and unpaid interest on the Converted Term C Loans, all accrued and unpaid commitment fees on the Converted Delayed Draw Term C Loan Commitments, and any amounts due under Section 2.17(c) as a result of the Term C Loan Conversion, and on the Term C Loan Conversion Date.

(ii)                                  [Reserved].

(iii)                               The Loan Parties and Term C Lenders agree to take all steps necessary or reasonably required by the Administrative Agent to effectuate the Term C Loan Conversion (if any).  The Administrative Agent shall be permitted to make such adjustments in the Register as it deems reasonably necessary to reflect the consummation of the Term C Loan Conversion (if any).

(iv)                              Following delivery of the Compliance Certificate pursuant to Section 5.01(e)(iii), the Borrower shall (i) promptly permit the authorized representatives designated by the Administrative Agent or any Term B Lender to inspect, copy and take extracts from the Borrower’s and the other Loan Parties’ financial records, and to discuss the Borrower’s and the other Loan Parties’ financial records and accounts with the Borrower’s and the other Loan Parties’ officers and independent public accountants in accordance with Section 5.07  and (ii) promptly provide additional financial information or financial statements as may be reasonably requested by the Administrative Agent or any Term B Lender, in each case, for the purpose of confirming or contesting the calculations of the Term C Loan Conversion Amount. In the event that the Required Class Lenders for the Term B Loans disagree with the calculation of the Term C Loan Conversion Amount set forth in the Compliance Certificate delivered pursuant to Section 5.01(e)(iii), such Required Class Lenders may, by written notice delivered to the Administrative Agent, the Manager and the Borrower within thirty (30) days after the receipt of such Compliance Certificate by the Administrative Agent require that any or all of the amounts or calculations set forth in such Compliance Certificate or the financial statements attached thereto be audited by a “big-4” accounting firm.  If such Required Class Lenders timely deliver such notice, then, within five (5) business days of delivery of such notice, the Required Class Lenders for the Term B Loans and the Required Class Lenders for the Term C Loans shall each select a “big-4” accounting firm, and, within five (5) business days of such selections, such accounting firms shall select a third “big-4” accounting firm, which shall perform such audit only on the disputed amounts or calculations and shall deliver the results of such audit to the Borrower, the Administrative Agent, the Manager and the Lenders within fifteen (15) Business Days of such selection (it being understood and agreed that the failure of such “big-4” accounting firm to deliver such audit within fifteen (15) Business Days shall not constitute a Default or Event of Default hereunder).  The fees costs and expenses associated with any such inspections and/or audit shall be paid (1) by the Borrower, in the event such accounting firm determines that Consolidated Adjusted EBITDA for the period from the Project Opening Date through the date that is 365 days after the Project Opening Date, taken as one accounting period, is less than 98% of Consolidated Adjusted EBITDA for such period as set forth in such Compliance Certificate or (2) otherwise, by the Term B Lenders, allocated to such Lenders based on their Pro Rata Share of the Term B Loans.

(v)                                 In the event that any financial statement attached to, or certification contained in, the Compliance Certificate delivered pursuant to Section 5.01(e)(iii) is shown, whether by an audit pursuant to clause (iv) above or otherwise, to be inaccurate, and such inaccuracy, if corrected, would have led to the conversion of a greater or lesser principal amount of Term C Loans into Subordinated Term Loans and/or Delayed Draw Term C Loan Commitments into Converted Subordinated Commitments, then the Borrower shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such period that contains a corrected calculation of the Term C Loan Conversion Amount and that attaches corrected financial statements.

(vi)                              Upon the Administrative Agent’s receipt of a corrected Compliance Certificate pursuant to clause (v) above, the principal amount of Term C Loans converted to Subordinated Term Loans and/or Delayed Draw Term C Loan Commitments converted to Converted Subordinated Commitments under Section 2.01(f)(i) shall be automatically and retroactively (to the Term C Loan Conversion Date) increased or decreased (as the case may be) by such amount as may be required to cause the corrected Term C Loan Conversion Amount to have been converted to Subordinated Term Loans and/or Converted Subordinated Commitments, as applicable, on the Term C Loan Conversion Date, and the Borrower shall make any additional payments that may be required in order to give such conversion retroactive effect.  It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Loan Documents.

SECTION 2.02                                      Revolving Loans.

(a)                                 Revolving Commitments.  From time to time during the Revolving Commitment Period and subject to the terms and conditions hereof, each Revolving Lender severally agrees that it is a Regulated Bank and agrees to make Revolving Loans to the Borrower in an aggregate principal amount at any time outstanding up to but not exceeding such Revolving Lender’s Revolving Commitment; provided that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect.  Amounts borrowed pursuant to this Section 2.02 may be repaid and reborrowed during the Revolving Commitment Period.  Each Revolving Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall, subject to Sections 2.12 through 2.14, be paid in full no later than such date.

(b)                                 Borrowing Mechanics for Revolving Loans.

(i)                                     Except pursuant to Section 2.04(d), Revolving Loans that are ABR Loans shall be made in an aggregate minimum amount of $250,000 and integral multiples of $50,000 in excess of that amount (or, if the then remaining available Revolving Commitments is less than such thresholds, such available amount), and Revolving Loans that are LIBOR Loans shall be made in an aggregate minimum amount of $250,000 and integral multiples of $50,000 in excess of that amount;

(ii)                                  Whenever the Borrower desires that Revolving Lenders make Revolving Loans, the Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than 12:00 p.m. (New York City time) at least three (3) Business Days in advance of the proposed Credit Date in the case of a LIBOR Loan, and at least one (1) Business Day (in each case, or such date and/or time as the Administrative Agent may agree) in advance of the proposed Credit Date in the case of an ABR Loan.  Except as otherwise provided herein, a Funding Notice for a Revolving Loan shall be irrevocable, and the Borrower shall be bound to make a Borrowing in accordance therewith;

(iii)                               Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Revolving Lender’s Pro Rata Share thereof, together with the applicable interest rate (if already determined), shall be promptly provided by the Administrative Agent to each applicable Revolving Lender; and

(iv)                              Each Revolving Lender shall make the amount of its Revolving Loan available to the Administrative Agent not later than 1:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by the Administrative Agent from the Revolving Lenders to be credited to an account of the Borrower identified in the applicable Funding Notice.

SECTION 2.03                                      Swingline Loans.

(a)                                 Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Commitment Period (subject to the last sentence of Section 2.02(a)), in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit or (ii) the Total Utilization of Revolving Commitments exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)                                 Borrowing Mechanics for Swingline Loans.

(i)                                     Each Swingline Loan shall be an ABR Loan.  Each Swingline Loan shall be not less than $250,000 and if greater than such amount shall be in an amount that is an integral multiple of $50,000;

(ii)                                  Whenever the Borrower desires that the Swingline Lender make Swingline Loans, the Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than 2:00 p.m. (New York City time) on the day of the proposed Credit Date.  Except as otherwise provided herein, a Funding Notice for a Swingline Loan shall be irrevocable, and the Borrower shall be bound to make a Borrowing in accordance therewith;

(iii)                               The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by wire transfer of immediately available funds to the account set forth in the applicable Funding Notice by 3:00 p.m. (New York City time), on the requested date of such Swingline Loan; and

(iv)                              The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m. (New York City time), on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute, irrevocable and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.04                                      Issuance of Letters of Credit and Purchase of Participations Therein.

(a)                                 Letters of Credit.  From time to time during the Revolving Commitment Period, and subject to the terms and conditions hereof, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower and on behalf of the Borrower or any other Loan Party in an aggregate amount at any time outstanding up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to the Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any Letter of Credit have an expiration date later than the earlier of (1) five (5) Business Days prior to the date set forth in clause (a) of the definition of “Revolving Commitment Termination Date” (except for any Letter of Credit that the Borrower has agreed to Cash Collateralize in an amount equal to the Minimum Collateral Amount or otherwise backstop (with a letter of credit on customary terms) to the Issuing Bank’s and the Administrative Agent’s reasonable satisfaction on or prior to such date) and (2) the date which is one year from the date of issuance of such Letter of Credit, unless, in the case of this clause (2), the Required Revolving Facility Lenders have approved such expiry date in writing (but never beyond the date referred to in clause (1), subject to the ability of the Issuing Bank to agree that a Letter of Credit will be automatically extended pursuant to the following sentence), and (vi) each Letter of Credit shall be subject to ISP98, as set forth in the application for such Letter of Credit or as determined by the Issuing Bank, and, to the extent not inconsistent therewith, with the laws of the State of New York.  Subject to the foregoing, the Issuing Bank may agree that a Letter of Credit will automatically be extended for one or more successive periods, in any event not to exceed one year each or extend beyond the date set forth in clause (v)(1) above, except for any Letter of Credit that the Borrower has agreed to Cash Collateralize in an amount equal to the Minimum Collateral Amount or otherwise backstop (with a letter of credit on customary terms) to the Issuing Bank’s and the Administrative Agent’s reasonable satisfaction, on or prior to the date referred to in clause (v)(1) and unless the Issuing Bank elects not to extend for any such additional period; provided, the Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time the Issuing Bank must elect to allow such extension (unless the Required Revolving Facility Lenders otherwise agree).  Only sight drawings shall be permitted under Letters of Credit.  Notwithstanding anything to the contrary contained herein, the Borrower shall have no right to request, and the Issuing Bank shall not issue, Letters of Credit on the Closing Date.

(b)                                 Notice of Issuance and Amendment.  Whenever the Borrower desires the issuance, amendment, extension or renewal of a Letter of Credit, it shall deliver to the Issuing Bank, with a copy to the Administrative Agent, an Issuance/Amendment Notice no later than 12:00 p.m. (New York City time) at least five (5) Business Days, or in each case such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance.  Any such delivery may be by facsimile or other electronic image scan transmission (e.g., “pdf”).  Upon satisfaction or waiver of the conditions set forth in Section 4.02, the Issuing Bank shall issue or implement such requested Letter of Credit or such amendment, extension or renewal only in accordance with the Issuing Bank’s standard operating procedures.  Upon the issuance of any Letter of Credit or amendment, extension or renewal to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent and the Borrower thereof, in writing, which notice shall be accompanied by a copy of such Letter of Credit or such amendment, extension or renewal.

(c)                                  Responsibility of the Issuing Bank With Respect to Requests for Drawings and Payments.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to determine whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.  The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank (as determined by a court of competent jurisdiction by final and nonappealable judgment), the Issuing Bank shall be deemed to have exercised reasonable care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.  In addition, as between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank, by the respective beneficiaries or transferees of such Letters of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  In furtherance and not in limitation of the foregoing, none of the Administrative Agent, the Issuing Bank, any of their respective Related Parties nor any corresponding, participant or assignee of the Issuing Bank shall be responsible for: (i) the form, validity, sufficiency, accuracy, due execution, effectiveness, enforceability, genuineness or legal effect of any document related to any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder.  Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents or certificates delivered thereunder shall not give rise to any liability on the part of the Issuing Bank to the Borrower or any other Loan Party; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which were caused by the Issuing Bank’s willful misconduct, bad faith or gross negligence or material breach of any Loan Document or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final non-appealable judgment of a court of competent jurisdiction.

(d)                                 Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit.  In the event the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse the Issuing Bank within one (1) Business Day after the date on which such notice is provided to the Borrower or, if such notice is provided after 1:00 p.m. on a Business Day or on a day that is not a Business Day, two (2) Business Days from when such notice is provided (the “Reimbursement Date”), in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 12:00 p.m. (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting the Revolving Lenders to make Revolving Loans that are ABR Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.02, the Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are ABR Loans in the amount of such honored drawing, the proceeds of which shall be made available to, and applied directly by, the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; and provided, further, if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received.  Nothing in this Section 2.04(d) shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this Section 2.04(d).

(e)                                  Revolving Lenders’ Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.  In the event that the Borrower shall fail for any reason to reimburse the Issuing Bank as provided in

Section 2.04(d), the Issuing Bank shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share of such unreimbursed amount.  Each Lender shall make available to the Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the Principal Office of the Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such Principal Office of the Issuing Bank is located) after the date notified by the Issuing Bank.  In the event that any Revolving Lender fails to make available to the Issuing Bank on such business day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this Section 2.04(e), the Issuing Bank shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter at the Alternate Base Rate.  Nothing in this Section 2.04(e) shall be deemed to prejudice the right of any Revolving Lender to recover from the Issuing Bank any amounts made available by such Revolving Lender to the Issuing Bank pursuant to this Section 2.04(e) in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Revolving Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank (as determined by a court of competent jurisdiction by final and nonappealable judgment).  In the event the Issuing Bank shall have been reimbursed by other Revolving Lenders pursuant to this Section 2.04(e) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, the Issuing Bank shall distribute to each Revolving Lender which has paid all amounts payable by it under this Section 2.04(e) with respect to such honored drawing such Revolving Lender’s Pro Rata Share of all payments subsequently received by the Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received.

(f)                                   Obligations Absolute.  The obligation of the Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to Section 2.04(d) and the obligations of Revolving Lenders under Section 2.04(e) shall be unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the Borrower or any Revolving Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, any Revolving Lender or any other Person or, in the case of a Revolving Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of the other Loan Parties and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any other Loan Party; (vi) any breach hereof or any other Loan Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of

Default or a Default shall have occurred and be continuing; provided, in each case, that payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Bank under the circumstances in question (such gross negligence or willful misconduct to have been as determined by a court of competent jurisdiction by final and nonappealable judgment).

(g)                                  Applicability of ISP98.  Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP98 shall apply to each Letter of Credit.  Notwithstanding the foregoing, the Issuing Bank shall not be responsible to the Borrower for, and the Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP98, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade — International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)                                 Conflict with Letter of Credit Documents.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit, Letter of Credit Application or any other document, agreement or instrument entered into by the Issuing Bank and the Borrower (or a Subsidiary of the Borrower) or in favor of the Issuing Bank and relating to a Letter of Credit, the terms hereof shall control.

(i)                                     Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of a Subsidiary, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit in support of the obligations of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.05                                      Pro Rata Shares; Availability of Funds.

(a)                                 Pro Rata Shares.  All Loans shall be converted and continued or made, as the case may be, and all participations pursuant to Sections 2.03(b)(iv) and 2.04(e) shall be purchased, by the applicable Lenders simultaneously and proportionately to their respective Pro Rata Shares of the applicable Class or Classes, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.  Each Lender agrees that, in computing such Lender’s portion of any Loans or other extensions of credit to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s Pro Rata Share of such Loans or other extensions of credit to the next higher or lower whole Dollar amount.

(b)                                 Availability of Funds.  Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Alternate Base Rate.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall promptly pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for ABR Loans for such Series of Loans.  Nothing in this Section 2.05(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.  In the event any Loan proceeds received by the Administrative Agent in accordance with this Agreement are not delivered to the Borrower as a result of any condition precedent herein specified not having been met, the Administrative Agent shall return the amounts so received to the Lenders who delivered such Loan proceeds to the Administrative Agent.

SECTION 2.06                                      Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)                                 Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof and interest payable and paid to such Lender from time to time hereunder.  Any such recordation shall be prima facie evidence of the matters so recorded, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower’s Obligations in respect of any Loans.

(b)                                 Register.  The Administrative Agent shall, acting solely for purposes of this Section 2.06(b) on behalf of and as agent for the Borrower, maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans, including in each case, principal and interest thereof, of each Lender from time to time (the “Register”).  The Register shall be available for inspection by the Borrower or any Lender (but only to the extent of entries in the Register that are applicable to such Lender) at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall record in the Register the Commitments and the Loans and, with respect to each Loan, the Series of Loan thereof, the Type of Loan thereof and, if applicable, the Interest Period applicable thereto, each repayment or prepayment in respect of the principal amount of the Loans, interest payable and paid from time to time thereon, and each assignment thereof pursuant to Section 9.04(c).  The entries in the Register shall be conclusive absent manifest error, and the

Borrower, the Administrative Agent and the Lenders hereunder shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s representative and agent solely for purposes of maintaining the Register as provided in this Section 2.06(b).  This Section 2.06(b) shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Tax Code (and any other relevant or successor provisions of the Tax Code).

(c)                                  Notes.  If so requested by any Lender by written notice to the Borrower at least two (2) Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.04) on the Closing Date (or, if such notice is delivered less than two (2) Business Days prior to or after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term B Loan, Term C Loan, Incremental Term Loan, Revolving Loan or Swingline Loan, as the case may be.

SECTION 2.07                                      Interest on Loans.

(a)                                 Except as otherwise set forth herein, each Series of Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows: (i) in the case of Term B Loans, Term C Loans and Revolving Loans:  (1) if an ABR Loan, at the Alternate Base Rate plus the Applicable Margin, or (2) if a LIBOR Loan, at the Adjusted LIBO Rate plus the Applicable Margin; (ii) in the case of Swingline Loans, at the Alternate Base Rate plus the Applicable Margin; (iii) in the case of Incremental Term Loans, at the rate of interest determined in accordance with Section 2.24; and (iv) in the case of Extended Term Loans, at the rate of interest determined in accordance with Section 2.25.

(b)                                 The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Loan, shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be an ABR Loan.

(c)                                  In connection with LIBOR Loans there shall be no more than six (6) Interest Periods outstanding at any time.  In the event the Borrower fails to specify between an ABR Loan or a LIBOR Loan in the applicable Funding Notice or Conversion/Continuation Notice (or, in the case of the conversion or continuation of a Loan, fails to deliver a Conversion/Continuation Notice with respect thereto), such Loan (if outstanding as a LIBOR Loan) will be automatically converted into a LIBOR Loan with an Interest Period of one month (or if outstanding as an ABR Loan will remain as an ABR Loan).  In the event the Borrower fails to specify an Interest Period for any LIBOR Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest

Period of one month.  As soon as practicable on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof to the Borrower and each applicable Lender.

(d)                                 Interest payable pursuant to Section 2.07(a) shall be computed (i) in the case of ABR Loans, the rate of interest on which is calculated on the basis of the Prime Rate, on the basis of a 365/366-day year for the actual number of days elapsed (including the first day but excluding the last day) in the period during which such interest accrues, and (ii) in the case of ABR Loans, the rate of interest on which is calculated on the basis of the Federal Funds Rate or clause (c) of the definition of Alternate Base Rate, and in the case of LIBOR Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed (including the first day but excluding the last day) in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such ABR Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted to a LIBOR Loan, the date of conversion of such ABR Loan to such LIBOR Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)                                  Except as otherwise set forth herein, interest on each Loan shall be payable, in Cash, in arrears (i) on each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, other than any prepayment pursuant to Section 2.13(c), whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity; provided, however, with respect to any prepayment of an ABR Revolving Loan that is not accompanied by a termination of all Revolving Commitments, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f)                                   Without limiting Section 2.09, the Borrower agrees to pay to the Issuing Bank, with respect to drawings honored under any Letter of Credit, interest in Cash on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to (but excluding) the date such amount is reimbursed by or on behalf of the Borrower or the Revolving Lenders at a rate equal to the Alternate Base Rate in effect from time to time plus the Applicable Margin with respect to Revolving Loans that are ABR Loans.

(g)                                  Interest payable pursuant to Section 2.07(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed (including the first day but excluding the last day) in the period during which such interest accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.  Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to Section 2.07(f), the Issuing Bank shall pay to the Administrative Agent for distribution to each Revolving Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to (but excluding) the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit.  In the event the Issuing Bank shall have been reimbursed by Revolving Lenders for all or any portion of such honored drawing, the Issuing Bank shall pay to the Administrative Agent for distribution to each Revolving Lender which has paid all amounts payable by it under Section 2.04(e) with respect to such honored drawing such Revolving Lender’s Pro Rata Share of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by Revolving Lenders for the period from the date on which the Issuing Bank was so reimbursed by Revolving Lenders to (but excluding) the date on which such portion of such honored drawing is reimbursed by the Borrower.

SECTION 2.08                                      Conversion/Continuation.

(a)                                 Subject to Section 2.17, the Borrower may (provided that, if an Event of Default has occurred and is continuing, the Administrative Agent may (and at the request of the Required Lenders shall) by written notice to the Borrower suspend the Borrower’s right to convert or continue Loans as LIBOR Loans pursuant to this Section 2.08(a)):

(i)                                     convert at any time all or any part of any Loan in a minimum amount equal to $250,000 and integral multiples of $50,000 in excess of that amount from one Type of Loan to another Type of Loan; provided that, a LIBOR Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Loan unless the Borrower shall pay all amounts due under Section 2.17 in connection with any such conversion; or

(ii)                                  upon the expiration of any Interest Period applicable to any LIBOR Loan, continue all or any portion of such Loan in a minimum amount equal to $250,000 and integral multiples of $50,000 in excess of that amount as a LIBOR Loan.

(b)                                 In order to exercise any conversion option pursuant to Section 2.08(a)(i) or continuation option pursuant to Section 2.08(a)(ii), the Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 12:00 p.m. (New York City time) at least one (1) Business Day in advance of the proposed conversion date (in the case of a conversion to an ABR Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Loans shall be irrevocable, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.  If the Borrower shall fail to give any required notice as described in this Section 2.08(b) or if such continuation is not permitted pursuant to Section 2.08(a), such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

SECTION 2.09                                      Default Interest.  Upon the occurrence and during the continuance of any Event of Default described in Section 7.01(b), (c) (with respect to interest only), (h) or (i), the principal amount of all Loans outstanding and, to the extent not paid when due, any interest payments on the Loans and any Fees or other amounts owed under the Loan Documents shall in each case thereafter bear interest (including post-petition interest in any proceeding under the

Debtor Relief Laws) payable on demand in Cash at a rate that is equal to the lesser of (a) 5.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such Fees and other amounts, at a rate which is 5.0% per annum in excess of the interest rate otherwise payable hereunder for ABR Revolving Loans) and (b) the maximum rate of interest permitted under applicable law; provided, in the case of LIBOR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Loans shall thereupon become ABR Loans and shall thereafter bear interest payable upon demand at a rate which is equal to the lesser of (i) 5.0% per annum in excess of the interest rate otherwise payable hereunder for ABR Loans and (ii) the maximum rate of interest permitted under applicable law.  Payment or acceptance of the increased rates of interest provided for in this Section 2.09 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

SECTION 2.10                                      Fees.

(a)                                 The Borrower agrees to pay each Term B Lender, on the Closing Date, upfront fees equal to such Term B Lender’s Term B Loan Commitment multiplied by 3.2%.

(b)                                 The Borrower agrees to pay commitment fees to each Term C Lender holding a Delayed Draw Term C Loan Commitment for each day during the Delayed Draw Term C Availability Period equal to (i) the undrawn amount of such Term C Lender’s Delayed Draw Term C Loan Commitment as of such day, multiplied by (ii) a rate equal to 2.25% per annum.

(c)                                  The Borrower agrees to pay to each Revolving Lender:

(i)                                     commitment fees for each day during the period from and including the Closing Date to the last day of the Revolving Commitment Period equal to (A) the daily difference between (x) such Revolving Lender’s Revolving Commitment, and (y) such Revolving Lender’s Pro Rata Share of the Total Utilization of Revolving Commitments, multiplied by (B) the Applicable Fee Rate for the Revolving Credit Facility; and

(ii)                                  letter of credit fees for each day during the period from and including the Closing Date to the last day of the Revolving Commitment Period equal to (A) the Applicable Margin for LIBOR Revolving Loans multiplied by (B) such Revolving Lender’s Pro Rata Share of the aggregate face amount of all Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

(d)                                 The Borrower agrees to pay to the Issuing Bank, the following fees:

(i)                                     a fronting fee for each day during the period from and including the Closing Date to the last day of the Revolving Commitment Period equal to 0.125% per annum, times the aggregate face amount of all outstanding Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination); and

(ii)                                  such documentary and processing charges for any issuance, amendment, extension, renewal, transfer or payment of a Letter of Credit as are in accordance with the Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, extension, renewal, transfer or payment, as the case may be.

(e)                                  All fees referred to in Section 2.10(a), Section 2.10(b) and Section 2.10(c) shall be paid to the Administrative Agent in Cash at its Principal Office, and upon receipt, the Administrative Agent shall promptly distribute the same to each applicable Lender.  All fees referred to in Section 2.10(d) shall be paid to the Issuing Bank in Cash at its Principal Office for its own account.

(f)                                   All fees referred to in Sections 2.10(b), 2.10(c)(i), 2.10(c)(ii) and 2.10(d)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day) and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December of each year commencing on the first such date of the first full Fiscal Quarter to occur after the Closing Date and until the last day of the Revolving Commitment Period in the case of Sections 2.10(c)(i), 2.10(c)(ii) and 2.10(d)(i) and until the last day of the Delayed Draw Term C Availability Period in the case of Section 2.10(b). Such fees shall also be payable on the Revolving Commitment Termination Date in the case of Sections 2.10(c)(i), 2.10(c)(ii) and 2.10(d)(i) and on the date on which any Term C Loans are funded pursuant to the Delayed Draw Term C Loan Commitments and on the last day of the Delayed Draw Term C Availability Period in the case of Section 2.10(b).  Additionally, on the date of each termination or reduction of Commitments (whether voluntary or mandatory), the Borrower shall pay the applicable fees set forth in Section 2.10(b) or Section 2.10(c)(i), as the case may be, with respect to the amount of the Commitments so terminated or reduced accrued to, but excluding, the date of such termination or reduction.

(g)                                  In addition to any of the foregoing fees, the Borrower agrees to pay to the Administrative Agent and the Joint Lead Arrangers such other fees in the amounts and at the times separately agreed upon (including in the Engagement Letter).  Once paid, none of the fees referred to in this Section 2.10 shall be refundable under any circumstances absent manifest error in the calculation of such fees.

SECTION 2.11                                      Scheduled Payments of Term Loans.

(a)                                 Term B Loans.

(i)                                     The principal amount of the Term B Loans shall be repaid in installments (each, an “Installment”) on each Installment Date.  Subject to the provisions of Section 2.11(a)(ii)(x), the amount of each Installment payable on each Installment Date prior to the Term B Loan Maturity Date shall be equal to 0.25% of the initial aggregate amount of the Term B Loans on the Closing Date, and the remainder of the outstanding principal amount of the Term B Loans shall be payable on the Term B Loan Maturity Date.

(ii)                                  Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term B Loans after the Closing Date in accordance with Sections 2.12 through 2.14; and (y) the Term B Loans, together with all other amounts owed hereunder and under the other Loan Documents with respect thereto, shall, in any event, be paid in full on the Term B Loan Maturity Date.

(b)                                 Term C Loans.

(i)                                     The principal amount of the Term C Loans shall be repaid in Installments on each Installment Date.  Subject to the provisions of Section 2.11(b)(ii)(x), the amount of each Installment payable on each Installment Date prior to the Term C Loan Maturity Date shall be equal to the sum of (i) as of any date of determination, 0.25% of an amount equal to (x) the initial aggregate amount of the Term C Loans on the Closing Date minus (y) the aggregate principal amount of all Term C Loans that have been converted to Subordinated Term Loans on or prior to such date of determination, plus (ii) 0.25% (adjusted in accordance with customary market practice to provide for the “fungibility” of such Term C Loans) of the initial aggregate principal amount of any Term C Loans made to the Borrower pursuant to the Delayed Draw Term C Loan Commitments, plus (iii) 0.25% (adjusted in accordance with customary market practice to provide for the “fungibility” of such Term C Loans) of the initial aggregate principal amount of any Additional Term C Loans made pursuant to Section 2.26, and the remainder of the outstanding principal amount of the Term C Loans shall be payable on the Term C Loan Maturity Date.

(ii)                                  Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term C Loans after the Closing Date in accordance with Sections 2.12 through 2.14; and (y) the Term C Loans, together with all other amounts owed hereunder and under the other Loan Documents with respect thereto, shall, in any event, be paid in full on the Term C Loan Maturity Date.

(c)                                  In the event any Incremental Term Loans or Extended Term Loans are made, such Incremental Term Loans or Extended Term Loans shall, subject to Section 2.24(d) and Section 2.25, as applicable, be repaid on each Installment Date occurring on or after the applicable Increased Amount Date or Extension Date, as applicable, in an amount equal to the scheduled installment in respect thereof, which installments are to be determined at the time of the borrowing of any such Incremental Term Loans or Extended Term Loans.

SECTION 2.12                                      Voluntary Prepayments/Commitment Reductions/Prepayment Premiums.

(a)                                 Voluntary Prepayments.

(i)                                     Any time and from time to time:

(1)                                 with respect to ABR Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part; provided that each partial prepayment shall be in an aggregate minimum amount of $500,000 and integral multiples of $50,000 in excess of that amount; and

(2)                                 with respect to LIBOR Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part; provided that each partial prepayment shall be in an aggregate minimum amount of $500,000 and integral multiples of $50,000 in excess of that amount;

provided that, prior to the Opening Date, the Borrower may make such prepayments only so long as it will continue to be In Balance after giving effect to such prepayment.

(ii)                                  All such prepayments shall be made:

(1)                                 upon not less than one (1) Business Day’s prior written notice (or such shorter time as the Administrative Agent in its reasonable discretion may agree to) in the case of ABR Loans; and

(2)                                 upon not less than three (3) Business Days’ prior written notice (or such shorter time as the Administrative Agent in its reasonable discretion may agree to) in the case of LIBOR Loans;

in each case given to the Administrative Agent by 12:00 p.m. (New York City time) on the date required (and the Administrative Agent will promptly notify each applicable Lender) and specifying the principal amount of the Loans to be prepaid and the applicable prepayment date.  Upon the giving of any such notice, the principal amount of the Loans specified in such notice (without premium or penalty except as set forth in Section 2.12(c), but together with any amounts required to be paid in connection therewith under Section 2.07(e) or Section 2.17(c)) shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the incurrence of Indebtedness, receipt of a capital contribution or issuance of Capital Stock or an Investment, acquisition or sale, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied, and if such notice is so revoked, such principal amount and other amounts will not be due and payable.  Any such voluntary prepayment shall be applied as specified in Sections 2.14(a) and (c).

(b)                                 Voluntary Commitment Reductions.

(i)                                     The Borrower may, upon not less than three (3) Business Days’ prior written notice to the Administrative Agent (or such shorter time as the Administrative Agent, in its reasonable discretion, may agree to), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess of that amount.

(ii)                                  The Borrower may, upon not less than three (3) Business Days’ prior written notice to the Administrative Agent (or such shorter time as the Administrative Agent, in its reasonable discretion, may agree to), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Delayed Draw Term C Loan Commitments; provided that (1) any such partial reduction of the Delayed Draw Term C Loan Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess of that amount and (2) the Borrower’s and the Tribe’s obligations in respect of the Roadway Improvements have been satisfied (which, without limitation, may be accomplished through making payment to the California Department of Transportation to reimburse it for its costs, fees and expenses in connection with the Roadway Improvements or making other payments to the California Department of Transportation, Bureau of Indian Affairs or County of San Diego in satisfaction of such obligations), as certified by a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent (including backup documentation).

(iii)                               The Borrower’s notice to the Administrative Agent with respect to any such Commitment reduction shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments or Delayed Draw Term C Loan Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Revolving Commitment or Delayed Draw Term C Loan Commitments, as applicable, of each Lender proportionately to its Pro Rata Share thereof; provided that a notice of termination of all Commitments delivered by the Borrower to the Administrative Agent may state that such notice is conditioned upon the incurrence of Indebtedness, receipt of a capital contribution or issuance of Capital Stock or an Investment, acquisition or sale, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified termination date) if such condition is not satisfied, and if such notice is revoked, such termination or reduction will not become effective.

(c)                                  Repayment Premium.  Without prejudice to the limitations on the ability of the Borrower to prepay the Loans as set forth herein, in the event that the Term B Loans are prepaid or repaid in whole or in part, whether pursuant to this Section 2.12 or otherwise (including following an acceleration of the maturity of the Term B Loans) but (x) excluding repayments made pursuant to Section 2.11, 2.12(d) or 2.13 (other than Section 2.13(b)) and Sections 4.5, 4.6, 4.7 or 4.8 of the Disbursement Agreement and (y) for the avoidance of doubt, excluding any purchase or prepayment of Term B Loans pursuant to Section 9.04(h), in each case, on or prior to the forty-five month anniversary of the Closing Date, such prepayment or repayment following acceleration shall be accompanied by a premium equal to:

(i)                                     at any time on or prior to the twenty-one month anniversary of the Closing Date, then the Borrower shall pay a fee in an amount equal to the sum of (x) the

Applicable Premium as of such date plus (y) 4.0% of the aggregate principal amount of such prepayment or repayment following acceleration of Term B Loans;

(ii)                                  at any time after the twenty-one month anniversary of the Closing Date but on or prior to the thirty-three month anniversary of the Closing Date, then the Borrower shall pay a fee in an amount equal to 4.0% of the aggregate principal amount of such prepayment or repayment following acceleration of Term B Loans;

(iii)                               at any time after the thirty-three month anniversary of the Closing Date but on or prior to the forty-five month anniversary of the Closing Date, then the Borrower shall pay a fee in an amount equal to 1.0% of the aggregate principal amount of such prepayment or repayment following acceleration of Term B Loans; and

(iv)                              at any time after the forty-five month anniversary of the Closing Date, then no fee shall be required.

Notwithstanding the foregoing, in the event that the Borrower prepays Term Loans (any such prepayment, a “Specified Prepayment”) pursuant to Sections 4.5, 4.6, 4.7 or 4.8 of the Disbursement Agreement, then the Borrower shall not be required to pay any such fees referred to in this Section 2.12(c) in connection with such prepayment.

The fees referred to in this Section 2.12(c) shall be paid to the Administrative Agent in Cash at its Principal Office upon any applicable prepayment or acceleration and upon receipt, the Administrative Agent shall promptly distribute the same to the Term B Lenders.

(d)                                 Prepayments of Term B Loans, Term C Loans with Retained ECF.  From time to time prior to the forty-five month anniversary of the Closing Date the Borrower may offer to prepay the Term B Loans and Term C Loans (pro rata to each such Class of Term Loans then outstanding) at par plus accrued interest thereon together with any amounts required to be paid under Section 2.07(e) or 2.17(c) in an amount not to exceed the Retained ECF Amount at such time.  The Borrower shall provide notice of any such offer to the Administrative Agent, who shall promptly, and in any event within one (1) Business Day of receipt, provide such notice to the holders of the Term B Loans and Term C Loans.  Any such notice shall specify the aggregate amount offered to prepay the Term B Loans and Term C Loans.  Each holder of a Term B Loan may elect, in its sole discretion, to reject such prepayment offer with respect to an amount equal to or less than an amount equal to the aggregate amount so offered to prepay the Term B Loans times a fraction, the numerator of which is the principal amount of Term B Loans owed to such holder and the denominator of which is the principal amount of Term B Loans outstanding.  Each holder of a Term C Loan shall be deemed to automatically accept such prepayment offer in respect of the Term C Loans held by such holder, and shall not have the right to reject such prepayment offer.  Any rejection of such offer by a Term B Lender must be evidenced by written notice delivered to the Administrative Agent within seven (7) Business Days of receipt of the offer for prepayment, specifying an amount of such prepayment offer rejected by such holder, if any.  The failure by any Term B Lender to give such notice will constitute an election by such Term B Lender to accept such offer.  Any portion of such prepayment offer so accepted (or deemed accepted) shall be applied to prepay the Term B Loans and Term C Loans held by the applicable holders on the date that is ten (10) Business Days after the date of the Borrower’s delivery of notice of the offer to prepay.  The Administrative Agent shall provide notice of the amount of such rejected payments by Term B Lenders to all Lenders and holders of Subordinated Loans no later than the date eight (8) Business Days following notice of such prepayment offer.  Any portion of such prepayment offer rejected by the Term B Lenders shall be used by the Borrower to prepay Term C Loans and/or Subordinated Loans (as directed in writing by the Manager or, if the Manager is no longer San Diego Gaming Ventures, LLC or one of its Affiliates, as directed in writing by the holders of a majority of the outstanding Term C Loans and Subordinated Loans delivered no later than the date that is nine (9) Business Days after the date of the Borrower’s delivery of notice of the offer to prepay) on the date that is ten (10) Business Days after the date of the Borrower’s delivery of the notice to prepay.  Any prepayment under this Section 2.12(d) of a Class of Term Loans shall be applied to the remaining principal installments thereof on a pro rata basis and in accordance with Section 2.14(c).

SECTION 2.13                                      Mandatory Prepayments / Commitment Reductions and Terminations.

(a)                                 Not later than (i) five (5) Business Days following the receipt of Net Cash Proceeds of any Asset Sale or (ii) the later of (x) thirty (30) Business Days after the occurrence of any Recovery Event and (y) five (5) Business Days following the receipt of Net Cash Proceeds therefrom, the Borrower shall (or shall cause the applicable Subsidiary to) apply an amount equal to such Net Cash Proceeds received with respect thereto in accordance with Section 2.14(b); provided that, so long as no Default shall then exist or would arise therefrom;

(i)                                     in the case of Net Cash Proceeds of any Asset Sale, such Net Cash Proceeds shall not be required to be so applied on such date to the extent that the Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent on or prior to the date such prepayment would otherwise be required stating that such Net Cash Proceeds are intended to be reinvested in assets useful in, or used to repair or restore assets used or useable in, the business of the Borrower or any other Loan Party (or if such Net Cash Proceeds arise from an Asset Sale of, a Subsidiary that is not a Loan Party, the business of the Borrower and its Subsidiaries) within 12 months following the date such Net Cash Proceeds are received by the Borrower or one of its Subsidiaries; provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such twelve (12) month period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.13(a) (it being understood that, if within such twelve (12) month period the Borrower (or one of its Subsidiaries) has contractually committed to so reinvest Net Cash Proceeds, then any Net Cash Proceeds so committed will be exempt from the prepayment required pursuant to this Section 2.13(a), so long as such funds are in fact reinvested as provided above within the later of (1) one hundred and eighty (180) days following the date of such legally binding commitment and (2) twelve (12) months following receipt of such Net Cash Proceeds); and

(ii)                                  in the case of Net Cash Proceeds of any Recovery Event, such Net Cash Proceeds shall not be required to be so applied on such date to the extent that the Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent on or prior to the date such prepayment would otherwise be required stating (x)

that such Recovery Event involved damage, destruction or taking which does not constitute the destruction or taking of all or substantially all of the man-made portion of the Project, and that the Net Cash Proceeds with respect to such Recovery Event (or series of related Recovery Events) do not exceed $100,000,000 in the aggregate, (y) the Borrower intends to apply such proceeds (the “Restoration Proceeds”) to the repair or restoration of, or remedy of such breach with respect to, the property subject to such Recovery Event within four hundred fifty (450) days of receipt of such Restoration Proceeds (or, if such Restoration Proceeds relate to an event prior to the Opening Date and the application of such proceeds to Project Costs is required to achieve the Opening Date, that such funds will be applied prior to the Opening Date in accordance with the terms of the Disbursement Agreement) and (z) that (1) if such Restoration Proceeds relate to an event after the Opening Date (or, if prior to the Opening Date, the application of such proceeds to Project Costs is not required to achieve the Opening Date), the repair or restoration of, or remedy of such breach with respect to, the property subject to such Recovery Event to a condition substantially similar to the condition of such property immediately prior to the event or events to which such Recovery Event relates is technically and economically feasible within such four hundred fifty (450)-day period and that a sufficient amount of funds is or will be available to the relevant Loan Party to make such repairs and restorations, or to remedy such breach, and (2) if such Restoration Proceeds relate to an event prior to the Opening Date and the application of such proceeds to Project Costs is required to achieve the Opening Date, that the Opening Date is reasonably likely to occur on or prior to the Scheduled Opening Date (as such date may be extended pursuant to the Disbursement Agreement) and that a sufficient amount of funds is or will be available to the relevant Loan Party to achieve the Opening Date, in each case as confirmed by the Construction Consultant, then such Restoration Proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such four hundred fifty (450)-day period (or, if the Recovery Event occurs with respect to an event prior to the Final Completion Date and the application of such proceeds to Project Costs is required to achieve Final Completion, then to the extent not used prior to the Final Completion Date) at which time, subject to the terms of the Disbursement Agreement, such Restoration Proceeds shall be deemed to be Net Cash Proceeds.

(b)                                 In the event that the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from the issuance or other incurrence of Indebtedness of such Person (other than Indebtedness permitted pursuant to Section 6.01), the Borrower shall (or shall cause such applicable Subsidiary to), within five (5) Business Days of the receipt of such Net Cash Proceeds by the Borrower or such Subsidiary, apply an amount equal to such Net Cash Proceeds in accordance with Section 2.14(b).

(c)                                  No later than five (5) Business Days after the date on which the financial statements with respect to (x) the first three Fiscal Quarters of each Fiscal Year of the Borrower and (y) each Fiscal Year of the Borrower (commencing with the first full Fiscal Quarter following the Opening Date, or if the first full Fiscal Quarter following the Opening Date is the fourth Fiscal Quarter of the Borrower’s Fiscal Year, then commencing with the Fiscal Year in which the Opening Date occurs) are delivered pursuant to Section 5.01(b) or (c), the Borrower shall prepay the Obligations in accordance with Section 2.14(b), in an amount equal to:

(i)                                     in the case of each Fiscal Quarter ending on March 31, June 30 or September 30, the Required ECF Percentage of Consolidated Excess Cash Flow for the Fiscal Quarter then ended minus (A) any voluntary prepayments of Term Loans made pursuant to Section 2.12 (other than (x) Specified Prepayments, (y) prepayments pursuant to Section 2.12(d) and (z) prepayments funded with the proceeds of Indebtedness of the Borrower and its Subsidiaries) during such Fiscal Quarter, (B) repayments of Revolving Loans and/or Swingline Loans during such Fiscal Quarter to the extent accompanied by a permanent reduction in or termination of the Revolving Commitments and (C) any amounts applied pursuant to the proviso to clause (ii) in reduction of payments under this clause (i); and

(ii)                                  in the case of each Fiscal Year, the positive difference, if any, of (A) the Required ECF Percentage of Consolidated Excess Cash Flow for (I) in the case of the first prepayment under this Section 2.13(c)(ii), the period commencing on the first full day of the first full Fiscal Quarter occurring after the Opening Date through the last day of the Fiscal Year then ended and (II) in the case of each subsequent prepayment under this Section 2.13(c)(ii), the Fiscal Year then ended, minus (B) (x) any voluntary prepayments of Term Loans made pursuant to Section 2.12 (other than (1) Specified Prepayments, (2) prepayments pursuant to Section 2.12(d) and (3) prepayments funded with the proceeds of Indebtedness of the Borrower and its Subsidiaries) during such Fiscal Year and (y) repayments of Revolving Loans and/or Swingline Loans during such Fiscal Year to the extent accompanied by a permanent reduction in or termination of the Revolving Commitments, minus (C) the aggregate amounts previously paid in respect of the Fiscal Quarters of such Fiscal Year pursuant to this Section 2.13(c); provided that if the sum of the amounts in clause (B) and clause (C) is greater than the amount in clause (A), the Borrower may elect to apply such excess in satisfaction of payments required under clause (i) in the subsequent Fiscal Year, in which case any such application shall reduce any payments due in the subsequent Fiscal Year pursuant to clause (i).

(d)                                 The Borrower shall deliver to the Administrative Agent, (i) at the time of each prepayment required under this Section 2.13, a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three (3) days prior written notice of any such pre-payment.  In the event that the Borrower shall subsequently determine that the actual amount required to be applied to prepay the Loans exceeded the amount set forth in such certificate, the Borrower shall promptly apply such excess amount in accordance with Section 2.14(b), and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of a Financial Officer demonstrating the derivation of the excess.

(e)                                  If at any time the Total Utilization of Revolving Commitments exceeds the Revolving Commitments then in effect, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Lenders, an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second, to the principal amount of outstanding Revolving Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Lenders, including the Issuing Bank, in an amount equal to such excess (such Cash Collateral to be applied to the payments of drafts under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, to be applied to repay the other Obligations on a pro rata basis).

SECTION 2.14                                      Application of Prepayments/Reductions.

(a)                                 Application of Voluntary Prepayments of Term Loans.  Any prepayment of any Term Loan pursuant to Section 2.12(a) shall be applied to prepay the Term Loans pro rata to each Class of Term Loans then outstanding, or if the holders of any Class of Incremental Term Loans or Extended Term Loans have agreed to participate in such prepayments on a less than pro rata basis, then ratably to each Class of Term Loans then outstanding giving effect to such agreements to the full extent thereof (such payment to be applied within each Class pro rata to the remaining scheduled Installments of principal thereof (or in the case of any Class of Incremental Term Loans or Extended Term Loans, as otherwise provided by the amendment establishing such Class of Term Loans)).

(b)                                 Application of Mandatory Prepayments by Type of Loans.  Any amount required to be paid pursuant to Sections 2.13(a) through 2.13(c) shall be applied as follows:

first, to prepay the Term Loans pro rata to each Class of Term Loans then outstanding, or if the holders of any Class of Incremental Term Loans or Extended Term Loans have agreed to participate in such prepayments on a less than pro rata basis, then ratably to each Class of Term Loans then outstanding giving effect to such agreements to the full extent thereof (such payment to be applied within each Class pro rata to the remaining scheduled Installments of principal thereof including the remaining principal amount payable on the applicable final maturity date thereof (or in the case of any Class of Incremental Term Loans or Extended Term Loans, as otherwise provided by the amendment establishing such Class of Term Loans)) in full;

second, to prepay outstanding Letter of Credit Non-Reimbursed Drawings;

third, to prepay the Swingline Loans to the full extent thereof;

fourth, to prepay Revolving Loans to the full extent thereof; and

fifth, to Cash Collateralize Letters of Credit.

(c)                                  Application of Prepayments of Loans to Base Rate Loans and LIBOR Loans.  Except to the extent a prepayment is rejected by a Term B Lender pursuant to Section 2.12(d), considering each Series of Loans being prepaid separately, any prepayment of the Loans pursuant to Section 2.12 or Section 2.13 shall be applied (i) to such Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and (ii) first to ABR Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.17(c).

SECTION 2.15                                      General Provisions Regarding Payments.

(a)                                 All payments by or on behalf of the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 1:00 p.m. (New York City time) on the date due at the Administrative Agent’s Principal Office for the account of the Lenders.  Any payment received after such time may, at the election of the Administrative Agent, be applied on the following Business Day.  Each payment to the Administrative Agent of the Issuing Bank’s fees shall be made in like manner, but for the account of the Issuing Bank.

(b)                                 All payments in respect of the principal amount of any Loan (other than voluntary prepayments of ABR Revolving Loans that are not accompanied by a termination of all Revolving Commitments and mandatory prepayments pursuant to Section 2.13(c) but otherwise including all payments, distributions or other transfers in respect of the principal amount of any Loan (whether or not upon maturity, whether mandatory or optional, whether voluntary or involuntary, including following any default or any acceleration (whether automatic or following notice), following any asset sale, or following the filing by or against any Loan Party of any petition under any Debtor Relief Law (whether or not such payment, distribution, or transfer is under a Plan or ordered by any court of competent jurisdiction) or otherwise)) shall be accompanied by payment, in Cash, of accrued interest on the principal amount being repaid or prepaid.

(c)                                  The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto (or, to the extent any such amounts are paid with respect to any such Lender’s interests individually, the Administrative Agent shall promptly distribute to such Lender such amounts), to the extent received by the Administrative Agent.

(d)                                 Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes ABR Loans in lieu of its Pro Rata Share of any LIBOR Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)                                  Except as otherwise provided herein and subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder and of the commitment fees hereunder.

(f)                                   Any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) on the date due may be designated by the Administrative Agent as a non-conforming payment.  Unless otherwise consented to by the Administrative Agent, any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-

conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.01.  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.09.

(g)                                  If the maturity of the Obligations shall have been accelerated pursuant to Section 7.01, all payments or proceeds received by the Agents hereunder in respect of any of the Obligations shall be applied in accordance with the application arrangements described in Section 7.02 (until such acceleration has been rescinded).

SECTION 2.16                                      Ratable Sharing.  Except to the extent that this Agreement or any other Loan Document provides for payments to be allocated to a particular Lender or Lenders (including Sections 2.12(d), 9.26(b) and 7.02), the Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under any Debtor Relief Law, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each such other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to such other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all applicable Lenders in proportion to the Aggregate Amounts Due to them; provided, (i) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of a Loan Party or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest, and (ii) the provisions of this Section 2.16 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including (A) the application of funds arising from the existence of a Defaulting Lender, Disqualified Lender, Non-Consenting Lender or a Former Lender and (B) any assignment of Term Loans to the Borrower pursuant to Section 9.04), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in disbursements with respect to Letters of Credit or participations in Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.16 shall apply).  The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by any Loan Party to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

SECTION 2.17                                      Making or Maintaining LIBOR Loans.

(a)                                 Inability to Determine Applicable Interest Rate.  In the event that (x) the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Loans or any ABR Loans as to which the interest rate is determined with reference to the Adjusted LIBO Rate that, by reason of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted LIBO Rate, or (y) prior to the commencement of any Interest Period with respect to LIBOR Loans or ABR Loans as to which the interest rate is determined with reference to the Adjusted LIBO Rate, the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining such LIBOR Loans for ABR Loans for such Interest Period, the Administrative Agent shall on such date give notice (by facsimile or other electronic image scan transmission (e.g., “pdf”) or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans (and with respect to ABR Loans, the interest rate applicable thereto shall be determined without reference to the Adjusted LIBO Rate) until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the LIBOR Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower; provided that, in lieu of such rescission, the Borrower may notify the Administrative Agent (which may be given via telephone) that such notice shall be deemed to be a request for ABR Loans in the same principal amount to be funded on the Credit Extension Date specified in the applicable Funding Notice.

(b)                                 Illegality of LIBOR Loans.  Notwithstanding any other provision of this Agreement, if any Lender shall notify the Borrower and the Administrative Agent that any Change in Law makes it unlawful, or any Governmental Authority, central bank or comparable agency asserts that it is unlawful, for such Lender to perform its obligations to make or maintain its Loans hereunder as LIBOR Loans, or to convert any Loans of any Type into LIBOR Loans or issue Letters of Credit (subject to Section 2.20) (such Lender, an “Affected Lender”), then such Affected Lender shall promptly notify the Administrative Agent and the Borrower in writing, and the obligation of such Affected Lender to make such Loans and/or to issue Letters of Credit, as applicable, (each such Loan, an “Affected Loan”) shall be terminated and such Affected Lender’s LIBOR Loans shall automatically be converted to ABR Loans either on the last day of the then current Interest Period, if such Affected Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Affected Lender may not lawfully continue to maintain such Loans to such day and, unless and until such Affected Lender gives notice to the Borrower that the circumstances specified in this clause (b) that gave rise to such conversion no longer exist, (i) to the extent that such Affected Lender’s LIBOR Loans have been so converted, all payments and prepayments of principal which would otherwise be applied to such Affected Lender’s LIBOR Loans shall be applied instead to its ABR Loans and (ii) all Loans which would otherwise be made or continued by such Affected Lender as LIBOR Loans shall be made or continued instead as ABR Loans and all ABR Loans of such Affected Lender which would otherwise be converted into LIBOR Loans shall remain as ABR Loans.  If such Affected Lender gives notice to the Borrower with a copy to the Administrative Agent that the circumstances that gave rise to the conversion of such Lender’s LIBOR Loans pursuant to this Section 2.17(b) no longer exist (which each Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans are outstanding, such Lender’s ABR Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments, and such Lender shall cease to be an Affected Lender.

(c)                                  Indemnity for Breakage or Non-Commencement of Interest Periods.  The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (i) default by the Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (ii) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (iii) the Borrower making any prepayment other than on the date specified in the relevant prepayment notice, or (iv) the conversion or the making of a payment or a prepayment (including any repayments or prepayments made pursuant to Section 2.12 or 2.13 or as a result of an acceleration of Loans pursuant to Section 7.01 or as a result of the replacement of a Lender pursuant to Section 2.22, 9.04(j) or 9.26) of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto, including in each case, any such loss (excluding any loss of profits or margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained.  For the purpose of calculation of all amounts payable to a Lender under this Section 2.17(c) each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the Adjusted LIBO Rate in an amount equal to the amount of the LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.  Any Lender requesting compensation pursuant to this Section 2.17(c) will furnish to Administrative Agent and the Borrower a certificate setting forth the basis and amount of such request and such certificate, absent manifest error, shall be conclusive.  Without limiting the survival of any other covenant hereunder, this covenant shall survive the termination of this Agreement and the payment of the  Obligations and all other amounts payable hereunder.

SECTION 2.18                                      Reserve Requirements; Change in Circumstances.

(a)                                 Notwithstanding any other provision of this Agreement, if any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve (including liquidity and capital adequacy reserves), special deposit or similar requirement (including any marginal, special, emergency or supplemental reserves) against assets of, deposits with or for the account of, or credit extended by, any Lender or the Administrative Agent;

(ii)                                  subject any Lender or the Administrative Agent to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the Administrative Agent in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.19 and the imposition of, or any change in the rate of, any Excluded Taxes payable by such Lender or the Administrative Agent); or

(iii)                               impose on any Lender or the Administrative Agent or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or the Administrative Agent or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to any Lender or the Administrative Agent of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by such Lender or the Administrative Agent to be material, then upon written request of such Lender or the Administrative Agent, as applicable, the Borrower will pay to such Lender or the Administrative Agent, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered; provided that a Lender shall only request compensation from the Borrower pursuant to this Section 2.18(a) to the extent such Lender makes the same request under comparable credit agreements with other borrowers similarly situated to the Borrower.

(b)                                 If any Lender in its sole and absolute discretion or the Administrative Agent shall have reasonably determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or the Administrative Agent’s capital or on the capital of such Lender’s or the Administrative Agent’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit purchased by, such Lender or the Administrative Agent or the Letters of Credit issued by the Issuing Bank to a level below that which such Lender, the Administrative Agent or such Lender’s or the Administrative Agent’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Administrative Agent’s policies and the policies of such Lender’s or the Administrative Agent’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent or such Lender’s or the Administrative Agent’s holding company for any such reduction suffered; provided that a Lender shall only request compensation from the Borrower pursuant to this Section 2.18(b) to the extent such Lender makes the same request under comparable credit agreements with other borrowers similarly situated to the Borrower.

(c)                                  A certificate of a Lender or the Administrative Agent setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the

Administrative Agent or its holding company, as applicable, as specified in clause (a) or (b) of this Section 2.18 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Administrative Agent, as the case may be, the amount or amounts shown as due on any such certificate within ten (10) days after its receipt of the same.

(d)                                 Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or the Administrative Agent under clause (a) or (b) of this Section 2.18 for increased costs or reductions with respect to any period prior to the date that is two hundred seventy (270) days prior to such request if such Lender or the Administrative Agent knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 270-day period.  The protection of this Section 2.18 shall be available to each Lender and the Administrative Agent regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.19                                      Taxes.

(a)                                 Except as required by applicable law, any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for Taxes; provided that if any Taxes are required to be withheld or deducted from such payments, then (i) if any such Taxes are Indemnified Taxes or Other Taxes, the sum payable by the Borrower or such other Loan Party shall be increased as necessary so that after making all required deductions or withholding (including deductions or withholdings applicable to additional sums payable under this Section 2.19) the Administrative Agent, the applicable Lender or any other recipient (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such other Loan Party shall make (or cause to be made) such deductions and (iii) the Borrower or such other Loan Party shall timely pay (or cause to be timely paid) the full amount deducted to the relevant Governmental Authority in accordance with applicable law.  In addition, without limiting the foregoing provisions, the Borrower or any other Loan Party hereunder or under any other Loan Document shall timely pay (or cause to be timely paid) any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b)                                 The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, or any of their respective Affiliates, on or with respect to any payment by or on account of any obligation of the Borrower or any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c)                                  As soon as practicable (and in any event within thirty (30) days) after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.19, the Borrower shall deliver (or cause to be delivered) to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)

(i)                                     Each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon request of the Borrower or the Administrative Agent or upon the obsolescence, expiration or invalidity of any forms previously delivered by such Foreign Lender), whichever of the following is applicable: (i) two accurate and complete copies of originally executed U.S. Internal Revenue Service Forms W-8BEN or W-8BEN-E (or successor form) claiming an exemption from or reduction in the rate of withholding under an applicable income tax treaty, (ii) two accurate and complete copies of original executed U.S. Internal Revenue Service Forms W-8ECI (or successor form), (iii) two accurate and complete copies of originally executed U.S. Internal Revenue Service Forms W-8IMY (or successor form), accompanied by copies of the applicable exemption certificates from the relevant beneficial owners (and required attachments), or (iv) in the case of any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Tax Code, and is relying on the “portfolio interest exemption,” a “Non-Bank Certificate” in the form of Exhibit G, together with two accurate and complete copies of the applicable originally executed U.S. Internal Revenue Service Form W-8 (or successor form) certifying, in each case, to such Foreign Lender’s legal entitlement to an exemption from or reduction in the rate of U.S. federal withholding tax with respect to all interest payments hereunder.

(ii)                                  Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Tax Code, and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as reasonably requested by the Borrower or the Administrative Agent), two accurate and complete original signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such person is exempt from United States back-up withholding.

(iii)                               Each Person required to deliver forms or documents pursuant to this Section 2.19 shall promptly notify the Borrower and the Administrative Agent at any time that it determines it is no longer in a position to provide any previously delivered certificate or form.

(e)                                  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This clause (e) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(f)                                   If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Tax Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Tax Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(g)                                  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)                                 Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

(i)                                     Without prejudice to the survival of any other agreement of the parties hereunder, the agreements and obligations of the parties contained in this Section 2.19 shall survive the payment in full of the Obligations.

(j)                                    For purposes of this Section 2.19, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.20              Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (at the request of the Borrower so long as the Borrower has received notice of such occurrence or existence) to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of its Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not subject such Lender to any unreimbursed cost or expense and would not be otherwise disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such measures.  A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

SECTION 2.21                                      Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Revolving Facility Lenders, Required Class Lenders and Required Lenders.

(ii)                                  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s and the Swingline Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.23; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement and the Swingline Lender’s Fronting Exposure with respect to the Swingline Loans, in accordance with Section 2.23; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or disbursements with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and disbursements with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or disbursements with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Loans are held by the Lenders pro rata in accordance with their Revolving Exposure without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees. (A) No Defaulting Lender shall be entitled to receive the commitment fees described in Section 2.10(b) and Section 2.10(c)(i) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive the letter of credit fees described in Section 2.10(c)(ii) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.23.

(C)                               With respect to any letter of credit fees not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the Letter of Credit that have been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender which has not been Cash Collateralized, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  Subject to Section 9.33, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’ Fronting Exposure, and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.23.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)                                 Termination of a Defaulting Lender.  The Borrower may terminate the unused amount of the Commitment of any Revolving Lender that is a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.21(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.

SECTION 2.22                                      Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.17, 2.18 or 2.19, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after the Borrower’s request for such withdrawal; (b) any Lender is a Defaulting Lender; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement that requires the consent of 100% of the Lenders or 100% of the Lenders of a particular Class or Series or the Lenders directly affected thereby as contemplated by Section 9.08(b), the consent of the Lenders collectively having Aggregate Exposure representing more than 50.0% of the Aggregate Exposure of all Lenders required to consent to such matter shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 9.04 (provided that in the event such Terminated

Lender does not execute an Assignment and Acceptance, such Terminated Lender shall be deemed to have consented to such Assignment and Acceptance, and such Assignment and Acceptance shall be effective notwithstanding the failure of such Terminated Lender to execute the same) and the Borrower shall pay any reasonable fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings under Letters of Credit and participations in Swingline Loans that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.17(c), 2.18 or 2.19 or otherwise as if it were a prepayment, (3) in the case of a Non-Consenting Lender that is a Term Lender, the Borrower shall pay to such Non-Consenting Lender the repayment premiums specified in Section 2.12(c) on the principal amount of Term Loans of such Non-Consenting Lender outstanding immediately prior to such assignment and (4) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, the Borrower may not make such election with respect to the Revolving Commitments (and the related Revolving Loans) of any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, the Borrower shall have caused each outstanding Letter of Credit issued by such Terminated Lender to be cancelled or converted or Cash Collateralized or a back-to-back Letter of Credit reasonably satisfactory to such Terminated Lender and the Administrative Agent shall have been issued to such Terminated Lender.  Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s undrawn Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

SECTION 2.23                                      Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)                                 Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest (subject to Liens permitted by Section 6.02(a), Section 6.02(b) and Section 6.02(o)) in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Collateral Agent, the Administrative Agent and the Issuing Bank as herein provided (other than Liens described in Section 6.02(a), Section 6.02(b) and Section 6.02(o)), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the

Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)                                 Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.23 or Section 2.21 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)                                  Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.23 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.21, the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 2.24                                      Incremental Facility.

(a)                                 The Borrower may, from time to time after the Term C Loan Conversion Date, by written notice to the Administrative Agent request the establishment of new term loan commitments (the “Incremental Term Loan Commitments” or the “Incremental Facilities”); provided that the aggregate principal amount of Incremental Facilities incurred or issued shall not exceed $123,000,000.

(b)                                 Each such notice shall set forth the date (the “Increased Amount Date”) on which the Borrower proposes that the Incremental Term Loan Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as the Administrative Agent shall agree) (provided that any Lender approached to provide all or a portion of the Incremental Facilities may elect or decline, in its sole discretion, to provide such Incremental Facilities).

(c)                                  The establishment of the Incremental Facilities shall be subject to the following conditions:  (1) the Term C Loan Conversion Date shall have occurred; (2) no Event of Default or Default shall have occurred and be continuing immediately prior to the effectiveness of such Incremental Facilities or shall result therefrom; (3) each representation and warranty set forth in each Loan Document including the representations of the Tribe (with respect to the Tribal Provisions) shall be true and correct in all material respects on and as of the effective date of such Incremental Facilities with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date; provided that, if a representation and warranty contains a materiality or

Material Adverse Effect qualification, the materiality qualifier in this clause (3) shall be disregarded for purposes of such representation and warranty; (4) the Borrower shall be in compliance with each of the covenants set forth in Section 6.07 determined on a pro forma basis as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(b) or 5.01(c) as if the relevant Incremental Facilities had been outstanding since the first day of the first Fiscal Quarter included in the calculation of such covenants for the purpose of testing compliance therewith and giving effect to any related transaction (provided that any Cash or Cash Equivalents constituting proceeds of any Loans made under any Incremental Facilities to be provided on such date shall not be applied to reduce the amount of Consolidated Funded Debt); (5) the Incremental Facilities shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and each applicable Lender providing any portion of such Incremental Facilities, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.19(d);  (6) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction; and (7) the Manager and the Developer shall have delivered a written consent to the establishment and terms and conditions of the Incremental Term Loan Commitments, and the making of the Incremental Term Loans.  The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of any Increased Amount Date and in respect thereof the Series of Incremental Term Loan Commitments.  Any Incremental Term Loans made on an Increased Amount Date shall be designated a separate Series of Incremental Term Loans for all purposes of this Agreement.

(d)                                 Upon the effectiveness of any Incremental Facility pursuant to this Section 2.24, any Person providing a portion of any Incremental Facility that was not a Lender hereunder immediately prior to such time shall become a Lender hereunder.  Notwithstanding anything herein to the contrary, Incremental Term Lenders that make the initial funding under any Incremental Term Loan shall be Regulated Banks, Exempt Entities or Licensed Lenders that are Eligible Assignees with respect to the Incremental Term Loans.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of any Incremental Facility, and any Incremental Term Loans shall be deemed to be additional Term Loans hereunder.  Notwithstanding anything to the contrary contained herein, the Borrower, the Disbursement Agent, the Collateral Agent and the Administrative Agent may (and each of the Disbursement Agent, the Collateral Agent and the Administrative Agent are authorized by each other Secured Party to) execute such amendments and/or amendments and restatements of any Loan Documents as may be necessary or advisable to effectuate the provisions of this Section 2.24.  Such amendments may include provisions allowing any Incremental Term Loans to be treated on the same basis as Term Loans in connection with declining prepayments.  The Borrower shall be permitted to borrow such Incremental Term Loans with an initial Interest Period or Interest Periods that end on the same date with Interest Periods then applicable to Term B Loans and LIBOR rates consistent with those applicable to existing Term B Loans (in which case such Incremental Term Loans shall be allocated amongst such Interest Periods ratably with existing Term B Loans).

(e)                                  The terms and provisions (including applicable rates of interest) of any Series of Incremental Term Loan Commitments and Incremental Term Loans shall be the same as the existing Term B Loans (except as otherwise set forth in this clause (e)) and, to the extent not the same as such existing Term B Loans, on terms reasonably acceptable to the Administrative Agent and the Borrower. The Incremental Term Loans of any Series (a) shall rank pari passu in right of payment and of security with the Term B Loans and shall be guaranteed by the same Guarantors and have a security interest in the same Collateral as the Term B Loans, (b) (x) without the consent of the Required Class Lenders with respect to any Series of then-existing Term Loans that have a maturity date after the proposed maturity date of such Series of Incremental Term Loans, the final stated maturity of such Series of Incremental Term Loans shall not be earlier than the then-existing maturity date with respect to any then-existing Series of Term Loans, and (y) without the consent of the Required Class Lenders with respect to any Series of then-existing Term Loans that have a Weighted Average Life to Maturity that is longer than the proposed Weighted Average Life to Maturity of such Series of Incremental Term Loans, the Weighted Average Life to Maturity of such Series of Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of any then-existing Series of Term Loans (without giving effect to the effect of prepayments made under any existing Series of Term Loans on amortization); provided that, subject to the foregoing, the amortization schedule applicable to such Series of Incremental Term Loans shall be determined by the Borrower and the Lenders of such Series of Incremental Term Loans, and (c) the Applicable Margins for each Series of Incremental Term Loans shall be determined by the Borrower and the Lenders of such Incremental Term Loans; provided that, in the event that the All-In-Yield for any Series of Incremental Term Loans is greater than the All-In-Yield for the Term B Loans, then the Applicable Margins for the Term B Loans shall be increased to the extent necessary so that the All-In-Yield for such Series of Incremental Term Loans is equal to the All-In-Yield for the Term B Loans.

(f)                                   [Reserved].

(g)                                  Each such Lender shall make its Incremental Term Loan of such Series, as applicable, available to the Administrative Agent not later than 2:00 p.m. (New York City time) on the Increased Amount Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office.  The Administrative Agent shall cause an amount of same day funds in Dollars equal to the proceeds of all such Incremental Term Loans of such Series received by the Administrative Agent from such Lenders to be credited to such account as the Borrower shall designate.

(h)                                 [Reserved].

(i)                                     Each Joinder Agreement executed and delivered pursuant to this Section 2.24 may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.24, including to include the Incremental Term Lenders of such Series in the determination of “Required Lenders”, “Required Class Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments and the Term Loans funded thereunder.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the incurrence of any Incremental Facilities.

SECTION 2.25                                      Extensions of Loans and Commitments.

(a)                                 The Borrower may, at any time request that all or a portion of the Term Loans of any Series (an “Existing Term Loan Series”) be modified to constitute another Series of Term Loans in order to extend the scheduled final maturity date thereof (any such Term Loans which have been so modified, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.25.  In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Series) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical to those applicable to the Term Loans of the Existing Term Loan Series from which they are to be modified except (i) the scheduled final maturity date shall be extended to the date set forth in the applicable Extension Amendment and the amortization shall be as set forth in the Extension Amendment, (ii) (A) the Applicable Margins and/or interest rate “floors” with respect to the Extended Term Loans may be higher or lower than the Applicable Margins and/or interest rate “floors” for the Term Loans of such Existing Term Loan Series and/or (B) additional fees (including prepayment or termination premiums) may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased Applicable Margins and/or interest rate “floors” contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any optional or mandatory prepayments or prepayment of Term Loans hereunder in each case as specified in the respective Extension Amendment, (iv) the final maturity date and the scheduled amortization applicable to the Extended Term Loans shall be set forth in the applicable Extension Amendment and the scheduled amortization of such Existing Term Loan Series shall be adjusted to reflect the amortization schedule (including the principal amounts payable pursuant thereto) in respect of the Term Loans under such Existing Term Loan Series that have been extended as Extended Term Loans as set forth in the applicable Extension Amendment; provided, however, that the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans of such Existing Term Loan Series and (v) the covenants set forth in Section 6.07 may be modified in a manner acceptable to the Borrower, the Administrative Agent and the Lenders party to the applicable Extension Amendment; provided that any such modifications shall become effective only after the final maturity date in effect immediately prior to giving effect to such Extension Amendment (it being understood that each Lender providing Extended Term Loans, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 2.16, 9.06 or 9.08).  Except as provided above, each Lender holding Extended Term Loans shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Section 2.14 applicable to Term Loans) and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the extension of any Term Loans.  No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Series modified to constitute Extended Term Loans pursuant to any Term Loan Extension Request.  Any Extended

Term Loans of any Extension Series shall constitute a separate Series of Term Loans from the Existing Term Loan Series from which they were modified.

(b)                                 The Borrower may, at any time request that all or a portion of the Revolving Commitments of any Series (an “Existing Revolving Series” and any related Revolving Loans thereunder, “Existing Revolving Loans”) be modified to constitute another  Series of Revolving Commitments in order to extend the termination date thereof (any such Revolving Commitments which have been so modified, “Extended Revolving Commitments” and any related Revolving Loans, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.25.  In order to establish any Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Revolving Series) (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which terms shall be identical to those applicable to the Revolving Commitments of the Existing Revolving Series from which they are to be modified except (i) the scheduled termination date of the Extended Revolving Commitments and the related scheduled maturity date of the related Extended Revolving Loans shall be extended to the date set forth in the applicable Extension Amendment, (ii) (A) the Applicable Margins and/or interest rate “floors” with respect to the Extended Revolving Loans may be higher or lower than the Applicable Margins and/or interest rate “floors” for the Revolving Loans of such Existing Revolving Series and/or (B) additional fees may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any increased Applicable Margins and/or interest rate “floors” contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) the Applicable Fee Rate with respect to the Extended Revolving Commitments may be higher or lower than the Applicable Fee Rate for the Revolving Commitments of such Existing Revolving Series and (iv) the covenants set forth in Section 6.07 may be modified in a manner acceptable to the Borrower, the Administrative Agent and the Lenders party to the applicable Extension Amendment; provided that any such modifications shall become effective only after the final maturity date in effect immediately prior to giving effect to such Extension Amendment (it being understood that each Lender providing Extended Revolving Commitments, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 2.16, 9.06 or 9.08).  Except as provided above, each Lender holding Extended Revolving Commitments shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Section 2.14 applicable to existing Revolving Loans) and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the extension of any Revolving Commitments.  No Lender shall have any obligation to agree to have any of its Revolving Commitments of any Existing Revolving Series modified to constitute Extended Revolving Commitments pursuant to any Revolving Extension Request.  Any Extended Revolving Commitments of any Extension Series shall constitute a separate Series of Revolving Commitments from the Existing Revolving Series from which they were modified.  If, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under the applicable Existing Revolving Series, such Revolving Loans (and any related participations)

shall be deemed to be allocated as Extended Revolving Loans (and related participations) and Existing Revolving Loans (and related participations) in the same proportion as such Extending Lender’s Extended Revolving Commitments bear to its remaining Revolving Commitments of the Existing Revolving Series.

(c)                                  The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Series are requested to respond (or such shorter period as is agreed to by the Administrative Agent in its sole discretion).  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans or Revolving Commitments of the Existing Series subject to such Extension Request modified to constitute Extended Term Loans or Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Commitments of the Existing Series that it has elected to modify to constitute Extended Term Loans or Extended Revolving Commitments, as applicable.  In the event that the aggregate amount of Term Loans or Revolving Commitments of the Existing Series subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Revolving Commitments subject to such Extension Elections shall be modified to constitute Extended Term Loans or Extended Revolving Commitments, as applicable, on a pro rata basis based on the amount of Term Loans or Revolving Commitments included in such Extension Elections.  The Borrower shall have the right to withdraw any Extension Request upon written notice to the Administrative Agent in the event that the aggregate amount of Term Loans or Revolving Commitments of the Existing Series subject to such Extension Request is less than the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested pursuant to such Extension Request.

(d)                                 Extended Term Loans or Extended Revolving Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which shall be in a form reasonably acceptable to the Administrative Agent).  Each Extension Amendment shall be executed by the Borrower, the Administrative Agent and the Extending Lenders (it being understood that such Extension Amendment shall not require the consent of any Lender other than (A) the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Commitments, as applicable, established thereby, (B) with respect to any extension of the Revolving Commitments that results in an extension of an Issuing Bank’s obligations with respect to Letters of Credit, the consent of the Issuing Bank and (C) with respect to any extension of the Revolving Commitments that results in an extension of the Swingline Lender’s obligations with respect to Swingline Loans, the Swingline Lender).  An Extension Amendment may, subject to Sections 2.25(a) and (b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.25 (including, without limitation, (A) amendments to permit reductions of Series of Revolving Commitments (and prepayments of the related Revolving Loans) with a Revolving Commitment Termination Date prior to the maturity date applicable to a Series of Extended Revolving Commitments without a concurrent reduction of such Series of Extended Revolving Commitments and (B) such other technical amendments as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the terms and provisions of any Extended Term Loans or Extended Revolving Commitments, as applicable).

SECTION 2.26                                      Additional Term C Loans.

(a)                                 Any Eligible Assignee may, from time to time after the Closing Date, by written notice to the Administrative Agent and the Borrower, provide (i) additional Term C Loans (such Term C Loans, “Additional Term C Loans”) to the Borrower, the proceeds of which constitute amounts consisting of amounts to be used in the Project or to fund Roadway Improvements in lieu of payments funded under the Completion Guaranty and/or paid in connection with the Roadway Improvements; provided that, (x) the aggregate principal amount of Additional Term C Loans provided to the Borrower shall not exceed $10,000,000, and (y) on and after the Term C Loan Conversion Date, the Borrower shall not be permitted to obtain any Additional Term C Loans unless the Term C Loan Conversion Amount is zero Dollars ($0).

(b)                                 Each such notice shall set forth the date (the “Additional Term C Loan Date”) on which the applicable Eligible Assignee will advance the Additional Term C Loans to the Borrower and the aggregate principal amount of such Additional Term C Loans.

(c)                                  The lending of the Additional Term C Loans shall be subject to the terms and conditions hereof, including, without limitation: (1) Section 4.02; (2) the Additional Term C Loans shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and each applicable Lender providing any portion of such Additional Term C Loans, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.19(d); (3) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction; and (4) the Manager and the Developer shall have delivered a written consent to the establishment and terms and conditions of the Additional Term C Loans, and the making of the Additional Term C Loans.  The Administrative Agent shall notify the Lenders promptly upon receipt of the Eligible Assignee’s notice of any Additional Term C Loan Date.

(d)                                 Upon the effectiveness of any Additional Term C Loans pursuant to this Section 2.26, any Person providing a portion of any Additional Term C Loans that was not a Lender hereunder immediately prior to such time shall become a Lender hereunder.  Notwithstanding anything herein to the contrary, Lenders that make the initial funding under any Additional Term C Loans shall be Regulated Banks, Exempt Entities or Licensed Lenders.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of any Additional Term C Loans, and any Additional Term C Loans shall be deemed to be additional Term C Loans hereunder.  Notwithstanding anything to the contrary contained herein, the Borrower, the Disbursement Agent, the Collateral Agent and the Administrative Agent may (and each of the Disbursement Agent, the Collateral Agent and the Administrative Agent are authorized by each other Secured Party to) execute such amendments and/or amendments and restatements of any Loan Documents as may be necessary or advisable to effectuate the provisions of this Section 2.26.  The Borrower shall be permitted to borrow such Additional Term C Loans with an initial Interest Period or Interest Periods that end on the same date with Interest Periods then applicable to Term C Loans and LIBOR rates consistent with those applicable to existing Term C Loans (in which case such Additional Term C Loans shall be allocated amongst such Interest Periods ratably with existing Term C Loans).  The terms and provisions (including applicable rates of interest) of any Additional Term C Loans shall be the same as the existing Term C Loans.

(e)                                  Each Lender of Additional Term C Loans shall make its Additional Term C Loan available to the Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Additional Term C Loan Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office.  The Administrative Agent shall cause an amount of same day funds in Dollars equal to the proceeds of all such Additional Term C Loans received by the Administrative Agent from such Lenders to be credited to such account as the Borrower shall designate.

(f)                                   Each Joinder Agreement executed and delivered pursuant to this Section 2.26 may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.26, including to include the Lenders of such Additional Term C Loans in the determination of “Required Lenders”, “Required Class Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments and the Term Loans funded thereunder.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the incurrence of any Additional Term C Loans.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and, solely with respect to the Tribal Provisions, the Tribe, represents and warrants to the Joint Lead Arrangers, the Agents and each of the Lenders that:

SECTION 3.01                                      Organization; Powers.

(a)                                 The Tribe is a federally recognized Indian tribe, is an “Indian tribe” within the meaning of IGRA, an Indian tribal government pursuant to Sections 7701(a)(40)(A) and 7871(a) of the Tax Code, and is organized under its Constitution.  The Tribe has validly formed the Borrower as a body corporate and politic, wholly-owned and operated by the Tribe as a wholly-owned enterprise of the Tribe and the Borrower is validly organized and existing under the Corporation Ordinance. The Borrower enjoys the same tax status as the Tribe under the Tax Code.

(b)                                 Each of the Tribe, the Borrower and each other Loan Party, (i) has all requisite tribal and/or corporate, as applicable, power and authority, and the legal right, to own and operate its property and assets, to use and occupy the real property it uses to carry on its business as conducted, and proposed to be conducted, as of the Closing Date and as of any date thereafter on which this representation and warranty is made or deemed made, (ii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required by applicable Law, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (iii) has the tribal and/or corporate, as applicable, power and authority, and the legal right, to execute, deliver and perform its obligations under each Loan Document, each Related Document, the Interim Tribal Land Assignment, each PNG Document and each Material Contract, in each case, to which it is a party.

(c)                                  Schedule 3.01(c) sets forth, as of the Closing Date, a list of the names of the duly elected and acting officers of the Executive Committee acknowledged by the Bureau of Indian Affairs.  As of the Closing Date, no action or dispute is pending regarding the validity of the make-up of the Executive Committee as set forth on Schedule 3.01(c).

SECTION 3.02                                      Authorization; No Conflicts.  The execution, delivery and performance by the Borrower, each other Loan Party and the Tribe of the Loan Documents to which each is a party (a) have been duly authorized by all necessary acts of the Borrower, each other Loan Party and the Tribe, as applicable, and (b) will not (i) (A) violate any provision of law, statute, rule or regulation, (B) conflict with, result in a breach of or violate any Governing Document of any Loan Party or the Tribe, or (C) violate any order, injunction, writ or decree of any Governmental Authority or arbitrator or any arbitral award to which such Person or its property is subject or (D) conflict with, result in a breach of or constitute a default under any Contractual Obligation of any Loan Party or the Tribe, except, in the case of clause (A) or (D), where such violation, conflict, breach or default could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) result in the creation or imposition of any Lien upon or with respect to the Recourse Assets or any property or assets of any Loan Party (other than Liens created under the Security Documents).

SECTION 3.03                                      Enforceability.  Each Loan Document, Related Document (other than, until the Ground Lease Approval Date and the effectiveness of the Ground Lease, the Ground Lease), the Interim Tribal Land Assignment and PNG Document has been duly executed and delivered by each Loan Party that is party thereto and, to the extent it is a party thereto, the Tribe, and constitutes a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject, in the case of enforceability, as it may be limited by applicable federal bankruptcy, insolvency, reorganization, moratorium or other similar laws (other than tribal laws) affecting creditors’ rights generally, or general equitable principles, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04                                      Governmental Approvals; Consents.  No consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority or third party including specifically the Department of the Interior of the United States of America or the Chairman of the NIGC, is or will be required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party or the Tribe of this Agreement or any other Loan Document, Related Document, the Interim Tribal Land Assignment or PNG Document, (b) the compliance by any Loan Party with the terms and provisions of any such Loan Document, Related Document, the Interim Tribal Land Assignment or PNG Document, (c) the occurrence of the other Transactions on the Closing Date or (d) the exercise by any Secured Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Loan Documents, except for (i) ministerial filings, filings with regard to notices given or issued to any Governmental Authority, including notices as to the status of the Project, (ii) the filing of UCC financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (iii) such consents, approvals, registrations, filings, Permits, notices or other actions (including, without limitation, all Gaming Licenses and other necessary regulatory and gaming approvals and shareholder approvals) as have been made or obtained and are in full force and effect, (iv) Permits for the Project that the Borrower is not required by any Legal Requirements to possess as of any date that this representation or warranty is made or deemed made, (v) with respect to the Ground Lease, the approvals described in clause (b) of the definition thereof  and (vi) except with respect to clause (d), other consents, approvals, exemptions, authorizations, registrations, filings, Permits or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05                                      Pro Forma Balance Sheet.  The Borrower has heretofore furnished to the Administrative Agent, for distribution to the Lenders, the Pro Forma Balance Sheet.  The Pro Forma Balance Sheet has been prepared in good faith by the Borrower, based on the assumptions stated therein (which assumptions are believed to be reasonable as of the date of delivery thereof) and based on such assumptions, the Borrower reasonably believes that such Pro Forma Balance Sheet presents fairly in all material respects on a pro forma basis the estimated financial position of the Borrower as at September 30, 2016.

SECTION 3.06                                      No Material Adverse Change.  No event, change or condition has occurred since the Closing Date that has caused, or could reasonably be expected to cause, either individually or when taken together with any other events, changes or conditions, a Material Adverse Effect.

SECTION 3.07                                      Title to Properties; Possession Under Leases.

(a)                                 Prior to the Ground Lease Approval Date and the effectiveness of the Ground Lease, the Borrower has the right to use and occupy all material Real Property and assets underlying its Gaming Business located on the Gaming Site and, from and after the Ground Lease Approval Date and the effectiveness of the Ground Lease, will have a valid leasehold interest in the Real Property underlying the Gaming Facilities, except (i) to the extent title is held by the United States government in trust for the Tribe, (ii) for Permitted Liens, and (iii) minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and could not reasonably be expected to, interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.

(b)                                 Each parcel of the Gaming Site and the use thereof complies with all applicable laws (including building and zoning ordinances and codes (but excluding those applicable laws subject to Section 3.17)) and with all laws related to insurance requirements, except in each case, where noncompliance could not, individually or in the aggregate be reasonably expected to result in a Material Adverse Effect.  None of the Loan Parties is a non-conforming user, except in each case, where such non-conforming uses could not, individually or in the aggregate be reasonably expected to result in a Material Adverse Effect.

(c)                                  Each of the Loan Parties, and, to the knowledge of the Borrower, each other party thereto, has complied in all material respects with all obligations under all material leases at the Gaming Site to which it is a party and all such leases are legal, valid, binding and in full force and effect and are enforceable in accordance with their terms against any Loan Party party thereto and, to the knowledge of the Borrower, each other party thereto.  Each of the Loan Parties enjoys peaceful and undisturbed possession under all such material leases pursuant to which such Loan Party is the tenant or subtenant, if any.  No landlord Lien has been filed, and no claim is being asserted or, to the knowledge of the Borrower, threatened, in writing with respect to any lease payment under any such material lease pursuant to which a Loan Party is the tenant or subtenant, if any.  Other than as set forth on Schedule 3.07(c) and space leases otherwise permitted pursuant to the Loan Documents, none of the Real Property constituting the Gaming Site is subject to any lease, sublease, license or other agreement granting to any Person any right to the use, occupancy, possession or enjoyment of the Gaming Site or any portion thereof.  The Borrower has delivered to the Administrative Agent true, complete and correct copies of all leases (whether as landlord or tenant) of any Real Property constituting a part of the Gaming Site.

(d)                                 None of the Tribe or the Loan Parties has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting all or any portion of the Gaming Site or any sale or disposition thereof in lieu of condemnation, except, in each case, as could not reasonably be expected to result in a Material Adverse Effect.

(e)                                  None of the Tribe or the Loan Parties is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of all or any portion of the Gaming Site.

(f)                                   None of the Tribe or the Loan Parties has suffered, permitted or initiated the joint assessment of any Real Property owned by such Person with any other real property constituting a separate tax lot that is not owned by a Loan Party.

(g)                                  (i) Each parcel of Gaming Site has adequate rights of access to public ways or irrevocable rights of way or easements to permit the Gaming Site to be used for its intended purpose and is (or will be when required for the construction or operation of the Project) served by installed, operating and adequate water, electric, gas, telephone, sewer, sanitary sewer, storm drain facilities and other utilities necessary for the uses contemplated under the Loan Documents and the Project Documents; (ii) all utilities necessary for the current state of the Project are available, including, without limitation, public sanitary sewer service and storm sewers, public water, electricity, gas and telephone service, and all such utilities are reasonably expected to be available when required for the construction or operation of the Project; (iii) each parcel of the Gaming Site, including each leased parcel, has (or will have when required for the construction or operation of the Project) adequate available parking to meet applicable legal and operating requirements; and (iv) no building or structure upon any Real Property or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any easement or on any Property owned by others, which violation or encroachment interferes with the current use or could materially adversely affect the value of such building, structure or appurtenance (other than buildings, structures or appurtenances that are detached from the Gaming Facilities and that do not conduct gaming, entertainment, lodging or hospitality activities) or which encroachment is necessary for the operation of the Gaming Business.

(h)                                 Schedule 3.07(h) sets forth, as of the Closing Date, a complete and accurate list of all Liens on the Recourse Assets, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets subject thereto.  As of the Closing Date, the Recourse Assets are subject to no Liens, other than Liens set forth on Schedule 3.07(h), and as otherwise permitted by Section 6.02.

SECTION 3.08                                      Subsidiaries.  Schedule 3.08 sets forth, as of the Closing Date, a list of all Subsidiaries of the Borrower, including each such Subsidiary’s exact legal name (as reflected in such Subsidiary’s certificate or articles of incorporation or other constitutive documents) and jurisdiction of incorporation or formation and the percentage ownership interest of the Borrower (direct or indirect) therein.  As of the Closing Date, the Capital Stock so indicated on Schedule 3.08 is fully paid and non-assessable and is owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents and non-consensual Liens imposed by Law that are not prohibited by the Loan Documents).  All of the Capital Stock of the Borrower (to the extent applicable) is fully paid and non-assessable and is owned by the Tribe free and clear of all Liens.

SECTION 3.09                                      No Litigation; Compliance with Laws.

(a)                                 As of the Closing Date, there are no actions, investigations, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of the Borrower, threatened in writing against the Tribe or any of the Loan Parties, or affecting any Property of the Tribe or any Loan Party, in any case, unless such actions, investigations, suits or proceedings (i) are set forth on Schedule 3.09, (ii) could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (iii) do not challenge the validity or enforceability of any Loan Document, PNG Document, Related Document (other than, until the Ground Lease Approval Date and the effectiveness of the Ground Lease, the Ground Lease), the Interim Tribal Land Assignment or the Transactions.

(b)                                 Each Loan Party and the Tribe is in compliance with all applicable Legal Requirements (including all Gaming Laws), except for such instances of non-compliance as could not reasonably expected to have a Material Adverse Effect.

(c)                                  After the Closing Date, there are no actions, investigations, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of the Borrower, threatened in writing against the Tribe or any of the Loan Parties, or affecting any Property of the Tribe or any Loan Party, in each case that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d)                                 Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(e)                                  Neither the Tribe nor any Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the default could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.10                                      No Default.  No Default or Event of Default has occurred and is continuing.

SECTION 3.11                                      Federal Reserve Regulations.

(a)                                 None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)                                 No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve any Loan Party in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T.  No Indebtedness being reduced or retired out of the proceeds of any Loans or Letters of Credit was or will be incurred for the purpose of purchasing or carrying any Margin Stock.  Following the application of the proceeds of the Loans and the Letters of Credit, Margin Stock will not constitute more than 25% of the value of the assets of the Loan Parties.  None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the regulations of the Board, including Regulation T, U or X.

SECTION 3.12                                      Investment Company Act.  None of the Loan Parties is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.13                                      Use of Proceeds; Letters of Credit.

(a)                                 The Borrower and each other applicable Loan Party will use the proceeds of the Term B Loans and the Term C Loans made on the Closing Date solely for (i) payment of Project Costs incurred in connection with the construction of the Project, including transaction costs with respect to the Transactions, (ii) payment of Priority Payments of the type described in clause (a) of the definition thereof to the Tribe, (iii) payment of Golden Indebtedness and PNG Advances pursuant to the terms of this Agreement, and (iii) deposit in the Credit Facilities Loan Proceeds Account, Credit Facilities Interest Reserve Account and Contingency Reserve Account and further application therefrom in accordance with the Loan Documents.

(b)                                 Subject to Section 2.02(a), the Borrower and each other applicable Loan Party will use the proceeds of the Revolving Loans and Swingline Loans (i) on the Closing Date, to reimburse the Developer and its Affiliates for Services Payments paid prior to the Closing Date in an aggregate principal amount equal to $2,579,962.50 and (ii) on and after the Closing Date, for general corporate purposes of the Borrower and the other Loan Parties.

(c)                                  The Borrower and each other applicable Loan Party will request the issuance of Letters of Credit solely to support payment obligations incurred by the Borrower and the other Loan Parties in the ordinary course of business.

(d)                                 The Borrower and each other applicable Loan Party will use the proceeds of any Incremental Term Loan Facilities solely to refinance outstanding Term C Loans and to replace unfunded Delayed Draw Term C Loan Commitments and to pay fees and expenses incurred in connection with such Incremental Term Loan Facilities.

(e)                                  The Borrower and each other applicable Loan Party will use the proceeds of any Term C Loans borrowed under the Delayed Draw Term C Loan Commitments (and the proceeds of any incremental Term Loan Facilities that replace unfunded Delayed Draw Term C Loan Commitments) solely for costs, fees and expenses in connection with the Roadway Improvement, including payments to the California Department of Transportation to reimburse it for its costs, fees and expenses in connection with the Roadway Improvements or payments made to the California Department of Transportation, Bureau of Indian Affairs and County of San Diego otherwise in satisfaction of the Borrower’s and the Tribe’s obligations in respect of the Roadway Improvements.

(f)                                   The Borrower and each other applicable Loan Party will use the proceeds of any Additional Term C Loans solely for the purposes described in Section 2.26 and the applicable Joinder Agreement.

SECTION 3.14                                      Tax Returns.  The Tribe, the Borrower and each of the Subsidiaries of the Borrower has timely filed or timely caused to be filed material tax returns or tax materials required to have been filed by it and all such tax returns and tax materials are true and correct in all material respects.  The Tribe, the Borrower and each of the Subsidiaries of the Borrower have timely paid or timely caused to be paid all Taxes due and payable by it, if any, and all assessments received by it, if any, except any Taxes that are being contested in good faith by appropriate proceedings and for which the Tribe, the Borrower or such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP.  The Tribe, the Borrower and each of the Subsidiaries of the Borrower has made adequate provision in accordance with GAAP for all Taxes not yet due and payable.  Neither the Borrower nor any Subsidiary of the Borrower is party to any tax sharing agreement.

SECTION 3.15                                      No Material Misstatements.  None of (a) the Confidential Information Memorandum or (b) any other written information, report, financial statement, exhibit or schedule (excluding projections, forward looking statements, estimates and information of a general economic or industry nature) furnished by or on behalf of the Tribe or any Loan Party to the Joint Lead Arrangers, the Administrative Agent, or any Lender for use in connection with the Transactions and the other transactions contemplated by the Loan Documents or included therein or delivered pursuant thereto (as updated or supplemented by other information so furnished (but without any obligation on behalf of any Loan Party to provide any such updates or supplements)) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they are made, not materially misleading, in each case, when taken as a whole; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions believed by it to be reasonable at the time furnished in light of current conditions in the preparation of such information, report, financial statement, exhibit or schedule, it being acknowledged and agreed by the Administrative Agent, the Joint Lead Arrangers and the Lenders that projections as to future events are not to be viewed as facts and are subject to material contingencies and assumptions, many of which are beyond the control of the Borrower, and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material.

SECTION 3.16                                      Employee Benefit Plans.  Each Loan Party and their respective ERISA Affiliates and each Benefit Plan (if any) are in compliance with the applicable provisions of ERISA, the Tax Code and other Federal, tribal or state laws and the regulations and published interpretations thereunder applicable to such Benefit Plan, except to the extent that any instances of noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to have a Material Adverse Effect.  There are no pending or, to the knowledge of the Borrower, written, threats of claims, actions or lawsuits, or action by any participant or Governmental Authority, with respect to any Benefit Plan or other employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan, if any) maintained or contributed to by the Loan Parties or any of their respective ERISA Affiliates that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  For the avoidance of doubt, the provisions of Section 9.11 of this Agreement notwithstanding, the inclusion of representations, covenants and defaults relating to ERISA in this Agreement shall constitute neither an admission by the Tribe or any Loan Party that ERISA is applicable to the Tribe or any Loan Party nor a waiver of the sovereign immunity of the Tribe or any Loan Party with respect to the applicability of ERISA.

SECTION 3.17                                      Environmental Matters.  Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, none of the Loan Parties and, with respect to the Project Properties, the Tribe:

(a)                                 has failed to comply with any Environmental Law or to take, in a timely manner, all actions necessary to obtain, maintain, renew and comply with any Environmental Permit required by applicable Environmental Law for the ownership or operation of the business of the Loan Parties or applicable to any Real Property or Project Property, and all such Environmental Permits are in full force and effect and not subject to any administrative or judicial appeal, other than any such failures which have been fully and finally resolved and for which no obligations remain outstanding;

(b)                                 has received notice of, become subject to, or possesses knowledge of any threat of any Environmental Claim applicable to it or any Real Property, other than those which have been fully and finally resolved and for which no obligations remain outstanding;

(c)                                  possesses knowledge that any Real Property or Project Property (i) is subject to any Lien, restriction on ownership, occupancy, use or transferability imposed pursuant to Environmental Law or (ii) contains any Hazardous Materials of a form or type or in a quantity or location, in each case that could reasonably be expected to result in any Environmental Liability of any Loan Party;

(d)                                 possesses knowledge that there has been a Release or threat of Release of Hazardous Materials at or from the Real Properties or Project Properties (or from any facilities or other properties formerly owned, leased or operated by any Loan Party) in violation of, or in amounts or in a manner that could give rise to any Environmental Liability;

(e)                                  has generated, treated, stored, transported, or released Hazardous Materials in violation of, or in a manner or to a location, or has otherwise engaged in any activities involving Hazardous Materials, that, in any such case, could reasonably be expected to give rise to any Environmental Liability;

(f)                                   is aware of any facts, circumstances, conditions or occurrences in respect of any of the facilities and properties owned, leased or operated by any Loan Party that could (i) form the basis of any Environmental Claim against any Loan Party, (ii) interfere with or prevent continued compliance with Environmental Laws by any Loan Party, (iii) require material upgrades or capital expenditures in order to maintain compliance or avoid Environmental Claims or Environmental Liabilities or (iv) result in any Environmental Liability; or

(g)                                  has, pursuant to any order, decree, judgment or agreement by which it is bound, assumed the Environmental Liability of any other Person.

SECTION 3.18                                      Insurance.  Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date.  As of the Closing Date, such insurance is in full force and effect and all premiums (or, if applicable, all installments thereof due on or before the Closing Date) have been duly paid and such insurance is provided in such amounts and covering such risks and liabilities (and with such deductibles, retentions and exclusions) as are in accordance in all material respects with the terms of Exhibit I and with normal and customary industry practice.  None of the Loan Parties (a) has received notice from any insurer (or any agent thereof) that substantial capital improvements or other substantial expenditures will have to be made in order to continue such insurance prior to the Scheduled Maturity Date (in each case, unless, in the case of the Project, such improvements or expenditures are, after taking into consideration other reasonably anticipated Consolidated Capital Expenditures and expenditures of amounts on deposit in the Capital Replacement Reserve Account during the period in question, reasonably expected to be permitted pursuant to Section 6.18) or (b) has any reason to believe that it will not be able to maintain (or obtain when and as required) the insurance coverage required to be maintained under the Loan Documents.

SECTION 3.19                                      Security Documents.

(a)                                 The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral (other than the Intellectual Property Collateral) described therein and products and proceeds thereof (except to the extent constituting Excluded Assets) and in the case of all Collateral described therein, when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a) and, with respect to Deposit Accounts and

Securities Accounts only, when Control Agreements are executed, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and products and proceeds (except to the extent constituting Excluded Assets and other than the Intellectual Property Collateral), as security for the Obligations, in each case subject only to Permitted Liens and prior and superior in right to the rights of any other Person (except with respect to Senior Permitted Liens).

(b)                                 The Intellectual Property Security Agreement, together with the Security Agreement, is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Intellectual Property Collateral described therein and proceeds and products thereof (except to the extent constituting Excluded Assets).  When each Intellectual Property Security Agreement is filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, together with financing statements in appropriate form filed in the offices specified in Schedule 3.19(a), such Intellectual Property Security Agreement shall constitute a fully perfected Lien on (if and to the extent perfection may be achieved by such filings), and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral and proceeds and products thereof (except to the extent constituting Excluded Assets), as security for the Obligations, in each case subject only to Permitted Liens and prior and superior in right to the right of any other Person (except with respect to Senior Permitted Liens) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the grantors after the date hereof).

(c)                                  Each of the Control Agreements, taken together with the Security Agreement, is effective to create and perfect in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Investment Accounts described therein and proceeds and products thereof (except to the extent constituting Excluded Assets).  Upon the execution of the Control Agreements and the Security Agreement, such Security Documents shall constitute perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Investment Accounts described therein and the proceeds and products thereof (except to the extent constituting Excluded Assets), as security for the Obligations, in each case subject only to Permitted Liens and prior and superior in right to the rights of any other Person (except with respect to Senior Permitted Liens).

SECTION 3.20                                      Senior Indebtedness. The Obligations (including without limitation, the guarantee obligations of each Guarantor under the Guaranty) constitute senior secured debt of each of the Loan Parties and, after the Term C Loan Conversion Date, “Senior Obligations” under the Subordinated Loan Subordination Agreement.

SECTION 3.21                                      Location of Real Property.  Schedule 3.21 lists completely and correctly, as of the Closing Date, all material Real Property owned, used or occupied by the Borrower or any other Loan Party or used in the Gaming Business and the addresses, if any, thereof.  The Borrower and the other Loan Parties own in fee or have valid leasehold interests in or otherwise have the right to occupy, as the case may be, all the real property set forth on Schedule 3.21 (except to the extent title is held by the United States government in trust for the Tribe).

SECTION 3.22                                      Labor Matters.  There are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrower, threatened in writing, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  All payments due from any Loan Party or for which any claim may be made against any Loan Party, on account of wages or employee health and welfare insurance or other benefits, have been paid or accrued as a liability on the books of such Loan Party, in each case, except to the extent that the failure to do so has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.  As of the Closing Date, no Loan Party is party to any collective bargaining agreement; and as of the Closing Date, no labor union has been recognized as the representative of any Loan Party employees.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

SECTION 3.23                                      Intellectual Property.  Each of the Loan Parties owns, or is licensed to use, all the Intellectual Property material to its business, and the use thereof by the Loan Parties does not infringe upon the rights of any other Person except for any such failure to own or license and for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.24                                      Solvency.  As of the Closing Date, the Loan Parties (taken as a whole on a consolidated basis) are Solvent.

SECTION 3.25                                      Material Contracts.  As of the Closing Date, none of the Management Agreement and the other Related Documents, Material Contracts, the Interim Tribal Land Assignment or PNG Documents (in each case, which is in effect on the Closing Date and that is not being terminated in connection with the refinancing to occur on the Closing Date) has been amended, supplemented or otherwise modified except as set forth on Schedule 3.25, and all of the Related Documents, Material Contracts and PNG Documents (other than the Ground Lease and any other Related Documents, Material Contracts and PNG Documents that do not purport to be in effect on the Closing Date or are being terminated in connection with the refinancing to occur on the Closing Date) are in full force and effect.  As of the Closing Date, none of the Loan Parties or, to the Borrower’s knowledge, any other party to any such Material Contract or PNG Document (in each case, which is in effect on the Closing Date and that is not being terminated in connection with the refinancing to occur on the Closing Date) is in default thereunder.  Upon the receipt of the approvals set forth in clause (b) of the definition of Ground Lease, the Ground Lease will be in full force and effect.

SECTION 3.26                                      Permits. All material Permits that are required for the construction, development, ownership and/or operation of the Project and the operation of the Gaming Business and that are required by applicable Law to be in full force and effect as of the date this representation is made or deemed made are in full force and effect, and each Loan Party and the Tribe has performed and observed in all material respects all requirements of such Permits and, as of the Closing Date, no event has occurred that allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit.  Each Loan Party and the Tribe reasonably believes that each material Permit that is required at a later date for the construction, development, ownership and/or operation of the Project and the operation of the Gaming

Business will be timely obtained, renewed and complied with.  No material Permits in effect as of the date this representation is made contains any restrictions, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  All such Permits that are required as of the Closing Date are set forth on Schedule 3.26.  As of the Closing Date, neither the Tribe nor any Loan Party has any knowledge that any Governmental Authority is considering limiting, suspending, revoking or renewing on materially burdensome terms any such Permit, except to the extent any such limitation, suspension, revocation or renewal on materially burdensome terms could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.27                                      Fiscal Year.  The Fiscal Year of each of the Loan Parties (including the Borrower) ends on December 31 of each calendar year.

SECTION 3.28                                      Patriot Act/FCPA/OFAC.  To the extent applicable, for the period beginning five years prior to the Closing Date and continuing to each date on which the representation is made, each Loan Party has been, and on each date this representation is made is, in compliance in all material respects with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act of 2001) (the “Patriot Act”), (c) the United States Foreign Corrupt Practices Act of 1977, as amended, and all other anti-corruption and anti-bribery Laws that may be applicable to the Loan Parties from time to time in any jurisdiction and (d) all Laws relating to Sanctioned Persons and Sanctioned Countries applicable to the Loan Parties.  No part of the proceeds of any Credit Extension will be used, directly or indirectly, (a) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or other anti-corruption or anti-bribery Laws that may be applicable to the Loan Parties from time to time in any jurisdiction, (b) in violation of any money laundering Laws applicable to the Loan Parties, or (c) to knowingly fund any activities of or business of a Sanctioned Person or a Sanctioned Country or otherwise in violation of any applicable economic sanctions or export control Laws.  No Loan Party (a) is a Sanctioned Person, (b) has more than 10% of its assets in Sanctioned Countries, or (c) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Credit Extension hereunder will be used directly or, to the knowledge of the Loan Parties, indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

SECTION 3.29                                      Gaming Business.

(a)                                 The Gaming Business of the Tribe is conducted exclusively by the Borrower and its Subsidiaries (and no other Person) (provided that the foregoing shall not be deemed to prohibit the Borrower from engaging the Manager to act with respect to the Gaming Business pursuant to the Management Agreement).

(b)                                 The Gaming Business is in compliance with the requirements of IGRA in all material respects.  No equipment used in connection with the Gaming Business is being operated in contravention of the Compact, except as could not reasonably be expected to have a Material Adverse Effect.  Each employee of the Gaming Business is properly licensed to the extent required by the Gaming Ordinance, the Compact and IGRA, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.30                                      No Violation of Gaming Ordinance.  No application of the revenues of the Borrower and its Subsidiaries permitted or contemplated herein or in any other Loan Document, and no enforcement of rights in accordance with the terms hereof or any Security Document, violates any restriction or requirement as to the application of revenues, whether contained in a “plan of allocation” as referred to in 25 U.S.C. § 2710(b) or otherwise.

SECTION 3.31                                      Sovereign Immunity.  The waivers of sovereign immunity (including the related consents to the jurisdiction of specified courts, consents to the application of the laws of the states of New York and California, waiver of the exhaustion of tribal remedies and agreements to submit claims to binding arbitration) by each of the Borrower, its Subsidiaries and the Tribe contained in this Agreement and each of the other Loan Documents to which such Person is a party are in compliance with all applicable federal and tribal laws, have been duly authorized by all necessary action of the Borrower, its Subsidiaries and the Tribe, and, upon execution of such documents, will effectively waive the sovereign immunity of the Borrower, its Subsidiaries and the Tribe, will be irrevocable, validly and legally binding on the Borrower, its Subsidiaries and the Tribe, enforceable against them in accordance with their terms and no further action will be required to make each such waiver effective.

SECTION 3.32                                      Licensing Requirements.

(a)                                 The Gaming Commission adopted the Excluded Financings Regulation on July 19, 2016. The Excluded Financings Regulation has not been amended or repealed since such adoption and is in full force and effect as a regulation of the Gaming Commission.

(b)                                 No licensing, registration or finding of suitability of the Joint Lead Arrangers, the Administrative Agent, the Agents, the Issuing Bank, any Lender that is a Regulated Bank or an Exempt Entity is required under the Compact or any other federal, tribal, state or local law in connection with the execution, delivery, performance or enforcement of any of the Loan Documents or receipt of any Note, other than any such licensing, registration or finding of suitability required under the Compact and Gaming Ordinance from which such Persons are exempt pursuant to the Gaming Commission Letter, as confirmed by the Dispute Resolution Agreement.  It is not necessary under the Compact or any federal, tribal, state, or local law that the Joint Lead Arrangers, the Administrative Agent, the Agents, the Issuing Bank, any Lender that is a Regulated Bank or an Exempt Entity be licensed, exempt from licensing or suitability requirements, registered, qualified or entitled to carry on business in any such jurisdiction solely by reason of the execution, delivery, performance or enforcement of any of the Loan Documents, except as set forth in Section 6.4.6 of the Compact and Article 13 of the Gaming Ordinance, and each such Person is exempt from any such requirements under Section 6.4.6 of the Compact and Article 13 of the Gaming Ordinance. The Tribe and Gaming Commission have determined that Non-Funding Term Lenders are not “Financial Sources”

within the meaning of the Compact and therefore that Non-Funding Term Lenders are not subject to the requirement of licensing and findings of suitability otherwise applicable to such a Financial Source.

SECTION 3.33                                      No Management Contract.

(a)                                 None of the Loan Documents to which the Borrower, its Subsidiaries and the Tribe is a party, taken individually or as a whole, constitutes a “management contract” or “management agreement” within the meaning of 25 U.S.C. § 2711, or deprives the Tribe of the sole proprietary interest and responsibility of the conduct of gaming.

(b)                                 The Management Agreement is approved as a management contract pursuant to a determination by the Chairman of the NIGC.

SECTION 3.34                                      IGRA.  The Tribe is an Indian tribe within the meaning of IGRA, with the authority to enter into and perform its obligations under each of the Loan Documents to which it is a party.

SECTION 3.35                                      Compact.  The Compact and each amendment thereto have been duly and validly authorized, executed and delivered by the Tribe and have been approved by the Secretary of the Interior of the United States. Approval of the Compact, as in effect on the Closing Date, was published in the Federal Register on May 16, 2000.  As of the Closing Date, the Tribe is in material compliance with all terms and conditions of the Compact.  The Compact complies in all material respects with IGRA, and is in effect under IGRA.  On or prior to the Project Opening Date, the Borrower has obtained licenses to operate 1,381 gaming devices as required pursuant to Section 4.3.2.2 of the Compact.

SECTION 3.36                                      Gaming Ordinance.  The Tribe duly and validly adopted the Gaming Ordinance.  As required by IGRA, the Gaming Ordinance was duly approved by the NIGC on July 1, 2013 and February 11, 2016.  The Gaming Ordinance (i) has not been amended (except for amendments that are not materially adverse to the Lenders) or repealed and is in full force and effect as the law of the Tribe, (ii) authorizes the Class II Gaming and Class III Gaming within the meaning of IGRA that is conducted at Gaming Facilities, (iii) satisfies the requirements under IGRA that the Tribe adopt a gaming ordinance prior to engaging in Class II Gaming or Class III Gaming and (iv) complies with the requirements of the Compact and IGRA.

SECTION 3.37                                      Indian Lands.  As of the Closing Date, the Gaming Site is Indian Lands within the meaning of IGRA, over which the Tribe has jurisdiction, eligible for Class II Gaming and Class III Gaming under IGRA.

SECTION 3.38                                      Exclusive Right.  The Borrower and its Subsidiaries have the exclusive right to develop and operate, collect the revenues, and pledge the revenues and assets of the Gaming Business and all other Recourse Assets, subject to the interest of the Tribe in and to the real property and the buildings and fixtures located thereon and related thereto which are held in trust by the United States of America for the benefit of the Tribe (provided that the foregoing shall not be deemed to prohibit the Borrower from engaging the Manager to act with respect to the Gaming Business pursuant to the Management Agreement).  The Borrower and its Subsidiaries

have adequate rights of access and the right to enter onto and occupy the lands held by, or in trust for the Tribe for, the purpose of operating the Gaming Facilities and conducting the Gaming Business.

SECTION 3.39                                      The Tribe’s Codes. The Secured Transactions Statute and the Arbitration Ordinance were duly and validly adopted by the Tribe, and are the valid and governing law of the Tribe.  As of the Closing Date, the Secured Transactions Statute and Arbitration Ordinance have not been amended or repealed and are in full force and effect as the law of the Tribe.  No applicable law, ordinance, rule, regulation or resolution of the Tribe, or any agency, subdivision, department, commission or enterprise thereof conflicts with or contravenes the Secured Transactions Statute and Arbitration Ordinance.

SECTION 3.40                                      Restrictions. No law of the Tribe imposes any restrictions on the rate, yield or return payable by or on behalf of the Tribe, the Borrower or any Subsidiary on its or their indebtedness.

SECTION 3.41                                      Tribal Laws. The Tribe has not enacted any Law that could reasonably be expected to impair, limit, restrict, delay or otherwise materially adversely affect in any material respect any of the rights or remedies of the Administrative Agent or the Secured Parties provided for in this Agreement or the other Loan Documents.  None of the Tribe, the Borrower nor any of the Subsidiaries is eligible to be a debtor within the meaning of any Debtor Relief Law or is eligible to receive protection under any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief law of the Tribe, the State or the United States that impairs, limits, restricts, delays or otherwise adversely affects, in any material respect, any of the rights or remedies of the Administrative Agent or the Secured Parties provided for in this Agreement or the other Loan Documents.

SECTION 3.42                                      Corporation Ordinance Representations.

(a)                                 Pursuant to Section 7(j) of the Corporation Ordinance, the Board of Directors has determined it necessary for the transaction of the Borrower’s business that it borrow money and pledge its assets pursuant to the Loan Documents.

(b)                                 Pursuant to Section 9 of the Corporation Ordinance, the Executive Committee has directed the Borrower to retain and apply all of its revenues in compliance with the Loan Documents.

(c)                                  Pursuant to Section 18(b) of the Corporation Ordinance, in the business judgment of the Board of Directors, each waiver of sovereign immunity contained in each Loan Document is necessary to gain an advantage or benefit for the Borrower and the Tribe by procuring funds to be applied as permitted under this Agreement and the Disbursement Agreement and comports in all respects with the requirements of Section 18(b) of the Corporation Ordinance.

ARTICLE IV

CONDITIONS PRECEDENT

The obligations of the Lenders to make Loans and the obligations of the Issuing Bank to issue Letters of Credit are subject to the satisfaction (or waiver) (in the case of Section 4.01, by each Lender) of the following conditions:

SECTION 4.01                                      Closing Date.  On the Closing Date:

(a)                                 Legal Opinions.  The Administrative Agent, on behalf of itself and the Lenders, shall have received written opinions of (i) Skadden, Arps, Slate, Meagher & Flom LLP, as special counsel for the Manager, (ii) Lewis Roca Rothgerber Christie LLP, as special Indian law counsel for the Borrower and the Tribe, (iii) Zeichner Ellman & Krause LLP, as special New York law counsel for the Borrower and the Tribe and (iv) Ballard Spahr LLP, as special Pennsylvania law counsel for PNG, each such opinion to be (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders, (C) covering such matters relating to the Manager, PNG, the Borrower, the Tribe, the Loan Documents, the Material Contracts, the Related Documents, the Interim Tribal Land Assignment and the Transactions as the Joint Lead Arrangers and the Administrative Agent shall reasonably request and which are customary for transactions of the type contemplated herein and (D) otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(b)                                 Borrower and Tribe Documents.  The Administrative Agent shall have received the following, each, to the extent applicable, properly executed by an Authorized Officer of the signing Loan Party or the Tribe, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:

(i)                                     such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Loan Party and the Tribe as the Administrative Agent may reasonably request evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement and the other Loan Documents to which such Loan Party or the Tribe is a party;

(ii)                                  a certificate signed by an Authorized Officer of the Borrower and a certificate signed by an Authorized Officer of the Tribe, attaching, as applicable, true, correct and complete copies (including, in each case, any amendments or modifications of the terms thereof entered into as of the Closing Date) of the following items, all in form and content acceptable to the Administrative Agent:

(1)                                 the Constitution;

(2)                                 the Compact;

(3)                                 evidence of the publication of notice of the Compact in the Federal Register as required by IGRA;

(4)                                 the Gaming Ordinance, as amended, together with evidence of required federal approvals of such Gaming Ordinance and amendment;

(5)                                 [reserved];

(6)                                 the Excluded Financings Regulation;

(7)                                 the Corporation Ordinance and the resolution of the General Council ratifying such Corporation Ordinance;

(8)                                 all Laws of the Tribe relating to referendum or initiative, the UCC, tribal taxes, waivers of sovereign immunity by the Borrower or the Tribe, organization, jurisdiction and procedure of any tribal courts, and arbitration of disputes (including the Secured Transactions Statute and the Arbitration Ordinance) or other matters affecting the rights and obligations of the Loan Parties, Lenders, Administrative Agent, Collateral Agent, Disbursement Agent, Issuing Bank, Swingline Lender or any of their respective Affiliates, with regard to the Transactions;

(9)                                 the Gaming Commission Letter and the Dispute Resolution Agreement;

(10)                          the Warranty Deeds executed by the Secretary of the Interior accepting land into trust for the benefit of the Tribe and an “Indian Land Determination” from the United States Department of Interior with respect to such land;

(11)                          the Resolutions;

(12)                          the Gaming Licenses available as of the Closing Date;

(13)                          the Building Code; and

(14)                          the Environmental Ordinance;

(iii)                               such additional documentation and evidence as the Administrative Agent may reasonably request (A) to establish federal recognition of the Tribe as an Indian tribe within the meaning of IGRA, (B) the Tribe’s, the Borrower’s and each Guarantor’s authority to execute, deliver and perform under the Loan Documents, (C) the identity, authority and capacity of each officer authorized to act on the Tribe’s, the Borrower’s and each Guarantor’s behalf and (D) to establish that all Capital Stock in the Borrower is owned by the Tribe free and clear of all Liens;

(iv)                              evidence as reasonably requested by the Administrative Agent that all tribal and Borrower actions have been taken to permit each of the Tribe’s, the Borrower’s and each Guarantor’s limited waiver of sovereign immunity, waiver of rights to tribal court, consent to federal and certain state courts as set forth herein, and arbitration of disputes, all as provided in this Agreement and the other Loan Documents;

(v)                                 such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and each other Guarantor is validly existing, in good standing and qualified to engage in business in the State and the jurisdiction of the Tribe;

(vi)                              a certificate of an Authorized Officer of each Loan Party and a certificate of an Authorized Officer of the Tribe either (A) attaching copies of all Permits, consents, licenses and approvals required as of the Closing Date in connection with the consummation by such Loan Party or the Tribe of the Transactions and the execution, delivery and performance by such Loan Party or the Tribe and the validity against such Loan Party or the Tribe of the Loan Documents to which it is a party, and such Permits, consents, licenses and approvals shall be in full force and effect, or (B) stating that no such Permits, consents, licenses or approvals are so required as of the Closing Date;

(vii)                           evidence satisfactory to the Administrative Agent that the lands upon which the Gaming Facilities are located are “Indian Lands” within the meaning of IGRA and eligible for the conduct of gaming under 25 U.S.C. § 2719;

(viii)                        evidence satisfactory to the Administrative Agent that the Borrower and the Tribe have received all tribal, governmental, enrolled tribal member, Bureau of Indian Affairs, NIGC, shareholder and third party consents, approvals and regulatory reviews, necessary as of the Closing Date in connection with the Transactions and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or the Subsidiaries or such other transactions or that could seek or threaten any of the foregoing, and no Law or regulation shall be applicable which could reasonably be expected to have such effect;

(ix)                              evidence reasonably satisfactory to the Administrative Agent that the Secured Transactions Statute and the Arbitration Ordinance were duly and validly adopted by the Tribe and are the valid and governing law of the Tribe;

(x)                                 a declination letter from the NIGC, in form and substance reasonably satisfactory to the Administrative Agent; and

(xi)                              the Tribal Final Environmental Evaluation conducted pursuant to Section 10.8.2 of the Compact.

(c)                                  Officer’s Certificate.  The Administrative Agent shall have received the Closing Certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, certifying that the conditions precedent set forth in Sections 4.02(b) and 4.02(c) have been satisfied as of the Closing Date.

(d)                                 Loan Documents.  The Administrative Agent shall have received each of the Loan Documents listed on Schedule 4.01(d), in each case executed and delivered by a duly authorized officer of each party thereto, in form and substance reasonably satisfactory to the Administrative Agent and in full force and effect as of the Closing Date.

(e)                                  Collateral.  The Collateral Agent, for the ratable benefit of the Secured Parties, shall have been granted on the Closing Date first priority perfected Liens on the Collateral (subject (x) in the case of Intellectual Property Collateral, if and to the extent perfection may be achieved by the filings required by the Loan Documents, and (y) in the case of all Collateral, only to Permitted Liens, and in each case prior and superior in right to the rights of any other Person (except with respect to Senior Permitted Liens)).

(f)                                   UCC, Lien, Judgment and Bankruptcy Searches.  The Administrative Agent shall have received the results of a recent lien, bankruptcy and judgment search in each relevant jurisdiction with respect to the Loan Parties and such search shall reveal no Liens on any of the assets of the Loan Parties except for Permitted Liens and except for Liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(g)                                  Indebtedness.  (i) After giving effect to the Transactions and the other transactions contemplated hereby (including, without limitation, Cash payments to be made on the Closing Date with reference to the Golden Indebtedness and the PNG Advances), the Loan Parties shall have outstanding no Indebtedness or preferred stock other than the Loans and other extensions of credit hereunder and other Indebtedness permitted under Section 6.01.

(ii)                                  The Administrative Agent shall have received fully-executed copies of the PNG Documents in effect as of the Closing Date.

(h)                                 Financial Statements.  The Administrative Agent shall have received the financial statements described in Section 3.05, in reasonable detail and form reasonably satisfactory to the Joint Lead Arrangers and the Administrative Agent.

(i)                                     Projections and Financial Plan.  The Administrative Agent shall have received projections and a financial plan of the Borrower, the other Loan Parties and the Project for the period commencing on the Closing Date through the Scheduled Maturity Date, which in each case shall be in reasonable detail and form reasonably satisfactory to the Joint Lead Arrangers and the Administrative Agent and which shall serve as the “Financial Plan” hereunder for all periods until delivery of a new Financial Plan in accordance with Section 5.01(i).

(j)                                    Governmental Approvals.  All material governmental and third party approvals (including Gaming Licenses and all other necessary regulatory and gaming approvals and shareholder approvals) necessary as of the Closing Date in connection with (i) the Transactions, (ii) the operations of the Loan Parties and (iii) the development, construction, ownership and operation of the Project (as contemplated under the Loan Documents, the Project Documents and the Plans and Specifications), including the Permits set forth on Schedule 3.26 to the extent necessary to have been obtained as of the Closing Date, shall have been obtained and shall be in full force and effect. There shall be no action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions or the development, construction, ownership or operation of the Project (as contemplated under the Loan Documents, the Project Documents and the Plans and Specifications).

(k)                                 Patriot Act.  The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date (or such shorter time period as agreed to by the Administrative Agent), to the extent requested at least ten (10) Business Days prior to Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(l)                                     Fees.  The Lenders, the Agents and the Joint Lead Arrangers shall have received all Fees required to be paid, and all expenses required to be paid for which invoices have been presented at least three (3) Business Days prior to the Closing Date, on the Closing Date.

(m)                             Service of Process.  The Administrative Agent shall have received one or more letters from a service corporation mutually agreed upon by the Administrative Agent and the Borrower consenting to its appointment by the Tribe and each Loan Party, in each case in form reasonably acceptable to the Administrative Agent, as each such Person’s agent to receive service of process in New York, New York.

(n)                                 Litigation.  There shall be no Proceedings (whether or not purportedly on behalf of the Tribe or any Loan Party) that are pending or, to the knowledge of the Borrower, threatened in writing against the Tribe or any Loan Party or affecting any property of the Tribe or any Loan Party, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(o)                                 Insurance.

(i)                                     The Loan Parties shall have insurance complying with the requirements of Section 5.05 in place and in full force and effect, and the Administrative Agent and the Collateral Agent shall each have received complete copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer evidencing such insurance, in which case complete copies of the applicable policies shall be delivered to the Administrative Agent within one hundred twenty (120) days after the Closing Date (or such other date as may be agreed to by the Administrative Agent)) which shall (1) in the case of general liability insurance, name the Administrative Agent and the other Secured Parties as additional insureds thereunder and (2) in the case of each property related insurance policy, contain a mortgagee or lender loss payable clause or endorsement, in a form that names the Collateral Agent, on behalf of the Secured Parties, as loss payee/mortgagee thereunder, and shall be in compliance in all material respects with the requirements set forth in Exhibit I and otherwise in a form mutually agreed upon by the Administrative Agent and the Borrower.

(ii)                                  The Administrative Agent and the Collateral Agent shall have each received, to the extent not delivered pursuant to clause (i) above, complete copies of all policies evidencing the insurance required to be obtained under the Material Contracts in effect on the Closing Date (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer evidencing such insurance, in which case copies of the applicable policies shall be delivered to the Administrative Agent within one hundred twenty (120) days after the Closing Date (or such other date as may be agreed to by the Administrative Agent)) which shall (1) in the case of general liability insurance, name the Administrative Agent and the other Secured Parties as additional insured thereunder and (2) in the case of each property related insurance policy, contain a mortgagee or lender loss payable clause or endorsement, in a form that names the Collateral Agent, on behalf of the Secured Parties, as loss payee/mortgagee thereunder, and shall be in compliance in all material respects with the requirements set forth in Exhibit I and otherwise in a form mutually agreed upon by the Administrative Agent and the Borrower.

(p)                                 Solvency Certificate.  The Administrative Agent shall have received a Solvency Certificate from the Borrower.

(q)                                 Environmental Reports.  The Administrative Agent shall have received the Tribal Final Environmental Evaluation, including an identification of existing and potential environmental concerns and quantification of related costs and liabilities, in each case together with a reliance letter from the preparer thereof (which shall be an environmental consulting firm mutually agreed upon by the Borrower and the Administrative Agent) authorizing the Agents and the Secured Parties to rely on each such report or reports.

(r)                                    Construction Consultant’s Reports. The Administrative Agent shall have received a report from the Construction Consultant regarding construction, budget and technical matters pertaining to the Project and the Project Documents related thereto, containing such matters as the Administrative Agent may reasonably request.

(s)                                   Project Budget.  The Administrative Agent and the Construction Consultant shall have received a budget (as amended from time to time in accordance with the terms of the Disbursement Agreement, the “Project Budget”) for all anticipated Project Costs (including, without limitation, Project Costs incurred prior to, as well as after, the Closing Date, including closing costs and interest and other scheduled payments hereunder, and including a contingency reserve mutually agreed between the Borrower and the Administrative Agent and the Construction Consultant) which includes a drawdown schedule necessary to achieve the Opening Date, Substantial Completion and Final Completion and such other information and supporting data as any of the Administrative Agent or the Construction Consultant may reasonably require, together with a balanced statement of sources and uses of proceeds (and any other funds necessary to complete the Project), broken down by Line Item, which Project Budget, drawdown schedule and statement of sources and uses shall be in substantially the form of the Project Budget, drawdown schedule and statement of sources and uses previously delivered to and mutually agreed upon with the Administrative Agent and Construction Consultant or otherwise reasonably acceptable to the Administrative Agent and the Construction Consultant, and shall be certified to in the Construction Consultant’s report dated as of the Closing Date.

(t)                                    Project Schedule and Schedule of Key Dates.  The Administrative Agent, the Joint Lead Arrangers and the Construction Consultant shall have received a schedule for construction and completion of the Project (as amended from time to time in accordance with the terms of the Disbursement Agreement, the “Project Schedule”) including a schedule of key dates for construction and completion of the Project, each of which demonstrates that the Opening Date will occur on or before the Scheduled Opening Date and the Substantial Completion Date will occur on or before the Scheduled Substantial Completion Date and which is reasonably acceptable to the Administrative Agent and the Construction Consultant.

(u)                                 Gaming Licenses.  The applicable Loan Parties shall have been issued on or prior to the Closing Date, and shall hold, all Gaming Licenses necessary as of the Closing Date for the construction and operation of the Project, other than such Gaming Licenses expected to be obtained prior to the Project Opening Date as set forth on Schedule 4.01(u), in each case as contemplated under the Loan Documents and the Project Documents, and all such Gaming Licenses shall be in full force and effect and not subject to any legal proceedings or unsatisfied condition stated in any such Gaming License required to become and/or remain effective. The Administrative Agent shall have received a copy of each such Gaming License issued on or prior to the Closing Date.

(v)                                 Consents and Material Contracts.  The Administrative Agent shall have received a fully executed and complete, conformed copy or photocopy of the General Contract, which shall provide for a guaranteed maximum price with respect to the Hard Costs necessary to achieve Final Completion of the Project (other than such costs related to construction of the gaming commission and administrative offices of the Tribe) and each other Key Construction and Design Contract in effect on the Closing Date, together with a fully executed and delivered Consent from each counterparty to each such Key Construction and Design Contract.

(w)                               Utility Availability.  The Construction Consultant shall have become satisfied, as certified to in the Construction Consultant’s report delivered on the Closing Date, that arrangements, which are reflected accurately in the Project Budget, shall have been or will be made under the Project Documents or otherwise on commercially reasonable terms for the provision of all utilities necessary for the construction, operation and maintenance of the Project as contemplated by the Loan Documents, the Project Documents and the Plans and Specifications.

(x)                                 Plans and Specifications.  The Administrative Agent and the Construction Consultant shall have received the Plans and Specifications, which shall be substantially in the form of Plans and Specifications previously delivered to the Administrative Agent and Construction Consultant or otherwise reasonably acceptable to the Administrative Agent and the Construction Consultant, and shall be certified to in the Construction Consultant’s report dated as of the Closing Date.

(y)                                 In Balance.  The Project shall be In Balance.

(z)                                  Ratings.  The Borrower and the Term B Loan Facility shall have received a rating from each of Moody’s and S&P.

(aa)                          Subordinated Loan Credit Documents.  The Administrative Agent shall have received the Subordinated Loan Credit Agreement, the Subordinated Loan Subordination Agreement, and all other Subordinated Loan Credit Documents and related documents and instruments required to be entered into by such parties on the Closing Date pursuant to the terms and conditions of the Subordinated Loan Credit Agreement duly executed by each of the parties thereto and all such documents and instruments shall be in full force and effect.

Without limiting the generality of the provisions of Section 8.03(a), for purposes of determining compliance with the conditions specified in this Section 4.01, by signing this Agreement, each Lender has consented to, approved or accepted or indicated its satisfaction with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02                                      All Credit Events.  On the date of each Credit Extension, including, for the avoidance of doubt, each Credit Extension of Revolving Loans during the Revolving Commitment Period in accordance with Section 2.02(a), each Credit Extension of Term C Loans under the Delayed Draw Term C Loan Commitments in accordance with Section 2.01(c), any Credit Extension consisting of Incremental Term Loans in accordance with Section 2.24 and any Credit Extension consisting of Additional Term C Loans in accordance with Section 2.26 and each issuance, amendment, extension or renewal of a Letter of Credit and each Disbursement made pursuant to a Disbursement Request (each such event being called a “Credit Event”):

(a)                                 Notice.  (i) In the case of any Loan, the Administrative Agent shall have received a notice of such Credit Extension as required by Section 2.01(e), 2.02(b), 2.03(b) , 2.24(a) or 2.26(a) (or such notice shall have been deemed given in accordance herewith), (ii) in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.04(b), and (iii) in the case of a Disbursement, the Borrower shall have requested such Disbursement in accordance with the terms of the Disbursement Agreement.

(b)                                 Representations and Warranties.  Each representation and warranty set forth in each Loan Document (including the representations of the Tribe (with respect to the Tribal Provisions)) shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date; provided that, if a representation and warranty contains a materiality or Material Adverse Effect qualification, the materiality qualifier in this Section 4.02(b) shall be disregarded for purposes of such representation and warranty; provided, however, that the representations and warranties the accuracy of which shall be a condition precedent to the making of any Term C Loan pursuant to the Delayed Draw Term C Loan Commitments or consisting of Additional Term C Loans pursuant to Section 2.26 shall be limited to the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.12, 3.13(d) (in the case of any Term C Loans made pursuant to the Delayed Draw Term C Loan Commitments), 3.13(f) (in the case of Additional Term C Loans), 3.24 and 3.28.

(c)                                  No Default.  At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing; provided, however, that the Events of Default the absence of which shall be a condition precedent to any Credit Extension pursuant to the Delayed Draw Term Loan C Commitments shall be limited to the Events of Default set forth in Section 7.01(h) and (i).

(d)                                 Delayed Draw Term C Loan Commitments.  In the case of a Credit Extension of Term C Loans under the Delayed Draw Term C Loan Commitments, (i) either (x) the Tribe and the Borrower shall have received all necessary approvals, consents and Permits that are required by applicable Law to be in effect on the date of such Credit Extension for the Roadway Improvements to be funded with the proceeds of the Term C Loans being made pursuant to such Credit Extension and all such approvals, consents and Permits shall be in full force and effect, or (y) if the proceeds of such Term C Loans will be used for payments to the California Department of Transportation to reimburse it for its costs, fees and expenses in connection with the Roadway Improvements or for payments to the California Department of Transportation, Bureau of Indian Affairs and County of San Diego otherwise in satisfaction of the Borrower’s and the Tribe’s obligations in respect of the Roadway Improvements, then such payments are then due and payable by the Borrower or other applicable Loan Party in an amount not less than the proceeds of the Term C Loans being made pursuant thereto on the date of such Credit Extension, and (ii) either (x) the Opening Date has occurred or (y) there is no change, occurrence, event, circumstance or development that prevents the conditions to disbursement set forth in Section 4.1.2 of the Disbursement Agreement from being satisfied on the date of such Credit Extension of Term C Loans (unless such condition has been waived by the applicable Term B Lenders).

ARTICLE V

AFFIRMATIVE COVENANTS

Each of the Borrower and, solely with respect to the Tribal Provisions, the Tribe covenants and agrees that until payment in full of all Obligations the Borrower shall perform, and shall cause each of the other Loan Parties to perform, and, solely with respect to the Tribal Provisions, the Tribe shall perform, all covenants in this Article V.

SECTION 5.01                                      Financial Statements and Other Reports.  The Borrower will deliver to the Administrative Agent for distribution to the Lenders (provided that in the case of clause (d) only, such financial statements shall be made available to the Administrative Agent, and the Administrative Agent shall make available such financial statements only to the Lenders who deliver a written request therefor to the chief financial officer of the Tribe (with a copy to the Administrative Agent) for review thereof):

(a)                                 Monthly Reports.  As soon as available, and in any event within thirty (30) days after the end of each month commencing with the first full month ending after the Closing Date (other than the last month in any Fiscal Quarter), the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related consolidated statement of income of the Borrower and its consolidated Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, all in reasonable detail, together with a Financial Officer Certification.

(b)                                 Quarterly Financial Statements.  As soon as available, and in any event no later than forty-five (45) days (or sixty (60) days in the case of the first Fiscal Quarter ending after the Closing Date) after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income, stockholders’, members’ or partners’ equity and cash flows of the Borrower and its consolidated Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding amounts for the corresponding periods of the previous Fiscal Year (to the extent applicable) and the corresponding amounts from the Financial Plan for the current Fiscal Year (to the extent applicable), all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c)                                  Annual Financial Statements.  As soon as available, and in any event no later than one hundred twenty (120) days after the end of the Fiscal Year of the Borrower that ends after the Closing Date and within ninety (90) days after the end of each Fiscal Year of the Borrower thereafter, (i) the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’, members’ or partners’ equity and cash flows of the Borrower and its consolidated Subsidiaries for such Fiscal Year (it being understood that, with respect to the Fiscal Year in which the Closing Date occurs, such financial statements may be limited to the portion of such Fiscal Year commencing on the Closing Date), setting forth in each case in comparative form the corresponding amounts for the previous Fiscal Year (to the extent applicable) and the corresponding amounts from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of RSM LLC or a “big-4” accounting firm (which report shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a going concern qualification to the extent relating (x) to being a project under development, (y) to projected compliance with the financial covenants set forth in Section 6.07 or (z) to maturity of any Loans or Commitments or other Indebtedness within one (1) year of the date of such audit), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity in all material respects with GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, together with a written statement by such independent certified public accountants stating (1) that their audit has included a review of the terms of the Loan Documents as they relate to accounting or financial matters, (2) whether, in connection with their audit of the Borrower and its Subsidiaries necessary for such report, any condition or event related to accounting or financial matters that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate related to accounting or financial matters is not correct or that such matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof; provided that such statement may be limited or eliminated to the extent required by accounting rules or guidelines or to the extent not available on commercially reasonable terms, as mutually determined by the Borrower and the Administrative Agent;

(d)                                 Tribe Financial Statements.  As soon as available, and in any event no later than two hundred seventy (270) days after the end of each Fiscal Year, commencing with the financial statements for the Tribe’s 2017 Fiscal Year, (i) the consolidated balance sheet of the Tribe as at the end of such Fiscal Year and the related consolidated statements of income and cash flows of the Tribe for such Fiscal Year, setting forth in each case in comparative form the corresponding amounts for the previous Fiscal Year (to the extent applicable); and (ii) with respect to such consolidated financial statements a report thereon of an independent certified public accountant that is not a member of the Tribe or an Affiliate of the Tribe or any member of the Tribe (which report shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a going concern qualification to the extent relating (x) to being a project under development, (y) to projected compliance by the Borrower with the financial covenants set forth in Section 6.07 or (z) to maturity of any Loans or Commitments or other Indebtedness within one (1) year of the date of such audit), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Tribe as of the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity in all material respects with GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(e)                                  Compliance Certificate.  Together with (i) each delivery of financial statements of the Borrower and its consolidated Subsidiaries pursuant to Section 5.01(b) or 5.01(c), a duly executed and completed Compliance Certificate, (ii) each delivery of financial statements of the Borrower and its consolidated Subsidiaries pursuant to Section 5.01(c), a duly executed and completed Security Agreement Supplement (as defined in the Security Agreement), to the extent that updates to the schedules to the Security Agreement are required and (iii) the delivery of financial statements of the Borrower and its consolidated Subsidiaries pursuant to Section 5.01(s), a duly executed and completed Compliance Certificate;

(f)                                   Notice of Default; Material Adverse Effect.  Promptly, and in any event within ten (10) Business Days, (i) upon any Responsible Officer of any Loan Party obtaining knowledge (A) of the occurrence of a Default or an Event of Default that is continuing or (B) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, written notice thereof specifying the nature and period of existence of such condition, event or change and the corrective action (if any) taken or proposed to be taken with respect thereto and (ii) upon any Responsible Officer of the Tribe obtaining knowledge (A) of the occurrence of a Default or Event of Default by or with respect to the Tribe that is continuing or (B) of the occurrence of any event or change with respect to the Tribe that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, written notice thereof specifying the nature and period of existence of such condition, event or change and the corrective action (if any) taken or proposed to be taken with respect thereto;

(g)                                  Notice of Litigation.  Promptly upon, and in any event within ten (10) Business Days of, (i) any Responsible Officer of any Loan Party obtaining knowledge of (A) the institution of, or non-frivolous written threat of, any Proceeding not previously disclosed in writing to the Administrative Agent or (B) any material development in any Proceeding, that, in the case of either (i)(A) or (i)(B), could be reasonably expected to have a Material Adverse Effect and (ii) any Responsible Officer of the Tribe obtaining knowledge of (A) the institution of, or non-frivolous written threat of, any Proceeding involving the Tribe not previously disclosed in writing to the Administrative Agent or (B) any material development in any such Proceeding, that, in the case of either (ii)(A) or (ii)(B), could be reasonably expected to have a Material Adverse Effect;

(h)                                 ERISA.  (i) Promptly upon, and in any event within ten (10) Business Days of any officer of any Loan Party becoming aware of the occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the applicable Loan Party or any of its ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened in writing by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or any ERISA Affiliate with the Internal Revenue Service with respect to each Benefit Plan; (2) all notices received by any Loan Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Benefit Plan as the Administrative Agent shall reasonably request; and (iii) as soon as practicable but not more than four Business Days following any change in the funding status of any Benefit Plan that could reasonably be expected to have a Material Adverse Effect, a written description of the events or condition that gave rise to such change or a statement briefly setting forth the details regarding such events or condition, and the action, if any, which has been taken, is being taken or is proposed to be taken by such Loan Party or such ERISA Affiliate;

(i)                                     Financial Plan.  No later than sixty (60) days after the beginning of each Fiscal Year ending after the Opening Date, a consolidated plan and financial forecast for such Fiscal Year (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries for each such Fiscal Year and (ii) forecasted consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries for each Fiscal Quarter of such Fiscal Year addressed in such Financial Plan, together, in each case, with a report containing management’s discussion and analysis of such budget with a reasonable disclosure of the key assumptions and drivers with respect to such budget, and accompanied by a certificate from an Authorized Officer of the Borrower to the effect that such budget contains good faith estimates (utilizing assumptions believed to be reasonable at the time of delivery of such budget), all in form and substance reasonably satisfactory to the Administrative Agent; provided that notwithstanding the foregoing, the materials delivered pursuant to Section 4.01(i) are accepted as, and shall constitute, the “Financial Plan” and other materials required to be delivered pursuant to this Section 5.01(i) as of the Closing Date;

(j)                                    Insurance Report.  Together with each delivery of audited financial statements of the Borrower and its consolidated Subsidiaries pursuant to Section 5.01(c), a certificate certifying that the Loan Parties are in compliance with the insurance coverage requirements set forth in Section 5.05 in all material respects (or if such requirements are not being met, an explanation as to why the Loan Parties are not in compliance);

(k)                                 Notice of Change in Board of Directors.  With reasonable promptness, and in any event within ten (10) Business Days, written notice of any change in the Executive Committee or the Board of Directors or any board of directors of the Borrower’s Subsidiaries.

(l)                                     Notice Regarding Material Contracts.  Promptly, and in any event within ten (10) Business Days after (i) any Material Contract of any Loan Party is terminated or amended in any material respect, (ii) any breach or default has occurred, or to the knowledge of the Borrower, been threatened in writing with respect to any Material Contract or (iii) any new Material Contract is entered into, a written statement describing such event, with copies of any such amendments or new contracts;

(m)                             Notice Regarding Related Documents and PNG Documents.

(i)                                     Promptly, and in any event within ten (10) Business Days (or such later date as may be agreed to by the Administrative Agent) after receipt thereof by any Loan Party, notice of the receipt by such Loan Party of any request for change order from the general contractor under the General Contract that would reasonably be expected to result in cost increases that in the aggregate exceed $1,000,000; and

(ii)                                  Promptly, written notice of the termination or amendment of any Related Document, the Interim Tribal Land Assignment or material PNG Document (other than (x) any PNG Notes or other documentation related to Indebtedness provided by the Manager or any of its Affiliates to the Borrower as a result of the repayment, refinancing, replacement or other satisfaction thereof, (y) any PNG Document related to the construction and/or development of the Gaming Facility that terminates or expires in connection with the completion of the services to be provided thereunder and (z) in connection with the effectiveness of the Ground Lease and/or the Ground Lease Approval Date), any breach or default or notice of breach or default or any breach or default threatened in writing, under any Related Document, the Interim Tribal Land Assignment or PNG Document (which notice shall include a statement describing such event with copies of any new amendments or contracts);

(n)                                 Information Regarding Collateral.  At least ten (10) Business Days prior to such change or establishment, written notice of, and a completed Security Agreement Supplement (as defined in the Security Agreement) in respect of, any (i) change in the legal name of any Loan Party, (ii) change in the identity, form of organization, sole place of business, chief executive office, type of organization or jurisdiction of organization of any Loan Party, (iii) establishment of a trade name for any Loan Party or (iv) change in the Federal Taxpayer Identification Number of any Loan Party.  Prior to or substantially concurrently with the consummation of (and in any event within ten (10) Business Days after)  such change or establishment, the Borrower or the applicable Loan Party shall take all actions necessary or advisable (or provide the Administrative Agent all information necessary for the Administrative Agent to take such actions) to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral as contemplated in the Security Documents, including the updating of any filings that have been made or authorized under the UCC or otherwise that are required to be updated in order to so maintain such validity, perfection and priority.  The Borrower shall promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed;

(o)                                 Notice Regarding Filings.  Promptly, and in any event not later than ten (10) days after any Loan Party has knowledge, or received notice, of the occurrence thereof, after giving effect to any applicable grace period therefor, written notice of any failure by any Loan Party to make in a timely manner any filing, report or other document in respect of the Gaming Facilities or any Collateral with any Governmental Authority, including any report which any Loan Party is required to file with the NIGC under 25 C.F.R. Part 514, to the extent such failure could reasonably be expected to have a Material Adverse Effect;

(p)                                 Notice Regarding NIGC Communications.  Promptly, notice of any Notice of Violation, Order of Temporary Closure, or Assessment of Civil Fines, from the NIGC pursuant to C.F.R. Part 573 or 575 or any successor provisions, any final notice of closure order from the NIGC, any material written communication from or to the NIGC relating to Class II Gaming or Class III Gaming at the Gaming Facilities, any material written notice issued by, or cause of action commenced by, the State under the Compact and any other material communication or information with any Gaming Agency that indicates any Gaming Agency is investigating or is evaluating whether to revoke, suspend or modify any material Permit or other gaming approval (in whole or in part);

(q)                                 Notice Regarding Tax Events.  Promptly, notice of the occurrence of any tax event or the imposition of any Tax against the Gaming Business or the assets or properties of the Borrower or the Subsidiaries that had not occurred or been imposed on the Gaming Business or the assets or properties of the Borrower or the Subsidiaries prior to the Closing Date and that could have a material and adverse effect on the Gaming Business or the Borrower or the Subsidiaries;

(r)                                    Other Information.  Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of any Loan Document, or the environmental condition of any Real Property, as the Administrative Agent or any Lender may reasonably request; provided that no such information shall be required to be delivered to the extent that the delivery thereof (x) would violate any confidentiality undertaking or obligation binding on any Loan Party with an unaffiliated third person or (y) compromise or result in a loss or waiver of the privileges afforded by the attorney work product doctrine or attorney-client privilege; and

(s)                                   Term C Loan Conversion Financial Statements.  No later than ninety (90) days after the date which is 365 days after the Project Opening Date, the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such 365 day period and the related unaudited consolidated statements of income, stockholders’, members’ or partners’ equity and cash flows of the Borrower and its consolidated Subsidiaries for such 365 day period.

It is understood and agreed that the Manager, any Affiliated Lender, any Term C Lender or Affiliate of the Manager, an Affiliated Lender or a Term C Lender may, but shall be under no obligation to, deliver the documents and information required to be delivered by the Borrower pursuant to this Section 5.01, and, any such delivery shall satisfy the Borrower’s obligation to deliver the same; provided that, in such circumstances, any Financial Officer Certification or certifications by an Authorized Officer of the Borrower required to be made and/or delivered under this Section 5.01, shall be made, solely to the extent of the actual knowledge of the Manager, such Affiliated Lender, such Term C Lender or such Affiliate of the Manager, Affiliated Lender or Term C Lender (as the case may be), as to the information and circumstances being certified.

SECTION 5.02                                      Existence; Business.  Except as otherwise permitted under Section 6.08, the Borrower will, and will cause each other Loan Party to, at all times preserve and keep in full force and effect its legal existence and all Permits material to its business, except for the maintenance of any Permits to the extent that the loss thereof could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.03                                      Payment of Taxes and Claims and Contractual Obligations.  The Borrower will, and will cause each of the Subsidiaries of the Borrower to (a) timely file all material tax returns and tax materials required to be filed by or with respect to it and its Subsidiaries, (b) pay and discharge promptly when due (i) all material Taxes imposed upon it, its Subsidiaries or any of its or their properties or assets or in respect of any of its or their income, businesses or franchises and (ii) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien (other than a Permitted Lien) upon any of its properties or assets; provided, no such Tax, claim or obligation need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (x) adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP, shall have been made therefor and (y) the failure to so pay could not reasonably be expected to result in a Material Adverse Effect and (c) pay and discharge promptly when due all monetary Contractual Obligations in excess $250,000, provided that no such claim or obligation need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP, shall have been made therefor.

SECTION 5.04                                      Maintenance of Properties.  The Borrower will, and will cause each other Loan Party to, maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear, force majeure events and casualty damage excepted), all material properties used or useful at the Project or otherwise in the business of the other Loan Parties and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05                                      Insurance.

(a)                                 At all times, the Borrower will maintain or cause to be maintained by such other applicable Loan Party, with financially sound and reputable insurers with a claims paying rate of A-:VII or better in Best’s Insurance Reports (determined at the time such insurance is obtained and every renewal thereof), insurance in compliance in all material respects with the requirements set forth in Exhibit I and such other insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses at the Project or otherwise of the Loan Parties as may customarily be carried or maintained under similar circumstances by Persons engaged in similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

(b)                                 Each such policy of insurance shall (i) in the case of general liability insurance, name the Administrative Agent and the other Secured Parties as additional insureds thereunder, (ii) in the case of each property related insurance policy, contain a mortgagee or lender loss payable clause or endorsement, in a form that names the Collateral Agent, on behalf of the Secured Parties, as loss payee/mortgagee thereunder and (iii) subject to commercially reasonable availability, provide for at least thirty (30) days’ prior written notice to the Administrative Agent or the Collateral Agent, as applicable of any cancellation of such policy (or at least ten (10) days’ prior written notice to the Administrative Agent or the Collateral Agent, as applicable of any cancellation for non-payment of premium); provided that in the event such thirty (30) day notice of cancellation endorsement is not included in any policy of insurance, the Borrower shall provide such notice in respect of any such policy to the Administrative Agent or the Collateral Agent, as applicable.

(c)                                  In the event that the Borrower or any other Loan Party shall undertake to repair, restore, replace or otherwise remedy any damage, destruction, taking or breach of an obligation under a Project Document corresponding to a Recovery Event pursuant to Section 2.13(a) with Restoration Proceeds, the Borrower shall, and shall cause the other Loan Parties to (x) in the case of any such Restoration Proceeds received prior to the Opening Date, deposit such Restoration Proceeds into the Borrower Funds Account for application in accordance with the Disbursement Agreement and (y) in the case of any such Restoration Proceeds received after the Opening Date with respect to any Recovery Event in excess of $10,000,000, follow reasonable disbursement procedures to be agreed to between the Borrower and the Administrative Agent for the release of such Restoration Proceeds from an Investment Account for application toward such repair, restoration or remedy to the extent not required to be prepaid under Section 2.13.  To the extent the Administrative Agent or the Collateral Agent receives any proceeds of any property or casualty insurance policy maintained by a Loan Party hereunder not in excess of $10,000,000 in the aggregate for any Recovery Event, so long as no Default or Event of Default has occurred and is continuing, the Administrative Agent or the Collateral Agent, as applicable, shall promptly deliver such proceeds to the Borrower or the other applicable Loan Parties to be applied in accordance with Section 2.14 and this Section 5.05.

SECTION 5.06                                      Maintaining Records.  The Borrower will, and will cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries in conformity in all material respects with GAAP and all Legal Requirements are made of all material dealings and transactions in relation to its business and activities.

SECTION 5.07                                      Inspections.  Subject to any applicable Gaming Laws restricting such actions, the Borrower will, and will cause each other Loan Party to, permit the Construction Consultant and any other authorized representatives designated by any Agent or any Lender to visit and inspect the Project or any other properties of the Loan Parties, to inspect, copy and take extracts from its and their financial records; and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours; provided that (a) such inspection rights shall be subject to confidentiality restrictions binding on the Loan Parties with unaffiliated third parties and shall not encompass materials to the extent that the delivery or review thereof would compromise or result in a loss or waiver of the privileges afforded by the attorney-client privilege or the attorney work product doctrine, and (b) a Responsible Officer of the Borrower and the Manager may be present for any such discussions with independent certified public accountants if the Manager, the Borrower or any Loan Party so chooses; provided, further, that, excluding any such visits while an Event of Default has occurred and is continuing, and any visits by the Construction Consultant pursuant to the immediately succeeding sentence, the Borrower shall not be required to reimburse any Agent, the Lenders or their respective representatives for expenses of more than one such visit and inspection per Fiscal Year; and provided, further, that no such expenses shall be paid by the Borrower with respect to any inspection or audit rights exercised under Section 2.01(f)(iv) except as provided under such Section.  Nothing contained in this Section 5.07 shall be deemed to restrict the right of the Construction Consultant to visit and inspect the Project or any other properties of the Loan Parties in connection with its role and duties under the Disbursement Agreement or to limit the Borrower’s responsibility for the costs and expenses of any such visits and inspections.

SECTION 5.08                                      Lenders Meetings.  The Borrower will, upon the request of the Administrative Agent or Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year to be held, if applicable, at the Project or such other location as may be mutually agreed to by the Borrower and the Administrative Agent or by conference call at such time as may be agreed to by the Borrower and the Administrative Agent.

SECTION 5.09                                      Compliance with Laws, Material Contracts, Related Documents, PNG Documents and Permits.

(a)                                 The Borrower will comply, and will cause each other Loan Party to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Gaming Laws, Environmental Laws and any laws related to campaign finance or political contributions), except to the extent noncompliance therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 The Borrower will, and will cause each other Loan Party to, and the Tribe will, comply, duly and promptly, with each of their respective obligations and enforce all of their respective rights under all Material Contracts, Related Documents, the Interim Tribal Land Assignment and PNG Documents, except where (i) the failure to so comply or enforce could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) with respect to any PNG Document, where the failure to so comply has not resulted in a notice of default being delivered by the Manager or any of its Affiliates to the Collateral Agent under the PNG Subordination Agreement.

(c)                                  The Borrower will, and will cause each other Loan Party to, comply, duly and promptly, in all material respects with its respective obligations and enforce all of its respective rights under the Interim Tribal Land Assignment, the Ground Lease (once effective) and each other ground lease under which the Borrower or any other Loan Party is the tenant and that is material to the Project, except where the failure to so comply or enforce could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)                                 The Borrower shall not, and shall not permit the Tribe to, in any way adopt, enact, amend or impose any law of the Tribe or any Governmental Component of the Tribe or repeal any such law (or permit any of the foregoing to occur) in a manner that would adversely affect (or, in the case of the Tribe, adversely affect in any material respect) the rights of the Secured Parties under the Loan Documents or the financial condition of the Borrower; provided that, if in the course of the exercise of its governmental or regulatory functions, the Tribe or the Gaming Commission is required to suspend or revoke any consent, permit or license or close or suspend any operation or any part of any Gaming Facility as a result of any noncompliance with the law, such suspension,  revocation or closure shall not be a violation of this Section 5.09(d), and the Tribe and the Borrower will use their commercially reasonable efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that such Gaming Facility will be opened and fully operating.

SECTION 5.10                                      Environmental.

(a)                                 The Borrower will deliver to the Administrative Agent for distribution to all Lenders as soon as practicable after the occurrence thereof, written notice describing in reasonable detail (1) any Release of any Hazardous Materials required to be reported to any Governmental Authority under any applicable Environmental Laws and that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (2) any remedial action taken by any Loan Party or any other Person in response to (A) any Release of any Hazardous Materials which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (3) any Loan Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Property of a Loan Party that could cause such Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws; provided that no such notice or description shall be required to be delivered to the extent that the delivery thereof (x) would violate any confidentiality undertaking or obligation binding on any Loan Party with an unaffiliated third person or (y) compromise or result in a loss or waiver of the privileges afforded by the attorney work product doctrine or attorney-client privilege.

(b)                                 The Borrower will deliver to the Administrative Agent for distribution to all Lenders as soon as practicable following the sending or receipt thereof by any Loan Party, a copy of any written communications with respect to (1) any Environmental Claims or Environmental Liabilities that, individually or in the aggregate, could reasonably be expected to give rise to a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority that, individually or in the aggregate, could reasonably be expected to give rise to a Material Adverse Effect, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether any Loan Party may be potentially responsible for any Release of Hazardous Materials that, individually or in the aggregate, could reasonably be expected to give rise to a Material Adverse Effect; provided that no such written communication shall be required to be delivered to the extent that the delivery thereof (x) would violate any confidentiality undertaking or obligation binding on any Loan Party with an unaffiliated third person or (y) compromise or result in a loss or waiver of the privileges afforded by the attorney work product doctrine or attorney-client privilege.

(c)                                  The Borrower shall promptly take, and shall cause each other Loan Party promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by any Loan Party that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against any Loan Party and discharge any obligations such Loan Party may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.11                                      Additional Guarantors; Additional Collateral.  In the event of the formation of any Governmental Component of the Tribe as a Subsidiary of the Borrower or in the event that any Person becomes a Subsidiary of the Borrower, such Subsidiary shall be a wholly owned Subsidiary of the Borrower and the Borrower shall, (a) promptly (and in any event within 30 days after such Person becomes a Subsidiary (or such longer period as agreed to by the Administrative Agent)) (i) cause such Subsidiary to become a Guarantor under the Guaranty by executing and delivering to the Administrative Agent an executed counterpart to the Guaranty as provided for therein, (ii) cause such Subsidiary to become a “Grantor” under and as defined in the Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a joinder agreement in the form attached to the Security Agreement, (iii) to the extent requested by the Administrative Agent, take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 4.01(b)(i), 4.01(b)(iii), 4.01(b)(iv), 4.01(b)(v), 4.01(d), 4.01(e), 4.01(f), 4.01(k), 4.01(m) and 4.01(q) and, with respect to any such Subsidiary that is not a Governmental Component of the Tribe and to the extent permitted under IGRA, a pledge agreement granting a security interest to the Collateral Agent in the Capital Stock of such Subsidiary in a form mutually agreed upon by the Administrative Agent and the Borrower and certificates representing such Capital Stock, accompanied by instruments of transfer and stock powers endorsed in blank, and (b) within seventy five (75) days after such formation or acquisition, deliver to the Administrative Agent (x) a declination letter from the NIGC, in form and substance reasonably acceptable to the Administrative Agent, and (y), upon the reasonable request of the Administrative Agent, a customary opinion, addressed to the Administrative Agent and the other Secured Parties, of qualified counsel for the Loan Parties as to the matters contained in clauses (a)(i), (a)(ii) and (b)(x) above, and as to such other matters as the Administrative Agent may reasonably request.

SECTION 5.12                                      Ratings.  The Borrower shall use commercially reasonable efforts to ensure that Moody’s and S&P continue to rate the Borrower and the Term B Loan Facility (without assurance as to any particular rating) until payment in full of the Obligations.

SECTION 5.13                                      Security Interests; Further Assurances.  At any time or from time to time upon the request of the Administrative Agent, the Borrower will, and will cause the other Loan Parties to, at its and their expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to fully effectuate the purposes of the Loan Documents.  In furtherance and not in limitation of the foregoing, the Borrower shall take, and shall cause the other Loan Parties to take, such actions as the Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties (subject in each case to limitations contained in the Loan Documents with respect to any Excluded Assets and any applicable Legal Requirements (other than under tribal law), including any Gaming Laws (other than tribal Gaming Laws)).

SECTION 5.14                                      Proceeds and Revenues.

(a)                                 The Borrower shall, and shall cause each other Loan Party to, use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes specified in Section 3.13.

(b)                                 The Borrower shall, and shall cause each of the other Loan Parties to, deposit in an Investment Account and, until expended for purposes permitted under the Loan Documents, maintain on deposit in an Investment Account, all Cash, Cash Equivalents and any other Investment Property (including all Pledged Revenues (as defined in the Security Agreement)) other than (i) On-Site Cash in an amount not to exceed $10,000,000 at any time, (ii) Cash and Cash Equivalents held, pursuant to ordinary course operations, in payroll accounts of Persons providing the Loan Parties payroll services, (iii) Cash and Cash Equivalents on temporary deposit with, or held temporarily in escrow or trust by, other Persons pursuant to customary arrangements related to transactions otherwise permitted under the Loan Documents, (iv) Cash and Cash Equivalents that in the ordinary course of business are not maintained on deposit in a bank or other deposit or investment account pending application toward working capital or other general corporate purposes of the Loan Parties, and (v) Cash and Cash Equivalents on deposit in 401(k), pension and other similar benefit accounts established in the ordinary course of business.  In addition, while the Disbursement Agreement is in effect, the Borrower shall comply and shall cause the other Loan Parties to comply with the further obligations set forth in the Disbursement Agreement.

(c)                                  Each such Investment Account (other than any Excluded Account (as defined in the Security Agreement)) shall be subject to the Collateral Account Control Agreement, a Deposit Account Control Agreement (as defined in the Security Agreement) or a Securities Account Control Agreement (as defined in the Security Agreement).  Any Deposit Account Control Agreement or Securities Account Control Agreement, shall be in a form mutually agreed upon by the Borrower, the Administrative Agent and the Collateral Agent and the Borrower shall, if reasonably requested by the Administrative Agent, deliver to the Administrative Agent a declination letter from the NIGC, in form and substance reasonably satisfactory to the Administrative Agent, prior to the execution of such Deposit Account Control Agreement or Securities Account Control Agreement.

(d)                                 Notwithstanding anything to the contrary set forth herein or in the other Loan Documents, the Borrower shall be permitted to transfer amounts on deposit in the Tribal Restricted Junior Payments Account to the Tribe at any time, without restriction, and the Tribal Restricted Junior Payments Account shall be deemed to be an account of the Tribe and the funds on deposit therein, funds of the Tribe (and shall not be subject to the covenants or representations and warranties of the Loan Parties in this Agreement or the other Loan Documents), notwithstanding the fact that the Tribal Restricted Junior Payments Account is an account of the Borrower.

SECTION 5.15                                      Gaming Licenses.  The Borrower and the Tribe shall use their commercially reasonable efforts to obtain and retain in full force and effect at all times all Gaming Licenses necessary for the operation of the Gaming Facilities, as such Gaming Facilities are operated at such time; provided that, if in the course of the exercise of its governmental or regulatory functions, the Tribe or the Gaming Commission is required to suspend or revoke any consent, permit or license or close or suspend any operation or any part of any Gaming Facility as a result of any noncompliance with the law, such suspension, revocation or closure shall not be a violation of this Section 5.15, and the Tribe and the Borrower will use their commercially reasonable efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that such Gaming Facility will be opened and fully operating. The Borrower and the Tribe shall use their commercially reasonable efforts to assist the Agents, the Lenders and, if requested by any Lender (which request shall identify such Participant), any Participant, in connection with any matters relating to any license, exemption, registration or qualification under any Gaming Law to the extent reasonably requested by such Person in its capacity as such with respect to the Facilities hereunder.

SECTION 5.16                                      Affirmative Covenants of the Tribe.

(a)                                 The Tribe agrees that the Borrower shall have sole and exclusive jurisdiction to develop, own and operate, collect the revenues of, and pledge the revenues and assets of any Gaming Business on behalf of the Tribe or any political subunit thereof (provided that the foregoing shall not be deemed to prohibit the Borrower from engaging the Manager to manage the Gaming Business on its behalf pursuant to the Management Agreement), and the Tribe shall not permit any Person other than the Tribe to acquire any right to elect or appoint any members of the Board of Directors or any executive office of the Borrower.

(b)                                 The Tribe shall ensure that the Borrower and its Subsidiaries have all legal access and right to enter onto, occupy and use the lands held by the Tribe (including without limitation the Project Properties) for the purpose of developing, constructing and operating the Project and the Gaming Facilities and conducting the Gaming Business in the manner currently conducted or proposed to be conducted.

(c)                                  The Tribe agrees that, upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Borrower or the Project, the Secured Parties shall be entitled to receive payment in full with respect to all principal, premium, interest, and other amounts owing in respect of its Obligations before any payment or any distribution to the Tribe.

(d)                                 The Tribe hereby consents to, agrees to and acknowledges the creation of the Liens securing the Obligations.

(e)                                  The Tribe agrees that Lenders may rely on the authority of the Executive Committee members, last recognized by the Bureau of Indian Affairs as the duly elected Executive Committee members, to act on behalf of the Tribe with respect to matters contemplated in the Loan Documents related to the Executive Committee or members thereof.

SECTION 5.17                                      IGA Claims.  Within forty-five (45) days after the Closing Date, the Borrower shall enter into and thereafter maintain in effect and enforce a valid and binding agreement whereby the Tribe agrees to unconditionally indemnify and hold harmless and defend the Borrower from any and all claims, damages, liabilities and obligations of the Borrower of any nature relating to or in connection with the IGA Claims, including any IGA Payments (other than IGA Payments described in Section 6.04(m)), and including the costs of legal proceedings and settlement.

SECTION 5.18                                      Limitation on Formation and Acquisition of Subsidiaries.  So long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and the other Loan Parties may form, create or acquire new Subsidiaries; provided that (i) any such new Subsidiary shall be a direct or indirect wholly owned Subsidiary of the Borrower, (ii) any such new Subsidiary shall promptly become a Guarantor and otherwise comply with the requirements of Section 5.11, and (iii) any such new Subsidiary shall immediately be deemed a “Loan Party” for purposes of this Agreement and the other Loan Documents.  The Borrower shall give the Administrative Agent prompt written notice of any such formation or acquisition of a Subsidiary.

SECTION 5.19                                      Management Agreement.

(a)                                 The Borrower or the Tribe shall promptly notify the Administrative Agent of (i) the date on which any Qualified Replacement Management Agreement has been approved by the Chairman of the NIGC pursuant to 25 U.S.C. §2711 (any such Qualified Replacement Management Agreement so approved, an “Effective Management Agreement”); and (ii) any date on which the Management Agreement or any Effective Management Agreement has been terminated by the Borrower or the manager thereunder.

(b)                                 Prior to approval of any Qualified Replacement Management Agreement by the Chairman of the NIGC, the Borrower shall not permit the applicable manager to operate or manage the Gaming Facility.  Prior to or substantially concurrently with the approval of any Qualified Replacement Management Agreement by the Chairman of the NIGC, the Borrower shall (i) deliver to the Administrative Agent a subordination agreement of the type referred to in clause (b) of the definition of “Qualified Gaming Company” made by the applicable manager and (ii) deliver to the Administrative Agent a Subordination Declination Letter, in form and substance mutually agreeable to the Borrower, the applicable manager and the Administrative Agent with respect to such subordination agreement.

(c)                                  At any time after the commencement of gaming operations by the Gaming Business, if the Borrower ceases to be a party to the Management Agreement or an Effective Management Agreement, the Borrower shall (i) deliver to the Administrative Agent a certificate certifying that any chief financial officer or chief executive officer (or equivalent position) of the

Gaming Business has qualifications consistent with those of such employees of a Qualified Gaming Company operating a similar size gaming facility as the Gaming Facility, (ii) notify the Administrative Agent of the names and contact information of its chief financial officer or chief executive officer (or equivalent position) of the Gaming Facility, (iii) notify the Administrative Agent within 30 days of any substantial change in the executive or management personnel of the Gaming Business and (iv) upon a change in the chief financial officer or chief executive officer (or equivalent position) of the Gaming Business, appoint a new chief financial officer or chief executive officer within 90 days.

SECTION 5.20                                      Payment of Supplemental Payment Amounts, PNG Advances and Subordinated Term Loans.  Unless otherwise agreed by the Manager, with respect to each Fiscal Quarter, commencing with the first Fiscal Quarter commencing after the Opening Date, and subject to satisfaction of the conditions set forth in Section 6.04(h)(i), (ii), (iii) and (iv), the Borrower shall, within 30 days after the delivery of financial statements for such Fiscal Quarter or the applicable Fiscal Year: (i) if any PNG Advances or GMP Loans constituting Supplemental Payment Amounts are outstanding apply 100% of the applicable Retained ECF Amount (or such lesser amount as will result in repayment of all such PNG Advances and GMP Loans) to repay such PNG Advances and GMP Loans, and (ii) if no PNG Advances or GMP Loans constituting Supplemental Payment Amounts are outstanding (or all such PNG Advances and GMP Loans have been repaid pursuant to clause (i)) but any other Subordinated Loans or other PNG Advances remain outstanding, apply at least 50% of the then applicable Retained ECF Amount (after giving effect to clause (i)) (or such lesser amount as will result in repayment of all Subordinated Loans and PNG Advances (including PNG Advances and GMP Loans constituting Supplemental Payment Amounts) and, in each case, any accrued and unpaid interest thereon) to prepay the Subordinated Loans and such PNG Advances and any accrued and unpaid interest thereon.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower and, solely with respect to the Tribal Provisions, the Tribe covenant and agree that until payment in full of all Obligations the Borrower shall perform, and shall cause each of the other Loan Parties to perform, and, solely with respect to the Tribal Provisions, the Tribe shall perform, all covenants in this Article VI.

SECTION 6.01                                      Indebtedness.  The Borrower shall not, and it shall not permit any other Loan Party to, directly or indirectly, create, incur, assume, issue or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness except:

(a)                                 the Obligations;

(b)                                 Indebtedness of any Loan Party to any other Loan Party; provided that all such Indebtedness shall be unsecured and evidenced by and subject to the terms and conditions of, the Subordinated Intercompany Note (and the Borrower shall have delivered to the Administrative Agent a declination letter from the NIGC, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the subordination agreement), which note shall be subject to a first priority Lien in favor of the Collateral Agent pursuant to the Security Agreement;

(c)                                  Indebtedness incurred by a Loan Party arising from agreements providing for indemnification, adjustment of purchase price or similar obligations in connection with permitted acquisitions or dispositions of any business or assets of such Loan Party;

(d)                                 Indebtedness which may be deemed to exist pursuant to any performance, surety, statutory, appeal bond or similar obligations incurred in the ordinary course of business;

(e)                                  Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit or securities accounts;

(f)                                   Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Loan Parties not to exceed $2,000,000 in the aggregate at any time;

(g)                                  other than in the case of Indebtedness incurred pursuant to Section 6.01(j), Guarantees by a Loan Party of Indebtedness of another Loan Party with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01;

(h)                                 Indebtedness existing on the Closing Date and set forth in Schedule 6.01 and Permitted Refinancing Indebtedness in respect thereof;

(i)                                     Indebtedness consisting of (x) PNG Advances or additional Subordinated Term Loans under the Subordinated Loan Credit Agreement (1) advanced pursuant to Section 4.4 of the Disbursement Agreement, (2) advanced in accordance with Section 6.1.1 of the Disbursement Agreement, (3) consisting of amounts to be used in the Project or to fund Roadway Improvements and loaned pursuant to the Completion Guaranty, (4) advanced to pay Operating Expenses (as defined in the Management Agreement), or (5) utilized to fund Roadway Improvements and related expenses, (y) PNG Advances and GMP Loans to the Borrower constituting Supplemental Payment Amounts less any repayments thereof and (z) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to this clause (i) (which may take the form of additional Subordinated Term Loans under the Subordinated Loan Credit Agreement);

(j)                                    (x) Capital Lease Obligations and purchase money Indebtedness to be utilized to lease or acquire, respectively, furniture, fixtures and equipment (including gaming equipment) for use in the Project in a combined aggregate principal amount not to exceed at any time $5,000,000; provided that with respect to purchase money Indebtedness, such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness or other assets financed in accordance with this clause (j) and any proceeds thereof by the same Person or an Affiliate of such Person (all of which assets shall be a type that is readily removable from, and not integral to the structure of, the Project), (ii) shall constitute not less than 75% of the aggregate consideration paid with respect to such asset and (iii) shall be incurred prior to or within one hundred eighty (180) days after the acquisition of such asset and

(y) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to this clause (j);

(k)                                 Indebtedness related to Hedging Agreements not prohibited by Section 6.15;

(l)                                     [Reserved];

(m)                             Indebtedness under letter of credit obligations to provide security for worker’s compensation claims, unemployment insurance or other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations and bank overdrafts, in each case, incurred in the ordinary course of business;

(n)                                 From and after the Term C Loan Conversion Date, (i) Indebtedness consisting of Subordinated Term Loans in an aggregate principal amount not to exceed the Term C Loan Conversion Amount (less any such Subordinated Term Loans that are refinanced with Permitted Refinancing Indebtedness permitted by clause (ii) of this clause (n) but exclusive of interest paid in kind) and (ii) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to this clause (n) in accordance with the Subordinated Loan Subordination Agreement;

(o)                                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(p)                                 to the extent constituting Indebtedness, agreements of any Loan Party to pay service fees to professionals (including architects, engineers and designers) in furtherance of and in connection with the development of the Project, in each case to the extent such agreements and related payment provisions are reasonably consistent with commonly accepted industry practices and the agreements are, to the extent applicable, otherwise in compliance with the requirements of the Disbursement Agreement in all material respects to the extent applicable (provided that no such agreements shall be permitted to give rise to Indebtedness for borrowed money);

(q)                                 to the extent constituting Indebtedness, agreements of any Loan Party for the deferred payment of premiums or to finance the payment of premiums owing by any Loan Party under any insurance policies;

(r)                                    Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(s)                                   [Reserved]; and

(t)                                    other Indebtedness consisting of capitalized interest added to the principal amount of Indebtedness otherwise permitted pursuant to this Section 6.01.

SECTION 6.02                                      Liens.  The Borrower shall not, and it shall not permit any other Loan Party to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of any Loan Party, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a)                                 Liens in favor of the Collateral Agent for the benefit of Secured Parties granted pursuant to any Loan Document;

(b)                                 Liens for Taxes (i) not yet due and payable or (ii) that are being contested in good faith by appropriate proceedings timely instituted and diligently conducted; provided that in the case of clause (ii) the applicable Loan Party has established reserves to the extent required by GAAP in respect thereof, or other adequate provision for the payment thereof shall have been made and maintained at all times during such contest;

(c)                                  Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, other Liens imposed by law and other similar liens (other than any such Lien imposed pursuant to Sections 436(f) or 430(k) of the Tax Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts (it being understood that such Liens may be made with respect to both the amounts in dispute and other amounts owed to the same Person claiming such amount in dispute);

(d)                                 Liens incurred in the ordinary course of business (i) in connection with  workers’ compensation, unemployment insurance and other types of social security, (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness) so long as no foreclosure, sale, or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof, (iii) arising by virtue of deposits made to secure liability for premiums to insurance carriers and (iv) Liens on deposits to secure letters of credit issued to support any of the foregoing obligations;

(e)                                  easements, rights-of-way, restrictions, encroachments, and other similar encumbrances, minor defects or irregularities in title, in each case which do not interfere in any material respect with the ordinary conduct of operations of the Project or of the business operations of any Loan Party;

(f)                                   any interest or title of a lessor or sublessor (or licensor) under any lease of real estate permitted hereunder;

(g)                                  Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement permitted hereunder;

(h)                                 purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property or the consignment of goods entered into in the ordinary course of business;

(i)                                     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)                                    any zoning, land use, building or law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property, franchises, grants, licenses and permits;

(k)                                 licenses of patents, trademarks and other Intellectual Property rights granted by any Loan Party in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of any Loan Party;

(l)                                     Liens existing on the Closing Date and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and Permitted Refinancing Indebtedness in respect thereof and shall encumber only those assets which they encumber as of the date hereof;

(m)                             Liens securing Indebtedness permitted pursuant to Section 6.01(j); provided that any such Lien shall encumber only the assets acquired with the proceeds of such Indebtedness and other assets acquired with Indebtedness permitted under Section 6.01(j) (and any proceeds thereof) (or, acquired with Indebtedness refinanced or previously refinanced with Indebtedness incurred under such provisions); provided, further, that in connection with the granting of any Liens permitted by this Section 6.02(m), the Administrative Agent shall be authorized to direct the Collateral Agent to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens);

(n)                                 the Interim Tribal Land Assignment and the Ground Lease;

(o)                                 bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to Cash and Cash Equivalents on deposit in one or more accounts maintained by any Loan Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(p)                                 space leases and subleases to the extent permitted under Section 6.08(g);

(q)                                 to the extent constituting Liens, any obligations or duties of any Loan Party to any municipality or public authority with respect to any franchise, grant, license or permit provided by such municipality or public authority to such Loan Party in furtherance of the ordinary course conduct of the business of such Loan Party;

(r)                                    Liens arising by virtue of any real property or interests therein being held in trust by the United States of America for the benefit of the Tribe or being subject to restrictions by the United States of America against alienation;

(s)                                   Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(t)                                    Liens arising out of judgments, attachments or awards not resulting in an Event of Default;

(u)                                 Liens in respect of an agreement to dispose of property in transactions permitted under Section 6.08, to the extent such Liens extend only to the property to be disposed of;

(v)                                 Liens with respect to deposits to utility providers, lessors, telecommunication providers, deposits for entertainers and other similar deposits (including pursuant to Section 6.06(c)(ii)) in the ordinary course; and

(w)                               additional Liens not otherwise permitted by this Section 6.02 securing other obligations (other than PNG Advances or any Permitted Refinancing Indebtedness in respect thereof, Indebtedness under the Subordinated Loan Credit Documents or any Permitted Refinancing Indebtedness in respect thereof or other amounts owing to PNG or its Affiliates) in an aggregate principal amount not in excess of $5,000,000 at any time outstanding.

SECTION 6.03                                      No Further Negative Pledges.  Except with respect to (a) specific property encumbered in a manner permitted hereunder to secure payment of particular Indebtedness permitted hereunder or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) any prohibition or limitation that exists pursuant to applicable Legal Requirements (including in the case of Gaming Licenses, restrictions under applicable Gaming Laws (but in all cases, excluding tribal laws)), (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases (including the Interim Tribal Land Assignment and the Ground Lease), licenses (including intellectual property licenses and Gaming Licenses), sub-licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such Liens, leases, licenses, sub-licenses or similar agreements, as the case may be), (d) restrictions by reason of customary provisions contained in joint venture agreements permitted hereunder that only apply to the joint venture (and its property or Capital Stock issued by such person) subject thereto, (e) agreements in existence with respect to a person at the time that such person becomes a Subsidiary of the Borrower pursuant to a permitted Investment so long as such agreements were not entered into in anticipation or contemplation of such person becoming a Subsidiary of the Borrower and such restrictions only apply to the person so acquired, (f) covenants in documents creating Liens permitted by Sections 6.02(f) and (g) prohibiting further Liens on the properties encumbered thereby and (g) non-assignment provisions under agreements entered into in the ordinary course of business that only apply to such agreements, the Borrower shall not, and shall not permit any other Loan Party to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets to secure the Obligations, whether now owned or hereafter acquired.

SECTION 6.04                                      Restricted Junior Payments.  The Borrower shall not, and it shall not permit any other Loan Party, through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, any sum for any Restricted Junior Payment other than:

(a)                                 so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom), reimbursements of amounts contributed to the Borrower by the Tribe permitted under Section 4.4 of the Disbursement Agreement;

(b)                                 from and after the Project Opening Date, payments of Management Fees in accordance with the Management Agreement as in effect on the date hereof and as amended in accordance with the Loan Documents so long as, in any such case, no Default or Event of Default (other than a Default or Event of Default arising solely as a result of a failure to comply with Section 5.03(c) or Section 5.09(b) (in the case of Section 5.09(b), solely as it relates to the PNG Documents and the Material Contracts)) has occurred and is then continuing (or would result therefrom) and such payments are permitted under the terms of the PNG Subordination Agreement; provided, however, that it is expressly agreed that any Management Fees (i) not paid due to the existence and continuance of a Default or Event of Default or (ii) not permitted to be paid under the terms of the PNG Subordination Agreement may be paid (including with respect to prior periods when such Management Fees were not paid) at such time as such Default or Event of Default is no longer continuing (so long as no other Default or Event of Default (other than a Default or Event of Default arising solely as a result of a failure to comply with Section 5.03(c) or Section 5.09(b) (in the case of Section 5.09(b), solely as it relates to the PNG Documents and the Material Contracts)) then exists) and when permitted under the terms of the PNG Subordination Agreement, as applicable;

(c)                                  on the Closing Date, (i) a one-time repayment of PNG Advances in an aggregate amount not to exceed $341,864,386.85 and (ii) a one-time repayment of the Golden Indebtedness for a cash amount not to exceed $30,000,000;

(d)                                 repayments of outstanding PNG Advances and Subordinated Term Loans and accrued and unpaid interest thereon pursuant to Section 4.4, 4.5, 4.6, 4.7 or 4.8 of the Disbursement Agreement, so long as, in any such case, no Default or Event of Default (other than a Default or Event of Default arising solely as a result of a failure to comply with Section 5.03(c) or Section 5.09(b) (in the case of Section 5.09(b), solely as it relates to the PNG Documents and the Material Contracts)) has occurred and is then continuing (or would result therefrom);

(e)                                  (A) so long as (i) permitted by the Subordinated Loan Subordination Agreement and (ii) the Borrower was in compliance with each of the financial covenants under Section 6.07 on the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(b) or 5.01(c), regularly scheduled (which for the avoidance of doubt, shall not include any payments of interest paid in kind that the Borrower has elected to pay in cash for such period) payments of cash interest under the Subordinated Loan Credit Documents and (B) so long as (i) permitted by the PNG Subordination Agreement and (ii) the Borrower was in compliance with each of the financial covenants under Section 6.07 on the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(b) or 5.01(c), regularly scheduled payments of cash interest under the PNG Advances;

(f)                                   (i) Priority Payments, (ii) the proceeds of PNG Advances and GMP Loans made to the Borrower constituting Supplemental Payment Amounts and (iii) up to $1,000 in Basic Rent during any Fiscal Year, in each case, whether or not a Default or Event of Default has occurred or is continuing; provided that the aggregate amount of Restricted Junior Payments permitted pursuant to clauses (i) and (ii) of this clause (f) shall not exceed (x) the number of fiscal months ending on or after the Closing Date and on or prior to the earlier of (1) the date of determination and (2) the last day of the fiscal month preceding the fiscal month in which the Project Opening Date occurs, times $155,000 (provided that in no event shall the aggregate amount under this clause (x) exceed $930,000), plus (y) the Initial GMP Amount, plus (z) the number of fiscal months commencing after the month in which the Project Opening Date occurs and on or prior to the date of determination times $500,000.00;

(g)                                  without duplication of Restricted Junior Payments permitted under clause (e) above, so long as permitted by (A) the Subordinated Loan Subordination Agreement, the Borrower may pay-in-kind (i) regularly scheduled payments of interest paid in kind under the Subordinated Loan Credit Documents and (ii) additional payments of interest paid in kind if the Borrower elects, or is required by the terms of the Loan Documents or the Subordinated Loan Credit Documents, to pay regularly scheduled payments of cash interest in kind and (B) the PNG Subordination Agreement, the Borrower may pay-in-kind (i) regularly scheduled payments of interest paid in kind under the PNG Advances and (ii) additional payments of interest paid in kind if the Borrower elects, or is required by the terms of the Loan Documents or the PNG Advances, to pay regularly scheduled payments of cash interest in kind;

(h)                                 other Restricted Junior Payments in an aggregate amount not to exceed the Retained ECF Amount, so long as (i) immediately before and immediately after giving effect thereto, no Default or Event of Default (other than, in the case of payments referred to in clauses (v) and (vi) below, a Default or Event of Default arising solely as a result of a failure to comply with Section 5.03(c) or Section 5.09(b) (in the case of Section 5.09(b), solely as it relates to the PNG Documents and the Material Contracts)) has occurred and is continuing, (ii) the financial statements required by Section 5.01(b) or (c) have been delivered for the preceding Fiscal Quarter and such Restricted Junior Payments are made within 30 days after the delivery of such financial statements, (iii) the Borrower shall be in compliance with each of the covenants set forth in Section 6.07 determined on a pro forma basis as of the last day of such preceding Fiscal Quarter, (iv) the Borrower’s Liquidity, immediately after giving effect to such distribution, is at least $5,000,000, (v) if any PNG Advances or GMP Loans constituting Supplemental Payment Amounts are outstanding, 100% of such Restricted Junior Payments (or such lesser amount as will result in repayment of all such PNG Advances and GMP Loans) are applied to repay such PNG Advances and GMP Loans and (vi) if no PNG Advances or GMP Loans constituting Supplemental Payment Amounts are outstanding (or all such PNG Advances and GMP Loans have been repaid pursuant to clause (v) above) but any other Subordinated Term Loans or other PNG Advances remain outstanding, at least 50% of the then applicable Retained ECF Amount (after giving effect to clause (v) above) (or such lesser amount as will result in repayment of all Subordinated Term Loans and PNG Advances (including PNG Advances and GMP Loans constituting Supplemental Payment Amounts) and, in each case, any accrued and unpaid interest thereon) made under this clause (h) is applied to prepay the Subordinated Term Loans and such PNG Advances and any accrued and unpaid interest thereon;

(i)                                     the payment of Permitted Payments (subject, in the case of Permitted Payments under clauses (b), (c) and (d) of the definition thereof, to the last sentence of Section 6.11);

(j)                                    whether or not a Default or Event of Default has occurred or is continuing, payments to the Manager for (or to reimburse the Manager for) compensation, including, without limitation, salaries, benefits, pension, retirement, severance and similar benefits, paid by the Manager or its Affiliates to employees of Manager or its Affiliates who (i) work at the Project on a full-time or substantially full-time basis or (ii) provide services to the Borrower to perform functions that would be performed by the Borrower but are performed by the Manager;

(k)                                 prepayments of the Subordinated Term Loans permitted by Section 2.12(d);

(l)                                     the incurrence or issuance of any Permitted Refinancing Indebtedness and repayment of related Refinanced Indebtedness in accordance with Section 6.01; and

(m)                             Restricted Junior Payments to the Tribe in an aggregate amount not to exceed the lesser of (i) $500,000 and (ii) amounts transferred from the Debt Financing Cost Reserve Account (as defined in the Disbursement Agreement) to an account of the Borrower subject to a Control Agreement pursuant to clause (D) of Section 4.8 of the Disbursement Agreement; provided that such amounts are applied, within two (2) Business Days of such Restricted Junior Payment, to the IGA Parties on account of outstanding IGA Payments.

Notwithstanding anything contained in this Agreement or any other Loan Document, at the Borrower’s election, any Restricted Junior Payment permitted to be made to the Tribe hereunder, may instead be effectuated by a Loan Party’s transfer or deposit of funds in the amount of such Restricted Junior Payment to the Tribal Restricted Junior Payments Account, and such deposit or transfer shall be deemed a Restricted Junior Payment to the Tribe hereunder (and any subsequent transfer of funds from amounts in the Tribal Restricted Junior Payments Account shall be permitted and not restricted by this Agreement or any other Loan Document).

SECTION 6.05                                      Restrictions on Subsidiary Distributions.  Except as provided herein, the Borrower shall not, and it shall not permit any other Loan Party to, create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction of any kind on the ability of any Loan Party (other than the Borrower) to (i) pay dividends or make any other distributions on any of its Capital Stock owned by the Borrower or any other Loan Party, (ii) repay or prepay the Loans, or any Indebtedness owed to any Loan Party, or (iii) transfer any of its property or assets to the Borrower or any other Loan Party other than:

(a)                                 restrictions in agreements evidencing Indebtedness permitted by Section 6.01(j) that impose restrictions on the property so acquired;

(b)                                 by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business and the Ground Lease;

(c)                                  that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement;

(d)                                 applicable Legal Requirements (other than tribal Legal Requirements);

(e)                                  this Agreement and the other Loan Documents; and

(f)                                   the Subordinated Loan Credit Documents, as permitted under this Agreement, and as modified or amended in accordance with the Subordinated Loan Subordination Agreement and this Agreement.

SECTION 6.06                                      Investments.  The Borrower shall not, and it shall not permit any other Loan Party to, directly or indirectly, make any Investment in any Person, including without limitation any Joint Venture, except:

(a)                                 Investments in Cash and Cash Equivalents;

(b)                                 equity Investments owned as of the Closing Date in any of its Subsidiaries and equity Investments made after the Closing Date in connection with the initial formation and capitalization of any Person that becomes, concurrently with such Investment, a Guarantor;

(c)                                  Investments (i) in any Securities received in satisfaction or partial satisfaction of obligations from financially troubled account debtors and (ii) in the form of deposits, prepayments and other credits to suppliers made in the ordinary course of business;

(d)                                 (x) intercompany loans to the extent permitted under Section 6.01(b); and (y) other Investments by (i) the Borrower in any Loan Party and (ii) Investments by any Loan Party (other than the Borrower) in the Borrower or any other Loan Party, and by a Subsidiary of the Borrower that is not a Loan Party in any other Subsidiary of the Borrower that is not a Loan Party;

(e)                                  loans and advances to directors and employees of the Loan Parties made in the ordinary course of business in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(f)                                   Investments existing on the Closing Date and set forth in Schedule 6.06;

(g)                                  Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h)                                 Investments consisting of Securities and other non-cash consideration received as consideration for an Asset Sale permitted by Section 6.08;

(i)                                     purchases or other acquisitions of, or deposits made for, inventory, materials and equipment in the ordinary course of business;

(j)                                    extensions of trade credit in the ordinary course of business (including, without limitation, advances to patrons of the Loan Parties’ gaming operations consistent with ordinary course gaming operations);

(k)                                 endorsements of negotiable instruments held for collection in the ordinary course of business;

(l)                                     mergers and consolidations in compliance with Section 6.08;

(m)                             Restricted Junior Payments in compliance with Section 6.04;

(n)                                 to the extent constituting Investments, prepaid expenses and similar items in the ordinary course of business pursuant to transactions not otherwise prohibited hereunder;

(o)                                 other Investments in an aggregate amount then-outstanding not to exceed the Retained ECF Amount; provided that (i) immediately before and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing, (ii) the Borrower shall be in compliance with each of the covenants set forth in Section 6.07 determined on a pro forma basis as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(b) or 5.01(c) and (iii) the aggregate amount of Investments made in reliance on this clause (o) and the following clause (p) that are unrelated to the Project and/or the conduct or development of gaming and related activities (including dining, entertainment and services) at the Project shall not exceed $5,000,000 outstanding at any time; and

(p)                                 other Investments utilizing the Retained ECF Amount in an aggregate amount then-outstanding not to exceed $5,000,000; provided that the aggregate amount of Investments made in reliance on this clause (p) and the preceding clause (o) that are unrelated to the Project and/or the conduct or development of gaming and related activities (including dining, entertainment and services) at the Project shall not exceed $5,000,000 outstanding at any time.

SECTION 6.07                                      Financial Covenants.

(a)                                 Consolidated Fixed Charge Coverage Ratio.  Beginning with the Initial Test Date, the Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive Fiscal Quarters ending on the last day of any Fiscal Quarter (or, if less, the number of full Fiscal Quarters then ended commencing with the first full Fiscal Quarter immediately following the Opening Date) to be less than 1.20:1.00.

(b)                                 Total Net Leverage Ratio.  Beginning with the Initial Test Date, the Borrower shall not permit the Total Net Leverage Ratio as of the last day of any Fiscal Quarter to exceed the correlative ratio indicated below:

Full Fiscal Quarter After the Opening Date	Total Net Leverage Ratio
Second through fourth	5.50:1.00
Fifth through eighth	5.25:1.00
Ninth through twelfth	5.00:1.00
Thirteenth and thereafter	4.75:1.00

SECTION 6.08                                      Fundamental Changes; Disposition of Assets.  The Borrower shall not, and it shall not permit any other Loan Party to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of (any of the foregoing, a “Disposition”), in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except:

(a)                                 (i) any Guarantor may be liquidated, wound up or dissolved, with the result that its assets (including, without limitation, licenses), if any, and ongoing business are distributed to any other Guarantor or the Borrower, (ii) all or any part of any Guarantor’s business, property or assets may be conveyed, sold, leased, transferred or otherwise Disposed of, in one transaction or a series of transactions, to any other Guarantor or the Borrower or (iii) any Guarantor may be merged with or into any other Guarantor or the Borrower (so long as, in the case of any merger involving the Borrower, the Borrower shall be the surviving entity);

(b)                                 any Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up is not disadvantageous to any Agent or Lender in any material respect;

(c)                                  any Subsidiary may merge or consolidate with or into the Borrower or other Loan Party, as long as the Borrower or the other Loan Party is the surviving person in such merger or consolidation;

(d)                                 sales, leases or other Dispositions of assets that do not constitute Asset Sales;

(e)                                  Asset Sales (excluding any sale, lease, sale and leaseback, conveyance, transfer, issuance or other Disposition of the Gaming Site), the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds), (i) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $2,500,000 and (ii) when aggregated with the proceeds of all other Asset Sales made during the term of this Agreement, are less than $5,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors or managing member(s) of the applicable Loan Party (or similar governing body), (2) no less than 75% thereof shall be paid in Cash, (3) in no event shall any such Asset Sale materially and adversely affect the Loan Parties’ ability to develop, construct and operate the Project in accordance with the Plans and Specifications and as contemplated by the Loan Documents and (4) the Net Cash Proceeds thereof shall be applied as required by Section 2.13(a);

(f)                                   the sale of past-due receivables for purposes of collection;

(g)                                  any space leases or subleases of any Real Property as lessor or sublessor which (i) is entered into in the ordinary course of business for the purposes of provision of services to patrons or anticipated patrons of the Project, (ii) in the Borrower’s good faith judgment, is reasonably expected to enhance or enable the operation of the Project (including, without limitation, leases of cell towers, utilities, retail stores and restaurants), (iii) has no gaming, hotel or casino operations (other than the operation of arcades and games for minors) conducted on any space that is subject to such lease or sublease other than by and for the benefit of the Loan Parties and (iv) does not provide that a Loan Party subordinate its fee or leasehold interest to any lessee or any party financing any lessee;

(h)                                 sales or other Dispositions of equipment or personal property in connection with the replacement of such equipment or personal property within ninety (90) days of such sale or disposition;

(i)                                     any Disposition of property in connection with a Recovery Event;

(j)                                    the dedication or other Disposition of de minimus Real Property, so long as such dedications and/or dispositions are in furtherance of, and do not materially impair or interfere with, the operations of the Project or the business operations of any Loan Party or otherwise adversely affect the value of the Collateral in any material respect;

(k)                                 any Disposition of property by any Subsidiary of the Borrower to the Borrower or any of its Subsidiaries; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party;

(l)                                     the abandonment or other Disposition of Intellectual Property that is, in the reasonable good faith judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of its business;

(m)                             any conveyance, sale, transfer or other Disposition of Cash and/or Cash Equivalents;

(n)                                 voluntary termination of Hedging Agreements and other assets or contracts in the ordinary course of business; and

(o)                                 any conveyance, sale, transfer or other Disposition of Real Property (other than the Gaming Site) to any Governmental Authority (other than any tribal nation or Governmental Component of any tribal nation) in connection with (i) the construction, development and/or operation of the Project or (ii) any fee-to-trust application with respect to such Real Property.

SECTION 6.09                                      Disposal of Subsidiary Interests.  Except for any sale or other Disposition of all of its interests in the Capital Stock of any of the Guarantors in compliance with the provisions of Section 6.08 and Liens permitted by Section 6.02(a), the Borrower shall not, and it shall not permit any of the Guarantors to, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of the Guarantors, except to another Guarantor.

SECTION 6.10                                      Sales and Lease-Backs.  The Borrower shall not, and it shall not permit any other Loan Party to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of the other Loan Parties), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than the Borrower or any of the other Loan Parties) in connection with such lease.

SECTION 6.11                                      Transactions with Affiliates.  The Borrower shall not, and it shall not permit any other Loan Party to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service, but excluding the Transactions) with, or for the benefit of, any Affiliate of the Borrower (including, without limitation, the Tribe and any Affiliate of the Tribe), unless such transaction is:

(a)                                 on terms that are not less favorable to the Borrower or such other Loan Party than those that might be obtained at the time in a comparable arm’s length transaction with Persons who are not Affiliates of the Borrower or such other Persons; provided that (i) at the time such transaction is entered into, immediately after giving effect thereto, the Borrower shall be in compliance with each of the covenants set forth in Section 6.07 determined on a pro forma basis as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(b) or 5.01(c) and (ii) the applicable Loan Party has delivered to the Administrative Agent prior to the consummation of any such transaction (A) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $2,000,000, a resolution of the board of directors, managing member(s), the general partner or similar governing body of each applicable Loan Party certifying that such transaction or series of related transactions complies with this Section 6.11(a) and that such transaction or series of related transactions has been approved by a majority of the disinterested members of the board of directors, managing member(s), the general partner or similar governing body of each applicable Loan Party, to the extent there are any such disinterested members, and (B) with respect to any such transaction or series of related transactions that involves aggregate consideration in excess of $5,000,000, an opinion as to the fairness to each applicable Loan Party at the time such transaction or series of related transactions is entered into from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing, selected by the Borrower and reasonably acceptable to the Administrative Agent;

(b)                                 between or among the Loan Parties;

(c)                                  reasonable and customary fees paid to, expenses, reimbursements and indemnification agreements with members of the board of directors, managing member(s), general partner, manager or similar governing body of the Loan Parties;

(d)                                 associated with employment agreements, employee benefit plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Loan Parties in the ordinary course of business;

(e)                                  the making of Restricted Junior Payments permitted by Section 6.04(a), (f), (h) or (m);

(f)                                   the making of Permitted Payments;

(g)                                  the making of Investments permitted under Section 6.06(e);

(h)                                 the issuance by the Borrower of its Capital Stock to the Tribe or by any other Loan Party to its immediate parent;

(i)                                     employment at the Gaming Facility of enrolled tribal members and the immediate family members of enrolled tribal members, in each case, on terms consistent with industry practices (including the payment of employment bonuses in accordance with industry practices and the payment of health insurance premiums and benefits for such Persons even though such benefits may not be provided to non-tribal members); or

(j)                                    the Interim Tribal Land Assignment and the Ground Lease.

Notwithstanding the foregoing, the aggregate amount of all payments to Affiliates pursuant to clauses (c) and (d) above, together with all Permitted Payments made under clauses (b), (c) and (d) of the definition thereof, but excluding any such amounts constituting litigation expenses incurred by the Borrower and its Subsidiaries in connection with Proceedings against the Tribe and its Affiliates, shall not exceed $2,000,000 per Fiscal Year.

SECTION 6.12                                      Conduct of Business.  The Borrower shall not, and it shall not permit any other Loan Party to, engage in any business other than any business or activities related to and in furtherance of the development, construction and operation of the Project, performing its obligations under the Loan Documents, and performing activities which are substantially related, ancillary, incidental or useful thereto, necessary or supportive thereof, arising therefrom or are connected to or reasonable extensions thereof.

SECTION 6.13                                      Amendments or Waivers.  The Borrower shall not, and it shall not permit any other Loan Party to:

(a)                                 waive, supplement, modify, amend, terminate or release (or permit any of the foregoing to occur), or fail to enforce the terms and conditions of, any of the Material Contracts or any applicable Permits, except to the extent that such waiver, supplement, modification, amendment, termination or release or failure to enforce could not reasonably be expected to have a Material Adverse Effect;

(b)                                 (i) cancel or terminate any Related Document, the Interim Tribal Land Assignment or the Dispute Resolution Agreement or consent to or accept any cancellation or termination thereof; provided that the Interim Tribal Land Assignment shall terminate upon the Ground Lease Approval Date and the effectiveness of the Ground Lease, (ii) amend, modify, replace or change in any manner any term or condition of any Related Document, the Interim Tribal Land Assignment, the Dispute Resolution Agreement, the Development Agreement or the Management Agreement, or give any consent, waiver or approval thereunder, that could adversely affect in any material respect the interests of the Administrative Agent or the Lenders, (iii) waive any default under or any breach of any term or condition of any Related Document, the Interim Tribal Land Assignment, the Dispute Resolution Agreement, the Development Agreement or the Management Agreement that could adversely affect in any material respect the interests of the Administrative Agent or the Lenders, or (iv) take any other action in connection with any Related Document, the Interim Tribal Land Assignment, the Dispute Resolution Agreement, the Development Agreement or the Management Agreement (including assigning or transferring its rights thereunder) that would impair, in any material respect, the value of the interest or rights of any Loan Party thereunder or that would impair or adversely affect, in any material respect, the rights or interests of the Administrative Agent or any Lender; provided that any amendment, modification, change to, replacement of or other action taken in connection with, the Management Agreement that increases the Management Fee to an amount not in excess of 2.55% of Gross Revenues (as defined in the Management Agreement in effect on the date hereof) shall be permitted under clauses (ii) and (iv) of this subparagraph (b) so long as the Borrower and the Manager shall have used their respective good faith efforts to cause such amendment, modification, change or replacement that increases the Management Fee to provide for a significant portion of such increase in the Management Fee above the Management Fee in effect on the date hereof to be based on performance of the Gaming Facility achieving at least a level such that the Borrower is in compliance with each of the covenants set forth in Section 6.07 for the period for which such increased Management Fee is payable;

(c)                                  amend or modify, or permit the amendment or modification of, its Governing Documents in any manner materially adverse to the Lenders or any other Secured Party or as could otherwise be expected to have a Material Adverse Effect;

(d)                                 amend, modify, supplement or waive, or permit or consent to the amendment, modification, supplement or waiver of any Gaming License if such amendment, modification, supplement or waiver could reasonably be expected to have a Material Adverse Effect; or

(e)                                  amend, modify, supplement or waive, or permit or consent to the amendment, modification, supplement or waiver of any document governing any PNG Advances or any Subordinated Loan Credit Document the effect of which is to:

(i)                                     increase the maximum principal amount of the PNG Advances or Subordinated Loan Obligations (except in connection with (x) the addition to the principal amount of the Subordinated Loan Obligations of any interest payable in kind in accordance with the terms of the Subordinated Loan Credit Documents contemplated on the date hereof or as permitted to be modified hereunder, (y) the addition to the principal amount of the PNG Advances of any interest payable in kind in accordance with the terms of the documentation governing such PNG Advances (after the effectiveness thereof) as contemplated on the date hereof or as permitted to be modified hereunder and/or (z) the issuance of additional PNG Advances and/or Subordinated Loans (including Subordinated Term Loans and GMP Loans) thereunder to the extent permitted hereunder (including, without limitation, pursuant to Section 6.01(i) and Section 6.01(n) and the funding of any Converted Subordinated Commitments);

(ii)                                  increase the rate of interest on all or any portion of the PNG Advances (after the effectiveness thereof) and/or Subordinated Loan Obligations (except (x) in connection with the imposition of a default rate of interest in accordance with the terms of the documentation governing any PNG Advances (after the effectiveness thereof) or the Subordinated Loan Credit Documents as contemplated on the date hereof, as applicable, and (y) an increase in the rate of payment in kind interest to the extent accompanied by a corresponding reduction in the same amount of the cash pay rate of interest);

(iii)                               change or add any redemption or prepayment provisions of the documentation governing any PNG Advances (after the effectiveness thereof) or the Subordinated Loan Credit Documents in a manner materially adverse to any obligor thereon or the Lenders, other than any such provisions that apply only after the Obligations have been paid in full;

(iv)                              change or amend any other term of the documentation governing any PNG Advances (after the effectiveness thereof) or the Subordinated Loan Credit Documents if such change or amendment would result in a Default or Event of Default hereunder, increase the obligations of any obligor of the PNG Advances (after the effectiveness thereof) or the Subordinated Loan Obligations or confer additional material rights on any holder of the PNG Advances (after the effectiveness thereof) or the Subordinated Loan Obligations in a manner materially adverse to any obligor thereon or the Lenders, other than any such changes or amendments that apply only after the Obligations have been paid in full;

(v)                                 change to an earlier date the dates upon which payments of principal, interest or other amounts on the PNG Advances (after the effectiveness thereof) or the Subordinated Loan Obligations are due (provided that any increase in the amount of any required payment or prepayment resulting from the funding of additional PNG Advances and/or Subordinated Loans (including Subordinated Term Loans and GMP Loans) in accordance with clause (i) above shall not be deemed to be a violation of this clause (v));

(vi)                              take any liens or security interests in any assets of any Loan Party or add any Person as a guarantor or obligor under the documentation governing any PNG Advances (after the effectiveness thereof) or the Subordinated Loan Credit Documents who is not a Loan Party (or simultaneously with the effectiveness of such amendment, becomes a Loan Party) hereunder;

(vii)                           change or amend any condition precedent to borrowing under the Subordinated Loan Credit Agreement (including, without limitation, Section 4.02 thereof); or

(viii)                        terminate, or change or amend any provision relating to the termination of, the Converted Subordinated Commitments under the Subordinated Loan Credit Agreement (including, without limitation, Section 2.12(b) thereof);

(f)                                   enter into any documentation governing any PNG Advances which is not in effect on the Closing Date unless the rate of interest, redemption and prepayment provisions, rights of the holders thereof and other terms and conditions thereof are no less favorable to the Borrower (taken as a whole) than the corresponding terms of the Subordinated Loan Credit Documents, as contemplated on the date hereof and/or as amended in accordance with Section 6.13(a), and the dates scheduled for payment of interest and principal are no earlier than the corresponding dates for such payments under the Subordinated Loan Credit Documents, as contemplated on the date hereof and/or as amended in accordance with Section 6.13(a), other than, in each case, any such changes or terms, provisions and dates for payment that apply only after the Obligations have been paid in full.

SECTION 6.14                                      Fiscal Year/Accounting Changes.  The Borrower shall not, and shall not permit any other Loan Party to, change its Fiscal Year-end from December 31 or make any material change in its accounting treatment and reporting practices except as required by GAAP or its accountants.

SECTION 6.15                                      Limitation on Hedging Agreements.  The Borrower shall not, and shall not permit any other Loan Party to, enter into any Hedging Agreement other than any such agreement required hereunder or otherwise entered into to hedge against fluctuations in interest rates in the ordinary course of business; provided that in each case such agreements or arrangements shall not have been entered into for speculation purposes.

SECTION 6.16                                      Sovereign Immunity; Jurisdiction and Venue.  The Borrower shall not, and shall not permit any Loan Party to, and the Tribe shall not, directly or indirectly, assert that the provisions of Article IX are not valid, binding and legally enforceable against the Borrower or the Tribe.  In furtherance of the foregoing, the Borrower or the Tribe shall reaffirm in writing upon the reasonable request of the Administrative Agent the valid, binding and enforceable nature of the provisions of Article IX.

SECTION 6.17                                      Use of Proceeds; Sanctions.   (a) The Borrower shall not use the proceeds of any Credit Extension for any other purpose other than as forth in Section 3.13 and (b) the Borrower will not request any Credit Extension, and the Borrower will not use, and will procure that its Subsidiaries and its or their respective directors, officers, employees and agents will not use, the proceeds of any Credit Extension (i) to fund any activities of or business with any Sanctioned Person, or in any Sanctioned Country, (ii) for any purpose which would violate the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or other anti-bribery or anti-corruption Laws that may be applicable from time to time in any jurisdictions, (iii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iv) for any purpose which would violate the Trading with the Enemy Act, as amended, the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), any other enabling legislation or executive order relating thereto, the Patriot Act or any other anti-money laundering Laws that may be applicable from time to time in any jurisdictions.

SECTION 6.18                                      Capital Expenditures.

(a)                                 The Borrower shall not, and it shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures or deposit funds in the Capital Replacement Reserve Account, in any Fiscal Year, in an aggregate amount for the Borrower and the Subsidiaries, in excess of:

(i)                                     during the period of time from the Opening Date through the end of the Fiscal Year in which the Opening Date occurs (the “Initial Period”), an amount equal to the product of (i) $5,663,700, times (ii) the number of days during the Initial Period, divided by (iii) 365; and

(ii)                                  for each Fiscal Year commencing after the Fiscal Year in which the Opening Date occurs, an amount equal to the product of (i) the Consolidated Net Revenues for the preceding Fiscal Year (or, in the case of the first full Fiscal Year after the Opening Date, the product of (x) the Consolidated Net Revenues during the Initial Period, times (y) 365, divided by (z) the number of days in the Initial Period), times (ii) four percent (4.0%).

(b)                                 Notwithstanding the foregoing,

(i)                                     if any amount referred to above is not expended or deposited in the Fiscal Year (or portion thereof) for which it is permitted, such non-expended amount (the “Carryover Amount”) may be carried over for expenditure or deposit in the immediately succeeding eighteen (18) months (with amounts expended or deposited in any Fiscal Year applied, first, against the Carryover Amount (if any) (and applied against the Carryover Amount in forward order of expiration of such Carryover Amount) and, second, against the amount referred to above for such Fiscal Year); and

(ii)                                  the following additional Consolidated Capital Expenditures and deposits in the Capital Replacement Reserve Account shall be permitted without regard to the amount of Consolidated Capital Expenditures and deposits in the Capital Replacement Reserve Account made during any period, and shall not be taken into account in determining the amount of Consolidated Capital Expenditures and deposits in the Capital Replacement Reserve Account that may be made in any period:

(1)                                 Consolidated Capital Expenditures or deposits in the Capital Replacement Reserve Account made in connection with the development and construction of the Project;

(2)                                 Consolidated Capital Expenditures or deposits in the Capital Replacement Reserve Account funded with amounts deposited in the accounts governed by the Disbursement Agreement;

(3)                                 Consolidated Capital Expenditures or deposits in the Capital Replacement Reserve Account for the Roadway Improvement; and

(4)                                 Consolidated Capital Expenditures or deposits in the Capital Replacement Reserve Account funded with the Retained ECF Amount (provided that the Borrower shall be in compliance with each of the covenants set forth in Section 6.07 determined on a pro forma basis as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(b) or 5.01(c)).

SECTION 6.19                                      Contingency Reserve Account. The Borrower shall not, and shall not permit any other Loan Party to, deposit funds into the Contingency Reserve Account except on the Closing Date or utilize, apply or otherwise withdraw any amounts on deposit in the Contingency Reserve Account except in accordance with the Disbursement Agreement.

SECTION 6.20                                      Negative Covenants of the Tribe. The Tribe shall not, and shall not permit any of the Tribe’s representatives, agencies, instrumentalities or political subunits, including any Governmental Component, directly or indirectly, to:

(a)                                 increase or impose any taxes, levy or other payment obligations on (i) the Borrower, any Subsidiary, or their businesses or operations, including the Gaming Business or the Gaming Facilities, or on patrons of or activity at the Gaming Business, other than Permitted Taxes and Gaming Regulatory Fees and Payments, or (ii) any Secured Party, the Facilities, the Loans, the Loan Documents or any payments or deposits to be made thereunder;

(b)                                 take any action or in any way adopt, enact, amend or impose any Law of the Tribe or any Governmental Component of the Tribe or repeal any such Law in a manner that (i) impairs or interferes, or could impair or interfere, in any material respect, with any rights or remedies of any Secured Party, the obligations of the Tribe under this Agreement or any other Loan Document, or the Obligations of the Borrower and its Subsidiaries under this Agreement or any other Loan Document, (ii) would affect in any material respect the economic interests of any Secured Party, or (iii) could reasonably be expected to adversely affect in any material respect the Borrower’s or any Guarantor’s ability to comply with its contractual obligations under the Loan Documents or the Gaming Business, in each case, unless any such adoption, enactment, amendment or imposition is required by the Compact or is part of a legitimate effort, limited only to the extent it is necessary, to ensure that the Gaming Business is conducted in a manner that is consistent with then existing applicable laws, rules and regulations or to protect the environment, or the public health and safety, and not for the purpose of delaying or hindering the repayment of the Obligations; provided that, if in the course of the exercise of its governmental or regulatory functions, the Tribe or the Gaming Commission is required to suspend or revoke any consent, permit or license or close or suspend any operation of any part of any Gaming Facility as a result of any noncompliance with the law, such suspension, revocation or closure shall not be a violation of this Section 6.20, and the Tribe and the Borrower will use their commercially reasonable efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that such Gaming Facility will be opened and fully operating; provided, further, that the foregoing shall never be construed or applied to permit any of the Secured Parties to engage in any Management Activity;

(c)                                  convey or encumber any interest in the real property used in or necessary for the Gaming Business (including the Project Properties), or incur, assume or suffer to exist any Liens with respect thereto, other than Liens permitted by Section 6.02 or Dispositions permitted by Section 6.08;

(d)                                 fail to pay, on or before the date that is sixty (60) days after the same became due and payable, all obligations and liabilities of the Tribe if the non-payment thereof would result in recourse to the Recourse Assets or the Project Properties (other than any Permitted Liens); provided that the Tribe shall not be required to make any such payment if it is contesting such payment in good faith and if within thirty (30) days following demand for such payment any enforcement proceedings in respect thereof have been stayed;

(e)                                  permit or incur any consensual liability or Indebtedness of the Tribe (other than the Indebtedness incurred by the Tribe pursuant to the Caltrans Agreement) that is a legal obligation of the Borrower or any Subsidiary, or for which there would be recourse to the Recourse Assets or any Project Properties or waive its sovereign immunity in any manner that would create recourse to any asset of the Borrower or any Guarantor or other Recourse Asset or any Project Property, except for any obligations incurred in compliance with the Loan Documents;

(f)                                   accept (or allow any Governmental Component or any member of the Tribe to accept) any Restricted Junior Payment from the Borrower or any Guarantor made in violation of the Loan Documents when distributed, without promptly returning the same;

(g)                                  distribute, allocate or appropriate any Recourse Assets to the general or other funds of the Tribe or its members, without promptly returning the same, except as permitted by the Loan Documents;

(h)                                 commingle the Recourse Assets with funds, securities, assets, or other revenue of the Tribe;

(i)                                     take any action purporting to: (a) repeal, rescind, nullify or abrogate the waivers of sovereign immunity of the Tribe, the Borrower or any Subsidiary of the Borrower as they are provided in this Agreement and the other Loan Documents; (b) repeal, rescind, nullify or abrogate the consents to jurisdiction and waiver of the exhaustion of tribal remedies as they are provided in this Agreement and the other Loan Documents; (c) impair, annul or repudiate any material obligation of the Tribe, the Borrower or any Guarantor under the Loan Documents; or (d) conflict with any material obligation of the Tribe, the Borrower or any Guarantor under the Loan Documents (other than in a manner described in clauses (a), (b) or (c) of this Section 6.20(i)) and, in each case, the Tribe agrees to give such further assurances as reasonably requested by the Administrative Agent to confirm and verify its compliance with this covenant and agrees not to assert that such provisions are not valid, binding and legally enforceable, and in the case of clause (d) of this Section 6.20(i), to the extent the Tribe has not cured such conflict within fifteen (15) days after notice thereof from the Administrative Agent;

(j)                                    terminate or materially limit the rights of the Borrower or any Guarantors to direct, control or oversee the financing, construction, operation, maintenance or management of the Gaming Business unless any such action is a legitimate effort, limited to only the extent it is necessary, to ensure that that the Borrower and the Guarantors conduct the Gaming Business in a manner that is consistent with then existing applicable laws, rules and regulations, or that protects the environment or the public health and safety, and not for the purpose of delaying or hindering the repayment of the Obligations (provided that the foregoing shall not be deemed to prohibit the Borrower or the Tribe from engaging the Manager to manage the Gaming Business on its behalf pursuant to the Management Agreement);

(k)                                 restrict in any material respect or terminate, or permit the Borrower or any Subsidiary to restrict in any material respect or terminate, the conduct of Class II Gaming and Class III Gaming at the Gaming Facilities or the Project or otherwise, except as required by Gaming Laws (other than tribal Gaming Laws; provided that, for the avoidance of doubt, the Tribe and the Gaming Commission may enforce tribal Gaming Laws as in effect on the Closing Date);

(l)                                     permit the Gaming Business to be owned or operated by any Person other than the Borrower or a Guarantor (provided that the foregoing shall not be deemed to prohibit the Borrower or the Tribe from engaging the Manager to manage the Gaming Business on its behalf pursuant to the Management Agreement);

(m)                             terminate (or otherwise fail to maintain in full force and effect), amend, modify, restate or (with respect to the Compact) fail to enforce, or permit the termination, amendment, modification or (with respect to the Compact) failure to enforce of, the Corporation Ordinance, any Guarantor’s charter, the Constitution, any intergovernmental agreement or the Compact or waive any default under or any breach of, or fail to perform or observe, any term or condition of any such document or take any other action in connection with such documents, in each case, in a manner that would be adverse in any material respect to the interests of the Secured Parties;

(n)                                 enact any bankruptcy law or similar law for the relief of debtors that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Secured Parties in any material respect, or permit the Borrower or any Guarantor to file for bankruptcy or appoint or consent to the appointment of a custodian of the Gaming Business or any assets of the Borrower and the Guarantors;

(o)                                 exercise any power of eminent domain over any Recourse Asset or any Project Property;

(p)                                 fail to maintain the existence of the Tribe as a federally recognized Indian tribe under 25 U.S.C. § 476 et seq. and as an Indian Tribal government pursuant to Sections 7701(a)(40)(A) and 7871(a) of the Tax Code and the Borrower and each Guarantor as wholly owned subsidiaries of the Tribe;

(q)                                 dissolve the Borrower;

(r)                                    directly or indirectly challenge the validity or legality of any provision of the Loan Documents in any court or other forum on the basis that such agreement or document violates or fails to comply with IGRA or such other statutes, laws, ordinances or government rules and regulations applicable to federally-recognized Indian tribes;

(s)                                   fail to have the Ground Lease in effect on or before the first anniversary of the date hereof; or

(t)                                    (A) terminate the Interim Tribal Land Assignment prior to the effectiveness of the Ground Lease or (B) after the effectiveness of the Ground Lease, terminate the Ground Lease prior to the payment in full of the Obligations.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01                                      Events of Default.  In case of the happening of any of the following events (each an “Event of Default”):

(a)                                 any representation or warranty made or deemed made in or in connection with any Loan Document or any Credit Event (including any such representation or warranty made or deemed made by or on behalf of the Tribe), or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished (provided that, if a representation and warranty contains a materiality or Material Adverse Effect qualification, the materiality qualifier in this clause (a) shall be disregarded for purposes of such representation and warranty); provided that, the inaccuracy of any representation or warranty contained in, or made pursuant to, the Disbursement Agreement shall constitute an Event of Default hereunder only to the extent such inaccuracy constitutes a Disbursement Agreement Event of Default;

(b)                                 default shall be made in the payment of any principal of any Loan or the reimbursement of any drawing under any Letter of Credit when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof (whether voluntary or mandatory) or by acceleration thereof or otherwise;

(c)                                  default shall be made in the payment of any interest on any Loan or any drawing under any Letter of Credit or any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) days;

(d)                                 (i) default shall be made in the due observance or performance by the Tribe, the Borrower or any other Loan Party, as applicable, of any covenant, condition or agreement contained in Section 5.01(f)(i)(A), 5.01(f)(ii)(A), 5.02 (with respect to the existence of a Loan Party), 5.05, 5.14(a) or Article VI or (ii) default shall be made in the due observance of performance by the Borrower or any other Loan Party, as applicable of any covenant, condition or agreement contained in Section 5.14(b) or (c) and such default shall continue unremedied for a period of five (5) days after the earlier of (i) receipt by the Borrower of written notice from the

Administrative Agent of such default and (ii) knowledge by a Responsible Officer of the Borrower of such default, or in the case of a default by the Tribe, knowledge of a Responsible Officer of the Tribe of such default;

(e)                                  prior to Final Completion, a Disbursement Agreement Event of Default shall have occurred and be continuing;

(f)                                   default shall be made in the due observance or performance by the Tribe, Borrower or any other Loan Party, as applicable, of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c), (d) or (e) above) and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) receipt by the Borrower (or, in the case of a default by the Tribe, the Tribe) of written notice from the Administrative Agent of such default and (ii) knowledge by a Responsible Officer of the Borrower of such default, or in the case of a default by the Tribe, knowledge of a Responsible Officer of the Tribe of such default;

(g)                                  (i) with respect to any Material Indebtedness, (A) any Loan Party shall fail to pay any principal or interest, regardless of amount, due in respect of such Indebtedness, when and as the same shall become due and payable (after the expiration of any related grace or cure periods provided thereunder), or (B) any other event or condition occurs that results in such Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due prior to its scheduled maturity, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) any “event of default” shall have occurred and be continuing under the Subordinated Loan Credit Documents;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party, or of a substantial part of any Loan Party, under any Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of the Property of any Loan Party, or (iii) the winding-up or liquidation of any Loan Party; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of the Property of any Loan Party, as applicable, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) adopt a plan relating to the liquidation or dissolution of the Borrower, (vii) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (viii) take any action for the purpose of effecting any of the foregoing;

(j)                                    one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 for all the Loan Parties (to the extent not paid or adequately covered by insurance as to which the relevant insurance company has not denied coverage) or other judgments that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect shall be rendered against any Loan Party, or any combination thereof, and the same shall remain undischarged, unvacated or unbonded for a period of sixty (60) consecutive days during which execution shall not be effectively stayed;

(k)                                 an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;

(l)                                     (i) any guarantee under the Guaranty for any reason shall cease to be in full force and effect (other than pursuant to its terms) or (ii) any of the Guarantors shall deny that it has any further liability under the Guaranty (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(m)                             any of the Loan Documents shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect, or any Loan Party, the Tribe or PNG or any of its Affiliates shall so assert or shall assert that any provision of any Loan Document is not in full force and effect (other than pursuant to its terms) or shall otherwise contest the validity or enforceability of any Loan Document, except (i) as a result of the release of a Loan Party or the sale or disposition of Collateral in a transaction not prohibited hereunder or (ii) in the case of any Deposit Account Control Agreement or Securities Account Control Agreement, in connection with the closure of the accounts subject to such agreement (so long as such closure is not prohibited hereunder);

(n)                                 any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party, the Tribe or PNG or any of its Affiliates not to be a valid, perfected and, with respect to the Secured Parties, first priority (except as otherwise expressly provided in this Agreement or such Security Document or subject to Permitted Liens) Lien on any material Collateral covered thereby, in each case, other than as a result of an act of the Administrative Agent, the Collateral Agent or any other Secured Party;

(o)                                 there shall have occurred a Change of Control;

(p)                                 the Tribe at any time shall cease to be a federally recognized Indian tribe;

(q)                                 any of the Borrower’s Gaming Licenses shall have been lost or suspended or any other event shall have occurred, in each case, resulting in the inability to legally conduct Class II Gaming or Class III Gaming at the Gaming Facilities for a period in excess of five (5) consecutive days after the date of cessation of operations as a result of such loss or suspension or other event;

(r)                                    the Gaming Site shall cease to be held in trust for the Tribe by the United States of America or any event or circumstance shall occur which results in the failure of the Gaming Site to be Indian Lands within the meaning of IGRA eligible for Class II Gaming and Class III Gaming;

(s)                                   the Compact shall cease to be in full force and effect; or

(t)                                    an “Event of Default” under, and as defined in, the Completion Guaranty shall have occurred and be continuing (in each case, after the expiration of any applicable cure periods), then, and in every such event (other than an event described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, either or both of the following actions may be taken: (i) the Administrative Agent, at the request of the Required Class Lenders with respect to the applicable Facility shall, by notice to the Borrower, terminate forthwith the Commitments under such Facility (and in the event of any such termination of the Revolving Commitments, the obligation of the Issuing Bank to issue any Letter of Credit shall immediately terminate), (ii) the Administrative Agent, at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon, together with any fees or repayment premiums applicable under Section 2.12(c), and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; the Administrative Agent shall direct the Borrower to pay (and the Borrower agrees upon receipt of such notice to pay) to the Administrative Agent such additional amounts of Cash, to be held as security for reimbursement obligations with respect to Letters of Credit then outstanding, equal to the Letter of Credit Usage at such time; and the Administrative Agent shall have the right (directly or through the Collateral Agent) to take all or any actions and exercise any remedies against the Loan Parties available under the Loan Documents or applicable law or in equity, including the remedies available to a secured party under the Security Documents, and, solely to the extent expressly permitted by Section 9.11(b), to take any actions and exercise any remedies against the Tribe; and in any event described in clause (h) or (i) above, the Commitments shall automatically terminate, the obligation of the Issuing Bank to issue any Letter of Credit shall immediately terminate, and the principal of the Loans then outstanding, together with accrued interest thereon, together with any fees or repayment premiums applicable under Section 2.12(c), and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; the Borrower shall pay to the Administrative Agent such additional amounts of Cash, to be held as security for reimbursement obligations with respect to Letters of Credit then outstanding, equal to the Letter of Credit Usage at such time; and the Administrative Agent shall have the right (directly or through the Collateral Agent) to take all or any actions and exercise any remedies against the Loan Parties available under the Loan Documents or applicable law or in equity, including the remedies available to a secured party available under the Security Documents, and, solely to the extent expressly permitted by Section 9.11(b), to take any actions and exercise any remedies against the Tribe.  Notwithstanding the foregoing, the Delayed Draw Term C Loan Commitments may not be terminated due to the occurrence of an Event of Default except for an Event of Default under clause (h) or (i) above.

SECTION 7.02                                      Application of Proceeds.

(a)                                 Except as otherwise expressly provided in this Agreement, after the exercise of remedies provided for in Section 7.01 (or after the Commitments have automatically terminated, the obligation of the Issuing Bank to issue any Letter of Credit has automatically terminated and the principal of the Loans and other amounts have automatically become due and payable pursuant to Section 7.01), any amounts received on account of the Obligations (other than Term B Loan Account Proceeds, which shall be subject to Section 7.02(b)) shall, subject to the provisions of Sections 2.21 and 2.23, be applied by the Administrative Agent in the following order:

(i)                                     first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent, Collateral Agent or Disbursement Agent and amounts payable under Sections 2.17, 2.18 and 2.19) payable to the Administrative Agent, Collateral Agent or Disbursement Agent in its capacity as such;

(ii)                                  second, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and letter of credit fees) payable to the Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and Issuing Bank arising under the Loan Documents and amounts payable under Sections 2.17, 2.18 and 2.19, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)                               third, to payment of that portion of the Obligations constituting accrued and unpaid letter of credit fees and interest on the Loans, Letter of Credit Non-Reimbursed Drawings and other Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)                              fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Letter of Credit Non-Reimbursed Drawings and Obligations then owing under the Specified Hedging Agreements and Specified Cash Management Agreements, ratably among the Lenders, the Issuing Bank, the Specified Hedging Counterparties and the Specified Cash Management Counterparties in proportion to the respective amounts described in this clause (iv) held by them;

(v)                                 fifth, to the Administrative Agent, for the account of each Issuing Bank to Cash Collateralize that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to this Agreement;

(vi)                              sixth, to the extent proceeds remain after the application pursuant to the preceding clauses, and following the termination of this Agreement pursuant to the terms hereof, to whomever may be lawfully entitled to receive such surplus.

(b)                                 Notwithstanding the foregoing, prior to exercising remedies in respect of the Term B Loan Account Proceeds, the Term B Lenders shall give the Term C Lenders, the Manager and the Borrower written notice of the proposed exercise of remedies and identifying any existing Events of Default giving rise to the ability to exercise remedies.  The Manager and the Borrower shall have thirty (30) days following such notice to cure such Events of Default.  If such Events of Default are not cured or waived within such thirty (30) day period, the Term B Lenders shall be permitted at any time thereafter (so long as the Event of Default as to which they provided such notice is continuing) to apply all Term B Loan Account Proceeds in accordance with the order of priority in Section 7.02(a) above to repay solely the Obligations in respect of Term B Loans, pro rata to each Term B Lender based on the amount of such Obligations then due to such Term B Lenders; provided that, in addition to any requirements for disbursement set forth in the Disbursement Agreement, for the avoidance of doubt so long as the Event of the Default as to which such notice was provided is continuing, the Borrower shall not be entitled to receive any disbursement of the Term B Loan Account Proceeds.

(c)                                  Subject to Sections 2.04 and 2.23, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall thereafter be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied in accordance with this Section 7.02, and if any amount remains on deposit as Cash Collateral in excess of the Letter of Credit Usage after any Letter of Credit has been drawn or expired, then such excess shall be applied in accordance with this Section 7.02.

(d)                                 Notwithstanding the foregoing, Obligations arising under Specified Cash Management Agreements and Specified Hedging Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Hedging Counterparty or Specified Cash Management Counterparty, as the case may be.  Each Specified Hedging Counterparty or Specified Cash Management Counterparty not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto.

(e)                                  In the event that any Secured Party receives any payment or other amount whether in cash, securities or other property required to be applied in accordance with Section 7.02(a), other than as set forth above, such Secured Party shall forthwith turn over such amounts to the Collateral Agent for deposit in an account subject to the control of the Collateral Agent and application as provided in Section 7.02(a).

ARTICLE VIII

AGENTS AND ARRANGERS

SECTION 8.01                                      Appointment of Agents.  Each of the Lenders (including, for the avoidance of doubt, the Issuing Bank and the Swingline Lender) hereby irrevocably appoints Citizens Bank, N.A., as the Administrative Agent.  Each Agent hereby represents that on the Closing Date it is a Regulated Bank and agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable.  The provisions of this Article VIII are solely for the benefit of the Agents and the Lenders and neither the Tribe nor any Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof, except as otherwise set forth in Sections 8.08 and 8.09.  In performing its functions and duties hereunder, each Agent shall act solely as a representative and on behalf of the Lenders and other Secured Parties and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party or the Tribe.  Each of the Agents, without consent of or notice to any party hereto, may assign any or all of its rights hereunder to any of its Affiliates (provided that such assignment shall not relieve Agent of its obligations under the Loan Documents).

SECTION 8.02                                      Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto, including, without limitation, taking any action as a contractual representative of the Lenders.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties and responsibilities by or through any one or more co-agents, sub-agents or attorneys-in-fact appointed by it.  Each Agent and any such co-agent or sub-agent may perform any or all its duties and responsibilities and exercise its rights, powers and remedies by or through their respective Related Parties.  Any such co-agent, sub-agent or attorney-in-fact shall be entitled to the benefits of all provisions of this Article VIII and Article IX as though such co-agents, sub-agents or attorneys-in-fact were an Agent.  No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary or trustee relationship with, or any other implied duties in respect of, any other Secured Party; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.  In furtherance of the foregoing, each Lender hereby further appoints and authorizes Citizens Bank, N.A. to act as Collateral Agent for the benefit of the Secured Parties for the purposes of acquiring, holding and enforcing the Liens on the Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  Each Lender additionally hereby further appoints and authorizes Citizens Bank, N.A. to act as the Disbursement Agent for the benefit of the Secured Parties under the Disbursement Agreement.  The Administrative Agent is further authorized by the Lenders to enter into, or to direct the Collateral Agent or the Disbursement Agent to enter into, as the case may be, amendments and agreements supplemental to this Agreement or any other Loan Document for the purpose of curing any defect, inconsistency, omission or ambiguity in this Agreement or any other Loan Document to which the Administrative Agent, the Collateral Agent or the Disbursement Agent is a party or to effect administrative changes that are not adverse to any Lender (in each case without any consent or approval by the Lenders).  The parties hereto acknowledge and agree that each of the Collateral Agent and the Disbursement Agent (to the extent acting on behalf of the Secured Parties) shall be deemed to be an “Agent” hereunder and shall be the beneficiary of all the rights of an Agent hereunder.  Each Lender further acknowledges that it has received a copy of the Subordinated Loan Subordination Agreement and of the PNG Subordination Agreement, authorizes and directs the Administrative Agent to enter into the same, and agrees to be bound by their respective terms.  Each Lender further acknowledges that that Administrative Agent may enter into additional subordination agreements from time to time as required by the terms hereof, authorizes the Administrative Agent to enter into the same and agrees to be bound by their terms.

SECTION 8.03                                      General Immunity.

(a)                                 No Responsibility for Certain Matters.

(i)                                     None of the Agents or Joint Lead Arrangers shall be responsible to any other Agent, Joint Lead Arranger or any Lender, or be required to ascertain or inquire as to, (i) any statement, recital, warranty or representation (in each case whether written or oral) made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document (including financial statements) delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the execution, validity, enforceability, effectiveness, genuineness, sufficiency or collectability of any Loan Document or any other agreement, instrument or document, (v) the use of proceeds of the Loans, (vi) the existence or possible existence of any Default or Event of Default, (vii) the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations or (viii) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or Joint Lead Arranger, or, in each such case, to make any disclosures with respect to the foregoing.  Except as expressly set forth in the Loan Documents, none of the Agents or Joint Lead Arrangers shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Tribe or any Loan Party that is communicated to or obtained by it or any of its Affiliates in any capacity.  Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(ii)                                  The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

(b)                                 Exculpatory Provisions.  None of the Agents, the Joint Lead Arrangers or any of their respective Related Parties shall be liable to the other Agents, Joint Lead Arrangers or any Lender for any action taken or omitted by any Agent or any Joint Lead Arranger under or in connection with any of the Loan Documents except to the extent caused by such Agent’s or Joint Lead Arranger’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment).  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions pursuant to the terms of this Agreement) and, upon receipt of such instructions from the Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) each of the Agents and Joint Lead Arrangers shall be entitled to rely, and shall be fully protected in relying, upon any notice, request, certificate, consent, communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for any of the Loan Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give such instructions pursuant to the terms of this Agreement).

SECTION 8.04                                      Notice of Default.  None of the Agents or Joint Lead Arrangers shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent or Joint Lead Arranger has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other Lenders as may be required to give such direction pursuant to the terms of this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 8.05                                      Agents and Arrangers Entitled to Act as Lenders.  Being an Agent or Joint Lead Arranger, or an Affiliate of an Agent or Joint Lead Arranger, shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, such Agent or Joint Lead Arranger or such Affiliate, in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans and the Letters of Credit, each of the Agents and Joint Lead Arrangers and the Affiliates of the Agents and Joint Lead Arrangers shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each of the Agents and Joint Lead

Arrangers, as the case may be, in its individual capacity.  Any Agent, Joint Lead Arranger or any Affiliate of an Agent or Joint Lead Arranger may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Tribe, the Loan Parties or any of their respective Affiliates as if it (or its Affiliate) were not performing the duties specified herein, and may accept fees and other consideration from the Tribe, the Loan Parties or any of their respective Affiliates for services in connection herewith and otherwise without having to account for the same to the Lenders.

SECTION 8.06                                      Lenders’ Representations, Warranties and Acknowledgement.

(a)                                 Each of the Lenders (and, for the avoidance of doubt, the Swingline Lender and the Issuing Bank) expressly acknowledges and agrees that none of the Agents, the Joint Lead Arrangers or any of their respective officers, directors, employees, agents, counsel, attorneys in fact or other affiliates has made any representations or warranties to such Lender and that no act by any of the Agents or Joint Lead Arrangers hereafter taken, including any review of the affairs of the Tribe, the Borrower, any other Loan Party or any of their respective other Subsidiaries or other Affiliates, shall be deemed to constitute any such representation or warranty by such Agent or Joint Lead Arranger to any Lender.  Each of the Lenders acknowledges that it has, independently and without reliance upon any Agent, any Joint Lead Arranger, any other Lender or counsel to any Agent or the Joint Lead Arrangers, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Tribe, the Borrower, the other Loan Parties or their respective other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Tribe, the Borrower, the other Loan Parties and their respective Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby.  Each of the Lenders also acknowledges that it will, independently and without reliance upon any Agent, any Joint Lead Arranger, any other Lender or counsel to the Joint Lead Arrangers or any Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents and shall continue to make its own appraisal of the creditworthiness of the Tribe, the Borrower, the other Loan Parties and their respective other Subsidiaries and other Affiliates.  None of the Agents or the Joint Lead Arrangers shall be required to keep itself informed as to the performance or observance by the Tribe, the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Tribe, the Borrower, any other Loan Party or any of their respective other Subsidiaries or other Affiliates.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, none of the Agents or the Joint Lead Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Tribe, the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of any Agent, any Joint Lead Arranger or any of their respective officers, directors, employees, agents, attorneys in fact or other Affiliates.  None of the Agents or Joint Lead Arrangers shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.  Each of the Lenders and the Issuing Bank acknowledges that the Lead Arrangers’ and Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Lead Arrangers and the Administrative Agent and is not acting as counsel to any Lender or the Issuing Bank.

(b)                                 Each Lender, by delivering its signature page to this Agreement or a Joinder Agreement or an Assignment and Acceptance, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent or the Required Lenders (or such other Lenders as may be required to give such approvals), as applicable, on the date of delivery of such signature page.

SECTION 8.07                                      Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, each Joint Lead Arranger, the Issuing Bank, the Swingline Lender and each of their respective Related Parties, to the extent that such Agent, Joint Lead Arranger, Issuing Bank, Swingline Lender or Related Party shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent, Joint Lead Arranger, Issuing Bank, Swingline Lender or Related Party in exercising its powers, rights and remedies or performing its duties and responsibilities hereunder or under the other Loan Documents or otherwise in its capacity as such Agent, Joint Lead Arranger, Issuing Bank, Swingline Lender or Related Party in any way relating to or arising out of this Agreement or the other Loan Documents; provided, subject to Section 8.03(b)(ii), no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s, Joint Lead Arranger’s, Issuing Bank’s, Swingline Lender’s or Related Party’s gross negligence or willful misconduct or material breach.  If any indemnity furnished to any Agent, Joint Lead Arranger, Issuing Bank or Swingline Lender, or any of their respective Related Parties, for any purpose shall, in the opinion of such Agent, Joint Lead Arranger, Issuing Bank, Swingline Lender or Related Party be insufficient or become impaired, such Agent, Joint Lead Arranger, Issuing Bank, Swingline Lender or Related Party may call for additional indemnity or advance of funds and cease, or not commence, to do the acts indemnified against until such additional indemnity or advance of funds is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent, Joint Lead Arranger, Issuing Bank or Swingline Lender, or any of their respective Related Parties, against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, subject to Section 8.03(b)(ii), this sentence shall not be deemed to require any Lender to indemnify any Agent, Joint Lead Arranger, Issuing Bank or Swingline Lender, or any of their respective Related Parties, against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement that is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s, Joint Lead Arranger’s, Issuing Bank’s, Swingline Lender’s or Related Party’s gross negligence or willful misconduct or material breach.

SECTION 8.08                                      Successor Agents.

(a)                                 The Administrative Agent and Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and the Borrower.  In addition, if at any time the Administrative Agent or the Collateral Agent ceases to be a Regulated Bank, such Agent shall resign by giving thirty (30) days’ prior written notice thereof to the Lenders and the Borrower.  Upon any such notice of resignation, the Required Lenders shall have the right (subject to the prior written consent of the Borrower unless an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing), to appoint a successor Administrative Agent and Collateral Agent, which successor shall be a commercial banking institution that is a Regulated Bank having a combined capital and surplus of at least $500,000,000); provided that if no such successor(s) shall have been so appointed by the Required Lenders and accepted such appointment within thirty (30) days after the resigning Administrative Agent and Collateral Agent gives notice of its resignation, then the resigning Administrative Agent and Collateral Agent may on behalf of the Lenders appoint a successor Administrative Agent and Collateral Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender, an Affiliated Lender, a Former Lender or a Disqualified Lender.

(b)                                 If the Person serving as Administrative Agent and Collateral Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and Collateral Agent and, in consultation with the Borrower, appoint a successor.

(c)                                  Whether or not a successor has been appointed, such resignation or removal of the Administrative Agent and Collateral Agent shall become effective thirty (30) days after notice of its resignation or removal has been provided in accordance with clauses (a) and (b) above, as applicable.  Upon the acceptance of any appointment as the Administrative Agent and Collateral Agent hereunder by an applicable successor, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and Collateral Agent and the retiring or removed Administrative Agent and Collateral Agent shall promptly (i) transfer to such successor all sums, Capital Stock and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent and Collateral Agent under the Loan Documents, and (ii) execute and deliver to such successor such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor of the security interests created under the Security Documents, whereupon such (x) retiring or removed Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent and Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent and Collateral Agent shall continue to hold such collateral security until such time as a successor Administrative Agent and Collateral Agent is appointed) and (y) except for any indemnity payments owed to the retiring or removed Administrative Agent and Collateral Agent, all payments, communications and determinations provided to be made by, to or through the

Administrative Agent and Collateral Agent shall instead be made by or to a lending institution approved as payment agent for such purpose by the retiring Administrative Agent (and such payment agent may be the retiring Administrative Agent) and which is regulated under the laws of the United States (or any state thereof).  The fees payable by the Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After any retiring or removed Administrative Agent’s and Collateral Agent’s resignation or removal hereunder as the Administrative Agent and Collateral Agent the provisions of this Article VIII shall inure to its benefit, as well as to the benefit of its sub-agents and their respective Related Parties, as to any actions taken or omitted to be taken by it while it was the Administrative Agent and Collateral Agent hereunder.

(d)                                 Any resignation or removal of Citizens Bank, N.A. as Administrative Agent and Collateral Agent pursuant to this Section 8.08 shall also constitute its resignation or removal as Issuing Bank and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent and Collateral Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Issuing Bank and Swingline Lender, (b) the retiring or removed Issuing Bank and Swingline Lender shall be discharged from all of its duties and obligations as the Issuing Bank and the Swingline Lender hereunder or under the other Loan Documents (except with respect to any Letters of Credit which remain outstanding), and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring or removed Issuing Bank to effectively assume the obligations of the retiring or removed Issuing Bank with respect to such Letters of Credit (or to assure the retiring or removed Issuing Bank of reimbursement in the event of a drawing under such Letters of Credit).

SECTION 8.09                                      Loan Documents.

(a)                                 Agents under Loan Documents.  The Issuing Bank, the Swingline Lender, each other Lender, each Specified Cash Management Counterparty and/or Specified Hedging Counterparty hereby further authorizes the Administrative Agent (or, if applicable, the Collateral Agent) on behalf of and for the benefit of the Secured Parties, to be the representative of the Secured Parties with respect to the Guaranty, the Collateral, each of the Security Documents and each of the other Loan Documents.  Without further written consent or authorization from the Lenders or any other Secured Parties, the Administrative Agent may (and shall, upon the reasonable request of the Borrower) or may cause the Collateral Agent to, execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that (w) is the subject of a sale or other disposition of assets not prohibited by this Agreement, (x) to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 9.08) have otherwise consented, (y) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (iv) below or (z) which constitutes Excluded Assets, (ii) subordinate any Lien securing the Obligations to any Lien permitted under Section 6.02(m)), or (iv) release any Guarantor from the Security Agreement and the Guaranty (x) in accordance with the terms thereof, (y) if such Person ceases to be a Subsidiary of the Borrower as a result of a transaction not prohibited hereunder or (z) with respect to which the Required Lenders (or such other

Lenders as may be required to give such consent under Section 9.08) have otherwise consented.  Additionally, the Lenders irrevocably authorize the Administrative Agent (either directly or through the Collateral Agent) to release any Lien on any property granted to or held by the Collateral Agent in their behalf under any Loan Document and to release any Guarantor from its obligations under the Guaranty upon payment in full of all Obligations (other than obligations under Specified Hedging Agreements and Specified Cash Management Agreements not then due and payable or that do not become due and payable as a result of the payment in full of the other Obligations).  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority to release its interest in particular types or items of property, or the Administrative Agent’s and the Collateral Agent’s authority to release any Guarantor from its obligations under the Security Agreement and the Guaranty pursuant to this Section 8.09. Notwithstanding the foregoing, if, in compliance with the terms and provisions of Section 6.08 hereof, any portion of the Collateral is sold or otherwise transferred to a Person or Persons, none of which is a Loan Party, then such portion of the Collateral shall, upon the consummation of such sale or transfer, be automatically released from the Lien of the Collateral Agent pursuant to any Security Document.  The Administrative Agent or the Collateral Agent, as applicable, will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of any item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release any Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 8.09.

(b)                                 Right to Enforce Loan Documents and Realize on Collateral.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent (or the Collateral Agent at the direction of the Administrative Agent), acting at the direction of the Required Lenders (or other applicable group of Lenders as set forth herein), for the benefit of all the Lenders or the Secured Parties, as applicable; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (iii) the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swingline Lender) hereunder and under the other Loan Documents or (iv) any Lender that is a Regulated Bank from exercising setoff rights in accordance with, and subject to, the terms of this Agreement.  In furtherance of the foregoing, (x) no Lender, in its capacity as such, shall have any right to individually initiate suit or any enforcement action with respect to the Borrower or the Tribe or to individually realize upon any of the Collateral and (y) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

SECTION 8.10                                      No Liability.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, none of the Co-Syndication Agents nor any Joint Lead Arranger, in its capacity as such, shall have any duties or responsibilities or incur any liability, under this Agreement or any other Loan Document; provided that each Joint Lead Arranger and each Co-Syndication Agent shall be a third party beneficiary to, and entitled to all benefits, of this Article VIII and Section 9.05 and entitled to enforce the same as a third party beneficiary, as if a direct party hereto.  Notwithstanding anything to the contrary contained in this Agreement, the Collateral Agent and the Disbursement Agent, in their respective capacities as such, shall not have any duties or responsibilities and shall not incur any liability, under this Agreement (for purposes of clarification, it being understood that the foregoing shall not limit the duties, responsibilities or liabilities of the Collateral Agent or the Disbursement Agent under any other Loan Document or agreement to which it may be a party); provided that the Collateral Agent and the Disbursement Agent shall each be a third party beneficiary to, and entitled to all benefits, of this Article VIII and Section 9.05 and entitled to enforce the same as a third party beneficiary, as if a direct party hereto.

SECTION 8.11                                      Withholdings.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the forms or other documentation required by Section 2.19(d) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 8.11.

SECTION 8.12                                      Specified Hedging Agreement and Specified Cash Management Agreement.  No Specified Hedging Counterparty or Specified Cash Management Counterparty that obtains the benefits of Section 7.02 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision herein to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Hedging Agreements and Specified Cash Management Agreements unless the Administrative Agent has received written notice of such Specified Hedging Agreements or Specified Cash Management Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Hedging Counterparty or Specified Cash Management Counterparty.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01                                      Notices.

(a)                                 Notices Generally.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (which may be by facsimile), and, unless otherwise expressly provided herein (including as provided in paragraph (b) below), shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or other electronic (e.g., email) notice, when received, addressed (i) in the case of the Borrower (or any other Loan Party), the Tribe, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other parties below, as follows and (ii) in the case of the other Lenders, as set forth on its signature page hereto or in the Joinder Agreement to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (iii) in the case of any other Person, to such other address as such Person may hereafter give notice to the other parties hereto:

Borrower and the other Loan Parties:

Jamul Indian Village Development Corporation

14191 Highway 94

Jamul, California 91935

Attention: Chairperson of the Jamul Indian Village Development Corporation

Telephone: (619) 669-4785

Facsimile: (619) 669-4817

with copies (which shall not constitute notice) to:

Lewis Roca Rothgerber Christie LLP

201 East Washington Street, Suite 1200
Phoenix, Arizona 85004

Attention: Kerry Patterson, Esq.

Facsimile: (602) 734-5717

Email: kpatterson@lrrlaw.com

San Diego Gaming Ventures, LLC,

c/o Penn National Gaming, Inc.

825 Berkshire Boulevard
Suite 200
Wyomissing, Pennsylvania  19610

Attention:  Carl Sottosanti

Facsimile: (610) 373-4966

Email: carl.sottosanti@pngaming.com

Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Attention: David C. Reamer, Esq. Facsimile: (917) 777-2850 Email: david.reamer@skadden.com
The Tribe:	Jamul Indian Village of California 14191 Highway 94 Jamul, California 91935 Attention: Chairperson of the Executive Committee Telephone: (619) 669-4785 Facsimile: (619) 669-4817
with a copy (which shall not constitute notice) to:	Lewis Roca Rothgerber Christie LLP 201 East Washington Street, Suite 1200 Phoenix, Arizona 85004 Attention: Kerry Patterson, Esq. Facsimile: (602) 734-5717 Email: kpatterson@lrrlaw.com
Citizens Bank, N.A. as Administrative Agent, Disbursement Agent, Collateral Agent, Swingline Lender, Issuing Bank and a Lender:	Citizens Bank, N.A. 1 Citizens Plaza Providence, RI 02903 Attention: Kingsley Osias Telephone: (781) 655-2186 Facsimile: (855) 233-9616 Email: kingsley.osias@citizensbank.com

with a copy (which shall not constitute notice) to:	Latham & Watkins LLP 12670 High Bluff Drive San Diego, California 92103 Attention: Sony Ben-Moshe, Esq. Facsimile: (858) 523-5450 Email: sony.ben-moshe@lw.com

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent in writing that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Borrower or the Tribe may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.

(i)                                     The Borrower hereby acknowledges that (A) the Joint Lead Arrangers or Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder and under the other Loan Documents (collectively, the “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online, Intralinks or another similar electronic system (the “Platform”) and (B) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Borrower hereby agrees that (W) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (X) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information (as defined in Section 9.21), they shall be treated as set forth in Section 9.21); (Y) all Borrower Materials marked

“PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (Z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the Loan Documents shall be deemed marked “PUBLIC” and notifications of changes in the terms of the Facilities shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information (provided that the Borrower has been given a reasonable opportunity to review the same prior to their intended distribution).  In addition, the Borrower hereby acknowledges and agrees that all financial statements and certificates furnished pursuant to Sections 5.01(a), (b), (c), (d) and (e) shall be deemed marked “PUBLIC”.

(ii)                                  The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform and expressly disclaim liability for errors in, or omissions from, the Borrower Materials.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, any other Agent or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, the Tribe, any Lender, any Agent or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the parties hereto may change its address or facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and email address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)                                  Reliance by Agents and Lenders. The Agents, the Joint Lead Arrangers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Agents, the Joint Lead Arrangers, the Lenders and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower and reasonably believed by the recipient in good faith to be genuine (except to the extent resulting from such Person’s or such Person’s Related Party’s gross negligence, bad faith or willful misconduct).  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02                                      Survival of Agreement.  All covenants, agreements, representations and warranties made by any Loan Party or the Tribe herein or in the documents, certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or in any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making of the Loans by the Lenders and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect until the Obligations have been paid in full and the Commitments have been terminated.  The agreements of the Loan Parties and the Tribe set forth in Sections 2.17(c), 2.18, 2.19, 7.02, 9.05 and 9.06 and the agreements of the Lenders set forth in Sections 2.16, 8.03(b) and 8.07 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of any Agent, Joint Lead Arranger or any Lender.

SECTION 9.03                                      Binding Effect.  This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04                                      Successors and Assigns.

(a)                                 Whenever in this Agreement any of the parties hereto, the Agents, the Joint Lead Arrangers, the Tribe or any Loan Party is referred to, such reference shall be deemed to include the permitted successors and assigns of such Person; and all covenants, promises and agreements by or on behalf of the Tribe, the Loan Parties, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement or the other Loan Documents shall bind and inure to the benefit of their respective successors and assigns.

(b)                                 Any Lender may, without the consent of the Borrower or any other Person, in accordance with applicable law, at any time and from time to time sell to one or more Eligible Assignees (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan or Commitment or other interest for all purposes under this Agreement and the other Loan Documents, and the Borrower, the Joint Lead Arrangers, the Agents, the Swingline Lender, the Issuing Bank and each other Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any direct right to approve (i) any amendment or waiver of any provision of any Loan Document, or (ii) any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would increase the amount of any Commitment or extend the period of any Commitment, reduce the principal of, or interest (excluding reduction or termination of default interest) on, the Loans or any fees payable hereunder, postpone the date of any scheduled amortization payments or the final maturity of the Loans, result in the release of all or substantially all of the Collateral (except to the extent such release is contemplated under, and in accordance with, this Agreement or the other Loan Documents) or the release of all or substantially all of any Guarantor’s Guarantee obligations under the Guaranty (except to the extent such release is contemplated under, and in accordance with, this Agreement or the other Loan Documents), in each case to the extent subject to such participation.  The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence and continuance of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Loans to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement (including pursuant to Section 9.06); provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 2.16 as fully as if it were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.17(c), 2.18 and 2.19 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.19, such Participant is in compliance with the requirements of said Section  (it being understood that the documentation required under Section 2.19(d) shall be delivered to the participating Lender); and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.  No Participant shall directly fund any Commitment to the Borrower, unless such Participant is a Regulated Bank, an Exempt Entity or a Licensed Lender.

(c)                                  Any Lender (an “Assignor”) may, in accordance with applicable law and upon written consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Administrative Agent shall not be required for assignments (i) of funded Term Loans to any Lender, any Affiliate of the assigning Lender or of another Lender or any Approved Fund or (ii) of Revolving Loans or Revolving Commitments to any Revolving Lender), the Issuing Bank (only in the case of assignments of Revolving Loans and Revolving Commitments), the Swingline Lender (only in the case of assignments of Revolving Loans and Revolving Commitments) and the Borrower (only in the case of assignments of Revolving Loans and Revolving Commitments) (in each case, not to be unreasonably withheld, conditioned or delayed), at any time and from time to time assign to any Eligible Assignee (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, executed by such Assignee and such Assignor (and, where the consent of the Administrative Agent, the Issuing Bank and/or the Swingline Lender is required pursuant to the foregoing provisions, by such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register, together with a processing or recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), an Administrative Questionnaire from the Assignee (to the extent such Assignee is not a Lender), all documentation and other information with respect to the proposed Assignee required by applicable Governmental Authorities with respect to “know your customer” and anti-money laundering rules and regulations (including the Patriot Act) and all applicable tax forms required pursuant to Section 2.19(d); provided, further, that (1) no consent of any of the foregoing Persons shall be required for assignments of funded Term Loans by any Och-Ziff Entity, (2) no such assignment to an Assignee (other than any Lender or any Affiliate of the assigning Lender or of another Lender or any Approved Fund) shall be in an aggregate principal amount of less than $1,000,000, unless otherwise agreed by the Administrative Agent (provided that for purposes of the foregoing limitations only, any two or more Funds that concurrently invest in Loans and are managed by the same investment advisor, or investment advisors that are Affiliates of one another, shall be treated as a single Assignee or Assignor) and (3) unfunded Delayed Draw Term C Loan Commitments may only be assigned to PNG, a Subsidiary of PNG that is reasonably capable of satisfying its obligations to fund under the Delayed Draw Term C Loan Commitments assigned to it or to a commercial banking institution having a combined capital and surplus of at least $500,000,000.  Any such assignment need not be ratable as among the Facilities but shall be made as an assignment of a proportionate part of all of the Assignor’s rights and obligations under this Agreement with respect to the Loan or the Commitment so assigned (and any Revolving Commitment shall be assigned with the Revolving Loans funded under such Revolving Commitment).  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with respect to Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto).  Notwithstanding anything to the contrary in this Section 9.04(c), the consent of the Borrower shall not be required at any time when any Event of Default described in Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing or the Loans then outstanding have become or otherwise been declared due and payable in whole or in part by acceleration or otherwise.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swingline Loans.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d)                                 Upon its receipt of an Assignment and Acceptance executed by an Assignor (other than the execution by the Terminated Lender) and an Assignee (and, in any case where the consent of any other Person is required by Section 9.04(c), by each such other Person) the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register.  Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).

(e)                                  For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.04 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law; provided that no such pledge or assignment  shall release the relevant Lender from any of its obligations under this Agreement or any other Loan Document.

(f)                                   The Borrower shall not, and shall ensure that none of the Loan Parties will, assign or delegate any of its rights or duties hereunder or under any other Loan Document (it being understood that a merger or consolidation not prohibited hereunder shall not constitute an assignment or delegation) without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(g)                                  Notwithstanding anything to the contrary contained herein, any Affiliated Lender may, from time to time, purchase or prepay Term Loans through (x) Dutch auction procedures open to all Lenders with Term Loans (or all Term Loans of a particular Class or Series) in accordance with the procedures set forth on Exhibit O (or such other procedures as may be agreed to by the Administrative Agent and the Borrower) or (y) open market purchases, subject solely to the following conditions:

(i)                                     any Term Loans acquired by any Affiliated Lender may, at the election of such Affiliated Lender, be contributed or sold to the Borrower and immediately cancelled; provided that (x) the Borrower may not use the proceeds of any Revolving Loans or Swingline Loans to fund any such purchases and (y) no sales to the Borrower shall be permitted if a Default or an Event of Default has occurred and is continuing would result therefrom;

(ii)                                  in connection with each assignment pursuant to this Section 9.04(g), the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall enter into an Affiliated Lender Assignment and Acceptance;

(iii)                               immediately after giving effect to such assignment and to all other assignments to or by all Affiliated Lenders (and all contributions or sales of Term Loans to the Borrower and subsequent cancellations), the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 45% of the aggregate unpaid principal amount of the Term Loans then outstanding;

(iv)                              in connection with any Dutch auction, the Affiliated Lender shall disclose its status as such, but no Affiliated Lender shall be required to make any representation that it is not in possession of material nonpublic information with respect to the Borrower, its Subsidiaries, the Tribe or the Project;

(v)                                 in connection with each assignment, purchase or prepayment pursuant to this Section 9.04(g), the assigning Lender and the Affiliated Lender acquiring such Lender’s Term Loans shall render customary “big boy” letters to each other (and, in connection with any assignments pursuant to a Dutch auction, the applicable auction agent) regarding information that is not known to such assigning Lender that may be material to the decision by such assigning Lender to enter into such assignment to the Affiliated Lender;

(vi)                              by its acquisition of Term Loans (including pursuant to a Joinder Agreement), an Affiliated Lender shall be deemed to have acknowledged and agreed to the terms and conditions set forth in Section 9.08(g).

(h)                                 Notwithstanding anything to the contrary contained herein, the Borrower may, from time to time, purchase or prepay Term Loans through (x) Dutch auction procedures open to all Lenders with Term Loans (or all Term Loans of a particular Class or Series) in accordance with the procedures set forth on Exhibit O (or such other procedures as may be agreed to by the Administrative Agent and the Borrower) or (y) through open market purchases, subject solely to the following conditions:

(i)                                     the Borrower may not use proceeds of the Revolving Loans or Swingline Loans to fund such purchases;

(ii)                                  (A) with respect to purchases by the Borrower through Dutch auction procedures, at the time of delivery of the applicable Purchase Notice, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) with respect to open market purchases, no Default or Event of Default shall have occurred and be continuing at the time of such purchase or would result therefrom;

(iii)                               any Term Loans acquired by the Borrower shall be automatically and permanently cancelled immediately upon purchase by the Borrower;

(iv)                              in connection with each assignment pursuant to this Section 9.04(h), the assigning Lender and the Borrower purchasing such Lender’s Term Loans shall render customary “big boy” letters to each other (and, in connection with any assignments pursuant to a Dutch auction, the applicable auction agent) regarding information that is not known to such assigning Lender that may be material to the decision by such assigning Lender to enter into such assignment to the Borrower; and

(v)                                 neither the Borrower nor any of its Subsidiaries shall be required to make any representation that it is not in possession of material non-public information with respect to the Borrower, its Subsidiaries, the Tribe or the Project.

(i)                                     Each Lender acknowledges that in connection with the purchases of Term Loans made pursuant to Section 9.04(g) or (h), (i) the Borrower and/or Affiliated Lender may purchase or acquire Term Loans hereunder from the Lenders from time to time, subject to the restrictions set forth in the definition of Eligible Assignee and in Section 9.04(g) or (h), as applicable, (ii) the Borrower and/or Affiliated Lender currently may have, and later may come into possession of, information regarding such Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to enter into an assignment of such Loans hereunder (“Excluded Information”), (iii) such Lender has independently and without reliance on any other party made such Lender’s own analysis and determined to enter into an assignment of such Loans and to consummate the transactions contemplated thereby notwithstanding such Lender’s lack of knowledge of the Excluded Information and (iv) the Borrower and/or Affiliated Lender shall have no liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower and/or Affiliated Lender, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided, however, that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of the Borrower and/or Affiliated Lender in the Standard Terms and Conditions set forth in the applicable assignment agreement.  Each Lender further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders hereunder.

(j)                                    No assignment or participation shall be made to any Person that was a Disqualified Lender with respect to the applicable Class of Loans or Commitments as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender with respect to such Class of Loans or Commitments for the purpose of such assignment or participation; provided, however, that the Borrower may not consent to any assignment of (i)(x) a Term C Loan, Term C Loan Commitment, Delayed Draw Term C Loan Commitment, Incremental Term Loan or Incremental Term Loan Commitment or (y) an Extended Term Loan resulting from the extension of any Term Loan referred to in clause (i)(x) of this proviso, to a Specified Disqualified Term C Lender without the consent of the Required Class Lenders for the Term B Loans or (ii)(x) a Revolving Loan, Revolving Commitment, Term B Loan, Term B Loan Commitment, Incremental Term Loan or Incremental Term Loan Commitment or (y) an Extended Term Loan resulting from the extension of any Term Loan referred to in clause (ii)(x) of this proviso, to a Specified Disqualified Term B Lender without the consent of the Required Class Lenders for the Term C Loans).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender with respect to the applicable Class of Loans or Commitments after the applicable Trade Date, (x) such assignee shall not retroactively be disqualified from becoming a Lender with respect to such Class of Loans or Commitments and (y) the execution by the Borrower of an Assignment and Acceptance with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender with respect to such Class of Loans or Commitments. Any assignment in violation of this clause (j) shall not be void, but the other provisions of this clause (j) shall apply.

(i)                                     If any assignment or participation is made to any Disqualified Lender with respect to the applicable Class of Loans or Commitments without the Borrower’s prior written consent in violation of clause (j) above, or if any Person becomes a Disqualified Lender with respect to the applicable Class of Loans or Commitments after the applicable Trade Date, the Borrower may, at its sole expense and effort and as applicable, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) if such Lender is a Disqualified Lender with respect to the Revolving Commitments, terminate any Revolving Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Revolving Commitment, (B) if such Lender holds any Term Loans with respect to which it is a Disqualified Lender, purchase or prepay such Term Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder (provided that, notwithstanding anything to the contrary herein, no Disqualified Lender with respect to the Term B Loans shall be entitled to receive amounts otherwise owing to it in respect of premiums specified in Section 2.12(c)) and/or (C) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under the Loans or Commitments under this Agreement with respect to which it is a Disqualified Lender to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder (provided that, notwithstanding anything to the contrary herein, no Disqualified Lender with respect to the Term B Loans shall be entitled to receive amounts otherwise owing to it in respect of premiums specified in Section 2.12(c)).

(ii)                                  Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders with respect to a Class of Loans or Commitments (A) will not (x) have the right to receive information, reports or other materials provided to Lenders of such Class of Loans or Commitments by the Borrower, the Administrative Agent or any other Lender (unless such information reports and other materials are also being provided to Lenders of a Class of Loans or Commitments with respect to which such Lender is then a Lender and not a Disqualified Lender), (y) attend or participate in meetings attended by the Lenders of such Class of Loans or Commitments and the Administrative Agent (unless Lenders of a Class of Loans or Commitments with respect to which such Lender is then a Lender and not a Disqualified Lender attend or participate in such meetings), or (z) access any electronic site established for the Lenders of such Class of Loans or Commitments or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders of such Class of Loans or Commitments (unless such site is also established for, or such confidential communications are made available to, Lenders of a Class of Loans or Commitments with respect to which such Lender is then a Lender and not a Disqualified Lender) and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender of a Class of Loans or Commitments will be deemed to have consented in the same proportion as the Lenders of that Class of Loans or Commitments that are not Disqualified Lenders with respect to such Class of Loans or Commitments consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Plan”), each Disqualified Lender with respect to a Class of Loans or Commitments party hereto hereby agrees (1) not to vote its interest in such Class of Loans or Commitments on such Plan, (2) if such Disqualified Lender does vote its interest in such Class of Loans or Commitments on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the United States Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iii)                               The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide such list to each Lender requesting the same.

SECTION 9.05                                      Expenses; Indemnity.

(a)                                 The Borrower agrees to pay promptly (i) all the actual and reasonable documented out-of-pocket costs and expenses of the Agents, the Joint Lead Arrangers and the

Issuing Bank in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; (ii) all the actual and reasonable documented fees, expenses and disbursements of counsel to the Agents, the Joint Lead Arrangers and the Issuing Bank (such counsel to be limited to Latham and Watkins LLP and Faegre Baker Daniels LLP) in connection with the syndication of the Loans and Commitments and negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications related thereto and any other documents or matters requested by the Borrower; (iv) all the actual and reasonable documented out-of-pocket costs and expenses of creating, perfecting and insuring Liens on the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses, search fees and reasonable documented fees, expenses and disbursements of counsel to the Agents and the Joint Lead Arrangers (such counsel to be limited to Latham and Watkins LLP and Faegre Baker Daniels LLP); (v) all the actual and reasonable documented out-of-pocket costs, fees, expenses and disbursements of any auditors, accountants, consultants (including the Construction Consultant) or appraisers; (vi) all the actual and reasonable documented out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants (including the Construction Consultant), advisors and agents employed or retained by the Agents or their counsel) in connection with the custody or preservation of any of the Collateral (including collateral audits); and (vii) after the occurrence of a Default or an Event of Default, all documented out-of-pocket costs and expenses, including fees, disbursements and other charges of counsel (but limited to the reasonable and documented fees, disbursements and other charges of one primary counsel and one special Indian counsel and, to the extent reasonably necessary, of a single firm of local counsel in each applicable jurisdiction for all such persons (and, in the case of a conflict of interest where any such person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another primary counsel and special Indian counsel and, to the extent reasonably necessary, one firm of local counsel in each applicable jurisdiction for each group of similarly situated affected persons)) and costs of settlement, incurred by any Agent, any Lender or any Related Party of any of the foregoing Persons in enforcing any Obligations of, or in collecting any payments due from, any Loan Party hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the inspection of the books and records of any Loan Party, the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Security Documents) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

(b)                                 The Borrower agrees to indemnify and defend each Joint Lead Arranger, each Agent, each Issuing Bank, the Swingline Lender and the Lenders, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims, damages, liabilities and related costs and expenses, including reasonable documented out-of-pocket counsel fees (such counsel to be limited to one counsel to the Indemnitees taken as a whole plus one special Indian counsel and to the extent reasonably necessary, one firm of local counsel in each applicable jurisdiction for all Indemnitees taken as a whole (and solely in the case of a conflict of interest where any such Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, one additional of each such counsel for each group of similarly situated Indemnitees)), disbursements and other charges, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or the other transactions contemplated hereby or thereby, (ii) any Loans or issuances of Letters of Credit or the use or proposed use of the proceeds therefrom, (iii) any claim, litigation, investigation or proceeding and the prosecution and defense thereof relating to any of the foregoing, whether or not any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is initiated by the Borrower or any Affiliate of the Borrower or any other Person, (iv) actions of any Joint Lead Arranger or the Co-Syndication Agents in arranging and/or syndicating the Loans and/or Facilities, or (v) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by any Loan Party, or any Environmental Liability related in any way to any Loan Party, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available (A) to the extent that such losses, claims, damages, liabilities or related costs and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnitee (and, upon any such determination, any indemnification payments with respect to such losses, claims, damages, liabilities or related costs and expenses previously received by such Indemnitee shall be subject to reimbursement by such Indemnitee), (B) a material breach of the Loan Documents by such Indemnitee, as determined by a court of competent jurisdiction in a final and non-appealable ruling (and, upon any such determination, any indemnification payments with respect to such losses, claims, damages, liabilities or related costs and expenses previously received by such Indemnitee shall be subject to reimbursement by such Indemnitee), or (C) with respect to a dispute arising solely among Indemnitees (other than a dispute with an Indemnitee in its capacity as an Agent or a Joint Lead Arranger) and not arising from an act or omission of the Borrower or any of its Affiliates.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.05(b) may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by Indemnitees or any of them.

(c)                                  To the extent that the Borrower fails for any reason to pay any amount required to be paid by it or any other Loan Party to any Agent, any Joint Lead Arranger, the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing under paragraph (a) or (b) of this Section 9.05, but without affecting the Borrower’s obligations with respect thereto, each Lender severally agrees to pay to the applicable Agent, such Joint Lead Arranger, the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Aggregate Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that with respect to such unpaid amounts owed to the Issuing Bank or the Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related cost or expense, as the case may be, was incurred by or asserted against such Agent or Joint Lead Arranger, the Issuing Bank, the Swingline Lender or such Related Party in its capacity as such.

(d)                                 To the extent permitted by applicable law, no party shall assert and each of the parties hereby waives any claim against any other Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions and the other transactions contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this paragraph (d) shall limit the Borrower’s indemnification and reimbursement obligations otherwise set forth in this Section 9.05.

(e)                                  This Section 9.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

SECTION 9.06                                      Adjustments; Setoff.  Notwithstanding Section 8.09(b), if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, except to the extent prohibited by law, with the prior written consent of the Administrative Agent, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any or all of the obligations of the Borrower and the other Loan Parties now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document for amounts then due and owing and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07                                      Governing Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO, HEREUNDER AND THEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK

(WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK); PROVIDED, HOWEVER, THAT IF THE CREATION OR ATTACHMENT OF ANY SECURITY INTEREST IN ANY ITEM OF COLLATERAL IS EXCLUDED FROM THE COVERAGE OF THE NEW YORK UNIFORM COMMERCIAL CODE OR THE SECURITY INTEREST IN ANY ITEM OF COLLATERAL CANNOT BE CREATED OR ATTACHED UNDER THE NEW YORK UNIFORM COMMERCIAL CODE, THEN THE CREATION AND/OR ATTACHMENT OF THE SECURITY INTERESTS IN SUCH COLLATERAL SHALL BE GOVERNED BY THE SECURED TRANSACTIONS STATUTE.

SECTION 9.08                                      Waivers; Amendment.

(a)                                 No failure or delay on the part of any Agent, Joint Lead Arranger or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agents, the Joint Lead Arrangers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement, any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and, in the case of an amendment or modification, signed by the Tribe (to the extent party thereto) and the Loan Parties party hereto or thereto, and in any case delivered to the Administrative Agent.  Notwithstanding the foregoing, no such agreement shall:

(i)                                     forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan or reimbursement obligation in respect of any Letter of Credit, extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan, reduce any Fee or the stated rate of any interest payable hereunder or forgive the payment of any Fee or interest payable hereunder or extend the scheduled date of any payment thereof, increase the amount or extend the expiration date of any Commitment of any Lender, extend the stated expiration date of any Letter of Credit beyond the date permitted in Section 2.04 or amend or modify Section 2.15(c), Section 2.16 or Section 7.02 hereof, in each case without the prior written consent of each Lender directly affected thereby (such consent being in lieu of the consent of the Required Lenders required pursuant to the first sentence of this Section 9.08(b) other than in the case of an increase in any Commitment, which shall also require the consent of the Required Lenders); provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend Section 2.09, or (B) waive any obligation of the Borrower to pay additional interest or interest at an increased rate under Section 2.09;

(ii)                                  amend or modify the pro rata requirements of Section 2.05(a), the provisions of Section 9.04 (including amendments or modifications to the definition of “Eligible Assignee” intended to limit (as opposed to expand) those Persons qualifying thereunder), the provisions of this Section 9.08 or the definition of the term “Pro Rata Share” or “Required Lenders”, in each case, without the prior written consent of each Lender (provided that, with respect to any additional extensions of credit pursuant hereto as are approved by the Required Lenders, the consent of the Required Lenders only shall be required to include the Lenders advancing such additional funds in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Term B Loan Commitments, the Term B Loans funded thereunder, the Term C Loan Commitments, the Term C Loans funded thereunder, the Incremental Term Loan Commitments, the Incremental Term Loans funded thereunder, the Revolving Commitments and the Revolving Loans are included on the Closing Date);

(iii)                               amend or modify the definition of the term “Required Revolving Facility Lenders” or “Required Class Lenders” without the prior written consent of each Lender affected thereby (such consent being in lieu of the consent of the Required Lenders required pursuant to the first sentence of this Section 9.08(b)) (provided that, with respect to any additional extensions of credit pursuant hereto as are approved by the Required Lenders, the consent of the Required Lenders only shall be required to include the Lenders advancing such additional funds in the determination of such “Required Revolving Facility Lenders” or “Required Class Lenders” on substantially the same basis as the applicable Commitments and the Loans are included on the Closing Date);

(iv)                              release all or substantially all of the Collateral or any material guarantor of the Obligations in any transaction or series of related transactions (except to the extent such release is contemplated under, and in accordance with, this Agreement or the other Loan Documents and except in connection with a “credit bid” undertaken by the Administrative Agent or the Collateral Agent at the direction of the Required Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute or other sale or disposition of assets in connection with an enforcement action with respect to Collateral permitted pursuant to the Loan Documents (in which case only the consent of the Required Lenders will be needed for such release)) without the prior written consent of each Lender;

(v)                                 subject to any other express provisions of this Section 9.08(b), change the provisions of any Loan Document (including any provisions of Section 7.02) in a manner that by its terms treats Lenders holding Loans of one Class in a disproportionate manner than Lenders holding Loans of any other Class without the prior written consent of the Lenders holding a majority of the Loans and unfunded Commitments of such Class (the “Required Class Lenders”) of each adversely affected Class (such consent being in lieu of the consent of the Required Lenders required pursuant to first sentence of this Section 9.08(b)); provided, that the Aggregate Exposure of any Defaulting Lender with respect to such Class shall be disregarded in determining Required Class Lenders at any time; provided, further, that the Required Class Lenders of any Class may waive, in whole or in part, any prepayment, in which case such prepayment shall not be applied to such Class of Loans but neither the prepayment to any other Class nor the application as among Classes shall be altered;

(vi)                              amend, modify or waive any condition precedent set forth in Section 4.02 to any Borrowing (including the waiver of an existing Event of Default required to be waived in order for such extension of credit to be made) without the consent of the Required Class Lenders with respect to the Class under which such Credit Extension is to be made (such consent being in lieu of the consent of the Required Lenders required pursuant to first sentence of this Section 9.08(b));

(vii)                           amend, modify, supplement or waive, or permit or consent to the amendment, modification, supplement or waiver of, this Agreement, the Guaranty, any Security Document or any provision hereof or thereof so as to alter the ratable treatment of Obligations arising hereunder or thereunder (it being understood that additional extensions of credit hereunder may share ratably in the payment of Obligations and the Collateral in accordance with the Loans (including pursuant to Section 2.14)) without the prior written consent of each Lender, or Obligations arising under Specified Hedging Agreements or Specified Cash Management Agreements, the provisions of Section 8.09(a) (as they relate to Obligations under Specified Hedging Agreements and Specified Cash Management Agreements) or the definitions of “Cash Management Agreements,” “Hedging Agreement,” “Obligations,” “Secured Parties,” “Specified Cash Management Agreement” or “Specified Hedging Agreement,” in each case in a manner adverse to any counterparty of a Loan Party under any Specified Hedging Agreement or Specified Cash Management Agreement with Obligations thereunder then outstanding, without the prior written consent of such counterparty;

(viii)                        without the consent of each Affiliated Lender, (x) directly or indirectly amend, modify, supplement or waive, or permit or consent to the amendment, modification, supplement or waiver of Section 2.01(f), 2.10(b), 2.12(c), 2.12(d), 2.13(c), 2.14, 2.16, 2.26, 4.02 (with respect to any borrowing under the Delayed Draw Term C Loan Commitments), 5.20, 6.01(i), (n) or (t), 6.04(b), (d), (e), (g), (h) or (j), 6.13(e) or (f), 7.02, 9.04(g), this Section 9.08 or any provision of such Sections or any definition (or component definition thereof) used in such Sections (but solely for purposes of such Sections) or (y) enter into any other amendment, supplement, modification or waiver that has the effect, directly or indirectly, of (A) permitting any additional, or increases in the amount of (with respect to any period and whether implemented through an increased or additional fixed amount, as a result of any change in a relevant incurrence test or otherwise), Restricted Junior Payments, Permitted Payments, Priority Payments, Supplemental Payment Amounts, or other funds that may be advanced or paid to the Tribe or any of its members or Affiliates or (B) any amendment, modification, supplement or waiver described in the foregoing clause (x); provided that nothing in this clause (viii) shall require the consent of any Affiliated Lender to the exercise of remedies following the occurrence and during the continuance of an Event of Default to the extent that the Loan Documents otherwise permit the Secured Parties to exercise such remedies and so long as such amounts received in connection with, and proceeds of, such exercise of remedies are applied in accordance with Section 7.02;

(ix)                              without the consent of each Term C Lender, (x) directly or indirectly amend, modify, supplement or waive, or permit or consent to the amendment, modification, supplement or waiver of Section 2.01(f), 2.10(b), 2.12(c), 2.12(d), 2.13(c), 2.14, 2.16, 2.26, 4.02 (with respect to any borrowing under the Delayed Draw Term C Loan Commitments), 5.20, 6.01(i), (n) or (t), 6.04(b), (d), (e), (g), (h) or (j), 6.13(e) or (f), 7.02, 9.04(g), this Section 9.08 or any provision of such Sections or any definition (or component definition thereof) used in such Sections (but solely for purposes of such Sections), (y) enter into any other amendment, supplement, modification or waiver that has the effect, directly or indirectly, of amending, supplementing, modifying or waiving any condition to borrowing under the Delayed Draw Term C Loan Commitments or in respect of any Additional Term C Loans or (z) enter into any other amendment, supplement, modification or waiver that has the effect, directly or indirectly, of (A) permitting any additional, or increases in the amount of (with respect to any period and whether implemented through an increased or additional fixed amount, as a result of any change in a relevant incurrence test or otherwise), Restricted Junior Payments, Permitted Payments, Priority Payments, Supplemental Payment Amounts, or other funds that may be advanced or paid to the Tribe or any of its members or Affiliates or (B) any amendment, modification, supplement or waiver described in the foregoing clauses (x) and (y); provided that nothing in this clause (ix) shall require the consent of any Term C Lender to the exercise of remedies following the occurrence and during the continuance of an Event of Default to the extent that the Loan Documents otherwise permit the Secured Parties to exercise such remedies and so long as such amounts received in connection with, and proceeds of, such exercise of remedies are applied in accordance with Section 7.02;

(x)                                 without the consent of each Lender, amend, modify, supplement or waive or permit or consent to the amendment, modification, supplement or waiver of the restrictions in this Agreement on assignment of Loans and Commitments to Disqualified Lenders;

(xi)                              without the consent of each Affiliated Lender, enter into any amendment, modification, supplement or waiver of this Agreement or any other Loan Document that is not permitted under the PNG Subordination Agreement or, so long as any Affiliated Lender holds any Subordinated Loans, the Subordinated Loan Subordination Agreement; or

(xii)                           until the date that is six (6) months after Substantial Completion, amend, supplement, modify, waive or change the terms of any Loan Document in a manner that has the effect, directly or indirectly, of changing the timing of, amount of or conditions to disbursement from the Accounts (as defined in the Disbursement Agreement) or otherwise affects the availability of funds in the Accounts or any other funds that may be applied to pay Project Costs, without the consent of each Affiliated Lender and PNG;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, Joint Lead Arranger, the Swingline Lender, the Issuing Bank or the Disbursement Agent hereunder or under any other Loan Document without the prior written consent of such Person so affected.  Except as set forth herein or in the Disbursement Agreement, to the extent the Administrative Agent is entitled or required to make any determinations (whether a consent, waiver or otherwise) under the Disbursement Agreement, the Administrative Agent shall make such determinations upon the advice of the Required Lenders.  Except as set forth herein or in the Disbursement Agreement, any waiver by the Administrative Agent or any determination regarding the exercise or enforcement of remedies under the Disbursement Agreement shall be made by the Administrative Agent upon the advice of the Required Lenders.

(c)                                  Notwithstanding anything to the contrary in this Section 9.08, the parties to the Engagement Letter may (i) enter into written amendments, supplements or modifications thereto for the purpose of adding any provisions thereto or changing in any manner the rights thereunder of the parties thereto or (ii) waive, on such terms and conditions as may be specified in the instrument of waiver, (1) any of the requirements of the Engagement Letter or (2) any Default or Event of Default to the extent (and only to the extent) relating to the Engagement Letter, it being understood that the waiver of any Default or Event of Default (or portion thereof) relating to any of the other Loan Documents may be accomplished only as set forth in Section 9.08(b).

(d)                                 Subject to the provisions of Article VIII and any independent consent rights the Administrative Agent may have pursuant to the last proviso of clause (b) above, the Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute (or direct the Collateral Agent or the Disbursement Agent to execute) amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.08 shall be binding upon each Secured Party at the time outstanding, each future Secured Party and, if signed by a Loan Party, on such Loan Party.

(e)                                  Notwithstanding anything to the contrary contained in any Loan Document, without the consent of any other person, the applicable Loan Party(ies) and the Administrative Agent, the Collateral Agent and/or the Disbursement Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into (or the Administrative Agent may authorize the Collateral Agent or the Disbursement Agent to enter into) (i) any amendments or agreements supplemental to this Agreement or any other Loan Document pursuant to the second to last sentence of Section 8.02, (ii) any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Legal Requirements, (iii) any amendments to this Agreement or any other Loan Document pursuant to

Sections 2.24 and 2.25, (iv) any amendments to the forms of the Consent attached as Exhibit F to the Disbursement Agreement or the lien releases attached as Exhibit I to the Disbursement Agreement and (v) any amendments to the Security Documents that, in the judgment of the Administrative Agent, are necessary or appropriate to ensure that the Security Documents secure the Obligations.

(f)                                   No Defaulting Lender shall have any right to approve or disapprove of any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i) of Section 9.08(b).

(g)                                  Notwithstanding anything to the contrary in this Section 9.08 or any other provision of any Loan Document, unless and until any Subordinated Lender has exercised the purchase right set forth in Section 26 of the Subordination Agreement. each Affiliated Lender that is a Lender hereunder acknowledges and agrees that:

(i)                                     the Loans and Commitments held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of, and shall not have any right to vote in, any Lender vote with respect to any amendment, modification, consent, direction, waiver or other action pursuant to Section 9.08 or any other provision of this Credit Agreement or the other Loan Documents (provided that to the extent that the foregoing is deemed unenforceable for any reason, such Affiliated Lender shall vote in such matter in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders), except that this clause (i) shall not apply (A) to the extent that the matter to be voted on treats the obligations held by such Affiliated Lender in a disproportionate manner to such Affiliated Lender than the proposed treatment of similar obligations (it being understood that the Term B Loans and Term C Loans shall be deemed to be similar obligations for purposes of this paragraph) held by Lenders that are not Affiliated Lenders; provided that so long as such action treats the obligations held by such Affiliated Lender and such other similar obligations in the same manner, such matter shall not be deemed to treat the obligations held by such Affiliated Lender in a disproportionate manner notwithstanding that such action may result in different consequences for the Term B Loans and the Term C Loans due to the different terms of such Classes (by way of example, the exercise of remedies at a time when Term B Loan Account Proceeds remain or at a time when a prepayment premium is payable under Section 2.12(c) shall not be deemed to treat the Term C Loans in a disproportionate manner to the Term B Loans notwithstanding that Term B Loan Account Proceeds will only be applied to repay the Term B Loans or that the Term B Loans are entitled to a prepayment premium), (B) to any of the items or matters described in Section 9.08(b)(ii), (iii), (iv), (vi), (vii), (viii) or (xi) or (C) to amendments, modifications or waivers to the restrictions in this Agreement on assignments of Loans and Commitments to Disqualified Lenders;

(ii)                                  the Loans held by such Affiliated Lender shall be non-voting in the event that any proceeding under Sections 1126 or 1129 of the Bankruptcy Code shall be instituted by or against the Loan Parties, or alternatively, to the extent that the foregoing is deemed unenforceable for any reason, such Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, in each case except to the extent that any Plan proposes to treat the obligations held by such Affiliated Lender in a disproportionate manner to such Affiliated Lender than the proposed treatment of similar obligations held by Lenders that are not Affiliated Lenders or modify the provisions referenced in clause (i) above; and

(iii)                               such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (x) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (y) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to the terms of this Agreement).

(h)                                 Notwithstanding anything to the contrary in this Section 9.08, but without affecting Section 9.08(g), each Lender hereunder acknowledges and agrees that, if as of the date of determination for any vote on any amendment, modification or waiver under Section 9.08 that would require the consent of all Lenders or all affected Lenders, the Senior Secured Net Leverage Ratio as of the last day of either of the two most recently ended Fiscal Quarters for which financial statements have been delivered pursuant to Sections 5.01(b) or 5.01(c) was not less than 4.25:1.00, then any requirement under Section 9.08 to obtain the consent of all Lenders or all affected Lenders, as applicable, shall instead be deemed to be a requirement to obtain the consent of (i) all Revolving Lenders or all affected Revolving Lenders (if any), as applicable and (ii) the Required Lenders; provided, however, that this Section 9.08(h) shall not apply (A) to modify the rights of Affiliated Lenders and Term C Lenders as set forth in Section 9.08 (b)(ii), (iii), (iv), (vi), (vii), (viii) or (xi) or Section 9.08(g), (B) to the extent that the matter to be voted on treats the obligations held by such Lender in a disproportionate manner to such Lender than the proposed treatment of similar obligations held by other Lenders or (C) to amendments, modifications or waivers to the restrictions in this Agreement on assignments of Loans and Commitments to Disqualified Lenders.

(i)                                     Term B Lenders Purchase Option.

(i)                                     Without prejudice to any other rights or remedies available under the Loan Documents, at law or in equity or otherwise, the Revolving Lenders agree at any time that any Revolving Lender is a Non-Consenting Lender with respect to any matter on which the Term B Lenders are entitled to vote or consent, if the consent of 100% of the Term B Lenders (or, if Section 9.08(h) is applicable, the consent of the Required Lenders) shall have been obtained, each Revolving Lender that is a Non-Consenting Lender with respect to such matter shall offer the Term B Lenders the option to purchase (either directly, in the case of Term B Lenders who are Regulated Banks or Licensed Lenders, or through a designee that is a Regulated Bank or Licensed Lender) the entire aggregate amount (but not less than the entirety) of its outstanding Revolving Commitments and Revolving Exposure at the Purchase Price without warranty or representation or recourse except as provided in Section 9.08(i)(iv), on a pro rata basis among the Term B Lenders, which offer may be accepted by less than all of the Term B Lenders so long as all the accepting Term B Lenders shall when taken together purchase such entire aggregate amount of Revolving Commitments and Revolving Exposure offered for purchase by the Revolving Lenders as set forth above.

(ii)                                  The “Purchase Price” for the Revolving Commitments and Revolving Exposure of each Non-Consenting Lender will equal the sum of (1) the full amount of all Revolving Exposure of such Non-Consenting Lender then-outstanding and unpaid at par (including principal, accrued but unpaid interest and fees and any other unpaid amounts, including breakage costs), (2) the cash collateral to be furnished by such Non-Consenting Lender to the Revolving Lenders providing letters of credit under the Loan Documents in such amount (not to exceed 103% thereof) as such Revolving Lenders determine is reasonably necessary to secure such Revolving Lenders in connection with any such outstanding and undrawn letters of credit and (3) all accrued and unpaid fees, expenses and other amounts (including attorneys’ fees and expenses) owed to such Non-Consenting Lender under or pursuant to the Loan Documents on the date of purchase.

(iii)                               The Term B Lenders shall irrevocably accept or reject such offer within ten (10) days of the receipt thereof by the Term B Lenders and the parties shall endeavor to close promptly thereafter.  If the Term B Lenders (or any subset of them) accept such offer, it shall be exercised pursuant to documentation mutually acceptable to each of the Revolving Lenders that are Non-Consenting Lenders and the Term B Lenders.  If the Term B Lenders reject such offer (or do not so irrevocably accept such offer within the required timeframe), the Revolving Lenders shall have no further obligations pursuant to this Section 9.08(i) and may take any further actions in their sole discretion in accordance with the Loan Documents.  Each Revolving Lender will retain all rights to indemnification provided in the relevant Loan Documents for all claims and other amounts relating to periods prior to any purchase of its Revolving Commitments and Revolving Exposure pursuant to this Section 9.08(i).

(iv)                              The purchase and sale of the Revolving Commitments and Revolving Exposure under this Section 9.08(i) will be without recourse and without representation or warranty of any kind by the Revolving Lenders, except that the Revolving Lenders that are Non-Consenting Lenders shall severally and not jointly represent and warrant to the Term B Lenders that on the date of such purchase, immediately before giving effect to the purchase:

(1)                                 the principal of and accrued and unpaid interest on the Revolving Commitments and Revolving Exposure, and the fees and expenses thereof owed to the respective Revolving Lenders, are as stated in any assignment agreement prepared in connection with the purchase and sale of the Revolving Commitments and Revolving Exposure; and

(2)                                 each such Revolving Lender owns the Revolving Commitments and Revolving Exposure purported to be owned by it free and clear of any Liens (other than participation interests not prohibited by the Loan Documents, in which case the Purchase Price will be appropriately adjusted so that the Term B Lenders do not pay amounts represented by participation interests to the extent that the Term B Lenders expressly assume the obligations under such participation interests).

SECTION 9.09                                      Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any drawing under any Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such drawing under any Letter of Credit under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10                                      Entire Agreement.  THIS AGREEMENT, THE ENGAGEMENT LETTER AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. Nothing in this Agreement, the Engagement Letter or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Joint Lead Arrangers and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11                                      Waiver of Sovereign Immunity.

(A)                               Waiver of Sovereign Immunity.  EACH OF THE TRIBE, THE BORROWER AND THE GUARANTORS (EACH A “TRIBAL PARTY”) HEREBY EXPRESSLY, UNEQUIVOCALLY AND IRREVOCABLY WAIVES ITS RESPECTIVE SOVEREIGN IMMUNITY, AND WITH RESPECT TO THE TRIBE, THE SOVEREIGN IMMUNITY OF ANY PERSON WHO MIGHT SHARE IN THE SOVEREIGN IMMUNITY OF THE TRIBE (EACH, OTHER THAN THE BORROWER AND THE GUARANTORS, A “SHARED IMMUNITY PERSON”) (AND ANY DEFENSE BASED THEREON) FOR THE PURPOSE OF AND TO PERMIT ANY SUIT, ACTION, ARBITRATION OR OTHER LEGAL PROCEEDINGS OR ANY LEGAL PROCESS, IN EACH CASE OF ANY NATURE WHETHER SUCH ACTION BE BROUGHT IN LAW OR EQUITY, ARISING IN CONTRACT, TORT OR STATUTE (INCLUSIVE OF CLAIMS AND COUNTERCLAIMS, ACTIONS FOR EQUITABLE OR PROVISIONAL RELIEF AND TO COMPEL

ARBITRATION, AND WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, EXERCISE OF CONTEMPT POWERS, OR OTHERWISE) (AN “ACTION”) AND, FURTHER, WAIVES ANY SOVEREIGN IMMUNITY FROM ANY JUDGMENT OR ORDER RELATED THERETO, PROVIDED THAT:

(i)                                     THE ACTION IS BROUGHT BY THE JOINT LEAD ARRANGERS, THE ADMINISTRATIVE AGENT, ANY OTHER AGENT, THE ISSUING BANK, THE SECURED PARTIES, THE LENDERS, OR ANY OF THEIR RESPECTIVE SUCCESSORS IN INTEREST OR ASSIGNS, OR ANY OTHER PERSON WHO IS ENTITLED TO THE BENEFITS OF THE LOAN DOCUMENTS (INCLUDING WITHOUT LIMITATION THE INDEMNITEES REFERRED TO IN SECTION 9.05) (COLLECTIVELY, THE “GRANTEES”);

(ii)                                  THE ACTION SHALL BE COMMENCED ON OR AFTER THE CLOSING DATE AND PRIOR TO THE DATE WHICH IS THE LATER OF (A) THE TENTH (10TH) ANNIVERSARY OF THE SCHEDULED MATURITY DATE AND (B) THE DATE ON WHICH ALL OBLIGATIONS ARE PAID IN FULL; PROVIDED, HOWEVER, THAT NOTWITHSTANDING ANYTHING TO THE CONTRARY, SUCH WAIVER SHALL REMAIN EFFECTIVE FOR ANY PROCEEDING THEN PENDING, ALL APPEALS THEREFROM AND DURING THE ENFORCEMENT OF ANY JUDGMENTS RESULTING THEREFROM;

(iii)                               THE ACTION (A) ARISES UNDER ANY LOAN DOCUMENT OR ANY TRIBAL PARTY’S OBLIGATIONS THEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY ACTION TO INTERPRET OR ENFORCE OR OTHERWISE SEEK OR OBTAIN RELIEF WITH RESPECT TO THE PROVISIONS OF THE LOAN DOCUMENTS OR OTHERWISE IN CONNECTION THEREWITH, IN CONNECTION WITH THE OBLIGATIONS OF THE TRIBE OR LOAN PARTIES THEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER SUCH RIGHTS ARISE IN LAW OR EQUITY; (B) IS TO ENFORCE AND EXECUTE ANY ORDER, JUDGMENT OR RULING RESULTING FROM SUCH AN ACTION OR ARBITRATION AWARD; OR (C) IS TO ADJUDICATE ANY CLAIM UNDER THE INDIAN CIVIL RIGHTS ACT, 25 U.S.C. § 1301 ET SEQ. OR ARISING UNDER TRIBAL LAW;

(iv)                              THE ACTION MAY SEEK ALL AVAILABLE LEGAL AND EQUITABLE REMEDIES, INCLUDING THE RIGHT TO SPECIFIC PERFORMANCE, MONEY DAMAGES AND INJUNCTIVE OR DECLARATORY RELIEF, BUT IN ANY EVENT SHALL NOT INCLUDE A CLAIM FOR PUNITIVE OR CONSEQUENTIAL DAMAGES; AND

(v)                                 ANY ORDER, JUDGMENT, RULING OR OTHER REMEDIES RELATED TO AN ACTION SHALL BE ENFORCEABLE ONLY AGAINST THE ASSETS DESCRIBED UNDER SECTION 9.11(b).

(b)                                 LIMITATION ON RECOURSE.  THE OBLIGATIONS OF THE BORROWER AND THE GUARANTORS ARE GENERAL OBLIGATIONS OF THE BORROWER AND THE GUARANTORS.  THE OBLIGATIONS OF THE TRIBE ARE LIMITED RECOURSE OBLIGATIONS ENFORCEABLE SOLELY AGAINST THE ASSETS DESCRIBED BELOW, OR THROUGH INJUNCTIVE RELIEF, EQUITABLE RELIEF OR DECLARATORY RELIEF, IN THE CIRCUMSTANCES DESCRIBED BELOW. THE ADMINISTRATIVE AGENT, THE LENDERS AND THE OTHER SECURED PARTIES SHALL HAVE RECOURSE AGAINST THE BORROWER AND THE GUARANTORS WITH RESPECT TO THE OBLIGATIONS OF THE BORROWER, THE GUARANTORS AND THE TRIBE ONLY TO RECOURSE ASSETS; PROVIDED, HOWEVER, THAT (I) UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT RESULTING FROM OR RELATED TO THE FAILURE OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTIONS 3.01, 3.02, 3.03, 3.07(a), 3.29(a), 3.30, 3.31, 3.32, 3.33, 3.34, 3.35, 3.36, 3.37, 3.38, 3.39, 3.40, 3.41, AND 3.42 TO BE TRUE AND CORRECT IN ALL MATERIAL RESPECTS ON THE DATE SUCH REPRESENTATIONS AND WARRANTIES ARE MADE OR DEEMED MADE OR A BREACH OF SECTIONS 5.16 OR 6.20, IN ADDITION TO HAVING RECOURSE AGAINST THE BORROWER AND THE GUARANTORS AND RECOURSE ASSETS IN CONNECTION WITH SUCH EVENT OF DEFAULT, THE SECURED PARTIES SHALL ALSO HAVE RECOURSE TO THE TRIBE, AND THE OBLIGATIONS OF THE BORROWER, THE GUARANTORS AND THE TRIBE WILL BE ENFORCEABLE AGAINST ALL ASSETS OF THE TRIBE, OTHER THAN PROTECTED ASSETS AND (II) IN THE CASE OF ANY OTHER EVENT OF DEFAULT RELATING TO THE TRIBE OR ANY OTHER ACTION INVOLVING THE TRIBE, THERE SHALL BE NO RECOURSE TO THE TRIBE OR ANY ASSETS OF THE TRIBE, AND THE SOLE REMEDY OF THE ADMINISTRATIVE AGENT, THE LENDERS AND THE OTHER SECURED PARTIES AGAINST THE TRIBE (BUT WITHOUT LIMITING THE SECURED PARTIES’ RECOURSE TO THE BORROWER, GUARANTORS AND RECOURSE ASSETS) SHALL BE TO OBTAIN INJUNCTIVE RELIEF, EQUITABLE RELIEF OR DECLARATORY RELIEF AGAINST THE TRIBE WITH RESPECT TO SUCH SPECIFIC EVENT OF DEFAULT OR ACTION INVOLVING THE TRIBE; PROVIDED, FURTHER, THAT ANY RECOURSE AGAINST THE TRIBE RESULTING FROM A BREACH OF SECTION 6.20(e), (f), (g) or (h) SHALL BE LIMITED TO THE AMOUNT OF SUCH OBLIGATION, CONSENSUAL LIABILITY OR INDEBTEDNESS, THE RESTRICTED JUNIOR PAYMENT MADE, OR THE RECOURSE ASSETS DISTRIBUTED, ALLOCATED, APPROPRIATED OR COMMINGLED, AS APPLICABLE.

SECTION 9.12                                      Consents to Jurisdiction; Waivers of Venue; Exhaustion; Service of Process.

(A)                               CONSENT TO JURISDICTION.  SUBJECT TO THE FOREGOING LIMITATIONS ON EACH TRIBAL PARTY’S WAIVER OF SOVEREIGN IMMUNITY, EACH TRIBAL PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT, SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT TO WHICH ANY APPEALS THEREFROM ARE AVAILABLE (COLLECTIVELY, THE “NEW YORK FEDERAL COURTS”) AND THE COURTS OF THE STATE OF NEW YORK SITTING IN THE CITY OF NEW YORK, COUNTY OF NEW

YORK, AND ANY APPELLATE COURT TO WHICH ANY APPEALS THEREFROM ARE AVAILABLE (COLLECTIVELY, THE “NEW YORK STATE COURTS”) AND THE UNITED STATES DISTRICT COURT, SOUTHERN DISTRICT OF CALIFORNIA, AND ANY APPELLATE COURT TO WHICH ANY APPEALS THEREFROM ARE AVAILABLE (COLLECTIVELY WITH THE NEW YORK FEDERAL COURTS, THE “FEDERAL COURTS”) AND THE COURTS OF THE STATE OF CALIFORNIA AND ANY APPELLATE COURT TO WHICH ANY APPEALS THEREFROM ARE AVAILABLE (COLLECTIVELY, THE “CALIFORNIA STATE COURTS”), OR IF NONE OF THE FOREGOING COURTS ACCEPTS JURISDICTION OVER AN ACTION, THEN THE TRIBAL COURTS OR JUDICIAL FORUMS OF THE TRIBE (COLLECTIVELY WITH THE FEDERAL COURTS, THE NEW YORK STATE COURTS AND THE CALIFORNIA STATE COURTS, THE “CONSENTED COURTS”) AND EACH TRIBAL PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY ACTION SHALL BE HEARD AND DETERMINED IN SUCH CONSENTED COURT AS SET FORTH HEREIN AND AGREES TO BE BOUND BY THE DECISIONS OF ANY SUCH COURT.  NOTWITHSTANDING THE FOREGOING, EACH OF THE TRIBAL PARTIES AGREES THAT ANY FINAL JUDGMENT, ARBITRATION AWARD OR ORDER IN ANY SUCH ACTIONS OR PROCEEDINGS SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY ANY COURT OF ANY OTHER JURISDICTION, INCLUDING, WITHOUT LIMITATION, THE TRIBAL COURTS OR JUDICIAL FORUMS OF THE TRIBE, AND THAT ANY GOVERNMENT OR OTHER GOVERNMENTAL AUTHORITIES WHO HAVE THE RIGHT AND DUTY UNDER APPLICABLE LAW MAY TAKE ANY AND ALL ACTION AUTHORIZED OR ORDERED BY ANY SUCH COURT, INCLUDING WITHOUT LIMITATION, ENTERING THE REAL PROPERTY OF ANY TRIBAL PARTY IN GIVING EFFECT TO ANY JUDGMENT ENTERED.  IN ADDITION, WITH RESPECT TO ANY COLLATERAL, THE TRIBAL PARTIES AGREE THAT THE COLLATERAL AGENT OR ANY SECURED PARTY MAY ALSO ENFORCE ITS RIGHTS AND REMEDIES WITH RESPECT TO THE COLLATERAL (WHETHER JUDICIALLY OR NON-JUDICIALLY) IN ANY JURISDICTION IN WHICH SUCH COLLATERAL OR ANY TRIBAL PARTY IS LOCATED.

(b)                                 WAIVER OF VENUE.  EACH TRIBAL PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREUNDER IN ANY FEDERAL COURT, NEW YORK STATE COURT OR CALIFORNIA STATE COURT.  EACH TRIBAL PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION IN ANY SUCH COURT.

(c)                                  TRIBAL EXHAUSTION/TRIBAL COURT ACTIONS.  EACH TRIBAL PARTY HEREBY EXPRESSLY, UNCONDITIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY RIGHT SUCH TRIBAL PARTY MAY OTHERWISE HAVE TO REQUIRE THAT ANY ACTION BE CONSIDERED OR HEARD IN ANY COURT (OTHER THAN AS SET FORTH

IN SECTION 9.12(a)), INCLUDING WITHOUT LIMITATION CONSIDERED OR HEARD FIRST IN ANY TRIBAL COURT OR FORUM OF THE TRIBE, NOW OR HEREAFTER EXISTING, WHETHER BECAUSE OF THE DOCTRINE OF EXHAUSTION OF TRIBAL REMEDIES OR AS A MATTER OF COMITY OR ABSTENTION, WAIVES ANY CLAIM OR RIGHT IT MAY POSSESS TO THE EXERCISE OF JURISDICTION BY ANY TRIBAL COURT OR FORUM OF THE TRIBE, AND AGREES NOT TO COMMENCE ANY SUCH ACTION IN ANY TRIBAL COURT OR FORUM OF THE TRIBE WITHOUT THE WRITTEN CONSENT OF THE OTHER PARTIES TO SUCH ACTION.

(d)                                 SERVICE OF PROCESS.  EACH TRIBAL PARTY HEREBY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN ANY LOAN DOCUMENT, PROVIDED THAT NOTHING IN ANY LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY THERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(e)                                  SECURED PARTIES/INDEMNITEES.  THE WAIVERS AND CONSENTS DESCRIBED IN SECTIONS 9.11 THROUGH 9.14 SHALL INURE TO THE BENEFIT OF THE SECURED PARTIES AND EACH OTHER PERSON WHO IS ENTITLED TO THE BENEFITS OF THE LOAN DOCUMENTS (INCLUDING WITHOUT LIMITATION THE INDEMNITEES REFERRED TO IN SECTION 9.05).  THE SECURED PARTIES AND SUCH OTHER PERSONS SHALL HAVE AND BE ENTITLED TO ALL AVAILABLE LEGAL AND EQUITABLE REMEDIES, INCLUDING THE RIGHT TO SPECIFIC PERFORMANCE, MONEY DAMAGES AND INJUNCTIVE OR DECLARATORY RELIEF (OTHER THAN PUNITIVE OR CONSEQUENTIAL DAMAGES) AND SUBJECT IN ALL RESPECTS TO THE LIMITATIONS IN SECTION 9.11.  THE WAIVERS OF SOVEREIGN IMMUNITY AND CONSENTS TO JURISDICTION CONTAINED IN SECTION 9.11 AND THIS SECTION 9.12 ARE IRREVOCABLE.

(f)                                   FORECLOSURE PROCEDURES.  EACH OF THE TRIBE AND THE BORROWER EXPRESSLY AGREES THAT FOR JUDGMENTS, DECREES, ORDERS, WARRANTS, SUBPOENAS, RECORDS OR OTHER JUDICIAL ACTS RESULTING FROM ANY ACTION AUTHORIZED HEREUNDER, INCLUDING WITHOUT LIMITATION A FORECLOSURE JUDGMENT, A TRIBAL POLICE OFFICER OR TRIBAL LAW ENFORCEMENT OFFICIAL OR OTHER LICENSED PEACE OFFICER ACTING PURSUANT TO TRIBAL AUTHORITY (EACH, A “TRIBAL OFFICER”) IS AUTHORIZED TO EXECUTE SUCH JUDGMENT, DECREE, ORDER, WARRANT, SUBPOENA, RECORD OR OTHER JUDICIAL ACT.  IN THE CASE OF ANY SUCH FORECLOSURE ORDER OR JUDGMENT, AFTER DELIVERY OF SUCH ORDER OR JUDGMENT BY A TRIBAL OFFICER, SUCH TRIBAL OFFICER SHALL PROCEED TO ENTER UPON ANY PROPERTY OF ANY TRIBAL PARTY TO REMOVE SUCH PERSONAL PROPERTY OR TO PERMIT REMOVAL BY THE PARTY IN WHOSE FAVOR THE ORDER OR JUDGMENT WAS ISSUED. EACH TRIBAL PARTY EXPRESSLY GRANTS, ACKNOWLEDGES, AND CONFIRMS THE GRANTEES’ AND GRANTEES’ AGENT’S RIGHT OF ACCESS TO SUCH TRIBAL PARTY’S PROPERTY FOR THE PURPOSE OF ENFORCING REMEDIES AGAINST ANY COLLATERAL OR OTHER PROPERTY LOCATED THEREON TO WHICH SUCH GRANTEE HAS RECOURSE TO ENFORCE OBLIGATIONS UNDER THE LOAN DOCUMENTS.

(g)                                  CALIFORNIA JUDICIAL REFERENCE.  IF ANY ACTION OR PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, (A) THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 TO A REFEREE (WHO SHALL BE A SINGLE ACTIVE OR RETIRED JUDGE) TO HEAR AND DETERMINE ALL OF THE ISSUES IN SUCH ACTION OR PROCEEDING (WHETHER OF FACT OR OF LAW) AND TO REPORT A STATEMENT OF DECISION, PROVIDED THAT AT THE OPTION OF ANY PARTY TO SUCH PROCEEDING, ANY SUCH ISSUES PERTAINING TO A “PROVISIONAL REMEDY” AS DEFINED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8 SHALL BE HEARD AND DETERMINED BY THE COURT, AND (B) WITHOUT LIMITING THE GENERALITY OF SECTION 9.05, THE BORROWER SHALL BE SOLELY RESPONSIBLE TO PAY ALL FEES AND EXPENSES OF ANY REFEREE APPOINTED IN SUCH ACTION OR PROCEEDING.

(h)                                 MISCELLANEOUS.  NOTWITHSTANDING ANY OF THE FOREGOING, NOTHING IN THE LOAN DOCUMENTS WILL LIMIT THE ABILITY OF THE ADMINISTRATIVE AGENT, THE LENDERS OR ANY SECURED PARTIES, OR THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, TO MOVE TO COMPEL ARBITRATION OR MOVE TO STAY OR DISMISS A LAWSUIT IN FAVOR OF ARBITRATION, AND EACH TRIBAL PARTY’S WAIVER OF SOVEREIGN IMMUNITY WILL EXPRESSLY EXTEND TO SUCH ACTIONS.  EACH OF THE TRIBAL PARTIES HEREBY AGREES THAT ITS LIMITED WAIVER OF SOVEREIGN IMMUNITY AND OTHER WAIVERS DESCRIBED IN SECTIONS 9.11 OR 9.12 ARE IRREVOCABLE AND AGREES NOT TO REVOKE OR FURTHER LIMIT, IN WHOLE OR IN PART, ITS LIMITED WAIVER OF SOVEREIGN IMMUNITY OR THE WAIVERS DESCRIBED IN THESE SECTIONS OR IN ANY WAY ATTEMPT TO REVOKE OR FURTHER LIMIT, IN WHOLE OR IN PART, SUCH LIMITED WAIVER OF SOVEREIGN IMMUNITY.  IN THE EVENT THAT ANY OF THE TRIBAL PARTIES (I) REVOKES, FURTHER LIMITS OR ATTEMPTS TO REVOKE OR FURTHER LIMIT THE LIMITED WAIVER OF SOVEREIGN IMMUNITY DESCRIBED IN SECTIONS 9.11 OR 9.12, (II) TAKES ANY ACTION WHICH IS INCONSISTENT WITH THE WAIVERS DESCRIBED IN SECTIONS 9.11 OR 9.12 OR (III) FAILS TO SUBMIT TO THE JURISDICTION OF THE COURTS AS DESCRIBED IN SECTIONS 9.11 OR 9.12, EACH OF THE TRIBAL PARTIES HEREBY CONSENTS TO THE ENTRY OF APPROPRIATE INJUNCTIVE RELIEF. THE TRIBE’S WAIVERS, CONSENTS AND AGREEMENTS IN ANY PROVISION OF SECTIONS 9.11, 9.12 and 9.13, SHALL TO THE EXTENT PERMITTED BY LAW (OTHER THAN LAW OF THE TRIBE), APPLY TO ALL SHARED IMMUNITY PERSONS.

SECTION 9.13                                      Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

SECTION 9.14                                      Arbitration.

(a)                                 Invocation of Arbitration.  At the option of the Administrative Agent, any controversy or claim between or among the parties to this Agreement, whether arising in contract, tort or statute, including controversies and claims that arise out of or relate to this Agreement (including any renewals, extensions or modifications) or any other Loan Document shall be resolved by binding arbitration in New York, New York.  For purposes of this Section 9.14 only, the term “Administrative Agent” shall also include any parent corporation, subsidiary or affiliate of the Administrative Agent involved in the servicing, management or administration of the Collateral or any obligation described or evidenced by this Agreement.  The arbitration shall be conducted in accordance with the procedural rules of the Federal Arbitration Act (Title 9, U.S. Code) and the regulations promulgated thereunder, notwithstanding any choice of law provision in this Agreement or any other Loan Document, and under the rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof; provided, however, that the arbitration shall be heard and determined by a panel of three arbitrators.  Any party to this Agreement claiming the neglect or refusal of another party to proceed with an arbitration hereunder may make application to any court of competent jurisdiction as set forth in Section 9.12(a) for an order directing the parties to proceed with the arbitration in compliance with this Section 9.14.  In the event such an action to compel arbitration is commenced in the courts of the Tribe, the court shall order the parties to arbitration in accordance with the provisions of this Section 9.14 and the question of whether an obligation to arbitrate the dispute at issue exists shall be decided by the arbitrator(s).

(b)                                 Confirmation and Enforcement of Arbitration Award.  The arbitrator(s) shall give effect to statutes of limitation in determining any claim.  At any time within one year after an arbitration award has been rendered and the parties thereto notified thereof, any party to the arbitration may make application to any court of competent jurisdiction as set forth in Section 9.12(a) for an order confirming the award.  An arbitration award shall not be subject to review or modification by a court for any reason other than in the circumstances described in 9 U.S.C. §§ 10 and 11.  The judgment confirming an award shall have the same force and effect in all respects as, and be subject to all the provisions of law relating to, a judgment in a civil action, and it may be enforced as if it has been rendered in a civil action in a court of competent jurisdiction as set forth in Section 9.12(a).  When the award requires the performance of any other act than the payment of money, the court shall direct the enforcement thereof in the manner provided by law.

(c)                                  Provisional Remedies.  No provision of this Section 9.14 shall limit the right of any party to (i) exercise self-help remedies, (ii) initiate judicial or non-judicial foreclosure against any Collateral, (iii) exercise any judicial or power of sale rights, or (iv) act in a court of competent jurisdiction as set forth in Section 9.12(a) to obtain an interim remedy, such as but not limited to, injunctive relief or writ of possession, or additional or supplemental remedies, in each case before, after, or during the pendency of any arbitration or other proceeding.  The exercise of a remedy does not waive the right of the Administrative Agent to resort to arbitration.

SECTION 9.15                                      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and the Tribe acknowledge and agree, and acknowledge their Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Joint Lead Arrangers, the Administrative Agent, the Agents and the Lenders are arm’s-length commercial transactions between the Tribe, the Borrower and their Affiliates, on the one hand, and the Joint Lead Arrangers, the Administrative Agent, the Agents and the Lenders, on the other hand, (B) each of the Tribe and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Tribe and the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Joint Lead Arranger, the Administrative Agent, each Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Tribe, the Borrower or any of their Affiliates, or any other Person and (B) neither the Joint Lead Arrangers nor the Administrative Agent nor the Agents nor the Lenders has any obligation to the Tribe, the Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Joint Lead Arrangers, the Administrative Agent, the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Tribe, the Borrower and their respective Affiliates, and neither the Joint Lead Arrangers nor the Administrative Agent nor the Agents nor the Lenders has any obligation to disclose any of such interests to the Tribe, the Borrower or their respective Affiliates.  To the fullest extent permitted by law, each of the Tribe and the Borrower hereby waives and releases any claims that it may have against the Joint Lead Arrangers, the Administrative Agent, the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16                                      IGRA Compliance.

Notwithstanding any provision in any Loan Document, or any other right to enforce the provisions of any Loan Document, none of the Joint Lead Arrangers, Administrative Agent, Issuing Bank, the other Lenders or other Secured Parties shall engage in any of the following:  managing, planning, organizing, directing, coordinating, or controlling all or any portion of the Gaming Business (collectively, “Management Activities”), including, but not limited to:

(a)                                 the training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor;

(b)                                 any working or employment policies or practices;

(c)                                  the hours or days of operation;

(d)                                 any accounting systems or procedures;

(e)                                  any advertising, promotions or other marketing activities;

(f)                                   the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

(g)                                  the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or

(h)                                 budgeting, allocating, or conditioning payments of the Borrower’s operating expenses;

provided, however, that upon the occurrence of an Event of Default, a Secured Party will not be in violation of the foregoing restriction solely because it:  (i) enforces compliance with any term in any Loan Document that does not require the gaming operation to be subject to any third-party decision-making as to any Management Activities; (ii) requires that all or any portion of the revenues securing the Loans be applied to satisfy valid terms of the Loan Documents; or (iii) otherwise forecloses on all or any portion of the Collateral securing the Obligations.  It is understood that any actions or enforcement by any Secured Party shall be subject to the limitations set forth in Section 8.09(b).

NOTWITHSTANDING ANY OTHER POSSIBLE CONSTRUCTION OF ANY PROVISION(S) CONTAINED IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT, IT IS AGREED THAT WITHIN THE MEANING OF IGRA:  (A) THE LOAN DOCUMENTS, INDIVIDUALLY AND COLLECTIVELY, DO NOT AND SHALL NOT PROVIDE FOR THE MANAGEMENT OF ALL OR ANY PART OF THE GAMING BUSINESS BY ANY PERSON OTHER THAN THE BORROWER, ITS SUBSIDIARIES OR THE TRIBE OR DEPRIVE THE BORROWER, ITS SUBSIDIARIES OR THE TRIBE OF THE SOLE PROPRIETARY INTEREST AND RESPONSIBILITY FOR THE CONDUCT OF THE GAMING BUSINESS; AND (B) NONE OF THE SECURED PARTIES (OR ANY OF THEIR SUCCESSORS, ASSIGNS OR AGENTS) WILL EXERCISE ANY REMEDY OR OTHERWISE TAKE ANY ACTION UNDER OR IN CONNECTION WITH ANY LOAN DOCUMENT IN A MANNER THAT WOULD CONSTITUTE MANAGEMENT OF ALL OR ANY PART OF THE GAMING BUSINESS OR THAT WOULD DEPRIVE THE BORROWER, ITS SUBSIDIARIES OR THE TRIBE OF THE SOLE PROPRIETARY INTEREST AND RESPONSIBILITY FOR THE CONDUCT OF THE GAMING BUSINESS; PROVIDED, THAT THE FOREGOING SHALL NOT BE DEEMED TO PROHIBIT THE BORROWER FROM ENGAGING THE MANAGER TO ACT WITH RESPECT TO THE GAMING BUSINESS PURSUANT TO THE MANAGEMENT AGREEMENT.

SECTION 9.17                                      Section 81 Compliance.  For the avoidance of any doubt, it is acknowledged that none of the Loan Documents executed on the Closing Date is intended to grant or grants a Lien on any real property owned by the Loan Parties or the Tribe or any agencies or instrumentalities of the Tribe, and no interpretation shall be given to any Loan Document which would have the effect of such an encumbrance.  Notwithstanding any right of the Administrative Agent or any other Secured Party in any Loan Document, or any requirements or restrictions imposed on any Loan Party or the Tribe in any Loan Document, any right, requirement or restriction that “encumbers Indian land” within the meaning of 25 U.S.C. § 81, shall not be effective for longer than six years, 364 days.

SECTION 9.18                                      Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.19                                      Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall be deemed an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03.  Delivery of an executed signature page to this Agreement or of a Joinder Agreement by facsimile or other electronic image scan transmission (e.g., “pdf” via email) shall be as effective as delivery of a manually signed counterpart of this Agreement.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Administrative Agent.

SECTION 9.20                                      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.21                                      Confidentiality.  Each of the Agents, the Joint Lead Arrangers and the Lenders agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees, trustees and agents, including accountants, legal counsel and other advisors, in connection with the Transactions (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, quasi-regulatory authority (such as the National Association of Insurance Commissioners) or other Governmental Authority to whose jurisdiction such Person is subject (provided that notices of such request be provided promptly to the Borrower in advance of such disclosure unless impracticable or legally prohibited or unless arising in connection with a routine regulatory audit or review), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that notices of such requirement be provided promptly to the Borrower in advance of such disclosure unless impracticable or legally prohibited), (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to a written agreement containing provisions substantially the same as those of this Section 9.21 (it being understood that any electronically recorded agreement (whether posted on Intralinks or SyndTrak or other electronic distribution system) containing customary “click-through” acknowledgements or otherwise customary for loan market syndications) shall satisfy the requirement of this clause (e)), to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement or the other Loan Documents, (ii) any pledgee referred to in Section 9.04(e) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties or any of their respective obligations, (f) with the consent of the Borrower, (g) to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any of the Joint Lead Arrangers, the Agents or the Lenders (provided that the Borrower is given prior written notice thereof) or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.21.  For the purposes of this Section 9.21, “Information” shall mean all information received from or on behalf of the Borrower and related to a Loan Party or its business or the Transactions or from or on behalf of the Manager and related to the Transactions, in each case, other than any such information that was available to the Agents, the Joint Lead Arrangers or any Lender on a nonconfidential basis prior to its disclosure by the Borrower or the Manager.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.21 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

SECTION 9.22                                      Acknowledgments.  Each of the Borrower and the Tribe hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 none of the Joint Lead Arrangers, the Agents or the Lenders has any fiduciary relationship with or duty to the Borrower, any other Loan Party or the Tribe arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Joint Lead Arrangers, the Agents and the Lenders, on one hand, and the Borrower, the other Loan Parties and the Tribe, on the other hand, in connection herewith or therewith, is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Joint Lead Arrangers, the Agents and the Lenders or among the Borrower, the other Loan Parties, the Tribe and the Lenders.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 9.23                                      Accounting Changes.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of or results of the calculation of financial covenants, standards or terms in this Agreement, then the parties hereto agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s and the other Loan Parties’ financial condition (including the requirements and restrictions associated with the provisions of this Agreement applicable thereto) shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Governmental Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC or changes in the application or interpretation of such accounting principles required by the applicable Loan Party’s independent auditor (as set forth in an announcement or other interpretation published by such auditors).

SECTION 9.24                                      Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

SECTION 9.25                                      Gaming Agencies.  This Agreement is subject to the Gaming Laws.  Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document and without limiting the foregoing, the Agents and the Lenders acknowledge and agree that certain rights, remedies and powers under this Agreement and the other Loan Documents (including the exercise of remedial rights upon certain Collateral and voting of equity interests in (or otherwise taking control of) Persons licensed by the Gaming Agencies and/or under Gaming Laws), may be exercised only to the extent that (i) the exercise thereof does not violate any applicable laws, rules and regulations of the Gaming Agencies, including Gaming Laws and (ii) all necessary approvals, licenses and consents from the Gaming Agencies required in connection therewith are obtained.  Notwithstanding any other provision of this Agreement, the Borrower expressly authorizes each of the Joint Lead Arrangers, the Agents and the Lenders to cooperate with the Gaming Agencies in connection with the administration of their regulatory jurisdiction over the Loan Parties, including, without limitation, to the extent not inconsistent with the internal policies of the Joint Lead Arrangers or such Agent or Lender, and any applicable legal or regulatory restrictions, the provision of such documents or other information as may be requested by any such Gaming Agencies relating to the Joint Lead Arrangers, the Agents or any of the Lenders, the Borrower or any other Loan Party, or the Loan Documents.  The parties acknowledge that the provisions of this Section 9.25 shall not be for the benefit of any Loan Party or any other Person.

SECTION 9.26                                      Certain Matters Affecting Lenders.

(a)                                 If any Governmental Authority (including any Gaming Agency) shall require that any Lender must be licensed, qualified or found suitable under applicable Legal Requirements (including Gaming Laws and including any action or decision by any Governmental Authority of the Tribe) and such Lender is not so licensed, qualified or suitable within the time period specified by such Governmental Authority (such Lender, a “Former Lender”; provided that if such Lender subsequently receives such required license, qualification or finding of suitability, it shall no longer constitute a Former Lender), the Administrative Agent shall have the right (but not the duty) to cause such Former Lender (and such Former Lender hereby irrevocably agrees) to assign its outstanding Loans, and its Commitments, if any, in full to one or more Eligible Assignees (each a “Substitute Lender”) in accordance with the provisions of Section 9.04, and the Former Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Substitute Lender shall pay to the Former Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Former Lender, (B) an amount equal to all unreimbursed drawings under Letters of Credit that have been funded by such Former Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid Fees owing to such Former Lender; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Former Lender pursuant to Section 2.17(c), 2.18 or 2.19, or otherwise as if it were a prepayment, (other than the payment of premiums specified in Section 2.12(c); provided that, if a Lender becomes a Former Lender as a result of any change in tribal law (including any action or decision by any Governmental Authority of the Tribe) occurring after the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date, after the date such Person becomes a Lender), such Former Lender shall be entitled to receive any premiums otherwise owing to such Lender pursuant to Section 2.12(c)).  The Borrower shall bear the costs and expenses of any Lender required by any Gaming Agencies to file an application for a finding of suitability in connection with the investigation of an application by the Borrower or the other Loan Parties for a license to operate a gaming establishment.

(b)                                 Notwithstanding the provisions of Section 9.26(a), if any Lender becomes a Former Lender and if the Administrative Agent does not or fails to find a Substitute Lender pursuant to Section 9.26(a) within any time period specified by the appropriate Gaming Agencies for the withdrawal of a Former Lender (the “Withdrawal Period”), the Borrower shall promptly prepay in full the outstanding amount of all Term Loans and, to the extent such Revolving Exposure is not reallocated in accordance with Section 9.26(c), Revolving Exposure of such Former Lender (which notwithstanding anything to the contrary in any Loan Document, is not required to be on a Pro Rata Share basis or ratably paid with any other Obligations or in accordance with Section 7.02), together with all unpaid fees owing to such Former Lender pursuant to Section 2.10 and any amounts payable to such Former Lender pursuant to Section 2.17(c), 2.18 or 2.19 or otherwise as if it were a prepayment (other than the payment of premiums specified in Section 2.12(c); provided that, if a Lender becomes a Former Lender as a result of any change in tribal law (including any action or decision by any Governmental Authority of the Tribe) occurring after the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date, after the date such Person becomes a Lender), such Former Lender shall be entitled to receive any premiums otherwise owing to such Lender pursuant to Section 2.12(c)) and, in each case where applicable, with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of the applicable Withdrawal Period.  Upon the prepayment of all amounts owing to any Former Lender and the termination of such Former Lender’s Commitments, if any (whether pursuant to Section 9.26(a) or 9.26(b)), such Former Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Former Lender to indemnification hereunder shall survive as to such Former Lender.

(c)                                  All or any part of such Former Lender’s participation in Letter of Credit Obligations shall be reallocated among the Revolving Lenders that are not Former Lenders (including any Substitute Lenders) in accordance with their respective Pro Rata Shares (calculated without regard to such Former Lender’s Commitment) but only to the extent that (x) the conditions set forth in Sections 4.02(b) and (c) are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Exposure of any Revolving Lender to exceed such Revolving Lender’s Revolving Commitment.

SECTION 9.27                                      Patriot Act.

(a)                                 Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name, address and, as applicable, tax identification number of each of the Loan Parties or other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with the Patriot Act.  The Borrower hereby agrees to share, and to cause the other Loan Parties to share, all such information with the Lenders and the Administrative Agent.

(b)                                 In order for the Administrative Agent to comply with the Patriot Act, prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

SECTION 9.28                                      Reversal of Payments.  To the extent any Loan Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 9.29                                      Injunctive Relief.  Each of the Borrower and the Tribe recognizes that, in the event the Borrower or the Tribe fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, each of the Borrower and the Tribe agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 9.30                                      Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any

Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.10 and 9.05 and the Engagement Letter) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 9.05 and the Engagement Letter.

SECTION 9.31                                      Credit Bidding.

(a)                                 The Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, shall have the right to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (x) at any sale thereof conducted under the provisions of Title 11 of the United States Code entitled “Bankruptcy”, including under Sections 363, 1123 or 1129 thereof, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (y) at any sale thereof conducted by (or with the consent or at the direction of) the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (z) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (b)(i) through (b)(vii) of Section 9.08 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action (and the limitations and requirements set forth in Section 9.04(c) shall not apply to such assignments), and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

(b)                                 Each Lender hereby agrees that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

SECTION 9.32                                      Tribe’s Execution of Agreement.  The Tribe approves, ratifies and confirms the terms of this Agreement and agrees to not take any action to abrogate, void, cancel or rescind the obligations of any Tribal Party party hereto or otherwise unilaterally amend or modify this Agreement.

SECTION 9.33                                      Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.34                                      Subordination Agreement.  The parties hereto acknowledge and agree that they have received a copy of each of the Subordination Agreements, and the Subordination Agreements are binding upon them.  Each of the Agents and each other Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Subordination Agreements (including, without limitation, Section 3 of the PNG Subordination Agreement and Section 3 of the Subordinated Loan Subordination Agreement), and (b) authorizes and directs the Collateral Agent to enter into the Subordination Agreements and any amendments thereto authorized in accordance with Section 9.08.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JAMUL INDIAN VILLAGE DEVELOPMENT CORPORATION

By:	/s/ Erica M. Pinto
Name: Erica M. Pinto
Title: Chairwoman

[Signature Page to Credit Agreement]

JAMUL INDIAN VILLAGE OF CALIFORNIA

By:	/s/ Erica M. Pinto
Name: Erica M. Pinto
Title: Chairwoman

[Signature Page to Credit Agreement]

CITIZENS BANK, N.A,
as Administrative Agent

By:	/s/ Sean McWhinnie
Name: Sean McWhinnie
Title: Vice President

[Signature Page to Credit Agreement]

CITIZENS BANK, N.A,
as Issuing Bank, Swingline Lender and a
Lender

By:	/s/ Sean McWhinnie
Name: Sean McWhinnie
Title: Vice President

[Signature Page to Credit Agreement]

FIFTH THIRD BANK,
as a Lender

By:	/s/ Richard Arendale
Name: Richard Arendale
Title: Vice President

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Annie Carr
Name: Annie Carr
Title: Authorized Signatory

[Signature Page to Credit Agreement]

SAN DIEGO GAMING VENTURES,
LLC, as a Lender

By:	/s/ Saul V. Reibstein
Name: Saul V. Reibstein
Title: Secretary and Treasurer

[Signature Page to Credit Agreement]